Form 10KSB, Exhibit 13
period 2001-12-31
WACCAMAW BANKSHARES INC
filed 2002-03-29
CIK 1144686

                                  EXHIBIT 13.1

================================================================================

2001 Annual Report

--------------------------------------------------------------------------------

Table of Contents


Letter to Stockholders ......................................................  1

Financial Highlights Summary ................................................  3

Independent Auditor's Report ................................................  4

Consolidated Balance Sheets .................................................  5

Consolidated Statements of Income ...........................................  6

Consolidated Statements of Changes in Stockholders' Equity ..................  7

Consolidated Statements of Cash Flows .......................................  8

Notes to Consolidated Financial Statements ..................................  9

Management's Discussion and Analysis ........................................ 26

Board of Directors and Officers ............................................. 41

Bank Employees .............................................................. 42

Stockholder Information ..................................................... 43

Dear Stockholder:

     Your community bank experienced yet another great year of progress and increased profitability in 2001 as assets increased to $132,000,000 and profits exceeded for the first time the $1,000,000 milestone.

     Waccamaw Bankshares, our bank holding company, was formed on June 30, and our Stockholders were rewarded with a 6 for 5 share exchange as a result of its formation. Waccamaw Bank's main office opened in April with the annual Shareholder's meeting being the first event held in the new building. The corporation's assets increased by over 30% and our profits increased by over 54% to $1,024,354. Net loans increased 52%over the previous year continuing the substantial progress reported during previous periods. Our deposits during 2001 increased over 35% to $111,337,000. With the corporation's fourth year of operation now complete, we can reflect upon 2001 as a year of progress, building a strong foundation for continued progress in the years to come.

     The formation of the bank holding company will allow the corporation flexibility in operations and should provide several avenues of increased service and convenience for the communities we serve. The result will be greater profitability for our Stockholders. While other lines of business are being evaluated for operation within the Waccamaw Bankshares structure, Waccamaw Bank remains the sole operating entity of Waccamaw Bankshares.

     Throughout the year, the bank expanded its range of services. Waccamaw Bank's new Regal Advantage account was released for those customers over age 50. The Regal Advantage offers a more comprehensive service package than any comparable account within our market. Various new certificate of deposit account options were also offered for the first time in 2001. The bank's mortgage operation continues to expand its services in fixed rate, long term mortgages with this area contributing to the bank's profitability. If you have not had an opportunity to try our internet banking services, please inquire at any branch or visit our website at www.waccamawbank.com. A free trial period is available
                        --------------------
for you to experience firsthand the convenience of online banking.

     As always, we would like thank you for your investment in Waccamaw Bankshares. Our success would not have been possible without your commitment to our banking corporation and, if you are a customer of Waccamaw Bank, please consider increasing your banking relationship with your bank.

With our growing network of branches, attractive interest rates and wide array of financial services, there has never been a more convenient time to bank with us. Please stop by your community bank and find out for yourself what a great investment you've made by being a Waccamaw Bankshares Stockholder.

     As we reflect upon 2001, the corporation has passed many milestones, with all of our offices now in permanent quarters, strengthening profitability and continuing growth. We are increasingly optimistic regarding the future of the corporation. Thank you for your financial support and your banking business.




Sincerely,




James G. Graham                                            Michael K. Jones
President/CEO                                              Chairman of the Board

================================================================================

Financial Highlights Summary/1/

--------------------------------------------------------------------------------

                                             2001             2000              1999             1998             1997
                                        -------------    --------------    -------------    -------------    --------------
Summary of Operations

   Interest income                      $       8,789    $        6,476    $       3,689    $       2,437    $          283
   Interest expense                             4,518             3,261            1,686            1,242               106
                                        -------------    --------------    -------------    -------------    --------------
         Net interest income                    4,271             3,215            2,003            1,195               177

   Provision for credit losses                    612               348              240              258                95
   Other income                                 1,243               601              400              217                18
   Other expense                                3,890             2,815            1,771            2,142               631
   Income tax benefit                              12                 -                -                -                 -
                                        -------------    --------------    -------------    -------------    --------------
         Net income                     $       1,024    $          653    $         392    $        (988)   $         (531)
                                        =============    ==============    =============    =============    ==============

Per Share Data/2/

    Basic earnings per share            $         .69    $          .48    $         .35    $        (.89)             (.49)
    Diluted earnings per share                    .66               .46              .35             (.89)             (.49)
    Book value                                   8.54              7.75             5.93             5.94              6.71

Average Balance Sheet Summary

    Loans, net                          $      84,209    $       53,965    $      31,197    $      16,431    $        2,038
    Securities                                 18,577            16,117           14,411            8,020             2,005
    Total assets                              120,646            82,968           49,686           33,067            14,523
    Deposits                                  100,220            66,840           39,342           23,896             6,791
    Shareholders' equity                       12,247             9,712            6,567            7,067             7,640

Selected Ratios

    Average equity to average assets            10.15%            11.71%           13.22%           21.37 %           52.61 %
    Return on average assets                     0.85%               79%              79%           (2.99)%           (3.66)%
    Return on average equity                     8.36%             6.72%            5.95%          (13.98)%           (6.96)%

____________________________
     /1/  In thousands of dollars, except per share data.

     /2/  Adjusted for the effects of a 6 for 5 stock split in 1999 and 2001.

           [LETTERHEAD LARROWE & COMPANY, P.L.C. CPAS AND CONSULTANTS]

                          Independent Auditor's Report



Board of Directors and Stockholders
Waccamaw Bankshares, Inc.
Whiteville, North Carolina


We have audited the consolidated balance sheets of Waccamaw Bankshares, Inc. as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Waccamaw Bankshares, Inc. at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



LARROWE & COMPANY, PLC

Galax, Virginia
January 17, 2002

================================================================================

Consolidated Balance Sheets
December 31, 2001 and 2000
--------------------------------------------------------------------------------

Assets                                                                         2001             2000
                                                                           -------------    -------------
Cash and due from banks                                                    $   3,158,466    $   4,041,396
Interest-bearing deposits with banks                                           2,793,903        2,684,631
Federal funds sold                                                             2,010,000        3,520,000
Investment securities, available for sale                                     15,358,198       19,122,121
Restricted equity securities                                                     944,497          348,247
Loans, net of allowance for loan losses
   of $1,421,548 in 2001 and $976,537 in 2000                                100,934,859       66,483,215
Property and equipment, net                                                    3,547,634        2,216,917
Accrued income                                                                   968,502          858,076
Other assets                                                                   2,344,032        2,167,541
                                                                           -------------    -------------
         Total assets                                                      $ 132,060,091    $ 101,442,144
                                                                           =============    =============

Liabilities and Stockholders' Equity

Liabilities
Noninterest-bearing deposits                                               $  12,409,512    $   9,295,192
Interest-bearing deposits                                                     98,856,403       73,264,078
                                                                           -------------    -------------
         Total deposits                                                      111,265,915       82,559,270

Securities sold under agreements to repurchase                                 3,501,000        4,124,000
Long-term debt                                                                 2,500,000        2,500,000
Accrued interest payable                                                       1,152,170          699,876
Other liabilities                                                                789,484          143,685
                                                                           -------------    -------------
         Total liabilities                                                   119,208,569       90,026,831
                                                                           -------------    -------------

Commitments and contingencies

Stockholders' equity
   Preferred stock, no par value; 1,000,000 shares
   authorized; none outstanding                                                        -                -
   Common stock, no par; 5,000,000 shares authorized;
     1,505,730 shares issued in 2001; $5 par value;
     5,000,000 shares authorized; 1,227,490 shares
     issued in 2000                                                           12,192,314        6,137,450
   Surplus                                                                             -        5,807,255
   Retained earnings                                                             548,972         (475,383)
   Accumulated other comprehensive income                                        110,236          (54,009)
                                                                           -------------    -------------
         Total stockholders' equity                                           12,851,522       11,415,313
                                                                           -------------    -------------
         Total liabilities and stockholders' equity                        $ 132,060,091    $ 101,442,144
                                                                           =============    =============

See Notes to Consolidated Financial Statements

================================================================================

Consolidated Statements of Income
Years ended December 31, 2001,  2000, and 1999
--------------------------------------------------------------------------------

                                                                                2001             2000             1999
                                                                           -------------    -------------    --------------
Interest income
   Loans and fees on loans                                                 $   7,272,593    $   5,066,820    $    2,772,733
   Money market investments                                                      427,552          408,492            46,254
   Investment securities, taxable                                              1,088,669        1,001,026           869,682
                                                                           -------------    -------------    --------------
         Total interest income                                                 8,788,814        6,476,338         3,688,669
                                                                           -------------    -------------    --------------

Interest expense
   Deposits                                                                    4,178,471        2,924,726         1,532,599
   Federal funds purchased and securities
     sold under agreements to repurchase                                         196,088          184,805           103,134
   Other borrowed funds                                                          143,567          151,285            50,282
                                                                           -------------    -------------    --------------
         Total interest expense                                                4,518,126        3,260,816         1,686,015
                                                                           -------------    -------------    --------------
         Net interest income                                                   4,270,688        3,215,522         2,002,654

Provision for loan losses                                                        612,000          347,500           240,000
                                                                           -------------    -------------    --------------
         Net interest income after provision
           for loan losses                                                     3,658,688        2,868,022         1,762,654
                                                                           -------------    -------------    --------------

Noninterest income
   Service charges on deposit accounts                                           652,840          476,057           276,658
   Other operating income                                                        460,496          249,620           122,502
   Net realized gains on sale or maturity
     of investment securities                                                    129,279                -             1,171
   Impairment of equity security                                                       -         (125,000)                -
                                                                           -------------    -------------    --------------
         Total noninterest income                                              1,242,615          600,677           400,331
                                                                           -------------    -------------    --------------

Noninterest expense
   Salaries and employee benefits                                              1,827,990        1,348,217           858,110
   Occupancy and equipment                                                       549,114          397,941           287,597
   Data processing                                                               452,216          303,615           174,039
   Other expense                                                               1,060,295          766,272           451,985
                                                                           -------------    -------------    --------------
         Total noninterest expense                                             3,889,615        2,816,045         1,771,731
                                                                           -------------    -------------    --------------
         Income before income taxes                                            1,011,688          652,654           391,254

Income tax (expense) benefit                                                      12,667                -                 -
                                                                           -------------    -------------    --------------
         Net income                                                        $   1,024,355    $     652,654    $      391,254
                                                                           =============    =============    ==============

Basic earnings per share                                                   $         .69    $         .48    $          .35
                                                                           =============    =============    ==============
Diluted earnings per share                                                 $         .66    $         .46    $          .35
                                                                           =============    =============    ==============
Weighted average shares outstanding                                            1,491,414        1,356,134         1,111,663
                                                                           =============    =============    ==============

See Notes to Consolidated Financial Statements

================================================================================

Consolidated Statements of Changes in Stockholders' Equity
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

                                                                                                         Accumulated
                                                                                             Retained       Other
                                                                 Common                      Earnings   Comprehensive
                                                   Shares         Stock        Surplus      (Deficit)   Income (Loss)      Total
                                                ------------  ------------  ------------  ------------  -------------  ------------
December 31, 1998                                    771,906   $ 3,859,530  $  4,222,271  $ (1,519,291)  $     38,992  $  6,601,502


Comprehensive income
Net income                                                 -             -             -       391,254              -       391,254
Net change in unrealized depreciation on
   investment securities available for sale                -             -             -             -       (401,619)     (401,619)
                                                                                                                       ------------
Total comprehensive income                                                                                                  (10,365)


Issuance of common stock                                 100           500          (500))           -              -             -
Stock split                                          154,401       772,005      (772,005))           -              -             -
Redemption of fractional shares                          (21)         (105)         (168))           -              -          (273)
                                                ------------  ------------  ------------  ------------   ------------  ------------
December 31, 1999                                    926,386     4,631,930     3,449,598    (1,128,037)      (362,627)    6,590,864

Comprehensive income
Net income                                                 -             -             -       652,654              -       652,654
Net change in unrealized depreciation on
   investment securities available for sale                -             -             -             -        308,618       308,618
                                                                                                                       ------------
Total comprehensive income                                                                                                  961,272


Issuance of common stock                             295,728     1,478,640     2,365,824             -              -     3,844,464
Stock issuance costs                                       -             -       (30,573))           -              -       (30,573)
Exercise of stock options                              5,376        26,880        22,406             -              -        49,286
                                                ------------  ------------  ------------  ------------   ------------  ------------
December 31, 2000                                  1,227,490     6,137,450     5,807,255      (475,383)       (54,009)   11,415,313

Comprehensive income
Net income                                                 -             -             -     1,024,355              -     1,024,355
Net change in unrealized depreciation on
   investment securities available for sale                -             -             -             -        164,245       164,245
                                                                                                                       ------------
Total comprehensive income                                                                                                1,188,600


Issuance of common stock                               2,860        14,300        31,460             -              -        45,760
Exercise of stock options                             17,108        85,540        71,340             -              -       156,880
Recapitalization to no par stock                           -     5,910,055    (5,910,055))           -              -             -
Stock issuance costs                                       -       (21,548)            -             -              -       (21,548)
Stock split                                          249,492             -             -             -              -             -
Redemption of fractional shares                          (68)       (1,082)            -             -              -        (1,082)
Exercise of stock options                              8,848        67,599             -             -              -        67,599
                                                ------------  ------------  ------------  ------------   ------------  ------------
December 31, 2001                                  1,505,730  $ 12,192,314  $          -  $    548,972   $    110,236  $ 12,851,522
                                                ============  ============  ============  ============  =============  ============

See Notes to Consolidated Financial Statements

================================================================================

Consolidated Statements of Cash Flows
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

                                                                                2001             2000             1999
                                                                           -------------    -------------    --------------
Cash flows from operating activities
   Net income                                                              $   1,024,355    $     652,654    $      391,254
   Adjustments to reconcile net income to net
    cash provided (used) by operations:
     Depreciation and amortization                                               436,650          318,576           191,180
     Provision for loan losses                                                   612,000          347,500           240,000
     Accretion of discount on securities, net of
       amortization of premiums                                                   (7,265)             928             2,028
     Gain on sale of investment securities                                      (129,279)               -            (1,171)
     Deferred taxes                                                             (432,768)          27,391                 -
     Impairment of equity securities                                                   -          125,000                 -
     Changes in assets and liabilities:
         Accrued income                                                         (110,426)        (383,784)         (132,855)
         Other assets                                                             29,089         (108,432)          (14,349)
         Accrued interest payable                                                452,294          403,545           (67,205)
         Other liabilities                                                       645,799          (64,012)         (169,445)
                                                                           -------------    -------------    --------------
         Net cash provided (used) by operating activities                      2,520,449        1,319,366           439,437
                                                                           -------------    -------------    --------------

Cash flows from investing activities
   Net (increase) decrease in federal funds sold                               1,510,000       (3,520,000)        2,170,000
   Purchases of investment securities                                        (15,973,765)      (6,464,041)       (3,714,601)
   Maturities of investment securities                                        14,486,546        1,614,635           464,129
   Net increase in loans                                                     (35,063,644)     (27,926,923)      (16,652,402)
   Sales of investment securities                                              4,955,681                -         2,000,157
   Premium paid to purchase deposits                                                           (1,407,869)         (853,516)
   Purchases of property and equipment                                        (1,540,179)      (1,195,058)         (833,359)
                                                                           -------------    -------------    --------------
         Net cash used in investing activities                               (31,625,361)     (38,899,256)      (17,419,592)
                                                                           -------------    -------------    --------------

Cash flows from financing activities
   Net increase in noninterest-bearing deposits                                3,114,320        4,698,713         1,534,846
   Net increase in interest-bearing deposits                                  25,592,325       31,655,823        13,814,797
   Net increase in securities sold under agreements
     to repurchase                                                              (623,000)       2,883,000        (1,047,000)
   Net increase (decrease) in federal funds purchased                                  -         (300,000)          300,000
   Proceeds from long-term debt                                                        -                -         2,500,000
   Proceeds from issuance of common stock                                        247,609        3,893,750                 -
   Stock issuance costs                                                                -          (30,573)                -
                                                                           -------------    -------------    --------------
         Net cash provided by financing activities                            28,331,254       42,800,713        17,102,643
                                                                           -------------    -------------    --------------
         Increase (decrease) in cash and cash equivalents                       (773,658)       5,220,823           122,488

Cash and cash equivalents, beginning                                           6,726,027        1,505,204         1,382,716
                                                                           -------------    -------------    --------------
Cash and cash equivalents, ending                                          $   5,952,369    $   6,726,027    $    1,505,204
                                                                           =============    =============    ==============

Supplemental disclosure of cash flow information
   Interest paid                                                           $   4,000,098    $   2,857,271    $    1,753,220
                                                                           =============    =============    ==============
   Taxes paid                                                              $           -    $     100,000    $            -
                                                                           =============    =============    ==============

See Notes to Consolidated Financial Statements

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 1.  Organization and Summary of Significant Accounting Policies

Organization

Waccamaw Bank (Bank) was organized and incorporated under the laws of the State of North Carolina on August 28, 1997 and commenced operations on September 2, 1997. The Bank currently serves Columbus County, North Carolina and surrounding areas through three banking offices and Brunswick County through two banking offices. As a state chartered bank which is a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Reserve.

During 2001, Waccamaw Bankshares, Inc., a financial holding company chartered in North Carolina was formed. On July 1, 2001, Waccamaw Bankshares, Inc. acquired all the outstanding shares of Waccamaw Bank in a tax-free exchange. To date, the only business activities of the holding company consist of it's investment in Waccamaw Bank.

The accounting and reporting policies of the Company and Bank follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

Business Segments

The Company reports its activities as a single business segment. In determining the appropriateness of segment definition, the Company considers components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Substantially all of the Bank's loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse and healthy with manufacturing and agricultural segments playing a significant role. Management believes the economic outlook is positive.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Bank's allowances for loan and foreclosed real estate losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 1.  Organization and Summary of Significant Accounting Policies, continued

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "cash and due from banks" and "interest-bearing deposits with banks".

Trading Securities

The Bank does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities Held to Maturity

Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. Currently the Bank has no securities held to maturity.

Securities Available for Sale

Available-for-sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held-to-maturity securities.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity. Realized gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 1.  Organization and Summary of Significant Accounting Policies, continued

Allowance for Loan Losses, continued

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Property and Equipment

Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

                                                         Years
                                                         -----

                  Leasehold improvements                 10-30
                  Furniture and equipment                 5-10
                  Banking house                          10-40

Stock-based Compensation

The Company accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, Accounting for Stock Based Compensation (issued in October 1995), but complies with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income as if the fair value based method of accounting had been applied.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 1.  Organization and Summary of Significant Accounting Policies, continued

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets, net of a valuation allowance if appropriate, and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

Basic Earnings per Share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Share

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Foreclosed properties

Real estate properties acquired through or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate. The historical average holding period for such properties is less than 12 months.

Comprehensive Income

Annual comprehensive income reflects the change in the Company's equity during the year arising from transactions and events other than investments by and distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders' equity rather than as income or expense.

Financial Instruments

Derivatives that are used as part of the asset/liability management process are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. In addition, forwards and option contracts must reduce an exposure's risk, and for hedges of anticipatory transactions, the significant terms and characteristics of the transaction must be identified and the transactions must be probable of occurring. All derivative financial instruments held or issued by the Company are held or issued for purposes other than trading.

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 1.  Organization and Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Interest-bearing deposits with banks: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Available-for-sale and held-to-maturity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Short-term debt: The carrying amounts of short-term debt funds approximate their fair values.

Long-term debt: The fair values of the Company's long-term debt are estimated using discounted cash flow analysis based on the Bank's current incremental borrowing rates for similar types of borrowings.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximates fair value.

Reclassification

Certain reclassifications have been made to the prior years' financial statements to place them on a comparable basis with the current year. Net income and stockholders' equity previously reported were not affected by these reclassifications.

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 2.  Restrictions on Cash

To comply with banking regulation, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $325,000 and $222,000 for the period including December 31, 2001 and 2000, respectively.

Note 3.  Securities

Debt and equity securities have been classified in the balance sheet according to management's intent. The carrying amounts of securities (all available for sale) and their approximate fair values follow:

                                                            Amortized        Unrealized       Unrealized          Fair
                                                              Cost             Gains            Losses            Value
                                                         --------------    -------------    -------------    --------------
2001:
U.S. Government agency securities                        $    2,483,917    $           -    $      13,602    $    2,470,315
Mortgage backed securities                                    8,342,944          126,138            9,825         8,459,257
Corporate securities                                          4,247,578           59,782           26,969         4,280,391
Municipal Securities                                            152,447                -            4,212           148,235
Restricted equity securities                                    908,785           35,712                -           944,497
                                                         --------------    -------------    -------------    --------------
                                                         $   16,135,671    $     221,632    $      54,608    $   16,302,695
                                                         ==============    =============    =============    ==============

2000:
U.S. Government agency securities                        $   11,484,477    $         718    $     108,285    $   11,376,910
Mortgage backed securities                                    6,241,783           34,957           19,520         6,257,220
Corporate securities                                          1,482,284           14,478            8,771         1,487,991
Restricted equity securities                                    343,655            4,592                -           348,247
                                                         --------------    -------------    -------------    --------------
                                                         $   19,552,199    $      54,745    $     136,576    $   19,470,368
                                                         ==============    =============    =============    ==============

Investment securities with market values of $9,723,823 and $16,004,429 at December 31, 2001 and 2000, respectively were pledged as collateral on public deposits and for other banking purposes as required or permitted by law. Gross realized gains and losses for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                                                                2001             2000             1999
                                                                           -------------    -------------    --------------
Realized gains                                                             $     131,837    $           -    $        1,171
Realized losses                                                                   (2,558)               -                 -
                                                                           -------------    -------------    --------------
                                                                           $     129,279    $           -    $        1,171
                                                                           =============    =============    ==============

The scheduled maturities of securities (all available for sale) at December 31, 2001 are as follows:

                                                                                              Amortized           Fair
                                                                                                 Cost             Value
                                                                                            -------------    --------------
Due in one year or less                                                                     $     250,830    $      256,859
Due in one through five years                                                                   1,233,069         1,278,644
Due in five through ten years                                                                   3,311,498         3,325,379
Due after ten years                                                                            10,431,489        10,497,316
Restricted equity securities                                                                      908,785           944,497
                                                                                            -------------    --------------
                                                                                            $  16,135,671    $   16,302,695
                                                                                            =============    ==============

At December 31, 2000, the Bank had invested $250,000 in a mortgage and insurance brokerage company which is accounted for under the cost method of accounting. Due to operating losses of the investee at December 31, 2000, the Bank considered the investment impaired and charged $125,000 to expense in 2000 relating to this investment.

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 4.  Loans Receivable

The major components of loans in the balance sheets at December 31 are as follows:

                                                        In Thousands
                                               -------------------------------
                                                    2001             2000
                                               -------------    --------------
Commercial                                     $      38,305    $       21,825
Real estate:
  Construction and land development                   11,083             4,416
  Residential, 1-4 families                           30,675            23,469
  Residential, 5 or more families                        772                 -
  Farmland                                             1,111               632
  Nonfarm, nonresidential                              3,860             2,278
Agricultural                                           1,547               589
Consumer                                              14,512            14,057
Other                                                    600               240
                                               -------------    --------------
                                                     102,465            67,506

Deferred loan fees, net of costs                        (108)              (46)
Allowance for loan losses                             (1,422)             (977)
                                               -------------    --------------
                                               $     100,935    $       66,483
                                               =============    ==============

Note 5.  Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

                                                    2001             2000              1999
                                               --------------    -------------    --------------
Balance, beginning                             $      976,537    $     514,138    $      352,481

Provision charged to expense                          612,000          347,500           240,000
Allowance allocated to purchased loans                      -          200,000                 -
Recoveries of amounts charged off                      41,000           27,810               519
Amounts charged off                                  (207,989)        (112,911)          (78,862)
                                               --------------    -------------    --------------
Balance, ending                                $    1,421,548    $     976,537    $      514,138
                                               ==============    =============    ==============

                                                     2001              2000
                                                 -------------    --------------

Impaired loans without a valuation allowance     $      38,752    $            -
Impaired loans with a valuation allowance                    -           218,749
                                                 -------------    --------------
          Total impaired loans                   $      38,752    $      218,749
                                                 =============    ==============

Valuation allowance related to impaired loans    $           -    $       33,000
                                                 =============    ==============

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the year ended December 31, 2001 (all approximate) is summarized below:

                                                                       2001             2000              1999
                                                                  --------------    -------------    --------------
Average investment in impaired loans                              $      128,751    $      80,667    $          333
                                                                  ==============    =============    ==============
Interest income recognized on impaired loans                      $        3,252    $      18,072    $        1,031
                                                                  ==============    =============    ==============
Interest income recognized on a cash basis on impaired loans      $        3,252    $      18,072    $        1,031
                                                                  ==============    =============    ==============

No additional funds are committed to be advanced in connection with impaired loans.

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 6.  Property and Equipment

Components of Property and Equipment

Components of property and equipment and total accumulated depreciation are as follows:

                                              2001              2000
                                          -------------    --------------

Land                                      $     356,851    $      356,851
Buildings                                     2,070,705           147,247
Construction in progress                              -           731,111
Leasehold improvements                          408,543           469,531
Furniture and equipment                       1,225,825           872,198
                                          -------------    --------------
                                              4,061,924         2,576,938

Less accumulated depreciation                  (514,290)         (360,021)
                                          -------------    --------------
                                          $   3,547,634    $    2,216,917
                                          =============    ==============

Depreciation expense reported in net income was $209,462, $138,315, and $113,136 for the years and period ended December 31, 2001, 2000 and 1999, respectively.

Leases

The Bank leases four banking facilities under agreements accounted for as operating leases. Rent expense was approximately $135,869, $133,405, and $96,054 in 2001, 2000, and 1999, respectively. Future minimum lease payments under nonconcelable commitments are as follows.

                     2002             $      112,194
                     2003                    112,194
                     2004                    112,194
                     2005                    104,314
                     2006                     63,474
                  Thereafter                 186,948
                                      --------------
                                      $      691,318
                                      ==============

Note 7.  Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2001 and 2000 was $29,078,000 and $15,609,000, respectively. At
December 31, 2001, the scheduled maturities of time deposits (in thousands) are as follows:

                  Three months or less                $       17,575
                  Four months to one year                     34,743
                  Two to three years                          11,558
                  Over three years                             7,198
                                                      --------------
                                                      $       71,074
                                                      ==============

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 6.  Borrowed Funds

Short-term debt

Short-term debt consists of securities under agreements to repurchase and federal funds purchased, which generally mature within one to seven days from the transaction date. Additional information is summarized below:


                                                                     2001              2000
                                                                 -------------    --------------
Outstanding balance at December 31                               $   3,501,000    $    4,124,000
                                                                 =============    ==============
Year-end weighted average rate                                            1.81%             5.75%
                                                                 =============    ==============
Daily average outstanding during the period                      $   4,415,849    $    3,277,586
                                                                 =============    ==============
Average rate for the year                                                 4.44%             5.64%
                                                                 =============    ==============
Maximum outstanding at any month-end during the period           $   5,477,000    $    4,183,000
                                                                 =============    ==============

The Bank has established credit facilities to provide additional liquidity if and as needed. These consist of an unsecured lines of credit with correspondent banks for $3,000,000 and a secured line of credit with a correspondent bank for $2,750,000. In addition, the Bank has the ability to borrow up to ten percent of total bank assets from the Federal Home Loan Bank of Atlanta, subject to the pledging of specific bank assets as collateral. At December 31, 2001 and 2000 there were no amounts outstanding under these credit facilities.

Long-term debt

At December 31, 2001 and 2000, $2,500,000 was outstanding under Federal Home Loan Bank advances. The advance matures on February 10, 2010 and bears interest at a fixed rate of 5.85%. The advance is convertable by the Federal Home Loan Bank on a quarterly basis to a variable rate of three month LIBOR.

Note 9.  Fair Value of Financial Instruments

The estimated fair values of the Bank's financial instruments are as follows (dollars in thousands):

                                                        December 31, 2001             December 31, 2000
                                                    ----------------------------  ---------------------------
                                                       Carrying          Fair       Carrying          Fair
                                                        Amount           Value       Amount           Value
                                                    -------------    -----------  -------------    ----------
Financial Assets

   Cash and cash equivalents                       $     3,158        $    3,158   $   4,042       $   4,042
   Interest-bearing deposits with banks                  2,794             2,794       2,685           2,685
   Federal funds sold                                    2,010             2,010       3,520           3,520
   Investment securities                                15,358            15,358      19,122          19,122
   Restricted equity securities                            944               944         348             348
   Loans, net of allowance for loan losses             100,935           102,612      66,483          65,337

Financial Liabilities

   Deposits                                            111,266           111,338      82,559          81,425
   Securities sold under agreements to repurchase
     and federal funds purchased                         3,501             3,535       4,124           4,126
   Long-term debt                                        2,500             2,785       2,500           2,618

Off-Balance-Sheet Assets (Liabilities)
   Commitments to extend credit and
     standby letters of credit                               -                 -           -               -

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 10.  Earnings per Share

The following table details the computation of basic and diluted earnings per share:

                                                                       2001             2000              1999
                                                                  --------------    -------------    --------------
Net income (loss) (income available to common shareholders)       $    1,024,355    $     652,654    $      391,254
                                                                  ==============    =============    ==============

Weighted average common shares outstanding                             1,491,414        1,356,134         1,111,663
Effect of dilutive securities, options                                    68,628           65,194            12,539
                                                                  --------------    -------------    --------------
Weighted average common shares outstanding, diluted                    1,560,042        1,421,328         1,124,202
                                                                  ==============    =============    ==============

Basic earnings per share                                          $          .69    $         .48    $          .35
                                                                  ==============    =============    ==============
Diluted earnings per share                                        $          .66    $         .46    $          .35
                                                                  ==============    =============    ==============

Note 11. Employee Benefit Plans

Defined Contribution Plan

The Bank maintains a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees at least 21 years of age who have completed twelve months of service. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. The Bank contribution was approximately $23,616, $22,815 and $14,080 for the years ended December 31, 2001, 2000 and 1999, respectively.

Stock Option Plans

The Company has adopted both the 1998 Incentive Stock Option Plan (Incentive
Plan) and the 1998 Nonstatutory Stock Option Plan (Nonstatutory Plan). Under each plan up to 111,153 shares may be issued for a total of 222,306 shares (adjusted for stock dividends). Options granted under both plans expire no more than 10 years from date of grant. Option exercise price, under both plans shall be set by the Board of Directors at the date of grant, but shall not be less than 100% of fair market value at the date of the grant. Under both plans, vesting is determined by the specific option agreements.

Activity under the plan during the years ended December 31, 2001 and 2000 (adjusted for stock dividends) is summarized below:

                                                Incentive Plan                    Non-statutory Plan
                                        -------------------------------    ------------------------------
                                          Available                          Available
                                          for Grant          Granted         for Grant          Granted
                                        -------------    --------------    ------------     --------------
Balance December 31, 1999                      56,298            54,855          11,242             99,911

Granted                                        (7,200)            7,200               -                  -
Exercised                                           -                 -               -             (6,451)
                                        -------------    --------------    ------------     --------------
Balance December 31, 2000                      49,098            62,055          11,242             93,460

Forfeited                                       2,814            (2,814)              -                  -
Granted                                       (18,603)           18,603               -                  -
Exercised                                           -              (786)              -            (28,592)
                                        -------------    --------------    ------------     --------------
Balance December 31, 2001                      33,309            77,058          11,242             64,868
                                        =============    ==============    ============     ==============

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 11. Employee Benefit Plans, continued

Additional information adjusting for stock splits, relating to the plan is listed below:

                                                              2001                               2000
                                                 -------------------------------    -------------------------------
                                                   Incentive    Non-statutory         Incentive       Non-statutory
                                                     Plan             Plan              Plan              Plan
                                                 -------------  ----------------    --------------  ---------------
Outstanding options at December 31:
   Weighted average exercise price,
     beginning of the year                       $        7.95  $         7.64      $        7.68    $         7.64
   Weighted average exercise price,
     end of the year                             $        9.23  $         7.64      $        7.95    $         7.64
   Range of exercise prices:
     From                                        $        7.64  $         7.64      $        7.64    $         7.64
     To                                          $       13.33  $         7.64      $       10.00    $         7.64
   Weighted average remaining contractual
     life in months                                         91              79                 97                91
   Exercisable options                                  24,989          28,121             14,746            31,910
   Weighted average exercise price
     of exercisable options                               7.78            7.64               9.24              9.17

Weighted average exercise price of options:

   Granted during the year                       $       13.33  $          n/a      $       10.00    $          n/a
   Exercised during the year                     $        7.64  $         7.64      $         n/a    $         7.64
   Forfeited during the year                     $           -  $         7.64      $         n/a    $          n/a
   Expired during the year                       $           -  $          n/a      $         n/a    $          n/a

Grant-date fair value:

   Options granted during the year               $      52,545  $            -      $      53,100    $            -

Significant assumptions used in determining fair value:

   Risk-free interest rate                               3.00%             n/a              5.25%               n/a
   Expected life in years                                  10              n/a                10                n/a
   Expected dividends                                     0.0%             n/a               0.0%               n/a
   Expected volatility                                    .04%             n/a              17.4%               n/a

Results of operations:

   Compensation cost recognized in income for
     all stock-based compensation awards                        $            -                       $            -
                                                                ==============                       ==============
   Pro forma net income, based on SFAS No. 123                  $      923,330                       $      557,639
                                                                ==============                       ==============
   Pro forma earnings per common share, based
      on SFAS No. 123                                           $          .62                       $          .41
                                                                ==============                       ==============

Note 12.  Income Taxes

Operating Loss and Carryforwards

The Bank had a loss carryforward of approximately $875,000 for Federal and state purposes that was used to offset taxable income for the year ended December 31, 2000.

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 12.  Income Taxes, continued

Current and Deferred Income Tax Components

The components of income tax expense (all federal) are as follows:

                                                                        2001              2000            1999
                                                                  --------------    -------------    --------------
Current                                                           $      420,101    $      27,391    $            -
Deferred                                                                (127,516)         182,319           132,349
Deferred tax asset valuation allowance change                           (305,252)        (209,710)         (132,349)
                                                                  --------------    -------------    --------------
     Income tax expense (benefit)                                 $      (12,667)   $           -    $            -
                                                                  ==============    =============    ==============

Rate Reconciliation

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate included in the statement of income follows:

                                                                         2001            2000              1999
                                                                  --------------    -------------    --------------
Tax at statutory federal rate                                     $      343,973    $     221,902    $      133,026
Tax exempt interest                                                       (3,859)          (1,944)           (1,017)
Exercise of non-statutory stock options                                  (62,623)               -                 -
Other                                                                     15,094          (10,248)              340
Deferred tax asset valuation allowance change                           (305,252)        (209,710)         (132,349)
                                                                  --------------    -------------    --------------
     Income tax expense (benefit)                                 $      (12,667)   $           -    $            -
                                                                  ==============    =============    ==============

Deferred Income Tax Analysis

The components of net deferred tax assets (all federal) are summarized as follows:

                                                                       2001            2000
                                                                 -------------    --------------
Deferred tax assets
   Unrealized loss on securities available-for-sale              $           -    $       27,823
   Allowance for loan losses                                           434,502           229,886
   Pre-opening expenses                                                 25,745            52,134
   Accrued expenses                                                          -            18,964
   Deposit premium amortization                                         62,590            51,430
   Deferred loan fees                                                   37,011            15,595
   Impairment of equity securities                                      42,500            42,500
                                                                 -------------    --------------
     Deferred tax assets                                               602,348           438,332
                                                                 -------------    --------------
Deferred tax liabilities
   Unrealized gain on securities available-for-sale                    (56,788)                -
   Depreciation                                                       (137,278)          (75,490)
   Accretion of bond discount                                           (4,911)           (2,376)
                                                                 -------------    --------------
     Deferred tax liabilities                                         (198,977)          (77,866)
                                                                 -------------    --------------
     Net deferred tax asset                                            403,371           360,466
     Deferred tax asset valuation allowance                                  -          (305,252)
                                                                 -------------    --------------
                                                                 $     403,371    $       55,214
                                                                 =============    ==============

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 13.  Commitments and Contingencies

Litigation

In the normal course of business the Bank is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

Financial Instruments with Off-Balance-Sheet Risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheet.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank's commitments are as follows:

                                             2001              2000
                                         -------------    --------------

Commitments to extend credit             $  15,227,000    $   12,471,000
Stand-by letters of credit                   1,818,000           218,000
                                         -------------    --------------
                                         $  17,045,000    $   12,689,000
                                         =============    ==============

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Concentrations of Credit Risk

Substantially all of the Bank's loans and commitments to extend credit have been granted to customers in the Bank's market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank's primary focus is toward consumer and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $700,000.

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 13.  Commitments and Contingencies, continued

The Bank from time to time has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

Note 14.  Regulatory Restrictions

Dividends

The Company's dividend payments will be made from dividends received from the Bank. The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits (retained earnings) as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

Capital Requirements

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2001 and 2000, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2001 and 2000, the Bank met the criteria to be considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 14.  Regulatory Restrictions, continued

The Bank's actual capital amounts and ratios as of December 31, 2000 and 2001 are also presented in the following table (in thousands). Because the holding company was formed on July 1, 2001 and has no other significant assets than the investment in the Bank, there is no material difference between consolidated and Bank only ratios.

                                                                                             Minimum
                                                                                             To Be Well
                                                                        Minimum           Capitalized Under
                                                                        Capital           Prompt Corrective
                                            Actual                     Required            Action Provisions
                                   ------------------------  ------------------------   ---------------------
                                     Amount       Ratio          Amount         Ratio    Amount      Ratio
                                     ------       -----          ------         -----    ------      -----
December 31, 2001
   Total capital to risk-
    weighted assets:
     Bank only                     $  12,192       11.76%      $  8,293         8.0%    $  10,367     10.0%

   Tier 1 capital to risk-
    weighted assets:
     Bank only                     $  10,895       10.51%      $  4,147         4.0%    $   6,220      6.0%

   Tier 1 capital to average
    assets:
     Bank only                     $  10,895        8.49%      $  5,134         4.0%    $   6,418      5.0%

December 31, 2000
   Total capital to risk-
    weighted assets:
     Bank only                     $  10,313       15.09%      $  5,466         8.0%    $   6,833     10.0%

   Tier 1 capital to risk-
    weighted assets:
     Bank only                     $   9,455       13.84%      $  2,733         4.0%    $   4,100      6.0

   Tier 1 capital to average
    assets:
     Bank only                     $   9,455        9.78%      $  3,866         4.0%    $   4,832      6.0

Inter-company transactions

Legal lending limits on loans by the Bank to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers' acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $1,100,000 at December 31, 2001. No 23A transactions existed at December 31, 2001 or 2000.

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 15.  Transactions with Related Parties

Loans

The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. Aggregate loan transactions with related parties were as follows:

                                            2001              2000
                                        -------------    --------------

Balance, beginning                      $   1,054,943    $      544,406

Change in relationships                         9,870            17,550
New loans and advances                        532,777           813,064
Repayments                                   (406,512)         (320,077)
                                        -------------    --------------
Balance, ending                         $   1,191,078    $    1,054,943
                                        =============    ==============

Severance Agreement

During 1998 the Bank entered a severance agreement with the Bank's former CEO. Under terms of this agreement, he will receive $150,000, payable $20,000 at execution and $4,000 per month until February 2001. The Bank provided certain benefits until May 2001.

Purchase of Real Estate

During 1999, the Bank purchased real estate from a director to be used as a main office location. The purchase price of $233,000 was below fair market value as determined by an independent appraisal.

Note 16.  Parent Company Financial Information

Condensed financial information of Waccamaw Bankshares, Inc. is presented as follows:

                                  Balance Sheet
                                December 31, 2001

                                                                     2001
                                                               ----------------
Assets
   Cash and due from banks                                     $         21,972
   Investment in subsidiary bank at equity                           12,790,785
   Other assets                                                          38,765
                                                               ----------------
         Total assets                                          $     12,851,522
                                                               ================

Liabilities
   Accounts payable and other liabilities                      $              -
                                                               ----------------

Stockholders' equity
   Common stock                                                      12,192,314
   Retained earnings                                                    548,972
   Unrealized appreciation on subsidiary's investment
    securities available for sale                                       110,236
                                                               ----------------
         Total stockholders' equity                                  12,851,522
                                                               ----------------
         Total liabilities and stockholders' equity            $     12,851,522
                                                               ================

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 16.  Parent Company Financial Information, continued

                             Statement of Operations
                         Period ended December 31, 2001

                                                                    2001

Income
   Management fee                                               $    20,000
                                                                -----------
Expenses
   Professional fees                                                 22,944
   Other expenses                                                     7,853
                                                                 ----------
       Total expenses                                                30,797
                                                                 ----------
       Income (loss) before tax benefit and equity
        in undistributed income of subsidiary                       (10,797)

Federal income tax benefit                                           26,565
                                                                 ----------
       Income before equity in undistributed income of
        subsidiary                                                   15,768

Equity in undistributed income of subsidiary                      1,008,587
                                                                -----------
       Net income                                               $ 1,024,355
                                                                ===========

                             Statement of Cash Flows
                         Period ended December 31, 2001

                                                                    2001

Cash flows from operating activities
   Net income                                                   $ 1,024,355
   Adjustments:
      Deferred taxes                                                 (4,891)
      Increase in equity in undistributed income of subsidiary   (1,008,587)
      (Increase) decrease in other assets                           (33,874)
                                                                -----------
          Net cash provided (used) by operating activities          (22,997)
                                                                -----------

Cash flows from investing activities                                      -
                                                                -----------
Cash flows from financing activities
   Issuance of common stock                                          44,969
                                                                -----------
   Increase (decrease) in cash and due from banks                    21,972

Cash and cash equivalents, beginning                                      -
                                                                -----------
Cash and cash equivalents, ending                               $    21,972
                                                                ===========

================================================================================

Management's Discussion and Analysis

--------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presents management's discussion and analysis of the financial condition and results of operations of the Company as of December 31, 2001, 2000, and 1999 and the periods then ended. This discussion should be read in conjunction with the Company's Financial Statements and the Notes thereto.

There are no current recommendations by regulatory authorities which, if implemented, would have a material effect on its liquidity, capital resources or results of operations. There are no agreements between the Bank and either the North Carolina Banking Commission or the Federal Deposit Insurance Corporation, nor has either regulatory agency made any recommendations concerning the operations of the Bank that could have a material effect on its liquidity, capital resources or results of operations.

Overview

Waccamaw Bank (the Bank) began operations on September 2, 1997. The Bank operates by attracting deposits from the general public and using such deposit funds to make commercial, consumer, and residential construction and permanent mortgage real estate loans. Revenues are derived principally from interest on loans and investments. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, determine changes in net interest income. Waccamaw Bankshares, Inc. (the Company) was formed during 2001 and acquired all the outstanding shares of the Bank on July 1, 2001.

The Company's total assets were $132.1 million at December 31, 2001 as compared to $101.4 million at December 31, 2000. Total assets were $57.3 million at December 31, 1999. Virtually all of this asset growth was funded by new deposits and the issuance of common stock. Total deposits at December 31, 2001 increased 34.8% to $111.3 million. Total deposits were $82.6 million at December 31, 2000, an increase of $36.4 million over the $46.2 million total at December 31, 1999. The Bank used these resources primarily to fund new loans and purchase investment securities. The Bank's net loans increased to $100.9 million at the end of 2001, an increase of $34.5 million over the 2000 amount of $66.5 million. Net loans were $38.9 million at December 31, 1999. Investment securities were $16.3 million and $19.5 million at December 31, 2001 and 2000, respectively.

2001 Highlights

New Building

The Company opened its new corporate headquarters in April. The 12,000 square foot Waccamaw Bank and Corporate Center is located at 110 North J.K. Powell Boulevard in Whiteville.

Holding Company Formation

Waccamaw Bankshares, Inc. was formed as a financial holding company. The new corporate structure will allow the Company to expand into non-banking areas if an opportunity arises in the future.

Asset Growth

Total assets increased $30.6 million or 30.1% from year end 2000.

================================================================================

Management's Discussion and Analysis

--------------------------------------------------------------------------------

                                 Net Interest Income and Average Balances (thousands)/(1)/

                                 ---------------------------   ---------------------------  ----------------------------
                                            2001                           2000                        1999
                                 ---------------------------   ---------------------------  ----------------------------

                                            Interest                    Interest                       Interest
                                  Average   Income/   Yield/   Average  Income/    Yield/   Average    Income/   Yield/
                                  Balance   Expense    Cost    Balance  Expense     Cost    Balance    Expense    Cost
                                  -------   -------   ------   -------  -------    ------   -------    -------   ------
Interest-earning assets
  Taxable investment
   securities                     $ 18,577  $ 1,088    5.86%  $16,117  $  1,001     6.21%   $14,411    $   870    6.04%
  Federal funds sold                 4,798      228    4.75     5,734       379     6.61        814         46    5.60
  Deposits with banks                4,470      200    4.47       483        29     6.00          -          -       -
  Loans, net                        84,209    7,273    8.63    53,965     5,067     9.39     31,197      2,773    8.89
                                  -------- --------  ------   -------  --------  -------    -------    -------  ------
    Total interest-earning
   assets                          112,054    8,789            76,299     6,476              46,422      3,689
                                  -------- --------           -------  --------             -------    -------
  Yield on average
    interest-earning assets                            7.84%                        8.49%                         7.95%
                                                     ======                      =======                        ======
Noninterest-earning assets:
  Cash and due from banks            3,586                      2,753                         1,117
  Premises and equipment             3,246                      1,566                           982
  Interest receivable and other      1,760                      2,350                         1,165
                                  --------                    -------                       -------
    Total noninterest-earning
     assets                          8,592                      6,669                         3,264
                                  --------                    -------                       -------
    Total assets                  $120,646                    $82,968                       $49,686
                                  ========                    =======                       =======

Interest-bearing liabilities:
  Demand deposits                    8,494      137    1.61%  $ 6,187  $     73     1.18%   $ 4,748         48    1.01%
  Savings deposits                  17,702      469    2.65    15,563       661     4.24     12,080        486    4.02
  Time deposits                     63,289    3,572    5.64    37,688     2,191     5.81     18,718        999    5.34
  Short-term borrowings              4,416      196    4.44     3,236       185     5.72      2,097        103    4.91
  Long-term debt                     2,500      144    5.76     2,500       151     6.04      1,014         50    4.93
                                  -------- --------  ------   -------  --------  -------    -------    -------  ------
    Total interest-bearing
     liabilities                    96,401    4,518            65,174     3,261              38,657      1,686
                                  -------- --------           -------  --------             -------    -------
    Cost of average interest-
     bearing liabilities                               4.69%                        5.00%                         4.36%
                                                     ======                      =======                        ======

Noninterest-bearing liabilities:
  Demand deposits                   10,735                      7,402                         3,796
  Interest payable and other         1,263                        678                           666
                                  --------                    -------                       -------
    Total noninterest
     -bearing liabilities           11,988                      8,080                         4,462
                                  --------                    -------                       -------
    Total liabilities              108,399                     73,254                        43,119
Stockholders' equity                12,247                      9,714                         6,567
                                  --------                    -------                       -------
    Total liabilities and
     stockholders' equity         $120,646                    $86,968                       $49,686
                                  ========                    =======                       =======

   Net interest income                     $  4,271                    $  3,215                        $ 2,003
                                           ========                    ========                        =======

   Net yield on interest-earning assets                3.81%                        4.21%                         4.31%
                                                     ======                      =======                        ======






_____________
(1) Income and yields are computed on a tax equivalent, annualized basis.

================================================================================

Management's Discussion and Analysis

--------------------------------------------------------------------------------

Net Interest Income

Net interest income, the principal source of income for the Bank, is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits used to fund earning assets). Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. The preceding table presents the average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities and stockholders' equity, and the related income, expense, and corresponding weighted average yields and costs. The average balances used for the purposes of this table and other statistical disclosures were calculated by using the daily average balances.

Interest income during 2001 was $8.8 million, an increase of 35.7% over the 2000 total of $6.5 million. Interest income for 1999 was $3.7 million. These increases are due to the increase in the level of average earning assets the past three years. Average earning assets were $112.1 million during 2001, an increase of 46.9%. Average earning assets increased 64.4% to $76.3 million during 2000. The increase in 1999 was 47.3% to $46.2 million. Yields on interest-earning assets during 2001, 2000, and 1999 were 7.8%, 8.5%, and 8.0%, respectively.

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 8.6%, 9.4% and 8.9% during 2001, 2000, and 1999, respectively. Yield on loans decreased in 2001 primarily as a result of the falling interest rate environment. The increase in yield in 2000 is the result of a rising interest rate environment.

Interest expense was $4.5 million during 2001, an increase of 38.5%. Interest expense in 2000 was $3.3 million, an increase of 93.4% or $1.7 million over 1999. These increases are due to higher levels of interest-bearing liabilities during 2001 and 2000. The rate paid on interest-bearing liabilities during 2001, 2000, and 1999 was 4.7%, 5.0% and 4.4%, respectively. Rates decreased in 2001 due to the falling interest rate environment. These rates are relatively high in 1999 due to management's desire for increased market share during the first eighteen months of operation. A significant portion of these higher rate deposits matured during 2000.

Net interest income was $4.3 million during 2001, an increase of 32.8% over 2000. During 2000 net interest income increased to $3.2 million. Net interest income was $2.0 million in 1999. These increases are due to increased levels of average earning assets and liabilities, while yields increased and costs of funds decreased. Net interest margin was 3.8%, 4.2%, and 4.3% in 2001, 2000, and 1999, respectively. The decrease in net interest margin in 2001 is due the repricing of assets faster than liabilities in a falling interest rate environment.

================================================================================

Management's Discussion and Analysis

--------------------------------------------------------------------------------

The effects of changes in volumes and rates on net interest income for 2001, 2000 and 1999 are shown in the table below.

                                    Rate/Volume Variance Analysis (thousands)

                               ---------------------------   ---------------------------   ----------------------------
                                  2001 Compared to 2000         2000 Compared to 1999         1999 Compared to 1998
                               ---------------------------   ---------------------------   ----------------------------
                               Interest                       Interest                      Interest
                               Income/        Variance        Income/        Variance       Income/
                               Expense     Attributable to    Expense     Attributable to   Expense    Attributable to
                                           ---------------                ---------------              ----------------
                               Variance    Rate     Volume    Variance    Rate     Volume   Variance   Rate      Volume
                               ----------------------------------------------------------------------------------------
Interest-earning assets:
   Loans                       $  2,206    $(634)  $ 2,840    $ 2,294     $ 243    $2,051   $ 1,176    $(271)    $1,447
   Taxable investment
    securities                       87      (66)      153        131        27       104       408       40        368
   Deposits with banks              171       64       107         29        15        14         -        -          -
   Federal funds sold              (151)     (89)      (62)       333        73       260      (332)       2       (334
                               ----------------------------------------------------------------------------------------
   Total                          2,313     (725)    3,038      2,787       358     2,429     1,252     (229)     1,481
                               ----------------------------------------------------------------------------------------

Interest-bearing liabilities:
   Demand deposits                   64       37        27         25        10        15        20      (17)        37
   Savings deposits                (192)    (283)       91        175        35       140       197      (76)       273
   Time deposits                  1,381     (106)    1,487      1,192       175     1,017       171     (163)       334
   Other borrowings                  11      (56)       67         82        26        56         6      (11)        17
   Long-term debt                    (7)      (7)        -        101        28        73        50        -         50
                               ----------------------------------------------------------------------------------------
   Total                          1,257     (415)    1,672      1,575       274     1,301       444     (267)       711
                               ----------------------------------------------------------------------------------------
   Net interest income         $  1,056    $(310)  $ 1,366    $ 1,212     $  84    $1,128   $   808    $  38     $  770
                               ========================================================================================

Provision for Loan Losses

The provision for loan losses is charged to income in an amount necessary to maintain an allowance for loan losses adequate to provide for expected losses in the Bank's loan portfolio. The level of the allowance for loan losses is determined by management's assessment of a variety of factors, including the collectibility of past due loans, volume of new loans, composition of the loan portfolio, and general economic outlook. Loan losses and recoveries are charged or credited directly to the allowance for loan losses.

The provision for loan loss expense was $612,000, $348,000 and $240,000 during 2001, 2000, and 1999 respectively. The loan loss provision was made because of the significant growth of the loan portfolio during the periods. The Bank's allowance for loan losses as a percentage of gross loans was 1.4%, 1.4% and 1.3% at the end of 2001, 2000, and 1999, respectively. Additional information regarding loan loss provisions is discussed in "Nonperforming and Problem Assets."

Noninterest Income

Noninterest income consists of revenues generated from a variety of financial services and activities. The majority of noninterest income is a result of service charges on deposit accounts including charges for insufficient funds, checks and fees charged for nondeposit services. Noninterest income also includes fees charged for various bank services such as safe deposit box rental fees and letter of credit fees. A portion of noninterest income can be from gain on the sale of investment securities. Although the Bank generally follows a buy and hold philosophy with respect to investment securities, occasionally the need to sell some investment securities is created by changes in market rate conditions or by efforts to restructure the portfolio to improve the Bank's liquidity or interest rate risk positions.

Noninterest income totaled $1.2 million, $726,000, and $400,000 during 2001, 2000, and 1999 respectively. The majority of the noninterest income is from service charges on deposit accounts. This will most likely increase as the number of deposit accounts grow. This is also true of ATM and check cashing fees. The Bank's fee structure is reviewed annually to determine if adjustments to fees are warranted.

================================================================================

Management's Discussion and Analysis

--------------------------------------------------------------------------------

Mortgage origination fees increased 294% to $142,000 as a result of increased loan and refinancing demand as a results of the falling interest rates. The sources of noninterest income for the past three years are summarized in the following table.

                    Sources of Noninterest Income (thousands)

                                              2001         2000         1999
                                            ---------    ---------    ---------
Service charges in deposit accounts         $     653    $     476    $     277
Check sales                                        26           23           13
ATM and check cashing fees                        164           68           46
Gain on sale of investment securities             129            -            1
Mortgage origination                              142           36            -
Insurance commission                               55           53           39
Other                                              74           70           24
                                            ---------    ---------    ---------
     Total noninterest income               $   1,243    $     726    $     400
                                            =========    =========    =========

Noninterest Expense

Noninterest expense for 2001, 2000, and 1999 was $3.9 million, $2.8 million and $1.8 million, respectively. The overhead ratio of noninterest expense to adjusted total revenues (net interest income plus noninterest income excluding securities transactions) was 71% in 2001 and 2000 and 74% in 1999. Management expects the overhead ratio to continue to improve as the Company grows.

Total personnel expenses, the largest component of noninterest expense was $1.8 million, $1.3 million, and $858,000 during 2001, 2000, and 1999, respectively. Personnel cost increased $480,000 or 35.6% during 2001 and $490,000 or 57.1% during 2000. This was due to Bank growth and the addition of senior management. Personnel expense in 1999 was $858,000. Management expects these costs to continue to increase as the Company grows.

Combined occupancy and furniture and equipment expense was $549,000, $398,000 and $288,000, or 13.9%, 14.1% and 16.3% of noninterest expense during 2001, 2000, and 1999, respectively. The $151,000 increase in 2001 was due to the completion of the new building. The $110,000 increase in these expenses during 2000 is due to two new branches. Professional services expense, fees paid to attorneys, independent auditors, consultants and state examiners was $134,000, $126,000, $89,000 in 2001, 2000, 1999, respectively. The increase in 2001 is due to the formation of the holding company and the increase in 2000 is mostly attributed to fees related to the secondary stock offering.

Advertising and public relations expense increased to $164,000 in 2001 from $34,000 in 2000. The Company began aggressively marketing loan products in 2001. Data processing and credit card processing fees were $452,000, $304,000 and $164,000 during 2001, 2000, and 1999, respectively. These fees relate directly to the number of accounts serviced and transactions processed. Management expects these expenses to continue to increase as the Company grows.

Total noninterest expense will most likely continue to increase as the Company grows. However, as the Company becomes more mature, growth in net interest income will outpace growth in noninterest expense. Accordingly, management believes the Company's overhead ratio will continue to improve. The primary elements of noninterest expense for the past three years are summarized in the table on the following page.

================================================================================

Management's Discussion and Analysis

--------------------------------------------------------------------------------

                   Sources of Noninterest Expense (thousands)

                                             2001          2000           1999
                                           --------      --------       --------
Salaries and wages                         $  1,568      $  1,038       $    704
Employee benefits                               260           310            154
                                           --------      --------       --------
   Total personnel expense                    1,828         1,348            858

Occupancy expense                               385           277            206
Furniture and equipment                         164           121             82
Printing and supplies                            75            91             36
Professional services                           134           126             89
Postage and office                               23            13              4
Telephone                                        47            42             27
Dues and subscriptions                           16            13              7
Education and seminars                           13             9              4
Franchise and local taxes                        48            37             27
Advertising and public relations                164            34             24
Director fees                                    92            46             45
Data processing services                        452           304            164
Y2K testing                                       -             -             10
Amortization of deposit premium                 227           180             78
Other operating expense                         222           154             75
                                           --------       -------       --------
   Total other expenses                    $  3,890      $  2,816       $  1,762
                                           ========      ========       ========

Income Taxes

Income tax expense is based on amounts reported in the statements of income (after adjustments for non-taxable income and non-deductible expenses) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. The deferred tax assets and liabilities represent the future Federal income tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

The Bank's deferred income tax benefits and liabilities are the result of temporary differences in loss carry forwards, provisions for loan losses, valuation reserves, depreciation, deferred income, and investment security discount accretion.

Net deferred tax assets of $403,000 was recognized during 2001 offsetting current tax expense of $391,000. The resulting tax benefit in 2001 was $12,000. Net deferred income tax assets of $360,000 and $515,000 at December 31, 2000 and 1999 are offset by valuation allowances. Accordingly, no income tax expense or benefit was reported during 2000, or 1999.

================================================================================

Management's Discussion and Analysis

--------------------------------------------------------------------------------

Earning Assets

Average earning assets were $112.1 million during 2001, an increase of 46.9% over 2000. Average earning assets were $76.3 million in 2000, an increase of 64.4% or $29.9 million. Average earning assets were $46.4 million during 1999. Total average earning assets represented 92.9%, 92.0%, and 93.4% of total average assets during the periods ended December 31, 2001, 2000 and 1999, respectively. A summary of average assets is shown in the following table.

                              Average Asset Mix (thousands)

                                     2001                  2000                   1999
                             -------------------    ------------------    -------------------
                              Average                Average               Average
                              Balance    Percent     Balance   Percent     Balance   Percent
                              -------    -------     -------   -------     -------   -------
Earnings assets:
   Loans, net                $  84,209     69.80%    $ 53,965    65.04%    $ 31,197    62.79%
   Investment securities        18,577     15.40       16,117    19.42       14,411    29.00
   Federal funds sold            4,798      3.98        5,734     6.91          814     1.64
   Deposits with banks           4,470      3.70          483      .59            -        -
                             ---------   -------     --------  -------     --------  -------
   Total earning assets        112,054     92.88       76,299    91.96       46,422    93.43

Nonearning assets:
   Cash and due from banks       3,586      2.97        2,753     3.31        1,117     2.25
   Premises and equipment        3,246      2.69        1,566     1.88          982     1.98
   Other assets                  1,760      1.46        2,350     2.85        1,165     2.34
                             ---------   -------     --------  -------     --------  -------
   Total nonearning assets       8,592      7.12        6,669     8.04        3,264     6.57
                             ---------   -------     --------  -------     --------  -------
   Total assets              $ 120,646    100.00%    $ 82,968   100.00%    $ 49,686   100.00%
                             =========   =======     ========  =======     ========  =======

Loans

The Bank makes both consumer and commercial loans to borrowers in all neighborhoods within its market area, including the low- and moderate-income areas. The Bank's market area is generally defined to be all of Columbus and Brunswick counties of North Carolina which management feels helps diversify market risk. The Bank emphasizes consumer based installment loans, commercial loans to small and medium sized businesses and real estate loans.

A significant portion of the loan portfolio is made up of loans secured by various types of real estate. Real estate loans represented 46.4%, 45.6%, and 51.9% of total loans at December 31, 2001, 2000, and 1999, respectively. Total loans secured by one-to-four family residential properties represented 29.9%, 34.8%, and 37.6% of total loans at the end of 2001, 2000, and 1999, respectively. Loans for commercial and business purposes were $38.3 million, $21.8 million and $10.3 million, or 37.4%, 32.3% and 26.0% of total loans outstanding at December 31, 2001, 2000, and 1999, respectively.

The amounts of gross loans outstanding by type at December 31, 2001 and 2000 are shown in the table on the following page.

================================================================================

Management's Discussion and Analysis

--------------------------------------------------------------------------------

                       Loan Portfolio Summary (thousands)

                                          2001                      2000
                               ----------------------    ---------------------
                                  Amount         %         Amount         %
                               -----------    -------    ----------    -------

Construction and development   $    11,083      10.82%   $    4,416        6.54%
Farmland                             1,111       1.08           632         .94
1-4 family residential              30,675      29.94        23,469       34.76
Multifamily residential                772        .75             -           -
Nonfarm, nonresidential              3,860       3.77         2,278        3.37
                               -----------    -------    ----------     -------
         Total real estate          47,501      46.36        30,795       45.61

Agricultural                         1,547       1.51           589         .87
Commercial and industrial           38,305      37.38        21,825       32.33
Consumer                            14,512      14.16        14,057       20.82
Other                                  600        .59           240         .37
                               -----------    -------    ----------     -------
         Total                 $   102,465     100.00%   $   67,506      100.00%
                               ===========    =======    ==========     =======

The maturity/repricing distribution of loans as of December 31, 2001 are set forth in the following table.

                     Maturity Schedule of Loans (thousands)

                                                December 31, 2001
                                           ---------------------------
                                                      Total
                                           ---------------------------
                                              Amount            %
                                           ------------    -----------

   Three months or less                          32,950          32.16%
   Over three months to twelve months             6,205           6.06
   Over one year to five years                   53,470          52.18
   Over five years                                9,840           9.60
                                           ------------    -----------
         Total loans                       $    102,465         100.00%
                                           ============    ===========

Investment Securities

The Bank uses its investment portfolio to provide liquidity for unexpected deposit decreases, to fund loans, to meet the Bank's interest rate sensitivity goals, and to generate income.

Securities are classified as securities held to maturity when management has the intent and the Bank has the ability at the time of purchase to hold the securities to maturity. Securities held to maturity are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities to be held for indefinite periods of time are classified as securities available for sale. Unrealized gains and losses on securities available for sale are recognized as direct increases or decreases in shareholders' equity. Securities available for sale include securities that may be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, general liquidity needs and other similar factors. The entire securities portfolio is classified as available for sale.

Management of the investment portfolio is conservative with virtually all investments taking the form of purchases of U.S. Treasuries and U.S. Government agencies, and mortgage-backed securities. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, management may sell certain securities prior to their maturity.

================================================================================

Management's Discussion and analysis

--------------------------------------------------------------------------------

The following table presents the investment portfolio at December 31, 2000 and 1999 by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the contractual maturity.

                        Investment Securities (thousands)

                                                                     December 31, 2001
                                       ----------------------------------------------------------------------------
                                                    Amortized Cost Due
                                       --------------------------------------------
                                                    After One  After Five  After
                                        In One Yr.   Through    Through     Ten      Equity                Fair
                                         or Less    Five Yrs.   Ten Yrs.   Years   Securities    Total     Value
                                       ----------- -----------  --------  -------  ----------  --------- ---------
U. S. Government agencies              $         - $        -   $   990  $  1,494 $        -  $     2,484 $   2,470
Municipal securities                             -          -         -       152          -          152       149
Corporate securities                           251      1,233     1,118     1,646          -        4,248     4,280
Mortgage-backed securities                       -          -     1,203     7,140          -        8,343     8,459
Equity securities                                -          -         -         -        909          909       945
                                       ----------------------------------------------------------------------------
     Total                             $       251 $    1,233   $ 3,311  $ 10,432 $      909  $    16,136 $  16,303
                                       ============================================================================

Weighted average yields:

U.S. Government agencies                         -%         -%     2.48%     2.48%                   2.48%
Municipal securities                             -          -         -      5.25                    5.25
Corporate securities                          7.46       8.20      6.11      8.07                    8.29
Mortgage-backed securities                       -          -      6.88      6.15                    6.12
                                       ------------------------------------------             -----------
     Consolidated                             7.46%      8.20%     6.26%     6.22%                   6.25%
                                       ==========================================             ===========


                                                                     December 31, 2001
                                       ----------------------------------------------------------------------------
                                                    Amortized Cost Due
                                       --------------------------------------------
                                                    After One  After Five  After
                                        In One Yr.   Through    Through     Ten      Equity                Fair
                                         or Less    Five Yrs.   Ten Yrs.   Years   Securities    Total     Value
                                       ----------- -----------  --------  -------  ----------  --------- ----------
U.S. Government agencies                         -  $   8,016 $   2,969 $     499 $        -  $    11,484 $  11,377
U.S. Treasury                                    -          -         -         -          -            -         -
Corporate securities                             -      1,482         -         -          -        1,482     1,488
Mortgage-backed securities                       -          -     1,643     4,599          -        6,242     6,257
Equity securities                                -          -         -         -        344          344       348
                                       ----------------------------------------------------------------------------
     Total                             $         - $    9,498 $   4,612 $   5,098 $      344  $    19,552 $  19,470
                                       ============================================================================

Weighted average yields:

U.S. Government agencies                         -%      6.07%     6.39%     6.22%                   6.13%
U.S. Treasury                                    -          -         -         -                       -
Corporate securities                             -       6.73         -         -                    6.73
Mortgage-backed securities                       -%         -      6.14      5.69                    5.80
                                       ------------------------------------------             -----------
     Consolidated                                -%      6.16%     6.30%     5.79%                   6.19%
                                       ==========================================             ===========

The interest rate environment and the need for liquidity resulted in an annualized average yield on the investment portfolio of 6.4%, 6.2%, and 6.0% during 2001, 2000, and 1999, respectively. At December 31, 2001, 2000 and 1999, the market value of the investment portfolio was $16.3 million, $19.5 million, and $14.5 million, respectively. Amortized cost was $16.1 million, $19.6 million, and $14.8 million.

The Bank owns 8% of Sidus Financial Corporation, a mortgage brokerage and financial services provider. The Bank paid $250,000 for this investment. During 2000, due to continued operating losses by Sidus, Bank management considered the value of this investment to be impaired and wrote off $125,000. Management believes this is a conservative estimate of the loss and does not expect to incur any future losses related to this investment.

================================================================================

Management's Discussion and analysis

--------------------------------------------------------------------------------

Federal Funds Sold

Federal funds represent the most liquid portion of the Bank's invested funds and generally the lowest yielding portion of earning assets. However, because of the flat yield curve and the need to maintain liquidity, management maintained a significant amount of Federal funds during the past three years. Average Federal funds sold totaled $4.8 million, $5.7 million, and $814,000 in 2001, 2000, and 1999, respectively. Year-end Federal funds sold were $2.0 million and $3.5 million at December 31, 2001 and 2000, respectively.

Deposits

The Bank relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investments in liquid assets. More specifically, core deposits (total deposits less time deposits in denominations of $100,000 or more) are the primary funding source.

The Bank's balance sheet growth is largely determined by the availability of deposits in its market, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. Market conditions have resulted in depositors shopping for better deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. The Bank's management must continuously monitor market pricing, competitor's rates, and internal interest rate spreads to maintain the Bank's growth and achieve profitability. The Bank attempts to structure rates so as to promote deposit and asset growth while at the same time increasing the overall profitability of the Bank.

Average total deposits were $100.2 million during 2001. This is an increase of 49.9% over 2000. Average total deposits were $66.8 million for the year ended December 31, 2000. This was an increase of $39.3 million or 69.9% over 1999. Substantially all of those deposits were core deposits. The percentage of the Bank's average deposits that were interest bearing in 2001 was 89.3% and 89.9% during 2000 and 90.4% during 1999. Average demand deposits which earn no interest were $10.7 million, $7.4 million and $3.8 million for the periods ended December 31, 2001, 2000, and 1999, respectively.

Management's strategy has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Large denomination certificates of deposit are particularly sensitive to changes in interest rates. Management considers these deposits to be volatile and, in order to minimize liquidity and interest rate risks, invests these funds in short-term investments.

Average deposits for the periods ended December 31, 2001, 2000, and 1999 are summarized in the following table.

                         Average Deposit Mix (thousands)

                                                           2001                  2000                  1999
                                                   -------------------   -------------------   --------------------
Interest bearing deposits:
   Now accounts                                    $   8,494    8.47%    $   6,187     9.25%   $   4,748    12.07%
   Money market                                       13,388   13.35        12,155    18.18        9,610    24.43
   Savings                                             4,314    4.32         3,408     5.11        2,470     6.27
   Time deposit                                       63,289   63.15        37,688    56.38       18,718    47.58
                                                   ---------  ------     ---------  -------    ---------  -------
   Total interest bearing deposits                    89,485   89.29        59,438    88.92       35,546    90.35

Noninterest bearing demand deposits                   10,735   10.71         7,402    11.08        3,796     9.65
                                                   ---------  ------     ---------  -------    ---------  -------
   Total deposits                                  $ 100,220  100.00%    $  66,840   100.00%   $  39,342   100.00%
                                                   =========  ======     =========  =======    =========  =======

================================================================================

Management's Discussion and Analysis

--------------------------------------------------------------------------------

The following table provides maturity information relating to time deposits of $100,000 or more at December 31, 2001.

                   Large Time Deposit Maturities, (thousands)


Remaining maturity of three months or less                                $         5,095
Remaining maturity over three through twelve months                                13,154
Remaining maturity over twelve months                                              10,829
                                                                          ---------------
     Total time deposits of $100,000 or more                              $        29,078
                                                                          ===============

Short-Term Debt

Other borrowed funds consisting of securities sold under agreements to repurchase and Federal funds purchased were $3.5 million, $4.1 million, and $1.5 million at December 31, 2001, 2000, and 1999, respectively. Average short-term debt was $4.4 million, $3.2 million, and $2.1 million during 2001, 2000, and 1999, respectively. The related interest expense was $196,000, $185,000 and $103,000 during 2001, 2000, and 1999, respectively.

Long-Term Debt

As a member of the Federal Home Loan Bank of Atlanta, the Bank has the ability to borrow up to 10% of total assets in the form of FHLB advances. At December 31, 2001 and 2000 advances, of $2.5 million were outstanding. The average amount outstanding during 2001 and 2000 was $2.5 million. The advance outstanding at the end of 2000 bears interest at a fixed rate of 5.85% and matures in 2010. However, the advance is convertible to a variable rate based on three month LIBOR quarterly, at the option of the FHLB.

Capital Adequacy

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier I) capital (common stockholders' equity and qualifying preferred stockholders' equity, less intangible assets) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets and qualifying subordinated debt) to risk-weighted assets of 8.0%. See "Supervision and Regulation."

In addition, a minimum leverage ratio of average Tier I capital to average total assets for the previous quarter, ranging from 3% to 5%, is required by Federal bank regulators subject to the regulator's evaluation of the Bank's overall safety and soundness. As of December 31, 2000, the Bank had a ratio of year-end Tier I capital to average total assets for the fourth quarter of 2000 of 9.8%. The Bank exceeds all required regulatory capital ratios and is considered well capitalized.

Shareholders' equity was $12.9 million at December 31, 2001. This was a 13.2% increase over the $11.4 million at the end of 2000. During 2000 the Bank completed a secondary stock offering netting $3.8 million in additional capital. Average shareholders' equity as a percentage of average total assets was 10.2%, 11.2% and 13.2% for 2001, 2000, and 1999, respectively.

At December 31, 2001 the Bank had a ratio of Tier I capital to risk-weighted assets of 10.2% and a ratio of total regulatory capital to risk-weighted assets of 11.8%, both well above the regulatory minimum of 4.0% and 8.0%, respectively.

================================================================================

Management's Discussion and Analysis

--------------------------------------------------------------------------------

The Bank's analysis of capital for the quarters ended December 31, 2001, 2000 and 1999 is presented in the following table.

                         Risk-Based Capital, (thousands)

                                                                       2001             2000              1999
                                                                 ---------------    -------------   ---------------
Tier I capital                                                   $        10,895    $       9,455    $        6,178
Qualifying allowance for loan losses/1/                                    1,297              858               492
                                                                 ---------------    -------------    --------------
         Total regulatory capital                                $        12,192    $      10,313    $        6,670
                                                                 ===============    =============    ==============

         Total risk-weighted assets                              $       103,665    $      68,330    $       39,184
                                                                 ===============    =============    ==============

Tier I as a percent of risk-weighted assets                                10.51%           13.83%            15.77%
Total regulatory capital as a percent of risk-weighted assets              11.76%           15.09%            17.02%
Leverage ratio/2/                                                           8.49%            9.78%            11.19%

-------------------
     /1/ Limited to 1.25% of risk-weighted assets.
     /2/ Period end Tier I capital to adjusted average assets per quarter.

Common Stock Outstanding

At December 31, 1999 the Bank had 926,386 shares of common stock outstanding. On January 31, 2000 a twenty percent stock dividend was declared. As required by applicable accounting guidance the dividend was recorded retroactively to December 31, 2000. Total shares outstanding (after adjusting for the stock dividend) at December 31, 2000 was 1,227,490. During 2001, Waccamaw Bankshares, Inc. acquired all the outstanding shares of Waccamaw Bank. In addition, the Company declared a 20% stock dividend and sold 2,860 shares of stock and stock options were exercised for 25,956 shares. Total shares outstanding were 1,505,730 at December 31, 2001. These shares are held by approximately 2,000 shareholders of record.

Nonperforming and Problem Assets

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. The Bank also attempts to reduce repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.

The allowance for loan losses is maintained at a level adequate to absorb probable losses. Some of the factors which management considers in determining the appropriate level of the allowance for credit losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, regulatory policies, and in particular, how such conditions relate to the market areas that the Bank serves. Bank regulators also periodically review the Bank's loans and other assets to assess their quality. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

The accrual of interest on loans is discontinued on a loan when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

================================================================================

Management's Discussion and Analysis

--------------------------------------------------------------------------------

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in the following table.

                      Allowance for Loan Losses (thousands)

                                                                       2001             2000               1999
                                                                  --------------    -------------    --------------
Allowance for loan losses, beginning                              $          977    $         514    $          352
Provision for loan losses, charged to expense                                612              348               240
Allowance allocated to purchased loans                                         -              200                 -
                                                                  --------------    -------------    --------------
                                                                           1,589            1,062               592
                                                                  --------------    -------------    --------------

Loans charged off                                                           (208)            (113)              (79)
Recoveries of loans previously charged off                                    41               28                 1
                                                                  --------------    -------------    --------------
         Net charge-offs                                                    (167)             (85)              (78)
                                                                  --------------    -------------    --------------
         Allowance for loan losses, ending                        $        1,422    $         977    $          514
                                                                  ==============    =============    ==============

During 2000 the Bank purchased approximately $10.0 million in loans as part of a branch acquisition. Management allocated $200,000 of the branch purchase price as an allowance for loan losses on those loans.

Management realizes that general economic trends greatly affect loan losses and no assurances can be made about future losses. Management does, however consider the allowance for loan losses to be adequate at December 31, 2001, 2000, and 1999.

Nonperforming assets consisted of repossessed property of $89,000 and nonaccrual loans of $18,000 at December 31, 2001 and repossessed property of $22,000 and nonaccrual loans $197,000 at December 31, 2000. Nonperforming assets were $34,000 at December 31, 1999. Net charge off loans were $167,000 in 2001, $85,000 in 2000, and $78,000 in 1999. The allowance for loan losses was $1.4 million, $977,000, and $514,000 at December 31, 2001, 2000, and 1999,
respectively. This is 1.4%, 1.3%, and 1.5% of total gross loans outstanding at the end of 2001, 2000 and 1999, respectively.

Liquidity and Sensitivity

The principal goals of the Bank's asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash in order to fund depositors' withdrawals or borrowers' loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest against liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rate changes.

Management must insure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, Federal funds lines from correspondent banks, borrowings from the Federal Home Loan Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates.

At December 31, 2001, the Bank was cumulatively asset-sensitive (earning assets subject to interest rate changes exceeded interest-bearing liabilities subject to changes in interest rates). NOW, savings and money market accounts repricing within three months were $27.8 million, which historically are not as rate sensitive as other types of interest-bearing deposits. Removing the impact of NOW, savings and money market accounts, the Bank is asset sensitive in the

================================================================================

Management's Discussion and Analysis

--------------------------------------------------------------------------------

three month or less time period, with the four to twelve months time period being liability-sensitive, the thirteen to sixty months time period being asset-sensitive and the over sixty months time period being asset-sensitive.

Time of deposit in denominations of $100,000 or more and large municipal repurchase accounts are especially susceptible to interest rate changes. These deposits are matched with short-term investments. Matching sensitive positions alone does not ensure that the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Mortgage backed securities are shown based on their contractual maturity but tend to be repaid earlier. Long-term debt maturing in 2010 with a quarterly call feature is shown in the 1-3 month repricing period.

The table below shows the sensitivity of the Bank's balance sheet at the dates indicated, but is not necessarily indicative of the position on other dates.

                           Interest Rate Sensitivity

                                                                          December 31, 2001
                                                                        Maturities/Repricing
                                                   ----------------------------------------------------------------
                                                       1-3          4-12         13-60       Over 60
                                                     Months        Months       Months       Months        Total
                                                     ------        ------       ------       ------        -----
Earning assets:
   Loans                                           $    40,877  $    20,743  $    35,242  $     5,494   $   102,356
   Investments                                           2,735        1,233        2,321       10,014        16,303
   Federal funds sold                                    2,010            -            -            -         2,010
   Deposits with banks                                   2,794            -            -            -         2,794
                                                   -----------  -----------  -----------  -----------   -----------
     Total                                              48,416       21,976       37,563       15,508       123,463
                                                   -----------  -----------  -----------  -----------   -----------

Interest-bearing liabilities:

   Now accounts                                         10,667            -            -            -        10,667
   Savings and money market                             17,115            -            -            -        17,115
   Time of deposits                                     17,575       34,743       18,756            -        71,074
   Repurchase agreements and purchased
    funds                                                3,501            -            -            -         3,501
   Long-term debt                                        2,500            -            -            -         2,500
                                                   -----------  -----------  -----------  -----------   -----------
   Total                                                51,358       34,743       18,756            -       104,857
                                                   -----------  -----------  -----------  -----------   -----------
Interest rate gap                                  $    (2,942) $   (12,767) $    18,807  $    15,508   $    18,606
                                                   ===========  ===========  ===========  ===========   ===========

Cumulative interest sensitivity gap                $    (2,942) $   (15,709) $     3,098  $    18,606

Ratio of sensitivity gap to total
   earnings assets                                       (2.38)%     (10.34)%      15.23%       12.56%        15.07%
Cumulative ratio of sensitivity gap
   to total earnings assets                              (2.38)%     (12.72)%       2.51%       15.07%

Effects of Inflation

Interest rates are affected by inflation, but the timing and magnitude of the changes may not coincide with changes in the consumer price index. Management actively monitors the Bank's interest rate sensitivity in order to minimize the effects of inflationary trends on the Bank's operations. Other areas of non-interest expenses may be more directly affected by inflation.

================================================================================

Management's Discussion and Analysis

--------------------------------------------------------------------------------

Financial Ratios

The following table summarizes ratios considered to be significant indicators of the Bank's operating results and financial condition for the periods indicated.

                              Key Financial Ratios

                                                            2001           2000            1999           1998
                                                       --------------  -------------  -------------  --------------
Return on average assets                                         .85%           .79%           .79%         (2.99)%
Return on  average equity                                       8.36%          6.72%          5.95%        (13.98)%
Average equity to average assets                               10.15%         11.71%         13.22%         21.37%

================================================================================

Board of Directors and Officers

--------------------------------------------------------------------------------

                               Board of Directors
                               ------------------

M. B. "Bo" Biggs .................................................................................K. M. Biggs, Inc.

Dr. Maudie M. Davis ..........................................................Principal, South Columbus High School

E. Autry Dawsey, Sr. ....................................................Premiere Enterprises of Whiteville, L.L.C.

Monroe Enzor, III ...............................................................................Monroe Enzor Farms

James G. Graham ...............................................President and Chief Executive Officer, Waccamaw Bank

James E. Hill, Jr. .............................................................................Hill & High, L.L.P.

Michael K. Jones ..........................................................Jones Stores, Inc. and J&C Wholesale Co.

Alan W. Thompson .........................................................Thompson, Price, Scott, Adams & Co., P.A.

Dale Ward ...........................................................................J. D. Wright Roofing Co., Inc.

J. Densil Worthington ...............................................................Worthington Funeral Home, Inc.


                               Directors Emeritus
                               ------------------

J. A. Cartrette ...................................................................J. A. Cartrette Construction Co.

Dewey L. Hill ......................................................................................Hillcrest Corp.

Lucian P. Stephens .................................................................Blockade Runner Motor Inn, Inc.


                             Bank Executive Officers
                             -----------------------

James G. Graham .............................................................President and Chief Executive Officer

Freda H. Gore ...........................................................Vice-President and Chief Operating Officer

Timothy J. Reilly ........................................................Vice-President and Senior Lending Officer

David A. Godwin .........................................................Vice President and Chief Financial Officer

================================================================================

Bank Employees

--------------------------------------------------------------------------------

                                   Main Office
                                   -----------

Anthony "Van" Holcomb ....................Assistant Vice President
Jeffrey D. Stanley ...................................Loan Officer
Jeffrey Lynn Fisher ..................................Loan Officer
Janet D. Smith ...........................Administrative Assistant
Rebecca G. Freeman .......................Administrative Assistant
Clara D. Thompson ..........................................Teller
Pamela M. Thornton .........................................Teller
Rosario G. Mincey ..........................................Teller
Brenda E. Andrews ..........................................Teller
Lisa P. Leggett ..................................Customer Service
                                                    Representative
Crystal W. Cartrette .............................Customer Service
                                                    Representative
Hilda W. Branch ......................................Receptionist

                               Tabor City Office
                               -----------------

Gayle N. Watson ..........................Assistant Branch Manager
Sarah W. Currie ............................Head Teller & Customer
                                            Service Representative
Tammy C. Simmons ...........................................Teller
M. Pearl Lewis .............................................Teller

                                Chadbourn Office
                                ----------------

Larry D. Tew ......................Vice President & City Executive
Judy W. Strickland .............................Financial Services
                                                    Representative
Edna F. Lewis ..................................Financial Services
                                                    Representative
Lou Ellen Williamson .................................Loan Officer
Bobbi A. Lewis ......................Loan Administrative Assistant
Hilda F. Bullard .................................Customer Service
                                                    Representative
Lori S. Bowen ..............................................Teller
Lakisha Graham .............................................Teller
Anna Cartrette .............................................Teller
Brenda Bowen ...............................................Teller

                                Shallotte Office
                                ----------------

Dianne F. McRainey ..........................Vice President & City
                                                         Executive
Vernon L. Parker ...................................Branch Manager
Ava M. Cain ...............................Loan Officer & Customer
                                            Service Representative
Penny S. McKeithan ....................................Head Teller
Christie H. Baxley .........................................Teller

                               Holden Beach Office
                               -------------------

Stephanie Loll .....................................Branch Manager
Elizabeth A. Evans .........................................Teller
Tara D. Evans ..............................................Teller
Melissa A. King ............................................Teller

                                Mortgage Lending
                                ----------------

Columbus County
Jami H. Hinson ....................................Mortgage Banker

Brunswick County
Keith L. Gunther ..................................Mortgage Banker
Judy Seaboldt .....................................Mortgage Banker

Horry County, South Carolina
Carolyn Thomas ....................................Mortgage Banker

                              Credit Administration
                              ---------------------

Cindy B. Ross .....................Vice President & Credit Officer
Angie D. Brock .....................................Loan Assistant
Lafell G. Eason ....................................Loan Assistant
Alinetter Priest ...................................Loan Assistant
George Benton ......................................Loan Assistant
Emily Bullard ......................................Loan Assistant

                             Operations & Accounting
                             -----------------------

Gracie B. McClary ............................Operations, Security
                                              & Compliance Officer
Robin Stocks ...........................................Operations
Valerie W. Register ............................Accounting Manager
Barbara P. Lanier ............................Accounting Assistant

                                Human Resources
                                ---------------

Mary W. Duncan .................................Personnel Director

================================================================================

Stockholder Information

--------------------------------------------------------------------------------

Annual Meeting
--------------

The annual meeting of stockholders will be held Thursday, April 18, 2002 at 7:00 p.m. at the Waccamaw Bank and Corporate Center, 110 North J. K. Powell Boulevard , Whiteville, North Carolina.


                                 ______________


Requests for Information
------------------------

Requests for information should be directed to Mr. James G. Graham, President, at Waccamaw Bankshares, Inc., Post Office Box 2009, Whiteville, North Carolina, 28472; telephone (910) 641-0044.


                                 ______________


        Independent Auditors                    Stock Transfer Agent                       Legal Counsel
        --------------------                    --------------------                       -------------
       Larrowe & Company, PLC                   First Citizens Bank                  Geata & Glesiner, P.A.
    Certified Public Accountants                  & Trust Company                     808 Salem Woods Drive
         Post Office Box 760                   Post Office Box 29522                        Suite 201
       Galax, Virginia  24333           Raleigh, North Carolina 27626-0522        Raleigh, North Carolina 27615

                                 ______________


Federal Deposit Insurance Corporation
-------------------------------------

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

                                 ______________


                                Banking Offices
                                ---------------

  110 North J. K. Powell Boulevard                105 Hickman Road                   111 Strawberry Boulevard
     Whiteville, North Carolina              Tabor City, North Carolina              Chadbourn, North Carolina
           (910) 641-0044                          (910) 653-3202                         (910) 654-1005


                4949 West Main Street                          3178 Holden Beach Road SW
             Shallotte, North Carolina 28470                  Supply, North Carolina 28462
                   (910) 754-8499                                   (910) 842-7760