Form 10KSB, Exhibit 13
period 2002-12-31
WACCAMAW BANKSHARES INC
filed 2003-03-31
CIK 1144686

                                                                    Exhibit 13.1

================================================================================

2002 Annual Report

--------------------------------------------------------------------------------

Table of Contents

Letter to Stockholders.........................................................1

Significant Trends.............................................................2

Financial Highlights Summary...................................................3

Consolidated Balance Sheets....................................................4

Consolidated Statements of Income..............................................5

Consolidated Statements of Changes in Stockholders' Equity.....................6

Consolidated Statements of Cash Flows..........................................7

Notes to Consolidated Financial Statements.....................................8

Independent Auditor's Report..................................................26

Management's Discussion and Analysis..........................................27

Board of Directors and Officers...............................................43

Bank Employees................................................................44

Stockholder Information.......................................................45

                                                                    Exhibit 13.1

                                January 24, 2003

Dear Stockholder:

     It has been a great year for Waccamaw Bankshares, Inc. and we are proud of our performance. As our nation found itself in challenging times during 2002, we have built a better, stronger and more vibrant organization as our community bank holding company continues to develop and mature. As our financial reports indicate, the bank continued its growth in terms of assets and earnings, while passing several significant milestones.

     Several notable areas of the corporation's financial reports include a 52 percent increase in net income, a 22 percent increase in assets and earnings of $1.02 per share. At year end total deposits were $130,723,000, total loans were $125,669,000 and total assets were $161,315,000.

     In 2002 we marked the fifth anniversary of the founding of Waccamaw Bank. We are proud of the achievements thus far in the development of our institution. The corporation is committed to building a strong capital base, sound credit quality, superb employees, innovative product lines and excellent technology in order to provide a solid earnings stream base to satisfy short term, as well as long term, objectives.

     In the spring of 2002, we opened Waccamaw Financial Services, our investment and insurance subsidiary that provides a full range of investment and insurance solutions for our customers. While this area remains in its early stages of development, we are pleased with the results thus far and encourage you as an involved and interested shareholder to utilize the services available through this bank subsidiary. We continue to make significant strides in our branch system as our market share grows within Columbus and Brunswick Counties.

     As we work through the challenges of the future, it is apparent that our employees are our greatest asset. Our employees are held to high standards and they meet the challenges of our business daily. It is appropriate that we thank them for their efforts and commitment in making Waccamaw Bank as successful as it is today. Today, as in the future, our employees are ready to move forward with the support of our dedicated shareholders and customers. On behalf of management and the Board of Directors we are proud to present the financial results for the year and thank you for supporting Waccamaw Bankshares. As always, your comments and suggestions are welcome as we look forward to a bright future in the years to come.

Sincerely,


James G. Graham                                            Michael K. Jones
President/CEO                                              Chairman of the Board

================================================================================

Significant Trends

--------------------------------------------------------------------------------

                                     [CHART]

                                    Bar Chart

                            Total Assets Comparison

Year     1997        1998        1999        2000         2001          2002
----  ----------  ----------  ----------  -----------  -----------  -----------
      20,530,222  40,484,998  57,340,626  101,442,144  132,111,470  161,041,659

                                     [CHART]

                                    Bar Chart

                                   Net Income

Year      1997      1998       1999      2000      2001        2002
----    -------    -------   -------   -------   ---------   ---------
       -531,616   -987,675   391,254   652,654   1,008,586   1,621,358

================================================================================

Financial Highlights Summary/1/

--------------------------------------------------------------------------------

                                        2002       2001       2000      1999      1998
                                      --------   --------   -------   -------   -------
Summary of Operations
   Interest income                    $  9,594   $  8,789   $ 6,476   $ 3,689   $ 2,437
   Interest expense                      3,978      4,518     3,261     1,686     1,242
                                      --------   --------   -------   -------   -------
      Net interest income                5,616      4,271     3,215     2,003     1,195
   Provision for credit losses             794        612       348       240       258
   Other income                          1,370      1,243       601       400       217
   Other expense                         3,893      3,890     2,815     1,771     2,142
   Income tax (expense) benefit           (740)        12        --        --        --
                                      --------   --------   -------   -------   -------
      Net income                      $  1,559   $  1,024   $   653   $   392   $  (988)
                                      ========   ========   =======   =======   =======

Per Share Data/2/

   Basic earnings per share           $   1.02   $    .69   $   .48   $   .35   $  (.89)
   Diluted earnings per share              .98        .66       .46       .35      (.89)
   Book value                             9.55       8.54      7.75      5.93      5.94

Average Balance Sheet Summary

   Loans, net                         $114,823   $ 84,209   $53,965   $31,197   $16,431
   Securities                           18,309     18,577    16,117    14,411     8,020
   Total assets                        152,559    120,646    82,968    49,686    33,067
   Deposits                            125,725    100,220    66,840    39,342    23,896
   Shareholders' equity                 13,611     12,247     9,712     6,567     7,067

Selected Ratios

   Average equity to average assets       8.92%     10.15%    11.71%    13.22%    21.37%
   Return on average assets               1.02%      0.85%      .79%      .79%    (2.99)%
   Return on average equity              11.46%      8.36%     6.72%     5.95%   (13.98)%

----------
/1/  In thousands of dollars, except per share data.
/2/  Adjusted for the effects of a 6 for 5 stock split in 1999 and 2001.

================================================================================

Consolidated Balance Sheets
December 31, 2002 and 2001

--------------------------------------------------------------------------------

Assets                                                        2002            2001
                                                          ------------   ------------
Cash and due from banks                                   $  4,442,307   $  3,158,466
Interest-bearing deposits with banks                           576,218      2,793,903
Federal funds sold                                           2,708,000      2,010,000
Investment securities, available for sale                   19,650,205     15,358,198
Restricted equity securities                                 1,046,094        944,497
Loans, net of allowance for loan losses
   of $1,854,194 in 2002 and $1,421,548 in 2001            125,669,331    100,934,859
Property and equipment, net                                  3,387,798      3,547,634
Intangible assets, net                                       1,559,278      1,786,457
Accrued income                                               1,061,965        968,502
Other assets                                                 1,213,812        557,575
                                                          ------------   ------------
      Total assets                                        $161,315,008   $132,060,091
                                                          ============   ============

Liabilities and Stockholders' Equity

Liabilities
Noninterest-bearing deposits                              $ 13,192,797   $ 12,409,512
Interest-bearing deposits                                  117,530,639     98,856,403
                                                          ------------   ------------
      Total deposits                                       130,723,436    111,265,915

Securities sold under agreements to repurchase               6,071,000      3,501,000
Long-term debt                                               8,600,000      2,500,000
Accrued interest payable                                       752,317      1,152,170
Other liabilities                                              574,595        789,484
                                                          ------------   ------------
      Total liabilities                                    146,721,348    119,208,569
                                                          ------------   ------------

Commitments and contingencies

Stockholders' equity
   Preferred stock, no par value; 1,000,000 shares
   authorized; none outstanding                                     --             --
   Common stock, no par; 5,000,000 shares authorized;
      1,528,110 shares issued in 2002; 1,505,730 shares
      issued in 2001                                        12,445,385     12,192,314
   Retained earnings                                         2,108,400        548,972
   Accumulated other comprehensive income                       39,875        110,236
                                                          ------------   ------------
      Total stockholders' equity                            14,593,660     12,851,522
                                                          ------------   ------------
      Total liabilities and stockholders' equity          $161,315,008   $132,060,091
                                                          ============   ============

See Notes to Consolidated Financial Statements

================================================================================

Consolidated Statements of Income
Years ended December 31, 2002, 2001, and 2000

--------------------------------------------------------------------------------

                                                  2002         2001         2000
                                               ----------   ----------   ----------
Interest income
   Loans and fees on loans                     $8,405,239   $7,272,593   $5,066,820
   Money market investments                       126,415      427,552      408,492
   Investment securities, taxable               1,020,308    1,088,669    1,001,026
   Investment securities, nontaxable               41,747           --           --
                                               ----------   ----------   ----------
      Total interest income                     9,593,709    8,788,814    6,476,338
                                               ----------   ----------   ----------

Interest expense
   Deposits                                     3,676,912    4,178,471    2,924,726
   Federal funds purchased and securities
      sold under agreements to repurchase          59,200      196,088      184,805
   Other borrowed funds                           241,692      143,567      151,285
                                               ----------   ----------   ----------
      Total interest expense                    3,977,804    4,518,126    3,260,816
                                               ----------   ----------   ----------
      Net interest income                       5,615,905    4,270,688    3,215,522

Provision for loan losses                         794,106      612,000      347,500
                                               ----------   ----------   ----------
      Net interest income after provision
         for loan losses                        4,821,799    3,658,688    2,868,022
                                               ----------   ----------   ----------

Noninterest income
   Service charges on deposit accounts            801,380      652,840      476,057
   Other operating income                         561,020      460,496      249,620
   Net realized gains on sale or maturity
      of investment securities                      7,689      129,279           --
   Impairment of equity security                       --           --     (125,000)
                                               ----------   ----------   ----------
      Total noninterest income                  1,370,089    1,242,615      600,677
                                               ----------   ----------   ----------

Noninterest expense
   Salaries and employee benefits               2,087,852    1,827,990    1,348,217
   Occupancy and equipment                        593,220      549,114      397,941
   Data processing                                194,260      386,284      255,529
   Other expense                                1,017,857    1,126,227      814,358
                                               ----------   ----------   ----------
      Total noninterest expense                 3,893,189    3,889,615    2,816,045
                                               ----------   ----------   ----------
      Income before income taxes                2,298,699    1,011,688      652,654

Income tax (expense) benefit                     (739,271)      12,667           --
                                               ----------   ----------   ----------
      Net income                               $1,559,428   $1,024,355   $  652,654
                                               ==========   ==========   ==========

Basic earnings per share                       $     1.02   $      .69   $      .48
                                               ==========   ==========   ==========
Diluted earnings per share                     $      .98   $      .66   $      .46
                                               ==========   ==========   ==========
Weighted average shares outstanding             1,523,502    1,491,414    1,356,134
                                               ==========   ==========   ==========
Weighted average dilutive shares outstanding    1,590,803    1,560,042    1,421,328
                                               ==========   ==========   ==========

See Notes to Consolidated Financial Statements

================================================================================

Consolidated Statements of Changes in Stockholders' Equity
Years ended December 31, 2002, 2001 and 2000

--------------------------------------------------------------------------------

                                                                                             Accumulated
                                                                                Retained        Other
                                                     Common                     Earnings    Comprehensive
                                        Shares       Stock        Surplus       (Deficit)    Income (Loss)      Total
                                      ---------   -----------   -----------   -----------   --------------   -----------
December 31, 1999                       926,386   $ 4,631,930   $ 3,449,598   $(1,128,037)    $(362,627)     $ 6,590,864

Comprehensive income
Net income                                   --            --            --       652,654            --          652,654
Net change in unrealized
   depreciation on investment
   securities available for sale             --            --            --            --       308,618          308,618
                                                                                                             -----------
Total comprehensive income                                                                                       961,272

Issuance of common stock                295,728     1,478,640     2,365,824            --            --        3,844,464
Stock issuance costs                         --            --       (30,573)           --            --          (30,573)
Exercise of stock options                 5,376        26,880        22,406            --            --           49,286
                                      ---------   -----------   -----------   -----------     ---------      -----------
December 31, 2000                     1,227,490     6,137,450     5,807,255      (475,383)      (54,009)      11,415,313

Comprehensive income
Net income                                   --            --            --     1,024,355            --        1,024,355
Net change in unrealized
   appreciation on investment
   securities available for sale             --            --            --            --       293,524          293,524
Reclassification adjustment                  --            --            --            --      (129,279)        (129,279)
                                                                                                             -----------
Total comprehensive income                                                                                     1,188,600

Issuance of common stock                  2,860        14,300        31,460            --            --           45,760
Exercise of stock options                17,108        85,540        71,340            --            --          156,880
Recapitalization to no par
   stock                                     --     5,910,055    (5,910,055)           --            --               --
Stock issuance costs                         --       (21,548)           --            --            --          (21,548)
Stock split                             249,492            --            --            --            --               --
Redemption of
   fractional shares                        (68)       (1,082)           --            --            --           (1,082)
Exercise of stock options                 8,848        67,599            --            --            --           67,599
                                      ---------   -----------   -----------   -----------     ---------      -----------
December 31, 2001                     1,505,730    12,192,314            --       548,972       110,236       12,851,522

Comprehensive income
Net income                                   --            --            --     1,559,428            --        1,559,428
Net change in unrealized
   appreciation on investment
   securities available for sale,
   net of income taxes of $(29,672)          --            --            --            --       (65,287)         (65,287)
Reclassification adjustment,
   net of income taxes of $(2,614)           --            --            --            --        (5,074)          (5,074)
                                                                                                             -----------
Total comprehensive income                                                                                     1,489,067

Issuance of common stock                 12,575       178,161            --            --            --          178,161
Exercise of stock options                 9,805        74,910            --            --            --           74,910
                                      ---------   -----------   -----------   -----------     ---------      -----------
December 31, 2002                     1,528,110   $12,445,385   $        --   $ 2,108,400     $  39,875      $14,593,660
                                      =========   ===========   ===========   ===========     =========      ===========

See Notes to Consolidated Financial Statements

================================================================================

Consolidated Statements of Cash Flows
Years ended December 31, 2002, 2001 and 2000

--------------------------------------------------------------------------------

                                                                      2002           2001           2000
                                                                  ------------   ------------   ------------
Cash flows from operating activities
   Net income                                                     $  1,559,428   $  1,024,355   $    652,654
   Adjustments to reconcile net income to net
         cash provided by operations:
            Depreciation and amortization                              465,745        436,650        318,576
            Provision for loan losses                                  794,106        612,000        347,500
            Accretion of discount on securities, net of
               amortization of premiums                                (20,998)        (7,265)           928
            Gain on sale of investment securities                       (7,689)      (129,279)            --
            Deferred taxes                                            (140,119)      (432,768)        27,391
            Impairment of equity securities                                 --             --        125,000
            Changes in assets and liabilities:
               Accrued income                                          (93,463)      (110,426)      (383,784)
               Other assets                                           (492,197)        29,089       (108,432)
               Accrued interest payable                               (399,853)       452,294        403,545
               Other liabilities                                      (238,811)       645,799        (64,012)
                                                                  ------------   ------------   ------------
               Net cash provided by operating activities             1,426,149      2,520,449      1,319,366
                                                                  ------------   ------------   ------------

Cash flows from investing activities
   Net (increase) decrease in federal funds sold                      (698,000)     1,510,000     (3,520,000)
   Purchases of investment securities                              (16,013,612)   (15,973,765)    (6,464,041)
   Maturities of investment securities                               8,319,828     14,486,546      1,614,635
   Net increase in loans                                           (25,528,579)   (35,063,644)   (27,926,923)
   Sales of investment securities                                    3,258,506      4,955,681             --
   Premium paid to purchase deposits                                        --             --     (1,407,869)
   Purchases of property and equipment                                 (78,728)    (1,540,179)    (1,195,058)
                                                                  ------------   ------------   ------------
               Net cash used in investing activities               (30,740,585)   (31,625,361)   (38,899,256)
                                                                  ------------   ------------   ------------

Cash flows from financing activities
   Net increase in noninterest-bearing deposits                        783,285      3,114,320      4,698,713
   Net increase in interest-bearing deposits                        18,674,236     25,592,325     31,655,823
   Net increase (decrease) in securities sold under
      agreements to repurchase                                       2,570,000       (623,000)     2,883,000
   Net decrease in federal funds purchased                                  --             --       (300,000)
   Proceeds from long-term debt                                      6,100,000             --             --
   Proceeds from issuance of common stock                              253,071        247,609      3,893,750
   Stock issuance costs                                                     --             --        (30,573)
                                                                  ------------   ------------   ------------
               Net cash provided by financing activities            28,380,592     28,331,254     42,800,713
                                                                  ------------   ------------   ------------
               Increase (decrease) in cash and cash equivalents       (933,844)      (773,658)     5,220,823

Cash and cash equivalents, beginning                                 5,952,369      6,726,027      1,505,204
                                                                  ------------   ------------   ------------
Cash and cash equivalents, ending                                 $  5,018,525   $  5,952,369   $  6,726,027
                                                                  ============   ============   ============

Supplemental disclosure of cash flow information
   Interest paid                                                  $  4,377,657   $  4,000,098   $  2,857,271
                                                                  ============   ============   ============
   Taxes paid                                                     $  1,026,655   $         --   $    100,000
                                                                  ============   ============   ============

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

During 2001, Waccamaw Bankshares, Inc. (Company), a financial holding company chartered in North Carolina was formed. On July 1, 2001, Waccamaw Bankshares, Inc. acquired all the outstanding shares of Waccamaw Bank in a tax-free exchange. To date, the business activities of the holding company consist of its investments in Waccamaw Bank and Sidus Financial, LLC.

The accounting and reporting policies of the Company and Bank follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical accounting policies

The notes to our audited consolidated financial statements for the year ended December 31, 2002 contain a summary of our significant accounting policies. We believe our policies with respect to the methodology for our determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and our Board of Directors.

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

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 1. Organization and Summary of Significant Accounting Policies, continued

Use of Estimates, continued

Primarily all of the Bank's loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse and healthy with manufacturing and agricultural segments playing a significant role. Management believes the economic outlook is positive.

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

Loans Receivable, continued

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

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. When facts and circumstances indicate the borrower has regained the ability to meet required payments the loan is returned to accrual status. Past due status of loans is determined based on contractual terms.

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

Fair Value of Financial Instruments, continued

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

Note 2.  Restrictions on Cash

To comply with banking regulation, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $543,000 and $325,000 for the period including December 31, 2002 and 2001, respectively.

Note 3.  Securities

Debt and equity securities have been classified in the balance sheet according to management's intent. The carrying amounts of securities (all available for sale) and their approximate fair values follow:

                                     Amortized    Unrealized   Unrealized      Fair
                                        Cost         Gains       Losses        Value
                                    -----------   ----------   ----------   -----------
2002:
U.S. Government agency securities   $ 1,527,000    $     --     $ 29,133    $ 1,497,867
Mortgage backed securities           11,538,924     100,863       43,448     11,596,339
Corporate securities                  5,592,488      86,419       51,999      5,626,908
Municipal Securities                    935,729       2,892        9,530        929,091
Restricted equity securities          1,046,094          --           --      1,046,094
                                    -----------    --------     --------    -----------
                                    $20,640,235    $190,174     $134,110    $20,696,299
                                    ===========    ========     ========    ===========

2001:
U.S. Government agency securities   $ 2,483,917    $     --     $ 13,602    $ 2,470,315
Mortgage backed securities            8,342,944     126,138        9,825      8,459,257
Corporate securities                  4,247,578      59,782       26,969      4,280,391
Municipal Securities                    152,447          --        4,212        148,235
Restricted equity securities            908,785      35,712           --        944,497
                                    -----------    --------     --------    -----------
                                    $16,135,671    $221,632     $ 54,608    $16,302,695
                                    ===========    ========     ========    ===========

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 3. Securities, continued

Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta ("FHLB"), The Bankers Bank, The Federal Reserve of Richmond (Federal Reserve) and Sidus Financial Corporation (Sidus). All of those entities except Sidus are upstream correspondents of the Bank. Sidus is a mortgage broker. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow from it. The Bank is required to hold that stock so long as it borrows from the FHLB. The Federal Reserve requires Banks to purchase stock as a condition of membership in the Federal Reserve system. The Bank's stock in The Bankers Bank and Sidus is restricted only in the fact that the stock may only be repurchased by the respective companies.

Investment securities with market values of $8,174,655 and $9,723,823 at December 31, 2002 and 2001, respectively were pledged as collateral on public deposits and for other banking purposes as required or permitted by law. Gross realized gains and losses for the years ended December 31, 2002, 2001 and 2000 are as follows:

                                                         2002      2001     2000
                                                       -------   --------   ----

Realized gains                                         $10,732   $131,837    $--
Realized losses                                         (3,043)    (2,558)    --
                                                       -------   --------    ---
                                                       $ 7,689   $129,279    $--
                                                       =======   ========    ===

At December 31, 2000, the Bank had invested $250,000 in a mortgage and insurance brokerage company which is accounted for under the cost method of accounting. Due to operating losses of the investee at December 31, 2000, the Bank considered the investment impaired and charged $125,000 to expense in 2000 relating to this investment.

The scheduled maturities of securities (all available for sale) at December 31, 2002 are as follows:

                                                        Amortized       Fair
                                                           Cost         Value
                                                       -----------   -----------

Due in one year or less                                $   499,650   $   505,386
Due in one through five years                            3,084,792     3,037,279
Due in five through ten years                            1,699,612     1,763,149
Due after ten years                                     14,310,087    14,344,391
Restricted equity securities                             1,046,094     1,046,094
                                                       -----------   -----------
                                                       $20,640,235   $20,696,299
                                                       ===========   ===========

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 4. Loans Receivable

The major components of loans in the balance sheets at December 31 are as follows:

                                                                In Thousands
                                                            -------------------
                                                              2002        2001
                                                            --------   --------
Commercial                                                  $ 46,625   $ 38,305
Real estate:
   Construction and land development                          23,690     11,083
   Residential, 1-4 families                                  32,224     30,675
   Residential, 5 or more families                             1,487        772
   Farmland                                                    1,297      1,111
   Nonfarm, nonresidential                                     6,400      3,860
Agricultural                                                   3,223      1,547
Consumer                                                      11,109     14,512
Other                                                          1,661        600
                                                            --------   --------
                                                             127,716    102,465

Deferred loan fees, net of costs                                (193)      (108)
Allowance for loan losses                                     (1,854)    (1,422)
                                                            --------   --------
                                                            $125,669   $100,935
                                                            ========   ========

Approximately $24,000,000 in 1-4 family residential loans are pledged as collateral securing Federal Home Loan Bank advances included in long-term debt at December 31, 2002.

Note 5. Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

                                                   2002         2001         2000
                                                ----------   ----------   ---------
Balance, beginning                              $1,421,548   $  976,537   $ 514,138

Provision charged to expense                       794,106      612,000     347,500
Allowance allocated to purchased loans                  --           --     200,000
Recoveries of amounts charged off                   26,456       41,000      27,810
Amounts charged off                               (387,916)    (207,989)   (112,911)
                                                ----------   ----------   ---------
Balance, ending                                 $1,854,194   $1,421,548   $ 976,537
                                                ==========   ==========   =========

                                                                2002         2001
                                                             ----------   ---------
Impaired loans without a valuation allowance                 $2,186,653   $ 386,792
Impaired loans with a valuation allowance                            --          --
                                                             ----------   ---------
   Total impaired loans                                      $2,186,653   $ 386,792
                                                             ==========   =========

Valuation allowance related to impaired loans                $       --   $      --
                                                             ==========   =========

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 5. Allowance for Loan Losses, continued

Nonaccrual loans and loans past due 90 days or more at December 31, 2002 were approximately $1,800,000 and $173,000, respectively. The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the last three years (all approximate) is summarized below:

                                                                 2002       2001       2000
                                                               --------   --------   -------
Average investment in impaired loans                           $789,643   $128,751   $80,667
                                                               ========   ========   =======
Interest income recognized on impaired loans                   $ 42,658   $  3,252   $18,072
                                                               ========   ========   =======
Interest income recognized on a cash basis on impaired loans   $ 42,658   $  3,252   $18,072
                                                               ========   ========   =======

No additional funds are committed to be advanced in connection with impaired loans.

Note 6. Property and Equipment

Components of Property and Equipment

Components of property and equipment and total accumulated depreciation are as follows:

                                                            2002         2001
                                                         ----------   ----------
Land                                                     $  357,000   $  356,851
Buildings                                                 2,070,705    2,070,705
Leasehold improvements                                      417,603      408,543
Furniture and equipment                                   1,276,188    1,225,825
                                                         ----------   ----------
                                                          4,121,496    4,061,924

Less accumulated depreciation                               733,698      514,290
                                                         ----------   ----------
                                                         $3,387,798   $3,547,634
                                                         ==========   ==========

Depreciation expense reported in net income was approximately $239,000, $209,000, and $138,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Leases

The Bank leases four banking facilities under agreements accounted for as operating leases. Rent expense was approximately $112,000, $136,000, and $133,000 in 2002, 2001, and 2000, respectively. Future minimum lease payments under non-cancelable commitments are as follows.

2003                                                                     112,194
2004                                                                     112,194
2005                                                                     104,314
2006                                                                      63,474
2007                                                                      63,474
Thereafter                                                               123,474
                                                                        --------
                                                                        $579,124
                                                                        ========

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 7. Intangible Assets

The book value of purchased intangible assets at December 31, 2002 and 2001 is $1,559,278 and $1,786,457, respectively. Details are as follows:

                                 As of December 31, 2002         As of December 31, 2001
                              -----------------------------   -----------------------------
                              Gross Carrying    Accumulated   Gross Carrying    Accumulated
                                  Amount       Amortization       Amount       Amortization
                              --------------   ------------   --------------   ------------
Amortized intangible assets
   Deposit premium              $2,139,919       $727,308       $2,139,919       $520,129
   Other                           200,000         53,333          200,000         33,333
                                ----------       --------       ----------       --------
      Total                     $2,339,919       $780,641       $2,339,919       $553,462
                                ==========       ========       ==========       ========

Amortization expense is calculated on a straight-line basis over a period of ten years and was approximately $227,000 in 2002 and 2001 and $180,000 in 2000. Management expects amortization expense to be approximately $227,000 in each of the next five years.

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $39,601,000 and $29,078,000, respectively. At
December 31, 2002, the scheduled maturities of time deposits (in thousands) are as follows:

Three months or less                                                     $17,021
Four months to one year                                                   52,004
Two to three years                                                         9,947
Over three years                                                           7,632
                                                                         -------
                                                                         $86,604
                                                                         =======

Note 9. Borrowed Funds

Short-term debt

Short-term debt consists of securities under agreements to repurchase and federal funds purchased, both of which generally mature within one to seven days from the transaction date. Additional information is summarized below:

                                                            2002         2001
                                                         ----------   ----------
Outstanding balance at December 31                       $6,071,000   $3,501,000
                                                         ==========   ==========
Year-end weighted average rate                                  .67%        1.81%
                                                         ==========   ==========
Daily average outstanding during the period              $5,495,474   $4,415,849
                                                         ==========   ==========
Average rate for the year                                      1.08%        4.44%
                                                         ==========   ==========
Maximum outstanding at any month-end during the period   $6,725,000   $5,477,000
                                                         ==========   ==========

The Bank has established credit facilities to provide additional liquidity if and as needed. These consist of unsecured lines of credit with correspondent banks for $7,000,000 and a secured line of credit with a correspondent bank for $3,500,000. In addition, the Bank has the ability to borrow up to ten percent of total bank assets from the Federal Home Loan Bank of Atlanta, subject to the pledging of specific bank assets as collateral. At December 31, 2002 and 2001 there were no amounts outstanding under these credit facilities.

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 9. Borrowed Funds, continued

Long-term debt

At December 31, 2002 and 2001, $8,500,000 and $2,500,000, respectively were outstanding under Federal Home Loan Bank advances. An advance of $2,500,000 matures on February 10, 2010 and bears interest at a fixed rate of 5.85%. This advance is convertible by the Federal Home Loan Bank on a quarterly basis to a variable rate of three month LIBOR. An advance of $2,000,000 matures on May 29, 2012 and bears interest at a fixed rate of 3.95%. This advance is convertible by the Federal Home Loan Bank to a variable rate of three month LIBOR effective May 29, 2005. An advance of $4,000,000 matures on May 9, 2005 and bears interest at an adjustable interest rate using three month LIBOR plus (1) basis point on a quarterly basis. At December 31, 2002, a note in the amount of $100,000 due to a commercial bank was outstanding with a maturity date of December 31, 2003 and bears interest at a rate of prime less .50%.

Note 10. Fair Value of Financial Instruments

The estimated fair values of the Bank's financial instruments are as follows (dollars in thousands):

                                                      December 31, 2002    December 31, 2001
                                                    -------------------   -------------------
                                                    Carrying     Fair     Carrying     Fair
                                                     Amount      Value     Amount      Value
                                                    --------   --------   --------   --------
Financial Assets
   Cash and cash equivalents                        $  4,442   $  4,442   $  3,158   $  3,158
   Interest-bearing deposits with banks                  576        576      2,794      2,794
   Federal funds sold                                  2,708      2,708      2,010      2,010
   Investment securities                              19,650     19,650     15,358     15,358
   Restricted equity securities                        1,046      1,046        944        944
   Loans, net of allowance for loan losses           125,669    125,251    100,935    102,612

Financial Liabilities
   Deposits                                          130,723    131,461    111,266    111,338
   Securities sold under agreements to repurchase
      and federal funds purchased                      6,071      6,071      3,501      3,535
   Long-term debt                                      8,600      8,949      2,500      2,785

Off-Balance-Sheet Assets (Liabilities)
   Commitments to extend credit and
      standby letters of credit                           --         --         --         --

Note 11. Earnings per Share

The following table details the computation of basic and diluted earnings per share:

                                                          2002         2001         2000
                                                       ----------   ----------   ----------
Net income (income available to common shareholders)   $1,559,428   $1,024,355   $  652,654
                                                       ==========   ==========   ==========

Weighted average common shares outstanding              1,523,502    1,491,414    1,356,134
Effect of dilutive securities, options                     67,301       68,628       65,194
                                                       ----------   ----------   ----------
Weighted average common shares outstanding, diluted     1,590,803    1,560,042    1,421,328
                                                       ==========   ==========   ==========

Basic earnings per share                               $     1.02   $      .69   $      .48
                                                       ==========   ==========   ==========
Diluted earnings per share                             $      .98   $      .66   $      .46
                                                       ==========   ==========   ==========

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 12. Employee Benefit Plans

Defined Contribution Plan

The Bank maintains a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees at least 21 years of age who have completed twelve months of service. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. The Bank contribution was $28,129, $23,616 and $22,815 for the years ended December 31, 2002, 2001 and 2000, respectively.

Stock Option Plans

The Company has adopted both the 1998 Incentive Stock Option Plan (Incentive
Plan) and the 1998 Nonstatutory Stock Option Plan (Nonstatutory Plan). Under each plan up to 111,153 shares may be issued for a total of 222,306 shares (adjusted for stock dividends). Options granted under both plans expire no more than 10 years from date of grant. Option exercise price, under both plans shall be set by the Board of Directors at the date of grant, but shall not be less than 100% of fair market value of the related stock at the date of the grant. Under both plans, vesting is determined by the specific option agreements.

Activity under the plan during the years ended December 31, 2002 and 2001 (adjusted for stock dividends) is summarized below:

                                         Incentive Plan      Non-statutory Plan
                                      -------------------   --------------------
                                      Available             Available
                                      for Grant   Granted   for Grant   Granted
                                      ---------   -------   ---------   -------

Balance December 31, 2000               49,098     62,055     11,242     93,460

Forfeited                                2,814     (2,814)        --         --
Granted                                (18,603)    18,603         --         --
Exercised                                   --       (786)        --    (28,592)
                                       -------     ------     ------    -------
Balance December 31, 2001               33,309     77,058     11,242     64,868

Forfeited                                4,583     (4,583)        --         --
Granted                                 (2,000)     2,000         --         --
Exercised                                   --     (5,456)        --     (4,349)
                                       -------     ------     ------    -------
Balance December 31, 2002               35,892     69,019     11,242     60,519
                                       =======     ======     ======    =======

Additional information adjusting for stock splits, relating to the plan is listed on the following page:

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 12. Employee Benefit Plans, continued

                                                            2002        2001       2000
                                                         ----------   --------   --------
Outstanding options at December 31:
   Weighted average exercise price:
      Beginning of the year                              $     8.50   $   7.76   $   7.65
      End of the year                                    $     8.65   $   8.50   $   7.76
   Range of exercise prices:
      From                                               $     7.64   $   7.64   $   7.64
      To                                                 $    18.00   $  13.33   $   10.0
   Weighted average remaining contractual
      life in months                                             74         85         93
   Exercisable options                                       73,875     53,110     46,656
   Weighted average exercise price
      of exercisable options                                   7.98       7.71       9.19

Weighted average exercise price of options:
   Granted during the year                               $    18.00   $  13.33   $  10.00
   Exercised during the year                             $     7.64   $   7.64   $   7.64
   Forfeited during the year                             $    10.47   $   7.64   $     --
   Expired during the year                               $       --   $     --   $     --

Grant-date fair value:
   Options granted during the year                       $    2,600   $ 52,545   $ 53,100

Significant assumptions used in determining
   fair value:
   Risk-free interest rate                                      .75%      3.00%      5.25%
   Expected life in years                                        10         10         10
   Expected dividends                                           0.0%       0.0%       0.0%
   Expected volatility                                          .10%       .04%      17.4%

Results of operations:
   Compensation cost recognized in income for
      all stock-based compensation awards                $       --   $     --   $     --
                                                         ==========   ========   ========
   Pro forma net income, based on SFAS No. 123           $1,450,468   $923,330   $557,639
                                                         ==========   ========   ========
   Pro forma earnings per common share, based
      on SFAS No. 123                                    $      .95   $    .62   $    .41
                                                         ==========   ========   ========
   Pro forma earnings per fully dilutive common share,
      based on SFAS No. 123                              $      .91   $    .59   $    .39
                                                         ==========   ========   ========

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 13. Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense are as follows:

                                                  2002         2001        2000
                                                ---------   ---------   ---------
Current                                         $ 879,370   $ 420,101   $  27,391
Deferred                                         (140,119)   (127,516)    182,319
Deferred tax asset valuation allowance change          --    (305,252)   (209,710)
                                                ---------   ---------   ---------
   Income tax expense (benefit)                 $ 739,251   $ (12,667)  $      --
                                                =========   =========   =========

Rate Reconciliation

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate included in the statement of income follows:

                                                   2002        2001        2000
                                                 --------   ---------   ---------
Tax at statutory federal rate                    $781,558   $ 343,973   $ 221,902
Tax exempt interest                               (24,061)     (3,859)     (1,944)
Other                                             (18,246)    (47,529)    (10,248)
Deferred tax asset valuation allowance change          --    (305,252)   (209,710)
                                                 --------   ---------   ---------
   Income tax expense (benefit)                  $739,251   $ (12,667)  $      --
                                                 ========   =========   =========

Deferred Income Tax Analysis

The components of net deferred tax assets (all federal) are summarized as follows:

                                                               2002       2001
                                                             --------   --------
Deferred tax assets
   Allowance for loan losses                                 $547,978   $434,502
   Pre-opening expenses                                         3,762     25,745
   Accrued expenses                                            42,670         --
   Deposit premium amortization                                92,302     62,590
   Deferred loan fees                                          60,951     37,011
   Impairment of equity securities                             42,500     42,500
                                                             --------   --------
      Deferred tax assets                                     790,163    602,348
                                                             --------   --------

Deferred tax liabilities
   Unrealized gain on securities available-for-sale            20,542     56,788
   Depreciation                                               180,834    137,278
   Accretion of bond discount                                   9,051      4,911
                                                             --------   --------
      Deferred tax liabilities                                210,427    198,977
                                                             --------   --------
      Net deferred tax asset                                 $579,736   $403,371
                                                             ========   ========

Note 14. Commitments and Contingencies

Litigation

In the normal course of business the Bank is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 14. Commitments and Contingencies, continued

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

                                                           2002          2001
                                                       -----------   -----------
Commitments to extend credit                           $24,380,000   $15,227,000
Stand-by letters of credit                               1,264,000     1,818,000
                                                       -----------   -----------
                                                       $25,644,000   $17,045,000
                                                       ===========   ===========

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

Concentrations of Credit Risk

Substantially all of the Bank's loans and commitments to extend credit have been granted to customers in the Bank's market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank's primary focus is toward consumer and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $1,000,000.

The Bank from time to time has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

Note 15. Regulatory Restrictions

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

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 15. Regulatory Restrictions, continued

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2002 and 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2002 and 2001, the Bank met the criteria to be considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.

The Bank's actual capital amounts and ratios as of December 31, 2002 and 2001 are also presented in the following table (in thousands). The holding company has no significant assets other than the investment in the Bank. Therefore, there is no material difference between consolidated and the following Bank only ratios.

                                                                        Minimum
                                                                       To Be Well
                                                      Minimum      Capitalized Under
                                                      Capital      Prompt Corrective
                                    Actual           Required      Action Provisions
                               ---------------   ---------------   -----------------
                                Amount   Ratio    Amount   Ratio     Amount   Ratio
                               -------   -----   -------   -----    -------   -----
December 31, 2002
   Total capital to risk-
      weighted assets          $14,393   11.06%  $10,414    8.0%    $13,017   10.0%

   Tier 1 capital to risk-
      weighted assets          $12,763    9.80%  $ 5,207    4.0%    $ 7,810    6.0%

   Tier 1 capital to average
      assets                   $12,763    7.91%  $ 6,454    4.0%    $ 8,068    5.0%

December 31, 2001
   Total capital to risk-
      weighted assets          $12,192   11.76%  $ 8,293    8.0%    $10,367   10.0%

   Tier 1 capital to risk-
      weighted assets          $10,895   10.51%  $ 4,147    4.0%    $ 6,220    6.0%

   Tier 1 capital to average
      assets                   $10,895    8.49%  $ 5,134    4.0%    $ 6,418    5.0%

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 15. Regulatory Restrictions, continued

Inter-company transactions

Legal lending limits on loans by the Bank to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers' acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $1,450,000 at December 31, 2002. No 23A transactions existed at December 31, 2002 or 2001.

Note 16. Transactions with Related Parties

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

                                                           2002         2001
                                                        ----------   ----------
Balance, beginning                                      $1,191,078   $1,054,943
Change in relationships                                         --        9,870
New loans and advances                                     643,691      532,777
Repayments                                                (156,297)    (406,512)
                                                        ----------   ----------
Balance, ending                                         $1,678,472   $1,191,078
                                                        ==========   ==========

Note 17. Parent Company Financial Information

Condensed financial information of Waccamaw Bankshares, Inc. is presented as follows:

                                  Balance Sheet
                           December 31, 2002 and 2001

                                                            2002         2001
                                                        -----------   -----------
Assets
   Cash and due from banks                              $    36,210   $    21,972
   Investment in subsidiary bank at equity               14,361,781    12,790,785
   Investment in Sidus Financial, LLC at cost               206,530            --
   Other assets                                              89,139        38,765
                                                        -----------   -----------
      Total assets                                      $14,693,660   $12,851,522
                                                        ===========   ===========

Liabilities
   Long-term debt                                       $   100,000   $        --
                                                        -----------   -----------

Stockholders' equity
   Common stock                                          12,445,385    12,192,314
   Retained earnings                                      2,108,400       548,972
   Unrealized appreciation on subsidiary's investment
      securities available for sale                          39,875       110,236
                                                        -----------   -----------
      Total stockholders' equity                         14,593,660    12,851,522
                                                        -----------   -----------
      Total liabilities and stockholders' equity        $14,693,660   $12,851,522
                                                        ===========   ===========

================================================================================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 17. Parent Company Financial Information, continued

                             Statement of Operations
                     Years ended December 31, 2002 and 2001

                                                           2002          2001
                                                        ----------   ----------
Income
   Management fees                                      $       --   $   20,000
                                                        ----------   ----------

Expenses
   Professional fees                                            --       22,944
   Franchise Tax                                            19,277           --
   Other expenses                                            1,866        7,853
                                                        ----------   ----------
      Total expenses                                        21,143       30,797
                                                        ----------   ----------
      Income (loss) before tax benefit and equity
         in undistributed income of subsidiary             (21,143)     (10,797)

Federal income tax benefit                                  84,213       26,565
                                                        ----------   ----------
      Income before equity in undistributed income of
         subsidiary                                         63,070       15,768

Equity in undistributed income of subsidiary             1,496,358    1,008,587
                                                        ----------   ----------
      Net income                                        $1,559,428   $1,024,355
                                                        ==========   ==========

                             Statement of Cash Flows
                     Years ended December 31, 2002 and 2001

                                                                     2002         2001
                                                                 -----------   -----------
Cash flows from operating activities
   Net income                                                    $ 1,559,428   $ 1,024,355
   Adjustments:
      Deferred taxes                                                 (41,387)       (4,891)
      Increase in equity in undistributed income of subsidiary    (1,496,358)   (1,008,587)
      Increase in other assets                                       (28,986)      (33,874)
                                                                 -----------   -----------
         Net cash provided (used) by operating activities             (7,303)      (22,997)
                                                                 -----------   -----------

Cash flows from investing activities
   Purchases of investment securities                               (331,530)           --
                                                                 -----------   -----------
         Net cash provided (used) by investing activities           (331,530)           --
                                                                 -----------   -----------

Cash flows from financing activities
   Proceeds from long-term debt                                      100,000            --
   Issuance of common stock                                          253,071        44,969
                                                                 -----------   -----------
         Net cash provided (used) by financing activities            353,071        44,969
                                                                 -----------   -----------
         Increase (decrease) in cash and due from banks               14,238        21,972

Cash and cash equivalents, beginning                                  21,972            --
                                                                 -----------   -----------
Cash and cash equivalents, ending                                $    36,210   $    21,972
                                                                 ===========   ===========

                          Independent Auditor's Report

Board of Directors and Stockholders
Waccamaw Bankshares, Inc.
Whiteville, North Carolina

We have audited the consolidated balance sheets of Waccamaw Bankshares, Inc. as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Waccamaw Bankshares, Inc. at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Larrowe & Company, PLC
Galax, Virginia
January 10, 2003

MANAGEMENT'S DISCUSSION AND ANALYSIS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presents management's discussion and analysis of the financial condition and results of operations of the Company as of December 31, 2002, 2001, and 2000 and the periods then ended. This discussion should be read in conjunction with the Company's Financial Statements and the Notes thereto.

There are no current recommendations by regulatory authorities which, if implemented, would have a material effect on its liquidity, capital resources or results of operations. There are no agreements between the Bank and either the North Carolina Banking Commission or the Federal Reserve Bank, nor has either regulatory agency made any recommendations concerning the operations of the Bank that could have a material effect on its liquidity, capital resources or results of operations.

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

The Company's total assets were $161.3 million at December 31, 2002 as compared to $132.1 million at December 31, 2001. Total assets were $101.4 million at December 31, 2000. Virtually all of this asset growth was funded by new deposits and the issuance of common stock. Total deposits at December 31, 2002 increased 17.5% to $130.7 million. Total deposits were $111.3 million at December 31, 2001, an increase of $28.7 million over the $82.6 million total at December 31, 2000. The Bank used these resources primarily to fund new loans and purchase investment securities. The Bank's net loans increased to $125.7 million at the end of 2002, an increase of $24.7 million over the 2001 amount of $100.9 million. Net loans were $66.5 million at December 31, 2000. Investment securities were $20.7 million and $16.3 million at December 31, 2002 and 2001, respectively.

2002 HIGHLIGHTS

Waccamaw Financial Services, Inc.

Waccamaw Financial Services, Inc. was formed as a financial services company. The new structure will allow investments and insurance solutions to be offered to banking and non-banking customers.

Asset Growth

Total assets increased $29.2 million or 22.2% from year end 2001.

CRITICAL ACCOUNTING POLICIES

The Company's financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002 contain a summary of its significant accounting policies. Management believes the Company's policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, such as the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, the Company considers the policies related to those areas as critical.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The allowance for loan losses is an estimate of the losses that may be sustained in the Company's loan portfolio. The allowance is based on two basic principles of accounting: (i) Statement of Financial Accounting Standards ("SFAS") 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimable, and (ii) SFAS 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the loan balance.

Company's allowance for loan losses has three basic components: (i) the formula allowance, (ii) the specific allowance, and (iii) the unallocated allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance uses an historical loss view as an indicator of future losses and, as a result, could differ from the loss incurred in the future. However, since this history is updated with the most recent loss information, the errors that might otherwise occur are mitigated. The specific allowance used various techniques to arrive at an estimate of loss. Historical loss information, expected cash flows and fair market value of collateral are used to estimate these losses. The use of these values is inherently subjective and our actual losses could be greater or less than the estimates. The unallocated allowance captures losses that are attributable to various economic events, industry or geographic sectors whose impact on the portfolio have occurred but have yet to be recognized in either the formula or specific allowance.

Accounting for intangible assets is as prescribed by SFAS 142, Goodwill and Other Intangible Assets. Company accounts for recognized intangible assets based on their estimated useful lives. Intangible assets with finite useful lives are amortized while intangible assets with an indefinite useful life are not amortized. Currently, Company's recognized intangible assets consist primarily of purchased core deposit intangible assets, having estimated useful lives of 10 years, and are being amortized. The useful life is the period over which the assets are expected to contribute directly or indirectly to future cash flows. Estimated useful lives of intangible assets are based on an analysis of pertinent factors, including (as applicable):

        .       the expected use of the asset;

        . the expected useful life of another asset or group of assets to which the useful life of the intangible asset may relate;

        . any legal, regulatory, or contractual provisions that may limit the useful life;

        . any legal, regulatory, or contractual provisions that enable renewal and extension of the asset's legal or contractual life without substantial cost;

        . the effects of obsolescence, demand, competition, and other economic factors; and

        . the level of maintenance expenditures required to obtain the expected future cash flows from the asset.

Straight-line amortization is used to expense recognized amortizable intangible assets since a method that more closely reflects the pattern in which the economic benefits of the intangible assets are consumed cannot reliably be determined. Intangible assets are not written off in the period of acquisition unless they become impaired during that period.

Waccamaw evaluates the remaining useful life of each intangible asset that is being amortized each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of the intangible asset's remaining useful life is changed, the remaining carrying amount of the intangible asset shall be amortized prospectively over that revised remaining useful life.

If an intangible asset that is being amortized is subsequently determined to have an indefinite useful life, the asset will be tested for impairment. That intangible asset will no longer be amortized and will be accounted for in the same manner as intangible assets that are not subject to amortization.

Intangible assets that are not subject to amortization are reviewed for impairment in accordance with SFAS 121 and tested annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the intangible asset becomes its new accounting basis. Subsequent reversal of a previously recognized impairment loss is not allowed. Based on the aforementioned testing, Company has determined that its recorded intangible assets are not impaired.

MANAGEMENT'S DISCUSSION AND ANALYSIS

                                       NET INTEREST INCOME AND AVERAGE BALANCES
                                                   (THOUSANDS)/(1)/

                                                           2002
                                         ---------------------------------------
                                                         INTEREST
                                             AVERAGE      INCOME/       YIELD/
                                            BALANCE       EXPENSE        COST
                                         -------------  ------------  ----------
INTEREST-EARNING ASSETS
 Taxable investment securities           $      18,309  $      1,038       5.67%
 Federal funds sold                              7,354           126       1.72
 Deposits with banks                             1,494            25       1.65
 Loans, net                                    114,823         8,405       7.32
                                         -------------  ------------  ----------
  Total interest-earning assets                141,980         9,594
                                         -------------  ------------
 Yield on average
  interest-earning assets                                                  6.76%
                                                                      ==========
NONINTEREST-EARNING ASSETS:
 Cash and due from banks                         4,027
 Premises and equipment                          3,461
 Interest receivable and other                   3,091
                                         -------------
  Total noninterest-earning assets              10,579
                                         -------------
  Total assets                           $     152,559
                                         =============
INTEREST-BEARING LIABILITIES:
 Demand deposits                         $      10,652            34        .32%
 Savings deposits                               19,733           326       1.65
 Time deposits                                  81,701         3,317       4.06
 Short-term borrowings                           5,495            59       1.08
 Long-term debt                                  6,292           242       3.84
                                         -------------  ------------  ----------
  Total interest-bearing liabilities           123,873         3,978
                                         -------------  ------------
  Cost of average interest-bearing
   liabilities                                                             3.21%
                                                                      ==========
NONINTEREST-BEARING LIABILITIES:
 Demand deposits                                13,640
 Interest payable and other                      1,435
                                         -------------
  Total noninterest-bearing
   liabilities                                  15,075
                                         -------------
  Total liabilities                            138,948
Stockholders' equity                            13,611
                                         -------------
  Total liabilities and
   stockholders' equity                  $     152,559
                                         =============
Net interest income                                     $      5,616
                                                        ============
Net yield on interest-earning assets                                       3.96%
                                                                      ==========

                                                           2001
                                         ---------------------------------------
                                                         INTEREST
                                            AVERAGE       INCOME/       YIELD/
                                            BALANCE       EXPENSE        COST
                                         -------------  ------------  ----------
INTEREST-EARNING ASSETS
 Taxable investment securities           $      18,577  $      1,088       5.86%
 Federal funds sold                              4,798           228       4.75
 Deposits with banks                             4,470           200       4.47
 Loans, net                                     84,209         7,273       8.63
                                         -------------  ------------  ----------
  Total interest-earning assets                112,054         8,789
                                         -------------  ------------
 Yield on average
  interest-earning assets                                                  7.84%
                                                                      ==========
NONINTEREST-EARNING ASSETS:
 Cash and due from banks                         3,586
 Premises and equipment                          3,246
 Interest receivable and other                   1,760
                                         -------------
  Total noninterest-earning assets               8,592
                                         -------------
  Total assets                           $     120,646
                                         =============
INTEREST-BEARING LIABILITIES:
 Demand deposits                         $       8,494           137       1.61%
 Savings deposits                               17,702           469       2.25
 Time deposits                                  63,289         3,572       5.64
 Short-term borrowings                           4,416           196       4.44
 Long-term debt                                  2,500           144       5.76
                                         -------------  ------------  ----------
  Total interest-bearing liabilities            96,401         4,518
                                         -------------  ------------
  Cost of average interest-bearing
   liabilities                                                             4.69%
                                                                      ==========
NONINTEREST-BEARING LIABILITIES:
 Demand deposits                                10,735
 Interest payable and other                      1,263
                                         -------------
  Total noninterest-bearing
   liabilities                                  11,988
                                         -------------
  Total liabilities                            108,399
Stockholders' equity                            12,247
                                         -------------
  Total liabilities and
   stockholders' equity                  $     120,646
                                         =============
Net interest income                                     $      4,271
                                                        ============
Net yield on interest-earning assets                                       3.81%
                                                                      ==========

                                                           2001
                                         ---------------------------------------
                                                         INTEREST
                                            AVERAGE       INCOME/       YIELD/
                                            BALANCE       EXPENSE        COST
                                         -------------  ------------  ----------
INTEREST-EARNING ASSETS
 Taxable investment securities           $      16,117  $      1,001       6.21%
 Federal funds sold                              5,734           379       6.61
 Deposits with banks                               483            29       6.00
 Loans, net                                     53,965         5,067       9.39
                                         -------------  ------------  ----------
  Total interest-earning assets                 76,299         6,476
                                         -------------  ------------
 Yield on average
  interest-earning assets                                                  8.49%
                                                                      ==========

NONINTEREST-EARNING ASSETS:
 Cash and due from banks                         2,753
 Premises and equipment                          1,566
 Interest receivable and other                   2,350
                                         -------------
  Total noninterest-earning assets               6,669
                                         -------------
  Total assets                           $      82,968
                                         =============
INTEREST-BEARING LIABILITIES:
 Demand deposits                         $       6,187  $         73       1.18%
 Savings deposits                               15,563           661       4.24
 Time deposits                                  37,688         2,191       5.81
 Short-term borrowings                           3,236           185       5.72
 Long-term debt                                  2,500           151       6.04
                                         -------------  ------------  ----------
  Total interest-bearing liabilities            65,174         3,261
                                         -------------  ------------
  Cost of average interest-bearing
   liabilities                                                             5.00%
                                                                      ==========
NONINTEREST-BEARING LIABILITIES:
 Demand deposits                                 7,402
 Interest payable and other                        678
                                         -------------
  Total noninterest-bearing
   liabilities                                   8,080
                                         -------------
  Total liabilities                             73,254

Stockholders' equity                             9,714
                                         -------------
  Total liabilities and
   stockholders' equity                  $      86,968
                                         =============
Net interest income                                     $      3,215
                                                        ============
Net yield on interest-earning assets                                       4.21%
                                                                      ==========

----------
/(1)/ Income and yields are computed on a equivalent, annualized basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS

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

Interest income during 2002 was $9.6 million, an increase of 9.2% over the 2001 total of $8.8 million. Interest income for 2000 was $6.5 million. These increases are due to the increase in the level of average earning assets the past three years. Average earning assets were $142.0 million during 2002, an increase of 26.7%. Average earning assets increased 46.9% to $112.1 million during 2001. The increase in 2000 was 64.4% to $76.3 million. Yields on interest-earning assets during 2002, 2001, and 2000 were 6.8%, 7.8%, and 8.5%, respectively.

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 7.3%, 8.6% and 9.4% during 2002, 2001, and 2000, respectively. Yield on loans decreased in 2002 and 2001 primarily as a result of the falling interest rate environment. The increase in yield in 2000 is the result of a rising interest rate environment.

Interest expense was $4.0 million during 2002, a decrease of 12.0%. Interest expense in 2001 was $4.5 million, an increase of 38.5% or $1.3 million over 2000. The decrease in 2002 is due primarily as a result of the falling interest rate environment. The increase in 2001 is due to the higher levels of interest-bearing liabilities. The rate paid on interest-bearing liabilities during 2002, 2001, and 2000 was 3.2%, 4.7%, and 5.0%, respectively. Rates decreased in 2002 due to the falling interest rate environment.

Net interest income was $5.6 million during 2002, an increase of 31.5% over 2001. During 2001 net interest income increased to $4.3 million. Net interest income was $3.2 million in 2000. These increases are due to increased levels of average earning assets and liabilities, while yields increased and costs of funds decreased. Net interest margin was 4.0%, 3.8%, and 4.2% in 2002, 2001, and 2000, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The effects of changes in volumes and rates on net interest income for 2002, 2001 and 2000 are shown in the table below.

                                                           RATE/VOLUME VARIANCE ANALYSIS (THOUSANDS)
                                -----------------------------   -------------------------------   ---------------------------------
                                    2002 COMPARED TO 2001            2001 COMPARED TO 2000           2000 COMPARED TO 1999
                                -----------------------------   -------------------------------   ---------------------------------
                                INTEREST                              INTEREST                         INTEREST
                                 INCOME/          VARIANCE             INCOME/         VARIANCE         INCOME
                                 EXPENSE       ATTRIBUTABLE TO         EXPENSE      ATTRIBUTABLE TO     EXPENSE    ATTRIBUTABLE TO
                                VARIANCE      RATE       VOLUME       VARIANCE     RATE      VOLUME     VARIANCE    RATE    VOLUME
                                ---------------------------------------------------------------------------------------------------
Interest-earning assets:
   Loans                        $   1,132   $  (1,512)  $   2,644   $   2,206   $    (634)  $  2,840   $   2,294  $    243  $ 2,051
   Taxable investment
    securities                        (50)        (34)        (16)         87         (66)       153         131        27      104
   Deposits with banks               (175)        (42)       (133)        171          64        107          29        15       14
   Federal funds sold                (102)       (223)        121        (151)        (89)       (62)        333        73      260
                                ---------------------------------------------------------------------------------------------------
   Total                              805      (1,811)      2,616       2,313        (725)     3,038       2,787       358    2,429
                                ---------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Demand deposits                   (103)       (138)         35          64          37         27          25        10       15
   Savings deposits                  (143)       (192)         49        (192)       (283)        91         175        35      140
   Time deposits                     (255)     (1,294)      1,039       1,381        (106)     1,487       1,192       175    1,017
   Other borrowings                  (137)       (187)         50          11         (56)        67          82        26       56
   Long-term debt                      98        (120)        218          (7)         (7)         -         101        28       73
                                ---------------------------------------------------------------------------------------------------
   Total                             (540)     (1,931)      1,391       1,257        (415)     1,672       1,575       274    1,301
                                ---------------------------------------------------------------------------------------------------
   Net interest income          $   1,345   $     120       1,225   $   1,056   $    (310)  $  1,366   $   1,212  $     84  $ 1,128
                                ===================================================================================================

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

The provision for loan loss expense was $794,106, $612,000, and $347,500 during 2002, 2001, and 2000 respectively. The loan loss provision was made because of the significant growth of the loan portfolio during the periods. The Bank's allowance for loan losses as a percentage of gross loans was 1.5%, 1.4% and 1.4% at the end of 2002, 2001, and 2000, respectively. Additional information regarding loan loss provisions is discussed in "Nonperforming and Problem Assets."

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

Noninterest income totaled $1.4 million, $1.2 million, and $726,000 during 2002, 2001, and 2000 respectively. The majority of the noninterest income is from service charges on deposit accounts. This will most likely increase as the number of deposit accounts grow. This is also true of ATM and check cashing fees. The Bank's fee structure is reviewed annually to determine if adjustments to fees are warranted.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Mortgage origination fees increased 52% to $216,000 due to increased loan and refinancing demand as a result of falling interest rates. The sources of noninterest income for the past three years are summarized in the following table.

                    SOURCES OF NONINTEREST INCOME (THOUSANDS)

                                           2002       2001       2000
                                        ---------  ---------  ---------
Service charges in deposit accounts     $     801  $     653  $     476
Check sales                                     6          9         10
ATM and check cashing fees                    190        164         68
Gain on sale of investment securities           8        129          -
Mortgage origination                          216        142         36
Investment fee income                          19          -          -
Insurance commission                           44         55         53
Other                                          86         91         83
                                        ---------  ---------  ---------
     Total noninterest income           $   1,370  $   1,243  $     726
                                        =========  =========  =========

NONINTEREST EXPENSE

Noninterest expense for 2002, 2001, and 2000 was $3.9 million, $3.9 million and $2.8 million, respectively. The overhead ratio of noninterest expense to adjusted total revenues (net interest income plus noninterest income excluding securities transactions) was 56%, 71% and 74% in 2002, 2001, and 2000, respectively. Management expects the overhead ratio to continue to improve as the Company grows.

Total personnel expenses, the largest component of noninterest expense was $2.1 million, $1.8 million and $1.3 million during 2002, 2001, and 2000, respectively. Personnel cost increased $260,000 or 14.2% during 2002 and $480,000 or 35.6% during 2001. This was due to Bank growth and the addition of senior management. Personnel expense in 2000 was $1.3 million. Management expects these costs to continue to increase as the Company grows.

Combined occupancy and furniture and equipment expense was $593,000, $549,000 and $398,000, or 15.2%, 14.1% and 14.1% of noninterest expense during 2002, 2001, and 2000, respectively. The $151,000 increase in 2001 was due to the completion of the Waccamaw Bank and Corporate Center. The $110,000 increase in these expenses during 2000 is due to two new branches. Professional services expense, fees paid to attorneys, independent auditors, consultants and state examiners was $80,000, $134,000, $126,000 in 2002, 2001, 2000, respectively. The increase in 2001 is due to the formation of the holding company and the increase in 2000 is mostly attributed to fees related to the secondary stock offering.

Advertising and public relations expense decreased to $42,000 in 2002 from $164,000 in 2001. The Company began aggressively marketing loan products in 2001. Data processing and credit card processing fees were $194,000, $386,000 and $256,000 during 2002, 2001, and 2000, respectively. These fees relate directly to the number of accounts serviced and transactions processed. Management expects these expenses to continue to increase as the Company grows. The decrease in 2002 is the result of a one-time $97,000 incentive received from the Bank's outside data processor and decreased processing fees.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS

                   SOURCES OF NONINTEREST EXPENSE (THOUSANDS)

                                           2002       2001       2000
                                        ---------  ---------  ---------

Salaries and wages                      $   1,693  $   1,568  $   1,038
Employee benefits                             395        260        310
                                        ---------  ---------  ---------
   Total personnel expense                  2,088      1,828      1,348

Occupancy expense                             407        385        277
Furniture and equipment                       186        164        121
Printing and supplies                          69         75         91
Professional services                          80        134        126
Postage and office                             56         65         45
Telephone                                      49         47         42
Dues and subscriptions                         19         16         13
Education and seminars                         19         13          9
Franchise and local taxes                      37         48         37
Advertising and public relations               42        164         34
Director fees                                 125         92         46
Data processing services                      194        386        256
Amortization of deposit premium               227        227        180
Other operating expense                       295        246        191
                                        ---------  ---------  ---------
   Total other expenses                 $   3,893  $   3,890  $   2,816
                                        =========  =========  =========

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

Net deferred tax assets of $176,000 was recognized during 2002 offsetting current tax expense of $916,000. The resulting tax expense in 2002 was $739,000. Net deferred income tax assets of $432,000 was recognized during 2001 offsetting current tax expense of $420,000. The resulting tax benefit in 2001 was $12,000. Net deferred income tax assets of $360,000 at December 31, 2000 are offset by valuation allowances. Accordingly, no income tax expense or benefit was reported during 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS

EARNING ASSETS

Average earning assets were $142.0 million during 2002, an increase of 26.7% over 2001. Average earning assets were $112.1 million in 2001, an increase of 46.9% or $35.8 million. Average earning assets were $76.3 million during 2000. Total average earning assets represented 93.1%, 92.9%, and 92.0% of total average assets during the periods ended December 31, 2002, 2001 and 2000, respectively. A summary of average assets is shown in the following table.

                          AVERAGE ASSET MIX (THOUSANDS)

                                            2002                    2001                    2000
                                   ----------------------   --------------------   ------------------------
                                     AVERAGE                 AVERAGE                 AVERAGE
                                     BALANCE     PERCENT     BALANCE    PERCENT      BALANCE      PERCENT
                                   ----------   ---------   ---------  ---------   -----------   ----------
Earnings assets:
   Loans, net                      $  114,823      75.26%   $  84,209     69.80%   $    53,965       65.04%
   Investment securities               18,309      12.00       18,577     15.40         16,117       19.42
   Federal funds sold                   7,354       4.82        4,798      3.98          5,734        6.91
   Deposits with banks                  1,494        .98        4,470      3.71            483         .58
                                   ----------   ---------   ---------  ---------   -----------   ----------
   Total earning assets               141,980      93.06      112,054     92.88         76,299       91.96

Nonearning assets:
   Cash and due from banks              4,027       2.64        3,586      2.97          2,753        3.31
   Premises and equipment               3,461       2.27        3,246      2.69          1,566        1.88
   Other assets                         3,091       2.03        1,760      1.46          2,350        2.85
                                   ----------   ---------   ---------  ---------   -----------   ----------
   Total nonearning assets             10,579       6.94        8,592      7.12          6,669        8.04
                                   ----------   ---------   ---------  ---------   -----------   ----------
   Total assets                    $  152,559     100.00%   $ 120,646    100.00%   $    82,968      100.00%
                                   ==========   =========   =========  =========   ===========   ==========

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

A significant portion of the loan portfolio is made up of loans secured by various types of real estate. Real estate loans represented 51.0%, 46.4%, and 45.6% of total loans at December 31, 2002, 2001, and 2000, respectively. Total loans secured by one-to-four family residential properties represented 25.2%, 29.9%, and 34.8% of total loans at the end of 2002, 2001, and 2000, respectively. Loans for commercial and business purposes were $46.8 million, $38.3 million and $21.8 million, or 36.6%, 37.4% and 32.3% of total loans outstanding at December 31, 2002, 2001, and 2000, respectively.

The amounts of gross loans outstanding by type at December 31, 2002 and 2001 are shown in the table on the following page.

MANAGEMENT'S DISCUSSION AND ANALYSIS

                       LOAN PORTFOLIO SUMMARY (THOUSANDS)

                                                            2002                                2001
                                                 ----------------------------    --------------------------
                                                    AMOUNT             %            AMOUNT             %
                                                 -------------    -----------    ------------    ----------
Construction and development                     $      23,690         18.55%    $     11,083         10.82
Farmland                                                 1,297          1.02            1,111          1.08
1-4 family residential                                  32,224         25.23           30,675         29.94
Multifamily residential                                  1,487          1.16              772           .75
Nonfarm, nonresidential                                  6,400          5.01            3,860          3.77
                                                 -------------    ----------     ------------    ----------
         Total real estate                              65,098         50.97           47,501         46.36

Agricultural                                             3,223          2.52            1,547          1.51
Commercial and industrial                               46,803         36.51           38,305         37.38
Consumer                                                11,109          8.69           14,512         14.16
Other                                                    1,483          1.31              600           .59
                                                 -------------    ----------     ------------    ----------
         Total                                   $     127,716        100.00%    $    102,465        100.00%
                                                 =============    ==========     ============    ==========

The maturity/repricing distribution of loans as of December 31, 2002 are set forth in the following table.

                     MATURITY SCHEDULE OF LOANS (THOUSANDS)

                                                       DECEMBER 31, 2002
                                                 ----------------------------
                                                             TOTAL
                                                 ----------------------------
                                                       AMOUNT           %
                                                 -------------    -----------

   Three months or less                                 43,785         34.28%
   Over three months to twelve months                    8,110          6.35
   Over one year to five years                          62,568         48.99
   Over five years                                      13,253         10.38
                                                 -------------    -----------
         Total loans                             $     127,716        100.00%
                                                 =============    ===========

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

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following table presents the investment portfolio at December 31, 2002 and 2001 by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the contractual maturity.

                        INVESTMENT SECURITIES (THOUSANDS

                                                                    DECEMBER 31, 2002
                                  -------------------------------------------------------------------------------------------
                                                   AMORTIZED COST DUE
                                  ---------------------------------------------------
                                                 AFTER ONE   AFTER FIVE      AFTER
                                   IN ONE YR.     THROUGH     THROUGH         TEN         EQUITY                      FAIR
                                    OR LESS      FIVE YRS.    TEN YRS.       YEARS      SECURITIES       TOTAL        VALUE
                                  -----------   ----------   ----------    ----------   ----------   ------------   ---------
U.S. Government agencies          $         -   $    1,527   $        -   $         -  $         -   $      1,527   $   1,498
Municipal securities                        -          313            -           623            -            936         929
Corporate securities                      500        1,245          959         2,888            -          5,592       5,627
Mortgage-backed securities                  -            -           74        10,799            -         11,539      11,596
Equity securities                           -            -            -            -         1,046          1,046       1,046
                                  -------------------------------------------------------------------------------------------
     Total                        $       500   $    3,085   $    1,699   $   14,310   $     1,046   $     20,640   $  20,696
                                  ===========================================================================================
WEIGHTED AVERAGE YIELDS:

U.S. Government agencies                    -%        5.62%           -%           -%                       5.62%
Municipal securities                        -         4.16            -         6.76                        5.89
Corporate securities                     7.72         6.41         6.75         7.93                        7.37
Mortgage-backed securities                  -            -         5.93         3.61                        3.76
                                  ---------------------------------------------------                ------------
     Consolidated                        7.72%        5.79%        6.39%        4.62%                       5.04%
                                  ===================================================                ============

                                                                    DECEMBER 31, 2002
                                  -------------------------------------------------------------------------------------------
                                                   AMORTIZED COST DUE
                                  ---------------------------------------------------
                                                 AFTER ONE   AFTER FIVE      AFTER
                                   IN ONE YR.     THROUGH     THROUGH         TEN         EQUITY                      FAIR
                                    OR LESS      FIVE YRS.    TEN YRS.       YEARS      SECURITIES       TOTAL        VALUE
                                  -----------   ----------   ----------    ----------   ----------   ------------   ---------
U.S. Government agencies          $         -   $        -   $      990    $    1,494   $        -   $      2,484   $   2,470
Municipal securities                        -            -            -           152            -            152         149
Corporate securities                      251        1,233        1,118         1,646            -          4,248       4,280
Mortgage-backed securities                  -            -        1,203         7,140            -          8,343       8,459
Equity securities                           -            -            -             -          909            909         945
                                  -------------------------------------------------------------------------------------------
     Total                        $       251   $    1,233   $    3,311    $   10,432   $      909   $     16,136   $  16,303
                                  ===========================================================================================

WEIGHTED AVERAGE YIELDS:

U.S. Government agencies                    -%           -%        2.48%         2.48%                       2.48%
Municipal securities                        -            -            -          5.25                        5.25
Corporate securities                     7.46         8.20         6.11          8.07                        8.29
Mortgage-backed securities                  -            -         6.88          6.15                        6.12
                                  ---------------------------------------------------                ------------
     Consolidated                        7.46%        8.20%        6.26%         6.22%                      6.25%
                                  ===================================================                ============

The interest rate environment and the need for liquidity resulted in an annualized average yield on the investment portfolio of 5.8%, 5.9%, and 6.2% during 2002, 2001, and 2000, respectively. At December 31, 2002, 2001 and 2000, the market value of the investment portfolio was $20.7 million, $16.3 million, and $19.5 million, respectively. Amortized cost was $20.6 million, $16.1 million, and $19.6 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Waccamaw Bankshares, Inc. purchased Waccamaw Bank's 10% ownership in Sidus Financial Corporation, a mortgage brokerage and financial services provider. The Bank paid $331,530 for this investment and, subsequently, wrote down its investment by $125,000 in 2000 as a result of the poor financial performance of Sidus Financial Corporation. Waccamaw Bankshares, Inc. purchased the investment from the Bank at the full purchase price of $331,530 and immediately wrote down the investment by $125,000 to accurately reflect the carrying cost of the Bank's investment in Sidus Financial Corporation. Management believes this is a conservative valuation of the investment due to the substantially improved performance of Sidus Financial Corporation. Sidus Financial Corporation converted to Sidus Financial, LLC on December 31, 2002.

FEDERAL FUNDS SOLD

Federal funds represent the most liquid portion of the Bank's invested funds and generally the lowest yielding portion of earning assets. However, because of the flat yield curve and the need to maintain liquidity, management maintained a significant amount of Federal funds during the past three years. Average Federal funds sold totaled $7.4 million, $4.8 million, and $5.7 million in 2002, 2001, and 2000, respectively. Year-end Federal funds sold were $2.7 million and $2.0 million at December 31, 2002 and 2001, respectively.

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

Average total deposits were $125.7 million during 2002. This is an increase of 25.4% over 2001. Average total deposits were $100.2 million for the year ended December 31, 2001. This was an increase of $33.4 million or 49.9% over 2000. Substantially all of those deposits were core deposits. The percentage of the Bank's average deposits that were interest bearing in 2002 was 89.2% and 89.3% during 2001 and 88.9% during 2000. Average demand deposits which earn no interest were $13.6 million, $10.7 million and $7.4 million for the periods ended December 31, 2002, 2001, and 2000, respectively.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS

Average deposits for the periods ended December 31, 2002, 2001, and 2000 are summarized in the following table.

                         AVERAGE DEPOSIT MIX (THOUSANDS)

                                                           2002                  2001                  2000
                                                   -------------------   -------------------   --------------------
Interest bearing deposits:
   Demand accounts                                 $  10,652    8.47%    $   8,494     8.47%   $   6,187       9.25%
   Money market                                       14,787   11.76        13,388    13.35       12,155      18.18
   Savings                                             4,945    3.93         4,314     4.32        3,408       5.11
   Time deposit                                       81,702   64.99        63,289    63.15       37,688      56.38
                                                   ---------  ------     ---------  -------    ---------   -------
   Total interest bearing deposits                   112,086   89.15        89,485    89.29       59,438      88.92

Noninterest bearing demand deposits                   13,640   10.85        10,735    10.71        7,402      11.08
                                                   ---------  ------     ---------  -------    ---------   -------
   Total deposits                                  $ 125,726  100.00%    $ 100,220   100.00%   $  66,840     100.00%
                                                   =========  ======     =========  =======    =========   =======

The following table provides maturity information relating to time deposits of $100,000 or more at December 31, 2002.

                   LARGE TIME DEPOSIT MATURITIES, (THOUSANDS)

Remaining maturity of three months or less               $         7,173
Remaining maturity over three through twelve months               22,040
Remaining maturity over twelve months                             10,388
                                                         ---------------
     Total time deposits of $100,000 or more             $        39,601
                                                         ===============

SHORT-TERM DEBT

Other borrowed funds consisting of securities sold under agreements to repurchase and Federal funds purchased were $6.1 million, $3.5 million, and $4.1 million at December 31, 2002, 2001, and 2000, respectively. Average short-term debt was $5.5 million, $4.4 million, and $3.2 million during 2002, 2001, and 2000, respectively. The related interest expense was $59,200, $196,000 and $185,000 during 2002, 2001, and 2000, respectively.

LONG-TERM DEBT

As a member of the Federal Home Loan Bank of Atlanta, the Bank has the ability to borrow up to 10% of total assets in the form of FHLB advances. At December 31, 2002 and 2001 advances of $8.5 million and 2.5 million, respectively, were outstanding. The average amount outstanding during 2002 and 2001 was 6.3 million and 2.5 million, respectively. An advance outstanding of $2.5 million at the end of 2002 bears interest at a fixed rate of 5.85% and matures in 2010. An advance outstanding of $2.0 million at the end of 2002 bears interest at a fixed rate of 3.95% and matures in 2012. This advance is convertible to a variable rate based on three month LIBOR effective May 29, 2005, at the option of the FHLB. An advance of $4.0 million at the end of 2002 bears interest at an adjustable rate using three month LIBOR plus (1) basis point on a quarterly basis from commencing date of May 9, 2002. The current adjustable rate at December 31, 2002 was 1.405%. At December 31, 2002, a note in the amount of $100,000 due to The Nexity Bank was outstanding with a maturity date of December 31, 2003 and bears interest at a rate of prime less .50%.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS

In addition, a minimum leverage ratio of average Tier I capital to average total assets for the previous quarter, ranging from 3% to 5%, is required by Federal bank regulators subject to the regulator's evaluation of the Bank's overall safety and soundness. As of December 31, 2002, the Bank had a ratio of year-end Tier I capital to average total assets for the fourth quarter of 2002 of 7.9%. The Bank exceeds all required regulatory capital ratios and is considered well capitalized.

Shareholders' equity was $14.6 million at December 31, 2002. This was a 13.6% increase over the $12.9 million at the end of 2001. During 2000 the Bank completed a secondary stock offering netting $3.8 million in additional capital. Average shareholders' equity as a percentage of average total assets was 8.9%, 10.2% and 11.7% for 2002, 2001, and 2000, respectively.

At December 31, 2002 the Bank had a ratio of Tier I capital to risk-weighted assets of 9.8% and a ratio of total regulatory capital to risk-weighted assets of 11.1%, both well above the regulatory minimum of 4.0% and 8.0%, respectively.

The Bank's analysis of capital for the quarters ended December 31, 2002, 2001 and 2000 is presented in the following table.

                         RISK-BASED CAPITAL, (THOUSANDS)

                                                                       2002             2001              2000
                                                                 ---------------    -------------   ---------------
Tier I capital                                                   $        12,763    $      10,895    $        9,455
Qualifying allowance for loan losses/1/                                    1,630            1,297               858
                                                                 ---------------    -------------    --------------
         Total regulatory capital                                $        14,393    $      12,192    $       10,313
                                                                 ===============    =============    ==============
         Total risk-weighted assets                              $       130,170    $     103,665    $       68,330
                                                                 ===============    =============    ==============
Tier I as a percent of risk-weighted assets                                 9.80%           10.51%            13.83%
Total regulatory capital as a percent of risk-weighted assets              11.06%           11.76%            15.09%
Leverage ratio/2/                                                           7.91%            8.49%             9.78%

----------
     /1/ Limited to 1.25% of risk-weighted assets.
     /2/ Period end Tier I capital to adjusted average assets per quarter.

COMMON STOCK OUTSTANDING

At December 31, 2000 the Bank had 1,227,490 shares of common stock outstanding. During 2001, Waccamaw Bankshares, Inc. acquired all the outstanding shares of Waccamaw Bank. In addition, the Company declared a 20% stock dividend. Total shares outstanding (after adjusting for the stock dividend) at December 31, 2001, was 1,505,730. During 2002, the Company sold 11,135 shares of stock and stock options were exercised for 11,245 shares. At December 31, 2002 the Bank had 1,528,110 shares of common stock outstanding. These shares are held by approximately 2,000 shareholders of record.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS

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

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in the following table.

                      ALLOWANCE FOR LOAN LOSSES (THOUSANDS)

                                                                       2002             2001               2000
                                                                  --------------    -------------    --------------
Allowance for loan losses, beginning                              $        1,422    $         977    $          514
Provision for loan losses, charged to expense                                794              612               348
Allowance allocated to purchased loans                                         -                -               200
                                                                  --------------    -------------    --------------
                                                                           2,216            1,589             1,062
                                                                  --------------    -------------    --------------
Loans charged off                                                           (388)            (208)             (113)
Recoveries of loans previously charged off                                    26               41                28
                                                                  --------------    -------------    --------------
         Net charge-offs                                                    (362)            (167)              (85)
                                                                  --------------    -------------    --------------
         Allowance for loan losses, ending                        $        1,854    $       1,422    $          977
                                                                  ==============    =============    ==============

During 2000 the Bank purchased approximately $10.0 million in loans as part of a branch acquisition. Management allocated $200,000 of the branch purchase price as an allowance for loan losses on those loans.

Management realizes that general economic trends greatly affect loan losses and no assurances can be made about future losses. Management does, however consider the allowance for loan losses to be adequate at December 31, 2002, 2001, and 2000.

Nonperforming assets consisted of repossessed property of $140,000 and nonaccrual loans of $1.8 million at December 31, 2002 and repossessed property of $42,000 and nonaccrual loans $234,000 at December 31, 2001. Nonperforming assets consisted of repossessed property of $62,000 at December 31, 2000. Net charge off loans were $362,000 in 2002, $167,000 in 2001, and $85,000 in 2000.
The allowance for loan losses was $1.9 million, $1.4 million, and $977,000 at December 31, 2002, 2001, and 2000, respectively. This is 1.5%, 1.4%, and 1.4% of total gross loans outstanding at the end of 2002, 2001 and 2000, respectively.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS

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

At December 31, 2002, the Bank was cumulatively asset-sensitive (earning assets subject to interest rate changes exceeded interest-bearing liabilities subject to changes in interest rates). Demand, savings and money market accounts repricing within three months were $30.9 million, which historically are not as rate sensitive as other types of interest-bearing deposits. Removing the impact of demand, savings and money market accounts, the Bank is asset sensitive in the three month or less time period, with the four to twelve months time period being liability-sensitive, the thirteen to sixty months time period being asset-sensitive and the over sixty months time period being asset-sensitive.

Time deposits in denominations of $100,000 or more and large municipal repurchase accounts are especially susceptible to interest rate changes. These deposits are matched with short-term investments. Matching sensitive positions alone does not ensure that the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Mortgage backed securities are shown based on their contractual maturity but tend to be repaid earlier. Long-term debt maturing in 2010 and 2012 with a quarterly call feature is shown in the 1-3 month repricing period.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The table below shows the sensitivity of the Bank's balance sheet at the dates indicated, but is not necessarily indicative of the position on other dates.

                            INTEREST RATE SENSITIVITY

                                                                          DECEMBER 31, 2002
                                                                        MATURITIES/REPRICING
                                                   ----------------------------------------------------------------
                                                       1-3          4-12         13-60       OVER 60
                                                     MONTHS        MONTHS       MONTHS       MONTHS        TOTAL
                                                   -----------  -----------  -----------  -----------   -----------
EARNING ASSETS:
   Loans                                           $    43,785  $     8,110  $    62,568  $    13,253   $   127,716
   Investments                                             505            -        3,037       17,154        20,696
   Federal funds sold                                    2,708            -            -            -         2,708
   Deposits with banks                                     576            -            -            -           576
                                                   -----------  -----------  -----------  -----------   -----------
     Total                                              47,574        8,110       65,605       30,407       151,696
                                                   -----------  -----------  -----------  -----------   -----------

INTEREST-BEARING LIABILITIES:
   Demand accounts                                      11,868            -            -            -        11,868
   Savings and money market                             19,058            -            -            -        19,058
   Time deposits                                        17,021       52,004       17,579            -        86,604
   Repurchase agreements and purchased
    funds                                                6,071            -            -            -         6,071
   Long-term debt                                        6,500          100        2,000            -         8,600
                                                   -----------  -----------  -----------  -----------   -----------
   Total                                                60,518       52,104       19,579            -       132,201
                                                   -----------  -----------  -----------  -----------   -----------
Interest rate gap                                  $   (12,944) $   (43,994) $    46,026  $    30,407   $    19,495
                                                   ===========  ===========  ===========  ===========   ===========

Cumulative interest sensitivity gap                $   (12,944) $   (56,938) $   (10,912) $    19,495

Ratio of sensitivity gap to total
   earnings assets                                       (8.53)%     (29.00)%      30.34%       20.04%        12.85%
Cumulative ratio of sensitivity gap
   to total earnings assets                              (8.53)%     (37.53)%      (7.19)%      12.85%

EFFECTS OF INFLATION

Interest rates are affected by inflation, but the timing and magnitude of the changes may not coincide with changes in the consumer price index. Management actively monitors the Bank's interest rate sensitivity in order to minimize the effects of inflationary trends on the Bank's operations. Other areas of non-interest expense may be more directly affected by inflation.

FINANCIAL RATIOS

The following table summarizes ratios considered to be significant indicators of the Bank's operating results and financial condition for the periods indicated.

                              KEY FINANCIAL RATIOS

                                                       2002            2001        2000         1999
                                                   -------------   -----------  -----------   ----------
Return on average assets                                    1.02%          .85%         .79%          .79%
Return on average equity                                   11.46%         8.36%        6.72%         5.95%
Average equity to average assets                            8.92%        10.15%       11.71%        13.22%

================================================================================

Board of Directors and Officers

--------------------------------------------------------------------------------

                               Board of Directors

M. B. "Bo" Biggs...............................................K. M. Biggs, Inc.

Dr. Maudie M. Davis........................Principal, South Columbus High School

E. Autry Dawsey, Sr. .................Premiere Enterprises of Whiteville, L.L.C.

Monroe Enzor III..............................................Monroe Enzor Farms

James G. Graham.............President and Chief Executive Officer, Waccamaw Bank

James E. Hill, Jr. ..........................................Hill & High, L.L.P.

Michael K. Jones........................Jones Stores, Inc. and Related Companies

Alan W. Thompson...................... Thompson, Price, Scott, Adams & Co., P.A.

Dale Ward.........................................J. D. Wright Roofing Co., Inc.

J. Densil Worthington.............................Worthington Funeral Home, Inc.

                               Directors Emeritus

Dewey L. Hill....................................................Hillcrest Corp.

Lucian P. Stephens...............................Blockade Runner Motor Inn, Inc.


                             Bank Executive Officers


James G. Graham............................President and Chief Executive Officer

Freda H. Gore.........................Vice-President and Chief Operating Officer

Timothy J. Reilly......................Vice-President and Senior Lending Officer

David A. Godwin.......................Vice-President and Chief Financial Officer

================================================================================

Bank Employees

--------------------------------------------------------------------------------

                                   Main Office

Edith "Edie" Stanley..................................Assistant Vice President &
                                                                  Branch Manager
Tim Nealy...................................................Loan Officer Trainee
Janet D. Smith..........................................Administrative Assistant
Rebecca G. Freeman......................................Administrative Assistant
Edna Lewis................................................................Teller
Julie P. Shaw.............................................................Teller
Jenny Wright..............................................................Teller
Rosario G. Mincey.........................................................Teller
Brenda E. Andrews.........................................................Teller
Lisa P. Leggett.................................................Customer Service
                                                                  Representative
Kelly Bass......................................................Customer Service
                                                                  Representative
Hilda W. Branch.....................................................Receptionist

                                Tabor City Office

Geoffrey R. Hopkins........................................Vice President & City
                                                                       Executive
Gayle N. Watson.........................................Assistant Branch Manager
Sarah W. Currie...........................................Head Teller & Customer
                                                          Service Representative
Tammy C. Simmons..........................................................Teller
M. Pearl Lewis............................................................Teller
Amanda B. Prince..........................................................Teller

                                Chadbourn Office

Judy W. Strickland............................................Financial Services
                                                                  Representative
Lou Ellen Williamson................................................Loan Officer
Bobbi A. Lewis.....................................Loan Administrative Assistant
Hilda F. Bullard................................................Customer Service
                                                                  Representative
Pamela M. Thornton...................................................Head Teller
Misty S. Hardwick.........................................................Teller
Wanda F. Rozier...........................................................Teller
Vickie G. Williamson......................................................Teller

                                Shallotte Office

Dianne F. McRainey.........................................Vice President & City
                                                                       Executive
Vernon L. Parker................................................Vice President &
                                                                  Branch Manager
Christle H. Baxley..............................................Customer Service
                                                                  Representative
Penny S. McKeithan...................................................Head Teller
Sonja Milligan............................................................Teller
LaChella Stephenson.......................................................Teller

                               Holden Beach Office

Stephanie Loll....................................................Branch Manager
Elizabeth A. Evans...................................................Head Teller
Cynthia P. Elliott........................................................Teller
Melissa A. King.................................................CSR/Loan Officer

                                Mortgage Lending

Columbus County
Jami H. Hinson...................................................Mortgage Banker

Brunswick County
Keith L. Gunther.................................................Mortgage Banker
Judy Seaboldt....................................................Mortgage Banker

                        Waccamaw Financial Services, Inc.

Kelley Jones .......................................Vice President & Investments
                                                           and Insurance Advisor

                              Credit Administration

Cindy B. Ross....................................Vice President & Credit Officer
George Benton...........................................Assistant Credit Manager
Lafell G. Eason...................................................Loan Assistant
Ella Scarborough .................................................Loan Assistant
Amanda Williams ..................................................Loan Assistant

                             Operations & Accounting

Gracie B. McClary...........................................Operations, Security
                                                            & Compliance Officer
Deanna Nichols .....................................Assistant Operations Officer
Emily Bullard.............................................. Operations Assistant
Valerie W. Register...........................................Accounting Manager
Barbara P. Lanier...........................................Accounting Assistant

                                 Human Resources

Mary W. Duncan................................................Personnel Director

================================================================================

Stockholder Information

--------------------------------------------------------------------------------

Annual Meeting

The annual meeting of stockholders will be held Thursday, April 17, 2003 at 7:00 p.m. at the Waccamaw Bank and Corporate Center, 110 North J. K. Powell Boulevard , Whiteville, North Carolina.

                                   ----------

Requests for Information

Requests for information should be directed to Mr. James G. Graham, President, at Waccamaw Bankshares, Inc., Post Office Box 2009, Whiteville, North Carolina, 28472; telephone (910) 641-0044.

                                   ----------

    Independent Auditors               Stock Transfer Agent                   Legal Counsel
   Larrowe & Company, PLC               First Citizens Bank              Gaeta & Glesener, P.A.
Certified Public Accountants              & Trust Company                 808 Salem Woods Drive
     Post Office Box 760               Post Office Box 29522                    Suite 201
   Galax, Virginia  24333      Raleigh, North Carolina  27626-0522   Raleigh, North Carolina  27615

                                   ----------

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

                                   ----------

                                 Banking Offices

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
