Form 10KSB, Exhibit 13
period 2003-12-31
WACCAMAW BANKSHARES INC
filed 2004-03-29
CIK 1144686

Exhibit 13

2003 Annual Report

Table of Contents

Letter to Stockholders	1

Significant Trends	2

Financial Highlights Summary	3

Consolidated Balance Sheets	4

Consolidated Statements of Income	5

Consolidated Statements of Changes in Stockholders’ Equity	6

Consolidated Statements of Cash Flows	8

Notes to Consolidated Financial Statements	9

Independent Auditor’s Report	28

Management’s Discussion and Analysis	29

Board of Directors and Officers	45

Bank Employees	46

Stockholder Information	47

January 29, 2004

Dear Stockholder:

The year of 2003 represented another year of solid performance for Waccamaw Bankshares, Inc. with strong trends in earnings and total assets. Net Income for the year ending December 31, 2003 was $2,006,783, surpassing the $2 million milestone for the first time. This represents a 29% increase in earnings over 2002 and is equal to $1.09 basic earnings per share compared with $.85 basic earnings per share in 2002. Total Assets for the corporation were $193,206,943, a 20% increase over the previous year. We are pleased to report to you our financial results and other accomplishments for 2003, our sixth anniversary year, in more detail in the accompanying financial statements.

Perhaps the most important issue regarding the financial results reported here is the strong base which provides for future growth and earnings opportunities. Waccamaw Bankshares, Inc. remains committed to sound credit quality, a strong capital base, efficient use of technology and the strength of its employees in order to provide consistent, long term financial performance. As the corporation grows, we continue to attract high quality individuals to compliment our existing strong core staff in order to achieve growth and excellent performance.

These financial results have not gone unnoticed in the equity markets as the performance of Waccamaw Bankshares stock has improved significantly since being listed on the NASDAQ SmallCap Market in March 2003. In the third quarter of the year the bank completed the conversion of its main information systems software. In August Waccamaw Bankshares initiated a 6 for 5 stock split effected as a stock dividend which was, in effect, the third such transaction in our history. In the fourth quarter the bank completed an $8 million Trust Preferred offering. This offering enabled the bank to obtain the capital required for future growth without dilution of the earnings per share of our present stockholders. The corporation’s efforts are focused on achieving the bank’s full potential for growth and fulfilling the vision that our Stockholders established at the bank’s inception six years ago.

So, we are pleased with our performance in 2003. On behalf of the Waccamaw Team, which includes the staff, management and Board of Directors, we wish to express our appreciation for your support of our efforts. Without our dedicated base of Stockholders, this performance would not have been possible. We look forward to continuing growth and creating value in 2004 and beyond.

Sincerely,

James G. Graham	Michael K. Jones
President/CEO	Chairman of the Board

Significant Trends

Financial Highlights Summary1

	2003	2002	2001	2000	1999
Summary of Operations

Interest income	$9,957	$9,594	$8,789	$6,476	$3,689
Interest expense	3,627	3,978	4,518	3,261	1,686

Net interest income	6,330	5,616	4,271	3,215	2,003
Provision for credit losses	730	794	612	348	240
Other income	2,053	1,370	1,243	601	400
Other expense	4,436	3,893	3,890	2,815	1,771
Income tax (expense) benefit	(1,210)	(740)	12	—	—

Net income	$2,007	$1,559	$1,024	$653	$392

Per Share Data[2]

Basic earnings per share	$1.09	$.85	$.57	$.40	$.29
Diluted earnings per share	1.03	.82	.55	.38	.29
Book value	9.12	7.96	7.11	6.46	4.94

Average Balance Sheet Summary

Loans, net	$137,403	$114,823	$84,209	$53,965	$31,197
Securities	19,663	18,309	18,577	16,117	14,411
Total assets	177,563	152,559	120,646	82,968	49,686
Deposits	147,663	125,725	100,220	66,840	39,342
Shareholders’ equity	15,633	13,611	12,247	9,712	6,567

Selected Ratios

Average equity to average assets	8.80%	8.92%	10.15%	11.71%	13.22%
Return on average assets	1.13%	1.02%	0.85%	.79%	.79%
Return on average equity	12.84%	11.46%	8.36%	6.72%	5.95%

[1]	In thousands of dollars, except per share data.
[2]	Adjusted for the effects of 6 for 5 stock splits in 2000, 2001 and 2003.

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets

Cash and due from banks	$5,044,835	$4,442,307
Interest-bearing deposits with banks	318,482	576,218
Federal funds sold	10,116,000	2,708,000
Investment securities, available for sale	22,951,020	19,650,205
Restricted equity securities	1,102,344	1,046,094
Loans, net of allowance for loan losses of $2,218,053 in 2003 and $1,854,194 in 2002	142,342,430	125,669,331
Property and equipment, net	3,155,719	3,387,798
Intangible assets, net	1,332,097	1,559,278
Accrued income	872,709	1,061,965
Bank owned life insurance	4,817,698	—
Other assets	1,153,609	1,213,812

Total assets	$193,206,943	$161,315,008

Liabilities and Stockholders’ Equity

Liabilities
Noninterest-bearing deposits	$16,369,500	$13,192,797
Interest-bearing deposits	138,426,429	117,530,639

Total deposits	154,795,929	130,723,436

Securities sold under agreements to repurchase	3,654,000	6,071,000
Long-term debt	8,500,000	8,600,000
Guaranteed preferred beneficial interest in the company’s junior subordinated debentures	8,000,000	—
Accrued interest payable	492,241	752,317
Other liabilities	801,800	574,595

Total liabilities	176,243,970	146,721,348

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, no par value; 1,000,000 shares authorized; none outstanding	—	—
Common stock, no par; 5,000,000 shares authorized; 1,859,772 shares issued in 2003; 1,528,110 shares issued in 2002	12,760,330	12,445,385
Retained earnings	4,115,183	2,108,400
Accumulated other comprehensive income	87,460	39,875

Total stockholders’ equity	16,962,973	14,593,660

Total liabilities and stockholders’ equity	$193,206,943	$161,315,008

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

Years ended December 31, 2003, 2002, and 2001

	2003	2002	2001
Interest income
Loans and fees on loans	$8,968,847	$8,405,239	$7,272,593
Money market investments	88,882	126,415	427,552
Investment securities, taxable	831,482	1,020,308	1,088,669
Investment securities, nontaxable	67,937	41,747	—

Total interest income	9,957,148	9,593,709	8,788,814

Interest expense
Deposits	3,304,587	3,676,912	4,178,471
Federal funds purchased and securities sold under agreements to repurchase	29,082	59,200	196,088
Other borrowed funds	293,882	241,692	143,567

Total interest expense	3,627,551	3,977,804	4,518,126

Net interest income	6,329,597	5,615,905	4,270,688

Provision for loan losses	730,000	794,106	612,000

Net interest income after provision for loan losses	5,599,597	4,821,799	3,658,688

Noninterest income
Service charges on deposit accounts	989,517	801,380	652,840
Other operating income	730,902	561,020	460,496
Income from mortgage banking investee	249,254	—	—
Earnings on bank owned life insurance	18,930	—	—
Net realized gains on sale or maturity of investment securities	64,802	7,689	129,279

Total noninterest income	2,053,405	1,370,089	1,242,615

Noninterest expense
Salaries and employee benefits	2,273,418	2,087,852	1,827,990
Occupancy and equipment	640,473	593,220	549,114
Data processing	340,913	194,260	386,284
Amortization expense	227,181	227,181	227,181
Other expense	954,483	790,676	899,046

Total noninterest expense	4,436,468	3,893,189	3,889,615

Income before income taxes	3,216,534	2,298,699	1,011,688

Income tax (expense) benefit	(1,209,751)	(739,271)	12,667

Net income	$2,006,783	$1,559,428	$1,024,355

Basic earnings per share	$1.09	$.85	$.57

Diluted earnings per share	$1.03	$.82	$.55

Weighted average shares outstanding	1,846,239	1,828,202	1,789,697

Weighted average dilutive shares outstanding	1,943,609	1,908,963	1,872,051

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders’ Equity

Years ended December 31, 2003, 2002 and 2001

	Shares	Common Stock	Surplus	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
December 31, 2000	1,227,490	$6,137,450	$5,807,255	$(475,383)	$(54,009)	$11,415,313

Comprehensive income
Net income	—	—	—	1,024,355	—	1,024,355
Net change in unrealized appreciation on investment securities available for sale	—	—	—	—	293,524	293,524
Reclassification adjustment	—	—	—	—	(129,279)	(129,279)

Total comprehensive income						1,188,600

Issuance of common stock	2,860	14,300	31,460	—	—	45,760
Exercise of stock options	17,108	85,540	71,340	—	—	156,880
Recapitalization to no par stock	—	5,910,055	(5,910,055)	—	—	—
Stock issuance costs	—	(21,548)	—	—	—	(21,548)
Stock split	249,492	—	—	—	—	—
Redemption of fractional shares	(68)	(1,082)	—	—	—	(1,082)
Exercise of stock options	8,848	67,599	—	—	—	67,599

December 31, 2001	1,505,730	12,192,314	—	548,972	110,236	12,851,522

Comprehensive income
Net income	—	—	—	1,559,428	—	1,559,428
Net change in unrealized appreciation on investment securities available for sale, net of income taxes of $(29,672)	—	—	—	—	(65,287)	(65,287)
Reclassification adjustment, net of income taxes of $(2,614)	—	—	—	—	(5,074)	(5,074)

Total comprehensive income						1,489,067

Issuance of common stock	12,575	178,161	—	—	—	178,161
Exercise of stock options	9,805	74,910	—	—	—	74,910

December 31, 2002	1,528,110	12,445,385	—	2,108,400	39,875	14,593,660

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders’ Equity, continued

Years ended December 31, 2003, 2002 and 2001

	Shares	Common Stock	Surplus	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
December 31, 2002, forward	1,528,110	12,445,385	—	2,108,400	39,875	14,593,660

Comprehensive income
Net income	—	—	—	2,006,783	—	2,006,783
Net change in unrealized appreciation on investment securities available for sale, net of income taxes of $ 46,546	—	—	—	—	90,354	90,354
Reclassification adjustment, net of income taxes of ($22,033)	—	—	—	—	(42,769)	(42,769)

Total comprehensive income						2,054,368

Issuance of common stock	5,589	125,529	—	—	—	125,529
Exercise of stock options	18,598	206,590	—	—	—	206,590
Stock split	307,475	—	—	—	—	—
Stock issuance costs	—	(17,174)	—	—	—	(17,174)

December 31, 2003	1,859,772	$12,760,330	$—	$4,115,183	$87,460	$16,962,973

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Cash flows from operating activities
Net income	$2,006,783	$1,559,428	$1,024,355
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	474,689	465,745	436,650
Provision for loan losses	730,000	794,106	612,000
Accretion of discount on securities, net of amortization of premiums	141,632	(20,998)	(7,265)
Gain on sale of investment securities	(64,802)	(7,689)	(129,279)
Deferred taxes	(123,277)	(140,119)	(432,768)
Benefit of non qualified stock option exercise	65,590	—	—
Changes in assets and liabilities:
Accrued income	189,256	(93,463)	(110,426)
Other assets	183,481	(492,197)	29,089
Accrued interest payable	(260,076)	(399,853)	452,294
Other liabilities	227,204	(238,811)	645,799

Net cash provided by operating activities	3,570,480	1,426,149	2,520,449

Cash flows from investing activities
Net (increase) decrease in federal funds sold	(7,408,000)	(698,000)	1,510,000
Purchases of investment securities	(19,331,048)	(16,013,612)	(15,973,765)
Maturities of investment securities	10,941,773	8,319,828	14,486,546
Net increase in loans	(17,403,099)	(25,528,579)	(35,063,644)
Sales of investment securities	5,002,965	3,258,506	4,955,681
Investment in bank owned life insurance	(4,817,698)	—	—
Purchases of property and equipment	(15,429)	(78,728)	(1,540,179)

Net cash used in investing activities	(33,030,536)	(30,740,585)	(31,625,361)

Cash flows from financing activities
Net increase in noninterest-bearing deposits	3,176,702	783,285	3,114,320
Net increase in interest-bearing deposits	20,895,791	18,674,236	25,592,325
Net increase (decrease) in securities sold under agreements to repurchase	(2,417,000)	2,570,000	(623,000)
Net increase in junior subordinated debentures	8,000,000	—	—
Repayment of long-term debt	(100,000)	6,100,000	—
Proceeds from issuance of common stock	266,529	253,071	247,609
Stock issuance costs	(17,174)	—	—

Net cash provided by financing activities	29,804,848	28,380,592	28,331,254

Increase (decrease) in cash and cash equivalents	344,792	(933,844)	(773,658)

Cash and cash equivalents, beginning	5,018,525	5,952,369	6,726,027

Cash and cash equivalents, ending	$5,363,317	$5,018,525	$5,952,369

Supplemental disclosure of cash flow information
Interest paid	$3,887,627	$4,377,657	$4,000,098

Taxes paid	$1,145,811	$1,026,655	$—

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

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

Critical Accounting Policies

The notes to our audited consolidated financial statements for the year ended December 31, 2003 contain a summary of our significant accounting policies. We believe our policies, with respect to the methodology for our determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and our Board of Directors.

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

Advertising Expense

The Company expenses advertising costs as they are incurred. Advertising expense for the years presented are not material.

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

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Use of Estimates, continued

Primarily all of the Bank’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Bank’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse and healthy with manufacturing and agricultural segments playing a significant role. Management believes the economic outlook is positive.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Bank’s allowances for loan and foreclosed real estate losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks” and “interest-bearing deposits with banks”.

Interest-Bearing Deposits in Banks

Interest-bearing deposits mature in one year and are carried at cost.

Trading Securities

The Bank does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities Held to Maturity

Bonds, notes, and debentures, for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. The Bank has no securities held to maturity.

Securities Available for Sale

Available for sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held to maturity securities.

Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders’ equity. Realized gains and losses on the sale of available for sale securities are recorded on the trade date and are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held to maturity and available for sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Notes to Consolidated Financial Statements

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

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. When facts and circumstances indicate the borrower has regained the ability to meet required payments, the loan is returned to accrual status. Past due status of loans is determined based on contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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

Property and Equipment

Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Years
Leasehold improvements	5-30
Furniture and equipment	3-10
Banking house	10-40

Notes to Consolidated Financial Statements

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

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Comprehensive Income

Annual comprehensive income reflects the change in the Company’s equity during the year arising from transactions and events other than investments by and distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense.

Financial Instruments

Derivatives that are used as part of the asset/liability management process are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. In addition, forwards and option contracts must reduce an exposure’s risk, and for hedges of anticipatory transactions, the significant terms and characteristics of the transaction must be identified and the transactions must be probable of occurring. All derivative financial instruments held or issued by the Company are held or issued for purposes other than trading. There were no derivatives for the years presented in this report.

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

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts reported in the balance sheet for cash and due from banks approximate their fair values.

Interest-bearing deposits with banks: The carrying amounts of interest-bearing deposits that mature in ninety days approximate their fair value. Fair values of other interest-bearing deposits are estimated using a discounted cash flow analysis that applies interest rates currently offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Available for sale and held to maturity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

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

Notes to Consolidated Financial Statements

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

Long-term debt: The fair values of the Company’s long-term debt are estimated using discounted cash flow analysis based on the Bank’s current incremental borrowing rates for similar types of borrowings.

Other liabilities: The carrying amounts of other liabilities approximate fair value.

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Note 2. Restrictions on Cash

To comply with banking regulation, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $639,000 and $543,000 for the period including December 31, 2003 and 2002, respectively.

Note 3. Securities

Debt and equity securities have been classified in the balance sheet according to management’s intent. The carrying amounts of securities (all available for sale) and their approximate fair values follow:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2003:
U.S. Government agency securities	$500,000	$15,878	$—	$515,878
Mortgage backed securities	14,163,631	33,622	125,555	14,071,698
Corporate securities	5,040,213	269,037	43,087	5,266,163
Municipal Securities	3,102,998	15,195	20,912	3,097,281
Restricted equity securities	1,102,344	—	—	1,102,344

	$23,909,186	$333,732	$189,554	$24,053,364

2002:
U.S. Government agency securities	$1,527,000	$—	$29,133	$1,497,867
Mortgage backed securities	11,538,924	100,863	43,448	11,596,339
Corporate securities	5,592,488	86,419	51,999	5,626,908
Municipal Securities	935,729	2,892	9,530	929,091
Restricted equity securities	1,046,094	—	—	1,046,094

	$20,640,235	$190,174	$134,110	$20,696,299

Notes to Consolidated Financial Statements

Note 3. Securities, continued

Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”), The Bankers Bank, The Federal Reserve of Richmond (Federal Reserve), Sidus Financial, LLC (Sidus) and Sidus Title Services, LLC. All of those entities except Sidus and Sidus Title are correspondents of the Bank. Sidus is a mortgage broker and Sidus Title sells title insurance. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow from it. The Bank is required to hold that stock so long as it borrows from the FHLB. The Federal Reserve requires Banks to purchase stock as a condition of membership in the Federal Reserve system. The Bank’s stock in The Bankers Bank, Sidus and Sidus Title is restricted only in the fact that the stock may only be repurchased by the respective companies.

Investment securities with market values of $6,550,749 and $8,174,655 at December 31, 2003 and 2002, respectively were pledged as collateral on public deposits and for other banking purposes as required or permitted by law. Gross realized gains and losses for the years ended December 31, 2003, 2002 and 2001 are as follows:

	2003	2002	2001
Realized gains	$65,637	$10,732	$131,837
Realized losses	(835)	(3,043)	(2,558)

	$64,802	$7,689	$129,279

The scheduled maturities of securities (all available for sale) at December 31, 2003 are as follows:

	Amortized Cost	Fair Value
Due in one year or less	$310,208	$311,426
Due in one through five years	2,120,682	2,210,335
Due in five through ten years	3,328,593	3,306,038
Due after ten years	17,047,359	17,123,221
Restricted equity securities	1,102,344	1,102,344

	$23,909,186	$24,053,364

The following table details unrealized losses and related fair values in the Bank’s held to maturity and available for sale investment securities portfolios. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2003.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agency securities	$—	$—	$—	$—	$—	$—
Mortgage backed securities	7,193,461	(101,621)	1,463,171	(23,934)	8,656,632	(125,555)
Corporate securities	1,026,843	(43,087)	—	—	1,026,843	(43,087)
Municipal securities	975,582	(20,452)	278,045	(460)	1,253,627	(20,912)
Restricted equity securities	—	—	—	—	—	—

Total temporarily impaired securities	$9,195,886	$(165,160)	$1,741,216	$(24,394)	$10,937,102	$(189,554)

Management considers the nature of the investment, the underlying causes of the decline in market value, the severity and duration of the decline in market value and other evidence, on a security by security basis, in determining if the decline in market value is other than temporary. Management believes all unrealized losses presented in the table above to be temporary in nature.

Notes to Consolidated Financial Statements

Note 4. Loans Receivable

The major components of loans in the balance sheets at December 31 are as follows:

	In Thousands
	2003	2002
Commercial	$43,068	$46,625
Real estate:
Construction and land development	23,389	23,690
Residential, 1-4 families	38,354	32,224
Residential, 5 or more families	1,899	1,487
Farmland	2,141	1,297
Nonfarm, nonresidential	22,130	6,400
Agricultural	3,238	3,223
Consumer	8,775	11,109
Other	1,819	1,661

	144,813	127,716

Deferred loan fees, net of costs	(253)	(193)
Allowance for loan losses	(2,218)	(1,854)

	$142,342	$125,669

Approximately $24,000,000 in 1-4 family residential loans are pledged as collateral securing Federal Home Loan Bank advances included in long-term debt at December 31, 2003.

Note 5. Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

	2003	2002	2001
Balance, beginning	$1,854,194	$1,421,548	$976,537

Provision charged to expense	730,000	794,106	612,000
Recoveries of amounts charged off	26,461	26,456	41,000
Amounts charged off	(392,602)	(387,916)	(207,989)

Balance, ending	$2,218,053	$1,854,194	$1,421,548

		2003	2002
Impaired loans without a valuation allowance		$953,011	$2,186,653
Impaired loans with a valuation allowance		—	—

Total impaired loans		$953,011	$2,186,653

Valuation allowance related to impaired loans		$—	$—

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

Nonaccrual loans and loans past due 90 days or more at December 31, 2003 were approximately $701,000 and $486,000, respectively. Nonaccrual loans and loans past due 90 days or more at December 31, 2002 were approximately $1,800,000 and $173,000, respectively. The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the last three years (all approximate) is summarized below:

	2003	2002	2001
Average investment in impaired loans	$494,189	$789,643	$128,751

Interest income recognized on impaired loans	$51,513	$42,658	$3,252

Interest income recognized on a cash basis on impaired loans	$51,513	$42,658	$3,252

No additional funds are committed to be advanced in connection with impaired loans.

Note 6. Property and Equipment

Components of Property and Equipment

Components of property and equipment and total accumulated depreciation are as follows:

	2003	2002
Land	$324,000	$357,000
Buildings	1,963,600	2,070,705
Leasehold improvements	427,931	417,603
Furniture and equipment	1,394,293	1,276,188

	4,109,824	4,121,496

Less accumulated depreciation	954,105	733,698

	$3,155,719	$3,387,798

Depreciation expense reported in net income was approximately $248,000, $239,000, and $209,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Leases

The Bank leases four banking facilities under agreements accounted for as operating leases. Rent expense was approximately $113,000, $112,000, and $136,000 in 2003, 2002, and 2001, respectively. Future minimum lease payments under non-cancelable commitments are as follows.

2004	114,188
2005	106,260
2006	63,474
2007	63,474
2008	63,474
Thereafter	60,000

$470,870

Notes to Consolidated Financial Statements

Note 7. Intangible Assets

The book value of purchased intangible assets at December 31, 2003 and 2002 was $1,332,097 and $1,559,278, respectively. Details are as follows:

	As of December 31, 2003		As of December 31, 2002
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Deposit premium	$2,139,919	$934,489	$2,139,919	$727,308
Other	200,000	73,333	200,000	53,333

Total	$2,339,919	$1,007,822	$2,339,919	$780,641

Amortization expense is calculated on a straight-line basis over a period of ten years and was approximately $227,000 in 2003, 2002 and 2001. Management expects amortization expense to be approximately $227,000 in each of the next five years.

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was approximately $34,642,000 and $39,601,000, respectively. At December 31, 2003, the scheduled maturities of time deposits (in thousands) are as follows:

Three months or less	$26,878
Four months to one year	45,133
Two to three years	19,958
Over three years	5,426

$97,395

Note 9. Borrowed Funds

Short-term debt

Short-term debt consists of securities sold under agreements to repurchase and federal funds purchased, both of which generally mature within one to seven days from the transaction date. Additional information is summarized below:

	2003	2002
Outstanding balance at December 31	$3,654,000	$6,071,000

Year-end weighted average rate	.42%	.67%

Daily average outstanding during the period	$4,508,315	$5,495,474

Average rate for the year	.65%	1.08%

Maximum outstanding at any month-end during the period	$5,539,000	$6,725,000

The Bank has established credit facilities to provide additional liquidity if and as needed. These consist of unsecured lines of credit with correspondent banks for $7,000,000 and a secured line of credit with a correspondent bank for $5,000,000. In addition, the Bank has the ability to borrow up to ten percent of total bank assets from the Federal Home Loan Bank of Atlanta, subject to the pledging of specific bank assets as collateral. At December 31, 2003 and 2002 there were no amounts outstanding under these credit facilities.

Notes to Consolidated Financial Statements

Note 9. Borrowed Funds, continued

Long-term debt

At December 31, 2003 and 2002, $8,500,000 were outstanding under Federal Home Loan Bank advances. An advance of $2,500,000 matures on February 10, 2010 and bears interest at a fixed rate of 5.85%. This advance is convertible by the Federal Home Loan Bank on a quarterly basis to a variable rate of three month London Interbank Offered Rate (“LIBOR”). An advance of $2,000,000 matures on May 29, 2012 and bears interest at a fixed rate of 3.95%. This advance is convertible by the Federal Home Loan Bank to a variable rate of three month LIBOR effective May 29, 2005. An advance of $4,000,000 matures on May 9, 2005 and bears interest at an adjustable interest rate using three month LIBOR plus (1) basis point on a quarterly basis. Approximately $24,000,000 in 1-4 family residential loans were pledged as collateral for the FHLB advances at December 31, 2003.

Note 10. Fair Value of Financial Instruments

The estimated fair values of the Bank’s financial instruments are as follows (dollars in thousands):

	December 31, 2003		December 31, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash and due from banks	$5,045	$5,045	$4,442	$4,442
Interest-bearing deposits with banks	318	318	576	576
Federal funds sold	10,116	10,116	2,708	2,708
Investment securities	22,951	22,951	19,650	19,650
Restricted equity securities	1,102	1,102	1,046	1,046
Loans, net of allowance for loan losses	142,342	142,873	125,669	125,251

Financial Liabilities
Deposits	154,796	159,591	130,723	131,461
Securities sold under agreements to repurchase and federal funds purchased	3,654	3,654	6,071	6,071
Long-term debt	8,500	8,629	8,600	8,949
Junior subordinated debentures	8,000	8,182	—	—

Off-Balance-Sheet Assets (Liabilities)
Commitments to extend credit and standby letters of credit	—	—	—	—

Note 11. Earnings per Share

The following table details the computation of basic and diluted earnings per share:

	2003	2002	2001
Net income (income available to common shareholders)	$2,006,783	$1,559,428	$1,024,355

Weighted average common shares outstanding	1,846,239	1,828,202	1,789,697
Effect of dilutive securities, options	97,370	80,761	82,354

Weighted average common shares outstanding, diluted	1,943,609	1,908,963	1,872,051

Basic earnings per share	$1.09	$.85	$.57

Diluted earnings per share	$1.03	$.82	$.55

Notes to Consolidated Financial Statements

Note 12. Guaranteed Preferred Beneficial Interests in the Company’s Junior Subordinated Debentures

Waccamaw Statutory Trust I, a statutory business trust (the “Trust”), was created by the Company on December 17, 2003, at which time the Trust issued $8,000,000 in aggregate liquidation amount of $1 par value preferred capital trust securities which mature December 17, 2033. Distributions are payable on the securities at a floating rate indexed to the 3-month London Interbank Offered Rate (“LIBOR”), and the securities may be prepaid at par by the Trust at any time after December 17, 2008. The principal assets of the Trust are $8.2 million of the Company’s junior subordinated debentures which mature on December 17, 2033, and bear interest at a floating rate indexed to the 3-month LIBOR, and which are callable by the Company after December 17, 2008. All $248 thousand in aggregate liquidation of the Trust’s common securities are held by the Company.

The Trust’s preferred securities and common securities may be included in the Company’s Tier I capital for regulatory capital adequacy purposes to the extent that they do not exceed 33.3% of the Company’s total Tier I capital excluding these securities. Amounts in excess of this ratio will not be considered Tier I capital but may be included in the calculation of the Company’s total risk-based capital ratio. The Company’s obligations with respect to the issuance of the Trust’s preferred securities and common securities constitute a full and unconditional guarantee by the Company of the Trust’s obligations with respect to the preferred securities and common securities. Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on its junior subordinated debentures, which would result in a deferral of distribution payments on the Trust’s preferred trust securities and common securities.

Note 13. Employee Benefit Plans

Defined Contribution Plan

The Bank maintains a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees at least 21 years of age who have completed twelve months of service. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. The bank contributes up to 3% of an employee’s compensation. The Bank contribution was $31,361, $28,129 and $23,616 for the years ended December 31, 2003, 2002 and 2001, respectively.

Stock Option Plans

The Company has adopted both the 1998 Incentive Stock Option Plan (Incentive Plan) and the 1998 Nonstatutory Stock Option Plan (Nonstatutory Plan). Under each plan up to 133,384 shares may be issued for a total of 266,768 shares (adjusted for stock dividends). Options granted under both plans expire no more than 10 years from date of grant. Option exercise price, under both plans shall be set by the Board of Directors at the date of grant, but shall not be less than 100% of fair market value of the related stock at the date of the grant. Under both plans, vesting is determined by the specific option agreements.

Activity under the plan during the years ended December 31, 2003 and 2002 (adjusted for stock splits) is summarized below:

	Incentive Plan		Non-statutory Plan
	Available for Grant	Granted	Available for Grant	Granted
Balance December 31, 2001	33,309	77,058	11,242	64,868

Forfeited	4,583	(4,583)	—	—
Granted	(2,000)	2,000	—	—
Exercised	—	(5,456)	—	(4,349)

Balance December 31, 2002	35,892	69,019	11,242	60,519

Notes to Consolidated Financial Statements

Note 13. Employee Benefit Plans, continued

	Incentive Plan		Non-statutory Plan
	Available for Grant	Granted	Available for Grant	Granted
Balance December 31, 2002, forward	35,892	69,019	11,242	60,519
Stock split	7,178	13,804	2,248	12,104
Forfeited	691	(691)	—	—
Granted	(15,000)	15,000	—	—
Exercised	—	(10,367)	—	(9,774)

Balance December 31, 2003	28,761	86,765	13,490	62,849

Additional information, adjusting for stock splits, relating to the plan is listed below:

	2003	2002	2001
Outstanding options at December 31:
Weighted average exercise price:
Beginning of the year	$7.21	$7.08	$6.47
End of the year	$9.03	$7.21	$7.08
Range of exercise prices:
From	$6.37	$6.37	$6.37
To	$26.17	$15.00	$11.11
Weighted average remaining contractual life in months	67	74	85
Exercisable options	110,221	73,875	53,110
Weighted average exercise price of exercisable options	$6.33	$6.65	$6.43

Weighted average exercise price of options:
Granted during the year	$25.86	$15.00	$11.11
Exercised during the year	$7.00	$6.37	$6.37
Forfeited during the year	$6.37	$8.73	$6.37
Expired during the year	$—	$—	$—

Grant-date fair value:
Options granted during the year	$86,888	$2,600	$52,545

Significant assumptions used in determining fair value:
Risk-free interest rate	2.00%	.75%	3.00%
Expected life in years	10	10	10
Expected dividends	0.0%	0.0%	0.0%
Expected volatility	.17%	.10%	.04%

Results of operations:
Compensation cost recognized in income for all stock-based compensation awards	$—	$—	$—

Pro forma net income, based on SFAS No. 123	$1,897,484	$1,450,468	$923,330

Pro forma earnings per common share, based on SFAS No. 123	$1.03	$.79	$.52

Pro forma earnings per fully dilutive common share, based on SFAS No. 123	$.98	$.76	$.49

Notes to Consolidated Financial Statements

Note 14. Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense are as follows:

	2003	2002	2001
Current	$1,331,749	$862,510	$420,101
Deferred	(121,998)	(123,239)	(127,516)
Deferred tax asset valuation allowance change	—	—	(305,252)

Income tax expense (benefit)	$1,209,751	$739,271	$(12,667)

Rate Reconciliation

A reconciliation of income tax expense (benefit) computed at the statutory federal and state income tax rate included in the statement of income follows:

	2003	2002	2001
Tax at statutory federal rate	$1,093,621	$781,558	$343,973
Tax exempt interest	(31,784)	(24,061)	(3,859)
State income tax, net of federal benefit	132,079	15,069	—
Other	15,835	(33,295)	(47,529)
Deferred tax asset valuation allowance change	—	—	(305,252)

Income tax expense (benefit)	$1,209,751	$739,271	$(12,667)

Deferred Income Tax Analysis

The components of net deferred federal and state tax assets are summarized as follows:

	2003	2002
Deferred tax assets
Allowance for loan losses	$754,656	$621,375
Pre-opening expenses	2,987	4,266
Accrued expenses	40,925	48,385
Deposit premium amortization	139,643	104,665
Deferred loan fees	94,045	69,115
Impairment of equity securities	48,193	48,193

Deferred tax assets	1,080,449	895,999

Deferred tax liabilities
Unrealized gain on securities available-for-sale	(51,090)	(23,292)
Depreciation	(266,719)	(205,055)
Accretion of bond discount	(11,051)	(10,263)

Deferred tax liabilities	(328,860)	(238,610)

Net deferred tax asset	$751,589	$657,389

Note 15. Commitments and Contingencies

Litigation

In the normal course of business the Bank is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

Notes to Consolidated Financial Statements

Note 15. Commitments and Contingencies, continued

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

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank’s commitments are as follows:

	2003	2002
Commitments to extend credit	$33,712,000	$24,380,000
Stand-by letters of credit	161,000	1,264,000

	$33,873,000	$25,644,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

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

Concentrations of Credit Risk

Substantially all of the Bank’s loans and commitments to extend credit have been granted to customers in the Bank’s market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank’s primary focus is toward commercial, consumer and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $1,000,000.

The Bank from time to time has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

Note 16. Regulatory Restrictions

Dividends

The Company’s dividend payments will be made from dividends received from the Bank. The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits (retained earnings) as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

Notes to Consolidated Financial Statements

Note 16. Regulatory Restrictions, continued

Capital Requirements

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2003, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank’s category.

The Company’s and Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		Minimum Capital Required		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2003
Total capital to risk-weighted assets
Consolidated	$21,436	14.24%	$12,109	8.0%	$	n/a	n/a
Bank	$20,794	13.81%	$12,044	8.0%		$15,055	10.0%

Tier 1 capital to risk-weighted assets
Consolidated	$19,544	12.91%	$6,054	4.0%	$	n/a	n/a
Bank	$18,913	12.56%	$6,022	4.0%		$9,033	6.0%

Tier 1 capital to average assets
Consolidated	$19,544	10.47%	$7,464	4.0%	$	n/a	n/a
Bank	$18,913	10.16%	$7,447	4.0%		$9,309	5.0%

Notes to Consolidated Financial Statements

Note 16. Regulatory Restrictions, continued

	Actual		Minimum Capital Required		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2002
Total capital to risk-weighted assets
Consolidated	$14,628	11.22%	$10,452	8.0%	$	n/a	n/a
Bank	$14,393	11.06%	$10,414	8.0%		$13,017	10.0%

Tier 1 capital to risk-weighted assets
Consolidated	$12,995	9.97%	$5,226	4.0%	$	n/a	n/a
Bank	$12,763	9.80%	$5,207	4.0%		$7,835	6.0%

Tier 1 capital to average assets
Consolidated	$12,995	8.05%	$6,466	4.0%	$	n/a	n/a
Bank	$12,763	7.91%	$6,454	4.0%		$8,068	5.0%

Inter-company transactions

Legal lending limits on loans by the Bank to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $1,700,000 at December 31, 2003. No 23A transactions existed at December 31, 2003 or 2002.

Note 17. Transactions with Related Parties

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

	2003	2002
Balance, beginning	$1,678,472	$1,191,078
New loans and advances	533,311	643,691
Repayments	(606,701)	(156,297)

Balance, ending	$1,605,082	$1,678,472

Notes to Consolidated Financial Statements

Note 18. Parent Company Financial Information

Condensed financial information of Waccamaw Bankshares, Inc. is presented as follows:

Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets
Cash and due from banks	$4,237,901	$36,210
Investment in subsidiary bank at equity	20,332,343	14,361,781
Investment in Sidus Financial, LLC at cost	256,530	206,530
Investment in Sidus Title Services, LLC	6,250	—
Other assets	164,298	89,139

Total assets	$24,997,322	$14,693,660

Liabilities
Long-term debt	$—	$100,000
Junior subordinated debt	8,000,000	—
Other liabilities	34,349	—

Total liabilities	8,034,349	100,000

Stockholders’ equity
Common stock	12,760,330	12,445,385
Retained earnings	4,115,183	2,108,400
Unrealized appreciation on subsidiary’s investment securities available for sale	87,460	39,875

Total stockholders’ equity	16,962,973	14,593,660

Total liabilities and stockholders’ equity	$24,997,322	$14,693,660

Statements of Operations

Years ended December 31, 2003 and 2002

	2003	2002
Income
Income from mortgage banking investee	$249,254	$—

Expenses
Professional fees	3,809	—
Franchise tax	21,890	19,277
Interest expense	14,061	—
Management fees	24,759	763
Other expenses	35,339	1,103

Total expenses	99,858	21,143

Income (loss) before tax benefit and equity in undistributed income of subsidiary	149,396	(21,143)

Federal income tax (expense) benefit	(54,525)	84,213
State income tax (expense)	(11,065)	—

Total income tax (expense) benefit	(65,590)	84,213

Income before equity in undistributed income of subsidiary	83,806	63,070

Equity in undistributed income of subsidiary	1,922,977	1,496,358

Net income	$2,006,783	$1,559,428

Notes to Consolidated Financial Statements

Note 18. Parent Company Financial Information, continued

Statements of Cash Flows

Years ended December 31, 2003 and 2002

	2003	2002
Cash flows from operating activities
Net income	$2,006,783	$1,559,428
Adjustments:
Deferred taxes	(20)	(41,387)
Increase in equity in undistributed income of subsidiary	(1,922,977)	(1,496,358)
(Increase) decrease in other assets	(75,139)	(28,986)
Increase (decrease) in other liabilities	34,349	—

Net cash provided (used) by operating activities	42,996	(7,303)

Cash flows from investing activities
Issuance of long-term debt to subsidiary	(4,000,000)	—
Purchases of investment securities	(56,250)	(331,530)

Net cash provided (used) by investing activities	(4,056,250)	(331,530)

Cash flows from financing activities
Proceeds from long-term debt	—	100,000
Junior subordinated debentures	8,000,000	—
Repayment of long-term debt	(100,000)	—
Issuance of common stock	314,945	253,071

Net cash provided (used) by financing activities	8,214,945	353,071

Increase (decrease) in cash and due from banks	4,201,691	14,238
Cash and cash equivalents, beginning	36,210	21,972

Cash and cash equivalents, ending	$4,237,901	$36,210

Independent Auditor’s Report

Board of Directors and Stockholders

Waccamaw Bankshares, Inc.

Whiteville, North Carolina

We have audited the consolidated balance sheets of Waccamaw Bankshares, Inc. and its subsidiary as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Waccamaw Bankshares, Inc. and its subsidiary at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Galax, Virginia

January 16, 2004

Management’s Discussion and Analysis

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presents management’s discussion and analysis of the financial condition and results of operations of the Company as of December 31, 2003, 2002, and 2001 and the periods then ended. This discussion should be read in conjunction with the Company’s Financial Statements and the Notes thereto.

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

The Company’s total assets were $193.2 million at December 31, 2003 as compared to $161.3 million at December 31, 2002. Total assets were $132.1 million at December 31, 2001. Virtually all of this asset growth was funded by new deposits and the issuance of common stock. Total deposits at December 31, 2003 increased 18.4% to $154.8 million. Total deposits were $130.7 million at December 31, 2002, an increase of $19.4 million over the $111.3 million total at December 31, 2001. The Bank used these resources primarily to fund new loans and purchase investment securities. The Bank’s net loans increased to $142.3 million at the end of 2003, an increase of $16.6 million over the 2002 amount of $125.7 million. Net loans were $100.9 million at December 31, 2001. Investment securities were $24.1 million and $20.7 million at December 31, 2003 and 2002, respectively.

Critical Accounting Policies

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 contain a summary of its significant accounting policies. Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, such as the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, the Company considers the policies related to those areas as critical.

The allowance for loan losses is an estimate of the losses that may be sustained in the Company’s loan portfolio. The allowance is based on two basic principles of accounting: (i) Statement of Financial Accounting Standards (“SFAS”) 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimable, and (ii) SFAS 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the loan balance.

Management’s Discussion and Analysis

The Company’s allowance for loan losses has three basic components: (i) the formula allowance, (ii) the specific allowance, and (iii) the unallocated allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance uses an historical loss view as an indicator of future losses and, as a result, could differ from the loss incurred in the future. However, since this history is updated with the most recent loss information, the errors that might otherwise occur are mitigated. The specific allowance uses various techniques to arrive at an estimate of loss. Historical loss information, expected cash flows and fair market value of collateral are used to estimate these losses. The use of these values is inherently subjective and our actual losses could be greater or less than the estimates. The unallocated allowance captures losses that are attributable to various economic events, industry or geographic sectors whose impact on the portfolio have occurred but have yet to be recognized in either the formula or specific allowance.

Accounting for intangible assets is as prescribed by SFAS 142, Goodwill and Other Intangible Assets. The Company accounts for recognized intangible assets based on their estimated useful lives. Intangible assets with finite useful lives are amortized while intangible assets with an indefinite useful life are not amortized. Currently, the Company’s recognized intangible assets consist primarily of purchased core deposit intangible assets, having estimated useful lives of 10 years, and are being amortized. The useful life is the period over which the assets are expected to contribute directly or indirectly to future cash flows. Estimated useful lives of intangible assets are based on an analysis of pertinent factors, including (as applicable):

•	the expected use of the asset;

•	the expected useful life of another asset or group of assets to which the useful life of the intangible asset may relate;

•	any legal, regulatory, or contractual provisions that may limit the useful life;

•	any legal, regulatory, or contractual provisions that enable renewal and extension of the asset’s legal or contractual life without substantial cost;

•	the effects of obsolescence, demand, competition, and other economic factors; and

•	the level of maintenance expenditures required to obtain the expected future cash flows from the asset.

Straight-line amortization is used to expense recognized amortizable intangible assets since a method that more closely reflects the pattern in which the economic benefits of the intangible assets are consumed cannot readily be determined. Intangible assets are not written off in the period of acquisition unless they become impaired during that period.

Waccamaw Bankshares evaluates the remaining useful life of each intangible asset that is being amortized each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of the intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset shall be amortized prospectively over that revised remaining useful life.

If an intangible asset that is being amortized is subsequently determined to have an indefinite useful life, the asset will be tested for impairment. That intangible asset will no longer be amortized and will be accounted for in the same manner as intangible assets that are not subject to amortization.

Intangible assets that are not subject to amortization are reviewed for impairment in accordance with SFAS 121 and tested annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the intangible asset becomes its new accounting basis. Subsequent reversal of a previously recognized impairment loss is not allowed. Based on the aforementioned testing, the Company has determined that its recorded intangible assets are not impaired.

Management’s Discussion and Analysis

Net Interest Income and Average Balances (thousands)

	2003			2002			2001
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Cost
Interest-earning assets
Investment securities	$19,663	$894	4.55%	$18,309	$1,038	5.67%	$18,577	$1,088	5.86%
Federal funds sold	8,333	89	1.07	7,354	126	1.72	4,798	228	4.75
Deposits with banks	448	5	1.12	1,494	25	1.65	4,470	200	4.47
Loans, net	137,403	8,969	6.53	114,823	8,405	7.32	84,209	7,273	8.63

Total interest-earning assets	165,847	9,957		141,980	9,594		112,054	8,789

Yield on average interest-earning assets			6.00%			6.76%			7.84%

Noninterest-earning assets:
Cash and due from banks	4,923			4,027			3,586
Premises and equipment	3,341			3,461			3,246
Interest receivable and other	3,452			3,091			1,760

Total noninterest-earning assets	11,716			10,579			8,592

Total assets	$177,563			$152,559			$120,646

Interest-bearing liabilities:
Demand deposits	$12,901	61.48%		$10,652	34.32%		$8,494	137	1.61%
Savings deposits	22,298	265	1.19	19,733	326	1.65	17,702	469	2.65
Time deposits	97,923	2,978	3.04	81,701	3,317	4.06	63,289	3,572	5.64
Short-term borrowings	4,510	29.64		5,495	59	1.08	4,416	196	4.44
Long-term debt	8,806	294	3.34	6,292	242	3.84	2,500	144	5.76

Total interest-bearing liabilities	146,438	3,627		123,873	3,978		96,401	4,518

Cost of average interest-bearing liabilities			2.48%			3.21%			4.69%

Noninterest-bearing liabilities:
Demand deposits	14,541			13,640			10,735
Interest payable and other	951			1,435			1,263

Total noninterest-bearing liabilities	15,492			15,075			11,988

Total liabilities	161,930			138,948			108,399

Stockholders’ equity	15,633			13,611			12,247

Total liabilities and stockholders’ equity	$177,563			$152,559			$120,646

Net interest income		$6,330			$5,616			$4,271

Net yield on interest-earning assets			3.82%			3.96%			3.81%

Management’s Discussion and Analysis

Net Interest Income

Net interest income, the principal source of income for the Bank, is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits used to fund earning assets). Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. The preceding table presents the average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities and stockholders’ equity, and the related income, expense, and corresponding weighted average yields and costs. The average balances used for the purposes of this table and other statistical disclosures were calculated by using the daily average balances.

Interest income during 2003 was $10.0 million, an increase of 3.8% over the 2002 total of $9.6 million. Interest income for 2001 was $8.8 million. These increases are due to the increase in the level of average earning assets in the past three years. Average earning assets were $165.8 million during 2003, an increase of 16.8%. Average earning assets increased 26.7% to $142 million during 2002. The increase in 2001 was 46.9% to $112.1 million. Yields on interest-earning assets during 2003, 2002, and 2001 were 6.0%, 6.8%, and 7.8%, respectively.

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 6.5%, 7.3% and 8.6% during 2003, 2002, and 2001, respectively. Yield on loans decreased in 2003 and 2002 primarily as a result of the falling interest rate environment.

Interest expense was $3.6 million during 2003, a decrease of 8.8%. Interest expense in 2002 was $4.0 million, a decrease of 12.0% over 2001. The decrease in 2003 and 2002 is a result of the falling interest rate environment. The rate paid on interest-bearing liabilities during 2003, 2002, and 2001 was 2.5%, 3.2%, and 4.7%, respectively.

Net interest income was $6.3 million during 2003, an increase of 12.7% over 2002. During 2002 net interest income increased to $5.6 million. Net interest income was $4.3 million in 2001. These increases are due to increased levels of average earning assets and liabilities, while yields and costs of funds decreased. Net interest margin was 3.8%, 4.0%, and 3.8% in 2003, 2002, and 2001, respectively.

Management’s Discussion and Analysis

The effects of changes in volumes and rates on net interest income for 2003, 2002 and 2001 are shown in the table below.

Rate/Volume Variance Analysis (thousands)

	2003 Compared to 2002			2002 Compared to 2001			2001 Compared to 2000
	Interest Income/ Variance Expense Variance			Interest Income/ Variance Expense Variance			Interest Income/ Expense Variance
		Attributable to			Attributable to			Attributable to
		Rate	Volume		Rate	Volume		Rate	Volume
Interest-earning assets:
Loans	$564	$(686)	$1,250	$1,132	$(1,512)	$2,644	$2,206	$(634)	$2,840
Investment securities	(144)	(230)	86	(50)	(34)	(16)	87	(66)	153
Deposits with banks	(20)	(7)	(13)	(175)	(42)	(133)	171	64	107
Federal funds sold	(37)	(57)	20	(102)	(223)	121	(151)	(89)	(62)

Total	363	(980)	1,343	805	(1,811)	2,616	2,313	(725)	3,038

Interest-bearing liabilities:
Demand deposits	27	19	8	(103)	(138)	35	64	37	27
Savings deposits	(61)	(114)	53	(143)	(192)	49	(192)	(283)	91
Time deposits	(339)	(1,621)	1,282	(255)	(1,294)	1,039	1,381	(106)	1,487
Short-term borrowings	(30)	(21)	(9)	(137)	(187)	50	11	(56)	67
Long-term debt	52	(25)	77	98	(120)	218	(7)	(7)	—

Total	(351)	(1,762)	1,411	(540)	(1,931)	1,391	1,257	(415)	1,672

Net interest income	$714	$782	(68)	$1,345	$120	1,225	$1,056	$(310)	$1,366

Provision for Loan Losses

The provision for loan losses is charged to income in an amount necessary to maintain an allowance for loan losses adequate to provide for expected losses in the Bank’s loan portfolio. The level of the allowance for loan losses is determined by management’s assessment of a variety of factors, including the collectibility of past due loans, volume of new loans, composition of the loan portfolio, and general economic outlook. Loan losses and recoveries are charged or credited directly to the allowance for loan losses.

The provision for loan loss expense was $730,000, $794,106, and $612,000 during 2003, 2002, and 2001 respectively. The Bank’s allowance for loan losses as a percentage of gross loans was 1.5%, 1.5% and 1.4% at the end of 2003, 2002, and 2001, respectively. Additional information regarding loan loss provisions is discussed in “Nonperforming and Problem Assets.”

Noninterest Income

Noninterest income consists of revenues generated from a variety of financial services and activities. The majority of noninterest income is a result of service charges on deposit accounts including charges for insufficient funds, checks and fees charged for nondeposit services. Noninterest income also includes fees charged for various bank services such as safe deposit box rental fees and letter of credit fees. A portion of noninterest income can be from gain on the sale of investment securities. Although the Bank generally follows a buy and hold philosophy with respect to investment securities, occasionally the need to sell some investment securities is created by changes in market rate conditions or by efforts to restructure the portfolio to improve the Bank’s liquidity or interest rate risk positions.

Noninterest income totaled $2.1 million, $1.4 million, and $1.2 million during 2003, 2002, and 2001 respectively. The majority of the noninterest income is from service charges on deposit accounts. This will most likely increase as the number of deposit accounts grow. This is also true of ATM and check cashing fees. The Bank’s fee structure is reviewed annually to determine if adjustments to fees are warranted.

Management’s Discussion and Analysis

Mortgage origination fees increased 31.7% to $285,000 due to increased loan and refinancing demand as a result of falling interest rates. The sources of noninterest income for the past three years are summarized in the following table.

Sources of Noninterest Income (thousands)

	2003	2002	2001
Service charges in deposit accounts	$990	$801	$653
Check sales	(1)	6	9
ATM and check cashing fees	256	190	164
Gain on sale of investment securities	65	8	129
Mortgage origination	285	216	142
Investment fee income	94	19	—
Insurance commission	37	44	55
Income from mortgage banking investee	249	—	—
Earnings on bank owned life insurance	19	—	—
Other	59	86	91

Total noninterest income	$2,053	$1,370	$1,243

Noninterest Expense

Noninterest expense for 2003, 2002, and 2001 was $4.4 million, $3.9 million and $3.9 million, respectively. The overhead ratio of noninterest expense to adjusted total revenues (net interest income plus noninterest income excluding securities transactions) was 53%, 56% and 71% in 2003, 2002, and 2001, respectively. Management expects the overhead ratio to continue to improve as the Company grows.

Total personnel expenses, the largest component of noninterest expense was $2.3 million, $2.1 million and $1.8 million during 2003, 2002, and 2001, respectively. Personnel expenses increased $186,000 or 8.9% during 2003 and $260,000 or 14.2% during 2002. This was due to Bank growth and the addition of senior management. Personnel expenses increased $480,000 in 2001. Management expects these costs to continue to increase as the Company grows.

Combined occupancy and furniture and equipment expense was $640,000, $593,000 and $549,000, or 14.4%, 15.2% and 14.1% of noninterest expense during 2003, 2002, and 2001, respectively. Professional services expense, fees paid to attorneys, independent auditors, consultants and state examiners was $67,000, $80,000, $134,000 in 2003, 2002, 2001, respectively. The larger expense in 2001 was partially due to the formation of the holding company.

Advertising and public relations expense increased to $98,000 in 2003 from $42,000 in 2002. The Company began aggressively marketing loan and deposit products in 2003. Data processing and credit card processing fees were $341,000, $194,000 and $386,000 during 2003, 2002, and 2001, respectively. These fees relate directly to the number of accounts serviced and transactions processed. Management expects these expenses to continue to increase as the Company grows. The decrease in 2002 is the result of a one-time $97,000 incentive received from the Bank’s outside data processor and decreased processing fees.

Total noninterest expense will most likely continue to increase as the Company grows. However, as the Company becomes more mature, growth in net interest income will outpace growth in noninterest expense. Accordingly, management believes the Company’s overhead ratio will continue to improve. The primary elements of noninterest expense for the past three years are summarized in the table on the following page.

Management’s Discussion and Analysis

Sources of Noninterest Expense (thousands)

	2003	2002	2001
Salaries and wages	$1,807	$1,693	$1,568
Employee benefits	466	395	260

Total personnel expense	2,273	2,088	1,828

Occupancy expense	448	407	385
Furniture and equipment	192	186	164
Printing and supplies	76	69	75
Professional services	67	80	134
Postage and office	67	56	65
Telephone	58	49	47
Dues and subscriptions	23	19	16
Education and seminars	9	19	13
Franchise and local taxes	42	37	48
Advertising and public relations	98	42	164
Director fees	127	125	92
Data processing services	341	194	386
Amortization of deposit premium	227	227	227
Other operating expense	388	295	246

Total other expenses	$4,436	$3,893	$3,890

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

Income tax expense was $1,210,000 and $739,000 for 2003 and 2002, respectively. The Company recognized a tax benefit in 2001 of $13,000. Net deferred income tax benefits of approximately $752,000 and 657,000 at December 31, 2003 and 2002, respectively, were included in other assets. At December 31, 2003, $51,000 of the total deferred tax asset is applicable to unrealized appreciation on investment securities available for sale.

The Bank’s deferred income tax benefits and liabilities are the result of temporary differences in loss carry forwards, provisions for loan losses, valuation reserves, depreciation, deferred income, and investment security discount accretion.

Management’s Discussion and Analysis

Earning Assets

Average earning assets were $165.8 million during 2003, an increase of 16.8% over 2002. Average earning assets were $142.0 million in 2002, an increase of 26.7% or $29.9 million. Average earning assets were $112.1 million during 2001. Total average earning assets represented 93.4%, 93.1%, and 92.9% of total average assets during the periods ended December 31, 2003, 2002 and 2001, respectively. A summary of average assets is shown in the following table.

Average Asset Mix (thousands)

	2003		2002		2001
	Average Balance	Percent	Average Balance	Percent	Average Balance	Percent
Earnings assets:
Loans, net	$137,403	77.38	$114,823	75.26%	$84,209	69.80
Investment securities	19,663	11.08	18,309	12.00	18,577	15.40
Federal funds sold	8,333	4.69	7,354	4.82	4,798	3.98
Deposits with banks	448.25		1,494.98		4,470	3.70

Total earning assets	165,847	93.40	141,980	93.06	112,054	92.88

Nonearning assets:
Cash and due from banks	4,923	2.77	4,027	2.64	3,586	2.97
Premises and equipment	3,341	1.88	3,461	2.27	3,246	2.69
Other assets	3,452	1.95	3,091	2.03	1,760	1.46

Total nonearning assets	11,716	6.60	10,579	6.94	8,592	7.12

Total assets	$177,563	100.00	$152,559	100.00	$120,646	100.00

Loans

The Bank makes both consumer and commercial loans to borrowers in all neighborhoods within its market area, including the low- and moderate-income areas. The Bank’s market area is generally defined to be all of Columbus and Brunswick counties of North Carolina which management feels helps diversify market risk. The Bank emphasizes consumer based installment loans, commercial loans to small and medium sized businesses and real estate loans.

A significant portion of the loan portfolio is made up of loans secured by various types of real estate. Real estate loans represented 60.7%, 51.0%, and 46.4% of total loans at December 31, 2003, 2002, and 2001, respectively. Total loans secured by one-to-four family residential properties represented 26.5%, 25.2%, and 29.9% of total loans at the end of 2003, 2002, and 2001, respectively. Loans for commercial and business purposes were $43.1 million, $46.8 million and $38.3 million, or 29.7%, 36.6% and 37.4% of total loans outstanding at December 31, 2003, 2002, and 2001, respectively.

The amounts of gross loans outstanding by type at December 31, 2003 and 2002 are shown in the table on the following page.

Management’s Discussion and Analysis

Loan Portfolio Summary (thousands)

	2003		2002
	Amount	%	Amount	%
Construction and development	$23,389	16.15	$23,690	18.55
Farmland	2,141	1.31	1,297	1.02
1-4 family residential	38,354	26.48	32,224	25.23
Multifamily residential	1,899	1.48	1,487	1.16
Nonfarm, nonresidential	22,130	15.28	6,400	5.01

Total real estate	87,913	60.70	65,098	50.97
Agricultural	3,238	2.24	3,223	2.52
Commercial and industrial	43,068	29.74	46,625	36.51
Consumer	8,775	6.06	11,109	8.70
Other	1,819	1.26	1,661	1.30

Total	$144,813	100.00	$127,716	100.00

The maturity/repricing distribution of loans as of December 31, 2003 are set forth in the following table.

Maturity Schedule of Loans (thousands)

	December 31, 2003
	Total
	Amount	%
Three months or less	59,584	41.15
Over three months to twelve months	9,437	6.52
Over one year to five years	61,087	42.18
Over five years	14,705	10.15

Total loans	$144,813	100.00

Investment Securities

The Bank uses its investment portfolio to provide liquidity for unexpected deposit decreases, to fund loans, to meet the Bank’s interest rate sensitivity goals, and to generate income.

Securities are classified as securities held to maturity when management has the intent and the Bank has the ability at the time of purchase to hold the securities to maturity. Securities held to maturity are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities to be held for indefinite periods of time are classified as securities available for sale. Unrealized gains and losses on securities available for sale are recognized as direct increases or decreases in stockholders’ equity. Securities available for sale include securities that may be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, general liquidity needs and other similar factors. The entire securities portfolio is classified as available for sale.

Management of the investment portfolio is conservative with virtually all investments taking the form of purchases of Corporate securities, municipal securities, U.S. Government agencies, and mortgage-backed securities. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, management may sell certain securities prior to their maturity.

Management’s Discussion and Analysis

The following table presents the investment portfolio at December 31, 2003 and 2002 by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the contractual maturity.

Investment Securities (thousands)

	December 31, 2003
	Amortized Cost Due
	In One Yr. or Less	After One Through Five Yrs.	After Five Through Ten Yrs.	After Ten Years	Equity Securities	Total	Fair Value
U. S. Government agencies	$—	$500	$—	$—	$—	$500	$516
Municipal securities	310	—	1,299	1,494	—	3,103	3,097
Corporate securities	—	1,247	481	3,312	—	5,040	5,266
Mortgage-backed securities	—	374	1,549	12,241	—	14,164	14,072
Equity securities	—	—	—	—	1,102	1,102	1,102

Total	$310	$2,121	$3,329	$17,047	$1,102	$23,909	$24,053

Weighted average yields:

U.S. Government agencies	—%	5.75%	—%	—%		5.75%
Municipal securities	4.19	—	3.74	4.92		4.35
Corporate securities	—	6.40	6.83	8.14		7.58
Mortgage-backed securities	—	6.04	3.90	3.50		3.61

Consolidated	4.19%	6.18%	4.26%	4.53%		4.64%

	December 31, 2002
	Amortized Cost Due
	In One Yr. or Less	After One Through Five Yrs.	After Five Through Ten Yrs.	After Ten Years	Equity Securities	Total	Fair Value
U. S. Government agencies	$—	$1,527	$—	$—	$—	$1,527	$1,498
Municipal securities	—	313	—	623	—	936	929
Corporate securities	500	1,245	959	2,888	—	5,592	5,627
Mortgage-backed securities	—	—	740	10,799	—	11,539	11,596
Equity securities	—	—	—	—	1,046	1,046	1,046

Total	$500	$3,085	$1,699	$14,310	$1,046	$20,640	$20,696

Weighted average yields:

U.S. Government agencies	—%	5.62%	—%	—%		5.62%
Municipal securities	—	4.16	—	6.76		5.89
Corporate securities	7.72	6.41	6.75	7.93		7.37
Mortgage-backed securities	—	—	5.93	3.61		3.76

Consolidated	7.72%	5.79%	6.39%	4.62%		5.04%

The interest rate environment and the need for liquidity resulted in an annualized average yield on the investment portfolio of 4.6%, 5.8%, and 5.9% during 2003, 2002, and 2001, respectively. At December 31, 2003, 2002 and 2001, the market value of the investment portfolio was $24.1 million, $20.7 million, and $16.3 million, respectively. Amortized cost was $23.9 million, $20.6 million, and $16.1 million.

Management’s Discussion and Analysis

Waccamaw Bankshares, Inc. purchased Waccamaw Bank’s 10% ownership in Sidus Financial Corporation, a mortgage brokerage and financial services provider. The Bank paid $331,530 for this investment and, subsequently, wrote down its investment by $125,000 in 2000 as a result of the poor financial performance of Sidus Financial Corporation. Waccamaw Bankshares, Inc. purchased the investment from the Bank at the full purchase price of $331,530 and immediately wrote down the investment by $125,000 to accurately reflect the carrying cost of the Bank’s investment in Sidus Financial Corporation. Waccamaw Bankshares, Inc. also exercised $50,000 of warrants in 2003. Management believes this is a conservative valuation of the investment due to the substantially improved performance of Sidus Financial Corporation. Sidus Financial Corporation converted to Sidus Financial, LLC on January 1, 2003.

Federal Funds Sold

Federal funds represent the most liquid portion of the Bank’s invested funds and generally the lowest yielding portion of earning assets. However, because of the flat yield curve and the need to maintain liquidity, management maintained a significant amount of Federal funds during the past three years. Average Federal funds sold totaled $8.3 million, $7.4 million, and $4.8 million in 2003, 2002, and 2001, respectively. Year-end Federal funds sold were $10.1 million and $2.7 million at December 31, 2003 and 2002, respectively.

Deposits

The Bank relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investments in liquid assets. More specifically, core deposits (total deposits less time deposits in denominations of $100,000 or more) are the primary funding source.

The Bank’s balance sheet growth is largely determined by the availability of deposits in its market, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. Market conditions have resulted in depositors shopping for better deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. The Bank’s management must continuously monitor market pricing, competitor’s rates, and internal interest rate spreads to maintain the Bank’s growth and achieve profitability. The Bank attempts to structure rates so as to promote deposit and asset growth while at the same time increasing the overall profitability of the Bank.

Average total deposits were $147.7 million during 2003. This is an increase of 17.4% over 2002. Average total deposits were $125.7 million for the year ended December 31, 2002. This was an increase of $25.5 million or 25.4% over 2001. Substantially all of those deposits were core deposits. The percentage of the Bank’s average deposits that were interest bearing in 2003 was 90.2% and 89.2% during 2002 and 89.3% during 2001. Average demand deposits which earn no interest were $14.5 million, $13.6 million and $10.7 million for the periods ended December 31, 2003, 2002, and 2001, respectively.

Management’s strategy has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Large denomination certificates of deposit are particularly sensitive to changes in interest rates. Management considers these deposits to be volatile and, in order to minimize liquidity and interest rate risks, invests these funds in short-term investments.

Management’s Discussion and Analysis

Average deposits for the periods ended December 31, 2003, 2002, and 2001 are summarized in the following table.

Average Deposit Mix (thousands)

	2003		2002		2001
	Amount	%	Amount	%	Amount	%
Interest bearing deposits:
Demand accounts	$12,901	8.74	$10,652	8.47	$8,494	8.47
Money market	16,999	11.51	14,788	11.76	13,388	13.35
Savings	5,299	3.59	4,945	3.93	4,314	4.32
Time deposit	97,923	66.31	81,701	64.99	63,289	63.15

Total interest bearing deposits	133,122	90.15	112,086	89.15	89,485	89.29
Noninterest bearing demand deposits	14,541	9.85	13,640	10.85	10,735	10.71

Total deposits	$147,663	100.00	$125,726	100.00	$100,220	100.00

The following table provides maturity information relating to time deposits of $100,000 or more at December 31, 2003.

Large Time Deposit Maturities, (thousands)

Remaining maturity of three months or less	$11,297
Remaining maturity over three through twelve months	11,845
Remaining maturity over twelve months	11,500

Total time deposits of $100,000 or more	$34,642

Short-Term Debt

Other borrowed funds consisting of securities sold under agreements to repurchase and Federal funds purchased were $3.7 million, $6.1 million, and $3.5 million at December 31, 2003, 2002, and 2001, respectively. Average short-term debt was $4.5 million, $5.5 million, and $4.4 million during 2003, 2002, and 2001, respectively. The related interest expense was $29,082, $59,200, and $196,088 during 2003, 2002, and 2001, respectively.

Long-Term Debt

As a member of the Federal Home Loan Bank of Atlanta, the Bank has the ability to borrow up to 10% of total assets in the form of FHLB advances. At December 31, 2003 and 2002 advances of $8.5 million were outstanding. The average amount outstanding during 2003 and 2002 was $8.5 million and $6.3 million, respectively. An advance outstanding of $2.5 million at the end of 2003 bears interest at a fixed rate of 5.85% and matures in 2010. An advance outstanding of $2.0 million at the end of 2003 bears interest at a fixed rate of 3.95% and matures in 2012. This advance is convertible to a variable rate based on three month LIBOR effective May 29, 2005, at the option of the FHLB. An advance of $4.0 million at the end of 2003 bears interest at an adjustable rate using three month LIBOR plus (1) basis point on a quarterly basis from commencing date of May 9, 2002. The current adjustable rate at December 31, 2003 was 1.18%.

Capital Adequacy

Stockholders’ equity was $17.0 million at December 31, 2003. This was a 16.2% increase over the $14.6 million at the end of 2002. Average stockholders’ equity as a percentage of average total assets was 8.8%, 8.9% and 10.2% for 2003, 2002, and 2001, respectively.

The Company completed its first issuance of Trust Preferred securities in December 2003 in the amount of $8 million. These capital issuances will be utilized to capitalize the continued growth of the Company and the Bank.

Management’s Discussion and Analysis

The Trust Preferred securities are accounted for as long-term debt in the accompanying financial statements, however, for regulatory capital purposes, the majority of this issuance is considered Tier I capital with the remainder qualifying as Tier II capital. The following tables illustrate the Company’s and the Bank’s respective capital position and ratios along with minimum regulatory ratios at December 31, 2003.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. For the Company, risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2003, the Company’s Tier 1 risk-weighted capital ratio and total capital ratio were 12.9% and 14.2%, respectively.

The Bank also has capital ratio constraints with which to comply. These ratios are slightly different than those required at the parent company level. At December 31, 2003, the Bank’s capital ratios were as follows: Tier I leverage ratio, 10.2%, Tier I risk-based capital ratio, 12.6% and total risk-based ratio, 13.8%. These capital ratios were sufficient at December 31, 2003 to classify the Bank as “well capitalized” in accordance with the FDIC’s regulatory capital rules. The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.

Capital Requirements (thousands)

Waccamaw Bankshares, Inc.

			Risk-based Capital
	Leverage Capital		Tier I Capital		Total Capital
	Amount	Percentage(1)	Amount	Percentage(2)	Amount	Percentage(2)
Actual	$19,544	10.47%	$19,544	12.91%	$21,436	14.24%
Required	7,464	4.00%	6,054	4.00%	12,109	8.00%

Waccamaw Bank

			Risk-based Capital
	Leverage Capital		Tier I Capital		Total Capital
	Amount	Percentage(1)	Amount	Percentage(2)	Amount	Percentage(2)
Actual	$18,913	10.16%	$18,913	12.56%	$20,794	13.81%
Required	7,447	4.00%	6,022	4.00%	12,044	8.00%

(1)	Percentage of total adjusted average assets. The FRB minimum leverage ratio requirement is 3 percent to 5 percent, depending on the institution’s composite rating as determined by its regulators. The FRB has not advised the Company of any specific requirements applicable to it.
(2)	Percentage of risk-weighted assets.

Common Stock Outstanding

During 2001, Waccamaw Bankshares, Inc. acquired all the outstanding shares of Waccamaw Bank. In addition, the Company declared a 20% stock dividend. Total shares outstanding (after adjusting for the stock dividend) at December 31, 2001, was 1,505,730. During 2002, the Company sold 12,575 shares of stock and stock options were exercised for 9,805 shares. At December 31, 2002 the Bank had 1,528,110 shares of common stock outstanding. During 2003, Waccamaw Bankshares, Inc. declared a 20% stock dividend. Total shares outstanding (after adjusting for the stock dividend) at December 31, 2003, was 1,859,772. These shares are held by approximately 2,000 shareholders of record. All share and per share data have been restated to reflect stock splits.

Management’s Discussion and Analysis

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

The allowance for loan losses is maintained at a level adequate to absorb probable losses. Some of the factors which management considers in determining the appropriate level of the allowance for credit losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, regulatory policies, and in particular, how such conditions relate to the market areas that the Bank serves. Bank regulators also periodically review the Bank’s loans and other assets to assess their quality. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

The accrual of interest on loans is discontinued on a loan when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in the following table.

Allowance for Loan Losses (thousands)

	2003	2002	2001
Allowance for loan losses, beginning	$1,854	$1,422	$977
Provision for loan losses, charged to expense	730	794	612

	2,584	2,216	1,589

Loans charged off	(392)	(388)	(208)
Recoveries of loans previously charged off	26	26	41

Net charge-offs	(366)	(362)	(167)

Allowance for loan losses, ending	$2,218	$1,854	$1,422

Management realizes that general economic trends greatly affect loan losses and no assurances can be made about future losses. Management does, however consider the allowance for loan losses to be adequate at December 31, 2003, 2002, and 2001.

Nonperforming assets consisted of repossessed property of $50,000 and nonaccrual loans of $701,000 at December 31, 2003 and repossessed property of $140,000 and nonaccrual loans $1.8 million at December 31, 2002. Nonperforming assets consisted of repossessed property of $42,000 at December 31, 2001. Net charge off loans were $366,000 in 2003, $362,000 in 2002, and $167,000 in 2001. The allowance for loan losses was $2.2 million, $1.9 million, and $1.4 million at December 31, 2003, 2002, and 2001, respectively. This is 1.5%, 1.5%, and 1.4% of total gross loans outstanding at the end of 2003, 2002 and 2001, respectively.

Liquidity and Sensitivity

The principal goals of the Bank’s asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash in order to fund depositors’ withdrawals or borrowers’ loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest against liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rate changes.

Management’s Discussion and Analysis

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

At December 31, 2003, the Bank was cumulatively asset-sensitive (earning assets subject to interest rate changes exceeded interest-bearing liabilities subject to changes in interest rates). Demand, savings and money market accounts repricing within three months were $41.0 million, which historically are not as rate sensitive as other types of interest-bearing deposits. Removing the impact of demand, savings and money market accounts, the Bank is asset sensitive in the three month or less time period, with the four to twelve months time period being liability-sensitive, the thirteen to sixty months time period being asset-sensitive and the over sixty months time period being asset-sensitive.

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

Management’s Discussion and Analysis

The table below shows the sensitivity of the Bank’s balance sheet at the dates indicated, but is not necessarily indicative of the position on other dates.

Interest Rate Sensitivity

	December 31, 2003 Maturities/Repricing
	1-3 Months	4-12 Months	13-60 Months	Over 60 Months	Total
Earning assets:
Loans	$59,587	$9,437	$61,089	$14,700	$144,813
Investments	311	—	1,816	21,926	24,053
Federal funds sold	10,116	—	—	—	10,116
Deposits with banks	318	—	—	—	318

Total	70,332	9,437	62,905	36,626	179,300

Interest-bearing liabilities:
Demand accounts	13,328	—	—	—	13,328
Savings and money market	27,703	—	—	—	27,703
Time deposits	26,878	45,133	19,958	5,426	97,395
Repurchase agreements and purchased funds	3,654	—	—	—	3,654
Long-term debt	6,500	—	2,000	—	8,500
Junior subordinated debentures	8,000	—	—	—	8,000

Total	86,063	45,133	21,958	5,426	158,580

Interest rate gap	$(15,731)	$(35,696)	$40,947	$31,200	$20,720

Cumulative interest sensitivity gap	$(15,731)	$(51,427)	$(10,480)	$20,720

Ratio of sensitivity gap to total earnings assets	(8.77)%	(19.91)%	22.84%	17.40%	11.55%
Cumulative ratio of sensitivity gap to total earnings assets	(8.77)%	(28.68)%	(5.84)%	11.55%

Effects of Inflation

Interest rates are affected by inflation, but the timing and magnitude of the changes may not coincide with changes in the consumer price index. Management actively monitors the Bank’s interest rate sensitivity in order to minimize the effects of inflationary trends on the Bank’s operations. Other areas of non-interest expense may be more directly affected by inflation.

Financial Ratios

The following table summarizes ratios considered to be significant indicators of the Bank’s operating results and financial condition for the periods indicated.

Key Financial Ratios

	2003	2002	2001
Return on average assets	1.13%	1.02%	.85%
Return on average equity	12.84%	11.46%	8.36%
Average equity to average assets	8.80%	8.92%	10.15%

Board of Directors and Officers

Board of Directors

M. B. “Bo” Biggs	K. M. Biggs, Inc.

Dr. Maudie M. Davis	Principal, South Columbus High School

E. Autry Dawsey, Sr.	Premiere Enterprises of Whiteville, L.L.C.

Monroe Enzor III	Monroe Enzor Farms

James G. Graham	President and Chief Executive Officer, Waccamaw Bank

James E. Hill, Jr.	Hill & High, L.L.P.

Michael K. Jones	Jones Stores, Inc. and Related Companies

Alan W. Thompson	Thompson, Price, Scott, Adams & Co., P.A.

Dale Ward	J. D. Wright Roofing Co., Inc.

J. Densil Worthington	Worthington Funeral Home, Inc.

Directors Emeritus

Dewey L. Hill	Hillcrest Corp.

Lucian P. Stephens	Blockade Runner Motor Inn, Inc.

Bank Executive Officers

James G. Graham	President and Chief Executive Officer

Perry B. Dawson	Senior Vice President and Chief Banking Officer

Freda H. Gore	Vice President and Chief Operations Officer

David A. Godwin	Vice President and Chief Financial Officer

Richard C. Norris	Vice President and Senior Credit Officer

Bank Employees

Main Office

Edith “Edie” Stanley	Assistant Vice President & Branch Manager
Timothy J. Reilly	Vice President & Commercial Lender
Janet D. Smith	Executive Assistant/Assistant Corporate Secretary
Lisa Leggett	Administrative Assistant
Michelle Brown	Loan Officer
Amanda Prince	Loan Officer Assistant
Laura Garrell	Teller
Edna Lewis	Teller
Rosario G. Mincey	Teller
Jenny Hinson	Head Teller
Vickie Williamson	Roving Teller
Kelly Bass	Customer Service Representative
Bobbie Lewis	Customer Service Representative
Hilda W. Branch	Receptionist

Tabor City Office

Geoffrey R. Hopkins	Vice President & City Executive
Gayle N. Watson	Assistant Vice President
Sarah W. Currie	Head Teller & Customer Service Representative
Tammy C. Simmons	Teller/Loan Assistant
M. Pearl Lewis	Teller

Chadbourn Office

Mark Madden	Assistant Vice President & Branch Manager
Judy W. Strickland	Financial Services Representative
Misty Hardwick	Financial Services Representative
Lou Ellen Williamson	Loan Officer
Debbie Edwards	Loan Administrative Assistant
Hilda F. Bullard	Customer Service Representative
Pamela M. Thornton	Head Teller
Rita Spivey	Teller
Lori C. Williams	Teller
Wanda F. Rozier	Teller
Kimberly Young	Teller

Shallotte Office

Dianne F. McRainey	Vice President & City Executive
Vernon L. Parker	Vice President & Branch Manager
Linwood Johnston	Loan Officer Administrator
Sonja Milligan	Customer Service Representative
Penny S. McKeithan	Head Teller
Barbara Evans	Teller
Letha Yow	Teller

Holden Beach Office

Cynthia Akers	Vice President & Branch Manager
Elizabeth A. Evans	Head Teller
Cynthia P. Elliott	Teller
Melissa A. King	CSR/Loan Officer

Mortgage Lending

Columbus County
Jami H. Hinson	Mortgage Banker

Brunswick County
Judy Seaboldt	Mortgage Banker

Waccamaw Financial Services, Inc.

Kelley Jones	Vice President & Investments and Insurance Advisor

Credit Administration

Cindy B. Ross	Vice President & Credit Officer
George Benton	Assistant Credit Manager
Lefell G. Eason	Loan Assistant
Alinette Priest	Loan Assistant
Ella Scarborough	Loan Assistant
Amanda Williams	Loan Assistant

Operations & Accounting

Gracie B. McClary	Operations, Security & Compliance Officer
Deanna Nichols	Assistant Operations Officer
Emily Bullard	Operations Assistant
Valerie W. Register	Accounting Manager
Barbara P. Lanier	Accounting Assistant

Human Resources

Mary W. Duncan	Personnel Director/Assistant Corporate Secretary

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held Thursday, April 15, 2004 at 7:00 p.m. at the Waccamaw Bank and Corporate Center, 110 North J. K. Powell Boulevard, Whiteville, North Carolina.

Requests for Information

Requests for information should be directed to Mr. James G. Graham, President, at Waccamaw Bankshares, Inc., Post Office Box 2009, Whiteville, North Carolina, 28472; telephone (910) 641-0044.

Independent Auditors	Stock Transfer Agent	Legal Counsel
Larrowe & Company, PLC Certified Public Accountants Post Office Box 760 Galax, Virginia 24333	First Citizens Bank & Trust Company Post Office Box 29522 Raleigh, North Carolina 27626-0522	Gaeta & Associates, P.A. 8305 Falls of Neuse Road Suite 203 Raleigh, North Carolina 27615

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Banking Offices

110 North J. K. Powell Boulevard Whiteville, North Carolina (910) 641-0044	105 Hickman Road Tabor City, North Carolina (910) 653-3202	111 Strawberry Boulevard Chadbourn, North Carolina (910) 654-1005

4949 West Main Street	3178 Holden Beach Road, SW
Shallotte, North Carolina 28470	Supply, North Carolina 28462
(910) 754-8499	(910)842-7760