Form 10KSB, Exhibit 13
period 2004-12-31
WACCAMAW BANKSHARES INC
filed 2005-03-31
CIK 1144686

Exhibit 13.1

2004 Annual Report

Table of Contents

Letter to Stockholders	1

Letter of Appreciation to Chairman of the Board	2

Significant Trends	3

Financial Highlights Summary	4

Consolidated Balance Sheets	5

Consolidated Statements of Income	6

Consolidated Statements of Changes in Stockholders’ Equity	7

Consolidated Statements of Cash Flows	8

Notes to Consolidated Financial Statements	9

Independent Auditor’s Report	30

Management’s Discussion and Analysis	31

Board of Directors and Officers	49

Bank Employees	50

Stockholder Information	51

January 20, 2005

Dear Stockholder:

The directors, management, and staff of Waccamaw Bankshares, Inc. are pleased to report record profit and record asset growth for 2004. Earnings for the year ending December 31, 2004 were $2,414,319, a 20.3% increase over the similar period in 2003. On a per share basis, this profit was equal to $.54 versus $.45 in 2003. Waccamaw Bankshares assets increased $64,957,000 or 33.6% during the year to $258,164,000.

As your community banking company continued its growth in 2004, several notable events occurred. In July, the bank opened its first office in Wilmington, N.C., entering yet another fast growing market. With six offices in Columbus, Brunswick, and now New Hanover counties, we are fulfilling our vision of being Southeastern North Carolina’s community bank. Another significant event of 2004 was the enhancement of our senior management team and staff. The bank’s future rests with capable management and our opportunities to grow demanded the addition of several key staff members to take advantage of these favorable circumstances.

In May, the company completed a six for five stock split offered as a stock dividend and was, in effort, the fourth such transaction in our seven year history. This was followed in September with a two for one stock split which was intended, and has served, to increase the company’s stock trading volume.

As the year came to a close, our founding Chairman, Michael K. Jones retired from the Board of Directors as was announced in June of 2004. We are greatly appreciative for his leadership and service during our formation as well as the first seven years of operation. We are blessed with strong leadership throughout our Board of Directors and management team.

Subsequent to year end, the Board of Directors elected Alan W. Thompson as Chairman and is appreciative of his acceptance of this position.

Waccamaw Bankshares has the financial strength and expertise to continue to meet the future challenges of the market it serves. As we look forward to reporting even stronger performance in the future, we are constantly aware that our success would not have been possible without our dedicated and loyal shareholder base. Thank you for supporting and banking with Waccamaw Bank.

Sincerely,

James G. Graham	Alan W. Thompson
President/CEO	Chairman of the Board

Michael Kent Jones

Founding Member and First Chairman of the Board of Directors

November 1996 – December 2004

The Directors, Management, and Staff of Waccamaw Bank would like to express their appreciation for the timeless efforts and dedication devoted to Waccamaw Bank during his term of service. During his tenure as Chairman, Waccamaw Bank has extended the branch system throughout Columbus, Brunswick, and New Hanover counties. Mr. Jones created an expectation of excellence from the staff, fellow directors, and most of all himself. We thank you for a job well done.

Financial Highlights Summary1

	2004	2003	2002	2001	2000
Summary of Operations

Interest income	$11,450	$9,957	$9,594	$8,789	$6,476
Interest expense	3,766	3,627	3,978	4,518	3,261

Net interest income	7,684	6,330	5,616	4,271	3,215

Provision for credit losses	819	730	794	612	348
Other income	2,445	2,053	1,370	1,243	601
Other expense	5,687	4,436	3,893	3,890	2,815
Income tax (expense) benefit	(1,209)	(1,210)	(740)	12	—

Net income	$2,414	$2,007	$1,559	$1,024	$653

Per Share Data[2]

Basic earnings per share	$.54	$.45	$.36	$.24	$.17
Diluted earnings per share	.52	.43	.34	.23	.16
Book value	4.39	3.80	3.32	2.97	2.70

Average Balance Sheet Summary

Loans, net	$168,757	$137,403	$114,823	$84,209	$53,965
Securities	29,068	19,663	18,309	18,577	16,117
Total assets	217,035	177,563	152,559	120,646	82,968
Deposits	169,162	147,663	125,725	100,220	66,840
Shareholders’ equity	17,941	15,633	13,611	12,247	9,712

Selected Ratios

Average equity to average assets	8.27%	8.80%	8.92%	10.15%	11.71%
Return on average assets	1.11%	1.13%	1.02%	0.85%	.79%
Return on average equity	13.46%	12.84%	11.46%	8.36%	6.72%

[1]	In thousands of dollars, except per share data.
[2]	Adjusted for the effects of 6 for 5 stock splits in 2000, 2001, 2003, 2004 and 2 for 1 stock split in 2004.

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets

Cash and due from banks	$3,751,318	$5,044,835
Interest-bearing deposits with banks	974,469	318,482
Federal funds sold	4,529,000	10,116,000
Investment securities, available for sale	28,599,527	22,951,020
Restricted equity securities	1,632,605	1,102,344
Loans, net of allowance for loan losses of $2,791,008 in 2004 and $2,218,053 in 2003	206,666,022	142,342,430
Property and equipment, net	3,301,220	3,155,719
Intangible assets, net	1,104,916	1,332,097
Accrued income	1,137,359	872,709
Bank owned life insurance	5,030,074	4,817,698
Other assets	1,685,931	1,401,609

Total assets	$258,412,441	$193,454,943

Liabilities and Stockholders’ Equity

Liabilities
Noninterest-bearing deposits	$19,065,902	$16,369,500
Interest-bearing deposits	188,575,792	138,426,429

Total deposits	207,641,694	154,795,929
Securities sold under agreements to repurchase	3,268,000	3,654,000
Long-term debt	18,500,000	8,500,000
Guaranteed preferred beneficial interest in the company’s junior subordinated debentures	8,248,000	8,248,000
Accrued interest payable	546,324	492,241
Other liabilities	309,866	801,800

Total liabilities	238,513,884	176,491,970

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, no par value; 1,000,000 shares authorized; none outstanding	—	—
Common stock, no par; 5,000,000 shares authorized; 4,530,402 shares issued in 2004; 4,463,453 shares issued in 2003	13,142,612	12,760,330
Retained earnings	6,529,502	4,115,183
Accumulated other comprehensive income	226,443	87,460

Total stockholders’ equity	19,898,557	16,962,973

Total liabilities and stockholders’ equity	$258,412,441	$193,454,943

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

Years ended December 31, 2004, 2003, and 2002

	2004	2003	2002
Interest income
Loans and fees on loans	$10,137,520	$8,968,847	$8,405,239
Money market investments	33,007	88,882	126,415
Investment securities, taxable	1,179,519	831,482	1,020,308
Investment securities, nontaxable	100,430	67,937	41,747

Total interest income	11,450,476	9,957,148	9,593,709

Interest expense
Deposits	3,004,161	3,304,587	3,676,912
Federal funds purchased and securities sold under agreements to repurchase	40,978	29,082	59,200
Other borrowed funds	720,841	293,882	241,692

Total interest expense	3,765,980	3,627,551	3,977,804

Net interest income	7,684,496	6,329,597	5,615,905

Provision for loan losses	819,500	730,000	794,106

Net interest income after provision for loan losses	6,864,996	5,599,597	4,821,799

Noninterest income
Service charges on deposit accounts	991,701	989,517	801,380
Mortgage origination income	195,679	284,620	216,135
Other operating income	585,740	446,282	344,885
Income from mortgage banking investee	296,633	249,254	—
Earnings on bank owned life insurance	227,160	18,930	—
Net realized gains on sale or maturity of investment securities	14,388	64,802	7,689
Net realized gains on sale of investment in mortgage banking investee	134,025	—	—

Total noninterest income	2,445,326	2,053,405	1,370,089

Noninterest expense
Salaries and employee benefits	3,003,019	2,273,418	2,087,852
Occupancy and equipment	692,298	640,473	593,220
Data processing	431,415	340,913	194,260
Amortization expense	252,036	227,181	227,181
Foreclosed assets expense, net	35,060	—	—
Other expense	1,273,294	954,483	790,676

Total noninterest expense	5,687,122	4,436,468	3,893,189

Income before income taxes	3,623,200	3,216,534	2,298,699

Income tax (expense) benefit	(1,208,881)	(1,209,751)	(739,271)

Net income	$2,414,319	$2,006,783	$1,559,428

Basic earnings per share	$.54	$.45	$.36

Diluted earnings per share	$.52	$.43	$.34

Weighted average shares outstanding	4,507,523	4,430,974	4,387,685

Weighted average dilutive shares outstanding	4,595,501	4,664,662	4,581,511

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders' Equity

Years ended December 31, 2004, 2003 and 2002

	Shares	Common Stock	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
December 31, 2001	1,505,730	$12,192,314	$548,972	$110,236	$12,851,522

Comprehensive income
Net income	—	—	1,559,428	—	1,559,428
Net change in unrealized appreciation on investment securities available for sale, net of income taxes of $(29,672)	—	—	—	(65,287)	(65,287)
Reclassification adjustment, net of income taxes of $(2,614)	—	—	—	(5,074)	(5,074)

Total comprehensive income					1,489,067

Issuance of common stock	12,575	178,161	—	—	178,161
Exercise of stock options	9,805	74,910	—	—	74,910

December 31, 2002	1,528,110	12,445,385	2,108,400	39,875	14,593,660

Comprehensive income
Net income	—	—	2,006,783	—	2,006,783
Net change in unrealized appreciation on investment securities available for sale, net of income taxes of $ 46,546	—	—	—	90,354	90,354
Reclassification adjustment, net of income taxes of ($22,033)	—	—	—	(42,769)	(42,769)

Total comprehensive income					2,054,368

Issuance of common stock	5,589	125,529	—	—	125,529
Exercise of stock options	18,598	206,590	—	—	206,590
Stock split	307,475	—	—	—	—
Stock issuance costs	—	(17,174)	—	—	(17,174)

December 31, 2003	1,859,772	12,760,330	4,115,183	87,460	16,962,973

Comprehensive income
Net income	—	—	2,414,319	—	2,414,319
Net change in unrealized appreciation on investment securities available for sale, net of income taxes of $76,489	—	—	—	148,479	148,479
Reclassification adjustment, net of income taxes of ($4,892)	—	—	—	(9,496)	(9,496)

Total comprehensive income					2,553,302

Issuance of common stock	4,720	127,100	—	—	127,100
Exercise of stock options	36,336	278,630	—	—	278,630
Stock split	2,630,336	—	—	—	—
Redemption of fractional shares	(762)	(23,448)	—	—	(23,448)

December 31, 2004	4,530,402	$13,142,612	$6,529,502	$226,443	$19,898,557

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities
Net income	$2,414,319	$2,006,783	$1,559,428
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	492,479	474,689	465,745
Provision for loan losses	819,500	730,000	794,106
Accretion of discount on securities, net of amortization of premiums	72,515	141,632	(20,998)
Gain on sale of investment securities	(14,388)	(64,802)	(7,689)
Gain on sale of investment in mortgage banking investee	(134,025)	—	—
Deferred taxes	(147,704)	(123,277)	(140,119)
Benefit of non qualified stock option exercise	116,729	65,590	—
Changes in assets and liabilities:
Accrued income	(264,650)	189,256	(93,463)
Other assets	(208,215)	(64,519)	(492,197)
Accrued interest payable	54,083	(260,076)	(399,853)
Other liabilities	(364,834)	352,704	(146,986)

Net cash provided by operating activities	2,835,809	3,447,980	1,517,974

Cash flows from investing activities
Net (increase) decrease in federal funds sold	5,587,000	(7,408,000)	(698,000)
Purchases of investment securities	(14,725,560)	(19,331,048)	(16,013,612)
Maturities of investment securities	7,715,390	10,941,773	8,319,828
Net increase in loans	(65,143,092)	(17,403,099)	(25,528,579)
Proceeds from sales of investment securities	1,117,880	5,002,965	3,258,506
Investment in bank owned life insurance	(212,376)	(4,817,698)	—
Purchases of property and equipment	(410,799)	(15,429)	(78,728)

Net cash used in investing activities	(66,071,557)	(33,030,536)	(30,740,585)

Cash flows from financing activities
Net increase in noninterest-bearing deposits	2,696,402	3,176,702	783,285
Net increase in interest-bearing deposits	50,149,363	20,895,791	18,674,236
Net increase (decrease) in securities sold under agreements to repurchase	(386,000)	(2,417,000)	2,570,000
Net increase in junior subordinated debentures	—	8,248,000	—
Net proceeds from long-term debt	10,000,000	(100,000)	6,100,000
Proceeds from issuance of common stock	161,901	141,029	161,246
Stock issuance costs and redemption of fractional shares	(23,448)	(17,174)	—

Net cash provided by financing activities	62,598,218	29,927,348	28,288,767

Increase (decrease) in cash and cash equivalents	(637,530)	344,792	(933,844)

Cash and cash equivalents, beginning	5,363,317	5,018,525	5,952,369

Cash and cash equivalents, ending	$4,725,787	$5,363,317	$5,018,525

Supplemental disclosure of cash flow information
Interest paid	$3,711,897	$3,887,627	$4,377,657

Taxes paid	$1,614,361	$1,145,811	$1,026,655

Supplemental disclosure of noncash activities
Common stock issued as payment of directors fees	$127,100	$125,500	$91,825

Stock received for equity in mortgage banking investee	$131,378	$—	$—

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Waccamaw Bank (Bank) was organized and incorporated under the laws of the State of North Carolina on August 28, 1997 and commenced operations on September 2, 1997. The Bank currently serves Columbus County, North Carolina and surrounding areas through three banking offices, Brunswick County through two banking offices and New Hanover County through one banking office. As a state chartered bank which is a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Reserve.

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

Critical Accounting Policies

The notes to our audited consolidated financial statements for the year ended December 31, 2004 contain a summary of our significant accounting policies. We believe our policies, with respect to the methodology for our determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and our Board of Directors.

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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of deferred tax assets and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

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

Interest-Bearing Deposits with Banks

Interest-bearing deposits mature in one year or less and are carried at cost.

Trading Securities

The Bank does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

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

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Loans Receivable, continued

Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

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

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

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

Recent Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46), which establishes guidance for determining when an entity should consolidate another entity that meets the definition of a variable interest entity. FIN 46 requires a variable interest entity to be consolidated by a company if that company will absorb a majority of the expected losses, will receive a majority of the expected residual returns, or both. Transferors to qualified special-purpose entities (“QSPEs”) and certain other interests in a QSPE are not subject to the requirements of FIN 46. On December 17, 2003, the FASB revised FIN 46 (FIN 46R) and deferred the effective date of FIN 46 to no later than the end of the first reporting period that ends after March 15, 2004, however, for special-purpose entities the Company would be required to apply FIN 46 as of December 31, 2003. As a result of the adoption of FIN 46R, the Company does not consolidate Waccamaw Statutory Trust I. See note 12.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Compensation, which requires the recognition of cost resulting from transactions in which the Company acquires goods and services by issuing its shares, share options, or other equity instruments. This standard requires a fair value-based measurement method in accounting for share-based payment transactions with both employees and non-employees. This standard replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, the use of the intrinsic value method as provided under APB Opinion No. 25 will be eliminated. SFAS No. 123(R) is effective for all awards of share-based payments granted, modified, or cancelled after June 15, 2005. In addition, compensation cost for the unvested portion of awards issued prior to and outstanding as of June 15, 2005 would continue to be recognized at the grant date fair value as the remaining requisite service is rendered. The Company is currently assessing the impact of SFAS No. 123(R) on the consolidated financial statements.

Note 2. Restrictions on Cash

To comply with banking regulation, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $810,000 and $639,000 for the period including December 31, 2004 and 2003, respectively.

Note 3. Securities

Debt and equity securities have been classified in the balance sheet according to management’s intent. The amortized cost of securities (all available for sale) and their approximate fair values follow:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2004:
U.S. Government agency securities	$500,000	$3,155	$—	$503,155
Mortgage backed securities	14,750,287	41,553	95,843	14,695,997
Corporate securities	10,677,594	470,759	76,266	11,072,087
Municipal Securities	2,318,868	16,566	7,146	2,328,288
Restricted equity securities	1,632,605	—	—	1,632,605

	$29,879,354	$532,033	$179,255	$30,232,132

2003:
U.S. Government agency securities	$500,000	$15,878	$—	$515,878
Mortgage backed securities	14,163,631	33,622	125,555	14,071,698
Corporate securities	5,040,213	269,037	43,087	5,266,163
Municipal Securities	3,102,998	15,195	20,912	3,097,281
Restricted equity securities	1,102,344	—	—	1,102,344

	$23,909,186	$333,732	$189,554	$24,053,364

Restricted equity securities are carried at cost and consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”), The Bankers Bank and The Federal Reserve of Richmond (Federal Reserve). All of those entities are correspondents of the Bank. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow from it. The Bank is required to hold that stock so long as it borrows from the FHLB. The Federal Reserve requires Banks to purchase stock as a condition of membership in the Federal Reserve system. The Bank’s stock in The Bankers Bank is restricted only in the fact that the stock may only be repurchased by the respective companies.

Notes to Consolidated Financial Statements

Note 3. Securities, continued

Investment securities with market values of $13,767,323 and $6,550,749 at December 31, 2004 and 2003, respectively were pledged as collateral on public deposits and for other banking purposes as required or permitted by law. Gross realized gains and losses for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
Realized gains	$149,255	$65,637	$10,732
Realized losses	(842)	(835)	(3,043)

	$148,413	$64,802	$7,689

The scheduled contractual maturities of securities (all available for sale) at December 31, 2004 are as follows:

	Amortized Cost	Fair Value
Due in one year or less	$380,607	$533,027
Due in one through five years	2,471,071	2,550,561
Due in five through ten years	4,168,221	4,088,029
Due after ten years	21,226,850	21,427,910
Restricted equity securities	1,632,605	1,632,605

	$29,879,354	$30,232,132

The following table details unrealized losses and related fair values in the Bank’s held to maturity and available for sale investment securities portfolios. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2004.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agency securities	$—	$—	$—	$—	$—	$—
Mortgage backed securities	5,409,714	(46,092)	2,249,727	(49,752)	7,659,441	(95,844)
Corporate securities	3,939,001	(76,266)	—	—	3,939,001	(76,266)
Municipal securities	1,226,117	(1,986)	356,055	(5,159)	1,582,172	(7,145)
Restricted equity securities	—	—	—	—	—	—

Total temporarily impaired securities	$10,574,832	$(124,344)	$2,605,782	$(54,911)	$13,180,614	$(179,255)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow any anticipated recovery in fair value.

Notes to Consolidated Financial Statements

Note 4. Loans Receivable

The major components of loans in the balance sheets at December 31 are as follows:

	In Thousands
	2004	2003
Commercial	$88,658	$43,068
Real estate:
Construction and land development	17,435	23,389
Residential, 1-4 families	58,484	38,354
Residential, 5 or more families	3,600	1,899
Farmland	2,119	2,141
Nonfarm, nonresidential	27,520	22,130
Agricultural	1,976	3,238
Consumer	8,564	8,775
Other	1,471	1,819

	209,827	144,813

Deferred loan fees, net of costs	(370)	(253)
Allowance for loan losses	(2,791)	(2,218)

	$206,666	$142,342

Approximately $27,000,000 in 1-4 family residential loans are pledged as collateral securing Federal Home Loan Bank advances included in long-term debt at December 31, 2004.

Note 5. Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

	2004	2003	2002
Balance, beginning	$2,218,053	$1,854,194	$1,421,548

Provision charged to expense	819,500	730,000	794,106
Recoveries of amounts charged off	26,673	26,461	26,456
Amounts charged off	(273,218)	(392,602)	(387,916)

Balance, ending	$2,791,008	$2,218,053	$1,854,194

		2004	2003
Impaired loans without a valuation allowance		$1,881,157	$953,011
Impaired loans with a valuation allowance		—	—

Total impaired loans		$1,881,157	$953,011

Valuation allowance related to impaired loans		$—	$—

Total nonaccrual loans		$1,723,000	$701,000

Total loans past due ninety days or more and still accruing interest		$628,000	$486,000

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the last three years (all approximate) is summarized below:

	2004	2003	2002
Average investment in impaired loans	$1,536,732	$494,189	$789,643

Interest income recognized on impaired loans	$325,089	$51,513	$42,658

Interest income recognized on a cash basis on impaired loans	$325,089	$51,513	$42,658

No additional funds are committed to be advanced in connection with impaired loans.

Note 6. Property and Equipment

Components of Property and Equipment

Components of property and equipment and total accumulated depreciation are as follows:

	2004	2003
Land	$324,000	$324,000
Buildings	1,970,772	1,963,600
Leasehold improvements	550,516	427,931
Furniture and equipment	1,546,925	1,394,293

	4,392,213	4,109,824

Less accumulated depreciation	1,090,993	954,105

	$3,301,220	$3,155,719

Depreciation expense reported in net income was approximately $265,000, $248,000, and $239,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Leases

The Bank leases five banking facilities under agreements accounted for as operating leases. Rent expense was approximately $130,000, $113,000, and $112,000 in 2004, 2003, and 2002, respectively. Future minimum lease payments under non-cancelable commitments are as follows.

2005	134,122
2006	94,724
2007	97,724
2008	99,474
2009	51,000
Thereafter	30,000

$507,044

Notes to Consolidated Financial Statements

Note 7. Intangible Assets

The book value of purchased intangible assets at December 31, 2004 and 2003 was $1,104,916 and $1,332,097, respectively. Details are as follows:

	As of December 31, 2004		As of December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Deposit premium	$2,139,919	$1,141,669	$2,139,919	$934,489
Other	200,000	93,334	200,000	73,333

Total	$2,339,919	$1,235,003	$2,339,919	$1,007,822

Amortization expense is calculated on a straight-line basis over a period of ten years and was approximately $227,000 in 2004, 2003 and 2002. Management expects amortization expense to be approximately $227,000 in each of the next five years.

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was approximately $64,577,000 and $34,642,000, respectively. At December 31, 2004, the scheduled maturities of time deposits (in thousands) are as follows:

Three months or less	$31,557
Four months to one year	68,223
Two to three years	24,571
Over three years	12,707

$137,058

Note 9. Borrowed Funds

Short-term debt

Short-term debt consists of securities sold under agreements to repurchase and federal funds purchased, both of which generally mature within one to seven days from the transaction date. Additional information is summarized below:

	2004	2003
Outstanding balance at December 31	$3,268,000	$3,654,000

Year-end weighted average rate	1.09%	42%

Daily average outstanding during the period	$6,975,593	$4,508,315

Average rate for the year	.59%	.65%

Maximum outstanding at any month-end during the period	$13,865,000	$5,539,000

The Bank has established credit facilities to provide additional liquidity if and as needed. These consist of unsecured lines of credit with correspondent banks for $5,000,000 and a secured line of credit with a correspondent bank for $6,500,000. In addition, the Bank has the ability to borrow up to ten percent of total bank assets from the Federal Home Loan Bank of Atlanta, subject to the pledging of specific bank assets as collateral. At December 31, 2004 and 2003 there were no amounts outstanding under these credit facilities.

Notes to Consolidated Financial Statements

Note 9. Borrowed Funds, continued

Long-term debt

At December 31, 2004 and 2003, $18,500,000 and $8,500,000, respectively were outstanding under Federal Home Loan Bank advances. Approximately $27,000,000 in 1-4 family residential loans were pledged as collateral for the FHLB advances at December 31, 2004.

Maturity Date	Advance	Rate
02/10/10	$2,500,000	Fixed at 5.85%	Convertible quarterly
05/29/12	2,000,000	Fixed at 3.95%	Convertible quarterly
05/09/05	4,000,000	3 mo LIBOR + 1%
04/05/06	2,000,000	3 mo LIBOR + .14%
10/20/06	5,000,000	1 mo LIBOR + 5%
05/10/06	3,000,000	3 mo LIBOR + .14%

	$18,500,000

Note 10. Fair Value of Financial Instruments

The estimated fair values of the Bank’s financial instruments are as follows (dollars in thousands):

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash and due from banks	$3,751	$3,751	$5,045	$5,045
Interest-bearing deposits with banks	974	974	318	318
Federal funds sold	4,529	4,529	10,116	10,116
Investment securities	28,600	28,600	22,951	22,951
Restricted equity securities	1,633	1,633	1,102	1,102
Loans, net of allowance for loan losses	206,666	205,369	142,342	142,873

Financial Liabilities
Deposits	207,642	209,284	154,796	159,591
Securities sold under agreements to repurchase and federal funds purchased	3,268	3,268	3,654	3,654
Long-term debt	18,500	18,636	8,500	8,629
Junior subordinated debentures	8,248	8,315	8,248	8,430

Off-Balance-Sheet Assets (Liabilities)
Commitments to extend credit and standby letters of credit	—	—	—	—

Notes to Consolidated Financial Statements

Note 11. Earnings per Share

The following table details the computation of basic and diluted earnings per share:

	2004	2003	2002
Net income (income available to common shareholders)	$2,414,319	$2,006,783	$1,559,428

Weighted average common shares outstanding	4,507,523	4,430,974	4,387,685
Effect of dilutive securities, options	87,978	233,688	193,826

Weighted average common shares outstanding, diluted	4,595,501	4,664,662	4,581,511

Basic earnings per share	$.54	$.45	$.36

Diluted earnings per share	$.52	$.43	$.34

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

The Trust’s preferred securities and common securities may be included in the Company’s Tier I capital for regulatory capital adequacy purposes to the extent that they do not exceed 33.3% of the Company’s total Tier I capital excluding these securities. Amounts in excess of this ratio will not be considered Tier I capital but may be included in the calculation of the Company’s total risk-based capital ratio. The Company’s obligations with respect to the issuance of the Trust’s preferred securities and common securities constitute a full and unconditional guarantee by the Company of the Trust’s obligations with respect to the preferred securities and common securities. Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on its junior subordinated debentures, which would result in a deferral of distribution payments on the Trust’s preferred trust securities and common securities. As a result of the Company’s adoption of FIN 46, the Trust’s common securities have been presented as a component of other assets.

Note 13. Employee Benefit Plans

Defined Contribution Plan

The Bank maintains a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees at least 21 years of age who have completed twelve months of service. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. The bank contributes up to 3% of an employee’s compensation which vests over a five-year period. The Bank contribution was $32,713, $31,361 and $28,129 for the years ended December 31, 2004, 2003 and 2002, respectively.

Notes to Consolidated Financial Statements

Note 13. Employee Benefit Plans, continued

Stock Option Plans

The Company has adopted both the 1998 Incentive Stock Option Plan (Incentive Plan) and the 1998 Nonstatutory Stock Option Plan (Nonstatutory Plan). Under each plan up to 320,121 shares may be issued for a total of 640,242 shares (adjusted for stock dividends). Options granted under both plans expire no more than 10 years from date of grant. Option exercise price, under both plans shall be set by the Board of Directors at the date of grant, but shall not be less than 100% of fair market value of the related stock at the date of the grant. Under both plans, vesting is determined by the specific option agreements.

Activity under the plan during the years ended December 31, 2004 and 2003 (adjusted for stock splits) is summarized below:

	Incentive Plan		Non-statutory Plan
	Available for Grant	Granted	Available for Grant	Available Granted
Balance December 31, 2002	35,892	69,019	11,242	60,519

Stock split	7,178	13,804	2,248	12,104
Forfeited	691	(691)	—	—
Granted	(15,000)	15,000	—	—
Exercised	—	(10,367)	—	(9,774)

Balance December 31, 2003	28,761	86,765	13,490	62,849

Stock split	40,247	121,488	18,826	87,979
Forfeited	1,108	(1,108)	—	—
Granted	(11,400)	11,400	(15,000)	15,000
Exercised	—	(24,040)	—	(33,076)

Balance December 31, 2004	58,716	194,505	17,316	132,752

Notes to Consolidated Financial Statements

Note 13. Employee Benefit Plans, continued

Additional information, adjusting for stock splits, relating to the plan is listed below:

	2004	2003	2002
Outstanding options at December 31:
Weighted average exercise price:
Beginning of the year	$3.76	$3.00	$2.95
End of the year	$4.97	$3.76	$3.00
Range of exercise prices:
From	$2.65	$2.65	$2.65
To	$19.75	$10.90	$6.25
Weighted average remaining contractual life in months	62	67	74
Exercisable options	246,757	264,530	212,760
Weighted average exercise price of exercisable options	$3.06	$2.64	$2.77

Weighted average exercise price of options:
Granted during the year	$16.74	$10.78	$6.25
Exercised during the year	$2.86	$2.92	$2.65
Forfeited during the year	$4.61	$2.65	$3.64
Expired during the year	$—	$—	$—

Grant-date fair value:
Options granted during the year	$121,680	$86,888	$2,600

Significant assumptions used in determining fair value:
Risk-free interest rate	3.25%	2.00%	.75%
Expected life in years	10	10	10
Expected dividends	0.0%	0.0%	0.0%
Expected volatility	.44%	.17%	.10%

Results of operations:
Compensation cost recognized in income for all stock-based compensation awards	$—	$—	$—

Pro forma net income, based on SFAS No. 123	$2,360,035	$1,897,484	$1,450,468

Pro forma earnings per common share, based on SFAS No. 123	$.52	$.43	$.33

Pro forma earnings per fully dilutive common share, based on SFAS No. 123	$.51	$.41	$.32

Notes to Consolidated Financial Statements

Note 14. Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense are as follows:

	2004	2003	2002
Current	$1,356,585	$1,331,749	$862,510
Deferred	(147,704)	(121,998)	(123,239)

Income tax expense (benefit)	$1,208,881	$1,209,751	$739,271

Rate Reconciliation

A reconciliation of income tax expense (benefit) computed at the statutory federal and state income tax rate included in the statement of income follows:

	2004	2003	2002
Tax at statutory federal rate	$1,231,888	$1,093,621	$781,558
Tax exempt interest	(40,533)	(31,784)	(24,061)
Tax exempt income from bank owned life insurance	(77,234)	(6,436)	—
State income tax, net of federal benefit	137,359	132,079	15,069
Other	(42,599)	22,271	(33,295)

Income tax expense (benefit)	$1,208,881	$1,209,751	$739,271

Deferred Income Tax Analysis

The components of net deferred federal and state tax assets are summarized as follows:

	2004	2003
Deferred tax assets
Allowance for loan losses	$927,386	$754,656
Pre-opening expenses	1,707	2,987
Accrued expenses	45,378	40,925
Deposit premium amortization	173,977	139,643
Deferred loan fees	142,599	94,045
Impairment of equity securities	—	48,193
Allowance for other real estate owned	13,494	—

Deferred tax assets	1,304,541	1,080,449

Deferred tax liabilities
Unrealized gain on securities available-for-sale	(132,276)	(51,090)
Depreciation	(337,608)	(266,719)
Accretion of bond discount	(16,550)	(11,051)

Deferred tax liabilities	(486,434)	(328,860)

Net deferred tax asset	$818,107	$751,589

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

	2004	2003
Commitments to extend credit	$47,127,000	$33,712,000
Stand-by letters of credit	371,000	161,000

	$47,498,000	$33,873,000

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2004 and 2003, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank’s category.

The Company’s and Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		Minimum Capital Required		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2004
Total capital to risk- weighted assets
Consolidated	$29,360	13.64%	$17,220	8.0%	$	n/a	n/a
Bank	$23,962	11.40%	$16,817	8.0%		$21,021	10.0%

Tier 1 capital to risk- weighted assets
Consolidated	$22,668	10.53%	$8,610	4.0%	$	n/a	n/a
Bank	$21,334	10.15%	$8,409	4.0%		$12,613	6.0%

Tier 1 capital to average assets
Consolidated	$22,668	9.44%	$9,609	4.0%	$	n/a	n/a
Bank	$21,334	9.07%	$9,410	4.0%		$11,762	5.0%

Notes to Consolidated Financial Statements

Note 16. Regulatory Restrictions, continued

	Actual		Minimum Capital Required		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2003
Total capital to risk- weighted assets
Consolidated	$21,436	14.24%	$12,109	8.0%	$	n/a	n/a
Bank	$20,794	13.81%	$12,044	8.0%		$15,055	10.0%

Tier 1 capital to risk- weighted assets
Consolidated	$19,544	12.91%	$6,054	4.0%	$	n/a	n/a
Bank	$18,913	12.56%	$6,022	4.0%		$9,033	6.0%

Tier 1 capital to average assets
Consolidated	$19,544	10.47%	$7,464	4.0%	$	n/a	n/a
Bank	$18,913	10.16%	$7,447	4.0%		$9,309	5.0%

Inter-company transactions

Legal lending limits on loans by the Bank to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $2,000,000 at December 31, 2004. No 23A transactions existed at December 31, 2004 or 2003.

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

	2004	2003
Balance, beginning	$1,605,082	$1,678,472
Change in relationships	(135,304)	—
New loans and advances	293,255	533,311
Repayments	(579,372)	(606,701)

Balance, ending	$1,183,661	$1,605,082

Notes to Consolidated Financial Statements

Note 18. Parent Company Financial Information

Condensed financial information of Waccamaw Bankshares, Inc. is presented as follows:

Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets
Cash and due from banks	$168,625	$4,237,901
Investment in subsidiary bank at equity	22,565,414	20,332,343
Investment securities, available for sale	1,387,832	—
Investment in Sidus Financial, LLC at cost	—	256,530
Investment in Sidus Title Services, LLC	—	6,250
Loans	3,546,241	—
Other assets	566,519	412,298

Total assets	$28,234,631	$25,245,322

Liabilities
Long-term debt	$—	$—
Junior subordinated debt	8,248,000	8,248,000
Other liabilities	88,074	34,349

Total liabilities	8,336,074	8,282,349

Stockholders’ equity
Common stock	13,142,612	12,760,330
Retained earnings	6,529,502	4,115,183
Unrealized appreciation on subsidiary’s investment securities available for sale	226,443	87,460

Total stockholders’ equity	19,898,557	16,962,973

Total liabilities and stockholders’ equity	$28,234,631	$25,245,322

Statements of Operations

Years ended December 31, 2004 and 2003

	2004	2003
Income
Loans and fees on loans	$214,541	$—
Investment securities, taxable	55,904	—
Investment securities, non-taxable	2,375	—
Income from mortgage banking investee	296,633	249,254
Net realized gains on sale or maturity of investment securities	134,025	—

Total income	703,478	249,254

Expenses
Professional fees	6,897	3,809
Franchise tax	14,142	21,890
Interest expense	352,666	14,061
Management fees	24,855	24,759
Other expenses	45,094	35,339

Total expenses	443,654	99,858

Income (loss) before tax expense and equity in undistributed income of subsidiary	259,824	149,396

Notes to Consolidated Financial Statements

Note 18. Parent Company Financial Information, continued

Statements of Operations, continued

Federal income tax (expense) benefit	(20,003)	(54,525)
State income tax ( expense)	(20,408)	(11,065)

Total income tax (expense) benefit	(40,411)	(65,590)

Income before equity in undistributed income of subsidiary	219,413	83,806

Equity in undistributed income of subsidiary	2,194,906	1,922,977

Net income	$2,414,319	$2,006,783

Statements of Cash Flows

Years ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities
Net income	$2,414,319	$2,006,783
Adjustments:
Amortization	24,000	—
Accretion of discount on securities, net of amortization of premiums	855	—
Gain on sale of investment in mortgage banking investee	(134,025)	—
Deferred taxes	42,418	(20)
Benefit of nonqualified stock option exercise	116,729	65,590
Increase in equity in undistributed income of subsidiary	(2,194,906)	(1,922,977)
(Increase) decrease in other assets	(166,425)	(197,639)
Increase (decrease) in other liabilities	74,675	34,349

Net cash provided (used) by operating activities	177,640	(13,914)

Cash flows from investing activities
Issuance of long-term debt to subsidiary	—	(4,000,000)
Purchases of investment securities	(1,104,555)	—
Sales of equity in mortgage banking investee	265,427	—
Net increase in loans	(3,546,241)	(56,250)

Net cash provided (used) by investing activities	(4,385,369)	(4,056,250)

Cash flows from financing activities
Proceeds from long-term debt	—	—
Junior subordinated debentures	—	8,248,000
Repayment of long-term debt	—	(100,000)
Issuance of common stock	138,453	123,855

Net cash provided (used) by financing activities	138,453	8,271,855

Increase (decrease) in cash and due from banks	(4,069,276)	4,201,691

Cash and cash equivalents, beginning	4,237,901	36,210

Cash and cash equivalents, ending	$168,625	$4,237,901

Independent Auditor’s Report

Board of Directors and Stockholders

Waccamaw Bankshares, Inc.

Whiteville, North Carolina

We have audited the consolidated balance sheets of Waccamaw Bankshares, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Waccamaw Bankshares, Inc. at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Larrowe & Company, PLC

Galax, Virginia

January 14, 2005

Management’s Discussion and Analysis

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presents management’s discussion and analysis of the financial condition and results of operations of the Company as of December 31, 2004, 2003, and 2002 and the periods then ended. This discussion should be read in conjunction with the Company’s Financial Statements and the Notes thereto.

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

The Company’s total assets were $258.4 million at December 31, 2004 as compared to $193.4 million at December 31, 2003. Total assets were $161.3 million at December 31, 2002. Virtually all of this asset growth was funded by new deposits and the issuance of common stock. Total deposits at December 31, 2004 increased 34.1% to $207.6 million. Total deposits were $154.8 million at December 31, 2003, an increase of $24.1 million over the $130.7 million total at December 31, 2002. The Bank used these resources primarily to fund new loans and purchase investment securities. The Bank’s net loans increased to $206.7 million at the end of 2004, an increase of $64.4 million over the 2003 amount of $142.3 million. Net loans were $125.7 million at December 31, 2002. Investment securities were $30.2 million and $24.1 million at December 31, 2004 and 2003, respectively.

Critical Accounting Policies

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004 contain a summary of its significant accounting policies. Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, such as the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, the Company considers the policies related to those areas as critical.

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

Management’s Discussion and Analysis

Net Interest Income and Average Balances (thousands)

	Periods Ended December 31,
	2004			2003			2002
	Average Balance	Interest Income/ Expenses	Yield/ Cost	Average Balance	Interest Income/ Expenses	Yield/ Cost	Average Balances	Interest Income/ Expenses	Yield/ Cost
Interest-earning assets:
Investment securities	$29,068	$1,270	4.37%	$19,663	$894	4.55%	$18,309	$1,038	5.67%
Federal funds sold	2,543	33	1.30%	8,333	89	1.07%	7,354	126	1.72%
Deposits with banks	614	9	1.47%	448	5	1.12%	1,494	25	1.65%
Loans, net[1]	168,757	10,138	6.01%	137,403	8,969	6.53%	114,823	8,405	7.32%

Total interest-earning assets	200,982	11,450		165,847	9,957		141,980	9,594

Yield on average interest- earning assets			5.70%			6.00%			6.76%

Non-interest-earning assets:
Cash	4,545			4,923			4,027
Premises and equipment	3,211			3,341			3,461
Interest receivable and other	8,297			3,452			3,091

Total noninterest-earning assets	16,053			11,716			10,579

Total assets	$217,035			$177,563			$152,559

Interest-bearing liabilities:
Demand deposits	$14,177	72.51%		$12,901	$61.48%		$10,652	$34.32%
Savings deposits	31,308	378	1.21%	22,298	265	1.19%	19,733	326	1.65%
Time deposits	104,973	2,554	2.43%	97,923	2,978	3.04%	81,701	3,317	4.06%
Short-term borrowings	6,976	41.59%		4,510	29.64%		5,495	59	1.08%
Long-term borrowings	22,262	721	3.24%	8,806	294	3.34%	6,292	242	3.84%

Total interest-bearing liabilities	179,696	3,766		146,438	3,627		123,873	3,978

Cost of average interest- bearing liabilities			2.10%			2.48%			3.21%

Non-interest-bearing liabilities:
Demand deposits	18,704			14,541			13,640
Interest payable and other	694			951			1,435

Total noninterest- bearing liabilities	19,398			15,492			15,075

Total liabilities	199,094			161,930			138,948

Stockholders’ equity	17,941			15,633			13,611

Total liabilities and stockholders’ equity	$217,035			$177,563			$152,559

Net interest income		$7,684			$6,330			$5,616

Net yield on interest-earning assets			3.82%			3.82%			3.96%

1	Average loan balances include nonaccrual loans.

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

Interest income during 2004 was $11.5 million, an increase of 15.0% over the 2003 total of $10.0 million. Interest income for 2002 was $9.6 million. These increases are due to the increase in the level of average earning assets in the past three years. Average earning assets were $201.0 million during 2004, an increase of 21.2%. Average earning assets increased 16.8% to $165.8 million during 2003. The increase in 2002 was 26.7% to $142.0 million. Yields on interest-earning assets during 2004, 2003, and 2002 were 5.7%, 6.0%, and 6.8%, respectively.

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 6.0%, 6.5% and 7.3% during 2004, 2003, and 2002, respectively. Yield on loans decreased in 2004 and 2003 primarily as a result of the falling interest rate environment.

Interest expense was $3.8 million during 2004, an increase of 3.8%. Interest expense in 2003 was $3.6 million, a decrease of 8.8% over 2002. The decrease in 2003 is a result of the falling interest rate environment. The average rate paid on interest-bearing liabilities during 2004, 2003, and 2002 was 2.1%, 2.5%, and 3.2%, respectively.

Net interest income was $7.7 million during 2004, an increase of 21.3% over 2003. During 2003 net interest income increased to $6.3 million. Net interest income was $5.6 million in 2002. These increases are due to increased levels of average earning assets and liabilities, while yields and costs of funds decreased. Net interest margin was 3.8%, 3.8%, and 4.0% in 2004, 2003, and 2002, respectively.

Management’s Discussion and Analysis

The effects of changes in volumes and rates on net interest income for 2004, 2003 and 2002 are shown in the table below.

	Rate/Volume Variance Analysis (thousands)
	2004 Compared to 2003			2003 Compared to 2002			2002 Compared to 2001
	Interest Income/ Expense Variance	Variance Attributable to		Interest Income/ Expense Variance	Variance Attributable to		Interest Income/ Expense Variance	Variance Attributable to
		Rate	Volume		Rate	Volume		Rate	Volume
Interest-earning assets:
Loans	$1,169	$(714)	$1,883	$564	$(686)	$1,250	$1,132	$(1,512)	$2,644
Investment securities	376	(34)	410	(144)	(230)	86	(50)	(34)	(16)
Deposits with banks	4	2	2	(20)	(7)	(13)	(175)	(42)	(133)
Federal funds sold	(56)	19	(75)	(37)	(57)	20	(102)	(223)	121

Total	1,493	(727)	2,220	363	(980)	1,343	805	(1,811)	2,616

Interest-bearing liabilities:
Demand deposits	11	5	6	27	19	8	(103)	(138)	35
Savings deposits	113	4	109	(61)	(114)	53	(143)	(192)	49
Time deposits	(424)	(595)	171	(339)	(1,621)	1,282	(255)	(1,294)	1,039
Short-term borrowings	12	(2)	14	(30)	(21)	(9)	(137)	(187)	50
Long-term debt	427	(5)	432	52	(25)	77	98	(120)	218

Total	139	(593)	732	(351)	(1,762)	1,411	(540)	(1,931)	1,391

Net interest income	$1,354	$(134)	1,488	$714	$782	(68)	$1,345	$120	1,225

1.	The variance in interest attributable to both volume and rate has been allocated to variance attributed to volume and variance attributed to rate in proportion to the absolute value of the change in each.
2.	Balances of nonaccrual loans have been included for computational purposes.

Provision for Loan Losses

The provision for loan losses is charged to income in an amount necessary to maintain an allowance for loan losses adequate to provide for expected losses in the Bank’s loan portfolio. The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The provision for loan loss expense was $819,500, $730,000, and $794,106 during 2004, 2003, and 2002 respectively. The Bank’s allowance for loan losses as a percentage of gross loans was 1.3%, 1.5% and 1.5% at the end of 2004, 2003, and 2002, respectively. Additional information regarding loan loss provisions is discussed in “Nonperforming and Problem Assets.”

Management’s Discussion and Analysis

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

Noninterest income totaled $2.4 million, $2.1 million, and $1.4 million during 2004, 2003, and 2002, respectively. The majority of the noninterest income is from service charges on deposit accounts. This will most likely increase as the number of deposit accounts grow. This is also true of ATM and check cashing fees. The Bank’s fee structure is reviewed annually to determine if adjustments to fees are warranted.

Mortgage origination fees decreased 31.3% to $196,000 due to decreased refinancing demand as a result of rising interest rates. The Bank purchased life insurance for certain of its key employees in December, 2003 providing $227,000 and $19,000 of noninterest income for the years ended December 31, 2004 and 2003, respectively.

The mortgage banking company, which the Company had invested in, sold during 2004. The Company received $265,000 and common stock of the acquiring bank. The sale resulted in a gain of $134,000. The sources of noninterest income for the past three years are summarized in the following table.

Sources of Noninterest Income (thousands)

	2004	2003	2002
Service charges on deposit accounts	$992	$990	$801
Check sales	(8)	(1)	6
ATM and check cashing fees	347	256	190
Gain on sale of investment securities	14	65	8
Gain on sale of investment in mortgage banking investee	134	—	—
Mortgage origination	196	285	216
Investment fee income	85	94	19
Insurance commission	103	37	44
Income from mortgage banking investee	297	249	—
Earnings on bank owned life insurance	227	19	—
Other	58	59	86

Total noninterest income	$2,445	$2,053	$1,370

Noninterest Expense

Noninterest expense for 2004, 2003, and 2002 was $5.7 million, $4.4 million and $3.9 million, respectively. The majority of the increase in noninterest expense for 2004 was attributed to personnel expense and the expenses related to the new branch location in Wilmington, NC. The overhead ratio of noninterest expense to adjusted total revenues (net interest income plus noninterest income excluding securities transactions) was 56%, 53% and 56% in 2004, 2003, and 2002, respectively. Management expects the overhead ratio to continue to improve as the Company grows.

Management’s Discussion and Analysis

Total personnel expenses, the largest component of noninterest expense, was $3.0 million, $2.3 million and $2.1 million during 2004, 2003 and 2002, respectively. Personnel expenses increased $730,000 or 32.1% during 2004 and $186,000 or 8.9% during 2003. This was due to Bank growth and the addition of senior management. Personnel expenses increased $260,000 in 2002. Management expects these costs to continue to increase as the Company grows.

Combined occupancy and furniture and equipment expense was $692,000, $640,000 and $593,000, or 12.2%, 14.4% and 15.2% of noninterest expense during 2004, 2003 and 2002, respectively. Professional services expense, fees paid to attorneys, independent auditors, consultants and state examiners was $195,000, $67,000, $80,000 in 2004, 2003 and 2002, respectively. The majority of the $128,000 increase in 2004 was due to the preparation for compliance with the Sarbanes-Oxley Act of 2002.

Advertising and public relations expense increased to $161,000 in 2004 from $98,000 in 2003. The Company began aggressively marketing loan and deposit products in 2004 with the additional marketing expenses related to the new branch opening in Wilmington, NC. Data processing and credit card processing fees were $431,000, $341,000 and $194,000 during 2004, 2003 and 2002, respectively. These fees relate directly to the number of accounts serviced and transactions processed. Management expects these expenses to continue to increase as the Company grows.

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

Sources of Noninterest Expense (thousands)

	2004	2003	2002
Salaries and wages	$2,455	$1,807	$1,693
Employee benefits	548	466	395

Total personnel expense	3,003	2,273	2,088

Occupancy expense	472	448	407
Furniture and equipment	220	192	186
Printing and supplies	90	76	69
Professional services	195	67	80
Postage and office	71	67	56
Telephone	65	58	49
Dues and subscriptions	28	23	19
Education and seminars	28	9	19
Foreclosed assets expense	35	—	—
Franchise and local taxes	45	42	37
Advertising and public relations	161	98	42
Director fees	118	127	125
Data processing services	431	341	194
Amortization of deposit premium	252	227	227
Other operating expense	473	388	295

Total other expenses	$5,687	$4,436	$3,893

Management’s Discussion and Analysis

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

Income tax expense was $1,209,000, $1,210,000 and $739,000 for 2004, 2003 and 2002, respectively. Net deferred income tax benefits of approximately $818,000 and $752,000 at December 31, 2004 and 2003, respectively, were included in other assets. At December 31, 2004, $132,000 of the total deferred tax asset is applicable to unrealized appreciation on investment securities available for sale.

The Bank’s deferred income tax benefits and liabilities are the result of temporary differences in provisions for loan losses, valuation reserves, depreciation, deferred income, and investment security discount accretion.

Earning Assets

Average earning assets were $201.0 million during 2004, an increase of 21.2% over 2003. Average earning assets were $165.8 million in 2003, an increase of 16.8% or $23.8 million. Average earning assets were $142.0 million during 2002. Total average earning assets represented 92.6%, 93.4%, and 93.1% of total average assets during the periods ended December 31, 2004, 2003 and 2002, respectively. A summary of average assets is shown in the following table.

Average Asset Mix (thousands)

	2004		2003		2002
	Average Balance	Percent	Average Balance	Percent	Average Balance	Percent
Earnings assets:
Loans, net	$168,757	77.76	$137,403	77.38	$114,823	75.26
Investment securities	29,068	13.39	19,663	11.08	18,309	12.00
Federal funds sold	2,543	1.17	8,333	4.69	7,354	4.82
Deposits with banks	614.28		448.25		1,494.98

Total earning assets	200,982	92.60	165,847	93.40	141,980	93.06

Nonearning assets:
Cash and due from banks	4,545	2.09	4,923	2.77	4,027	2.64
Premises and equipment	3,211	1.48	3,341	1.88	3,461	2.27
Other assets	8,297	3.83	3,452	1.95	3,091	2.03

Total nonearning assets	16,053	7.40	11,716	6.60	10,579	6.94

Total assets	$217,035	100.00%	$177,563	100.00%	$152,559	100.00%

Loans

The Bank makes both consumer and commercial loans to borrowers in all neighborhoods within its market area, including the low- and moderate-income areas. The Bank’s market area is generally defined to be all of Columbus, Brunswick and New Hanover counties of North Carolina which management feels helps diversify market risk. The Bank emphasizes consumer based installment loans, commercial loans to small and medium sized businesses and real estate loans.

Management’s Discussion and Analysis

A significant portion of the loan portfolio is made up of loans secured by various types of real estate. Real estate loans represented 52.0%, 60.7%, and 51.0% of total loans at December 31, 2004, 2003, and 2002, respectively. Total loans secured by one-to-four family residential properties represented 27.9%, 26.5%, and 25.2% of total loans at the end of 2004, 2003 and 2002, respectively. Loans for commercial and business purposes were $88.7 million, $43.1 million and $46.8 million, or 42.3%, 29.7% and 36.5% of total loans outstanding at December 31, 2004, 2003 and 2002, respectively.

The amounts of gross loans outstanding by type at December 31, 2004 and 2003 are shown in the table on the following page.

Loan Portfolio Summary (thousands)

	2004	2003	2002	2001	2000
Construction and development	$17,435	$23,389	$23,690	$11,083	$4,416
Farmland	2,119	2,141	1,297	1,111	632
1-4 family residential	58,484	38,354	32,224	30,675	23,469
Multifamily residential	3,600	1,899	1,487	772	—
Nonfarm, nonresidential	27,520	22,130	6,400	3,860	2,278

Total real estate	109,158	87,913	65,098	47,501	30,795

Agricultural	1,976	3,238	3,223	1,547	589
Commercial and industrial	88,658	43,068	46,625	38,305	21,825
Consumer	8,564	8,775	11,109	14,512	14,057
Other	1,471	1,819	1,661	600	240

Total	$209,827	$144,813	$127,716	$102,465	$67,506

The maturity/repricing distribution of loans as of December 31, 2004 are set forth in the following table.

Maturity Schedule of Loans (thousands)

	Commercial and Industrial	Construction and Development	Others	Total Amount	%
Three months or less	$72,281	$14,835	$50,376	$137,492	65.53
Over three months to twelve months	2,449	1,209	2,545	6,203	2.95
Over one year to five years	7,985	779	31,984	40,748	19.42
Over five years	5,943	612	18,829	25,384	12.10

Total loans	$88,658	$17,435	$103,734	$209,827	100.00

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

Management’s Discussion and Analysis

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

The following table presents the investment portfolio at December 31, 2004 and 2003 by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the contractual maturity.

Investment Securities (thousands)

	December 31, 2004
	Amortized Cost Due
	In One Yr. Or Less	In One Through Five Years	After One Through Ten Years	After Five After Ten Years	Equity Securities	Total	Fair Value
Investment securities
US Government agencies	$—	$500	$—	$—	$—	$500	$503
Municipal securities	—	258	970	1,091	—	2,319	2,328
Corporate securities	380	1,485	2,000	6,812	—	10,677	11,072
Mortgage-backed securities	—	228	1,198	13,324	—	14,750	14,696
Equity securities	—	—	—	—	1,633	1,633	1,633

Total	$380	$2,471	$4,168	$21,227	$1,633	$29,879	$30,232

Weighted average yields
U.S. Government agencies	—%	5.75%	—%	0%	—%		5.75%
Municipal securities	—%	2.69%	4.00%	4.10%	—%		3.90%
Corporate securities	7.46%	6.34%	3.41%	6.28%	—%		5.77%
Mortgage-backed securities	—%	6.28%	3.85%	3.18%	—%		3.28%

Consolidated	7.46%	5.83%	3.67%	4.22%	—%		4.29%

	2003		2002
	Book Value	Fair Value	Book Value	Fair Value
Investment securities
US Government agencies	$500	$516	$1,527	$1,498
Municipal securities	3,103	3,097	936	929
Corporate securities	5,040	5,266	5,592	5,627
Mortgage-backed securities	14,164	14,072	11,539	11,596
Equity securities	1,102	1,102	1,046	1,046

Total	$23,909	$24,053	$20,640	$20,696

The interest rate environment and the need for liquidity resulted in an annualized average yield on the investment portfolio of 4.4%, 4.6%, and 5.7% during 2004, 2003 and 2002, respectively. At December 31, 2004, 2003 and 2002, the market value of the investment portfolio was $30.2 million, $24.1 million, and $20.7 million, respectively. Amortized cost was $29.9 million, $23.9 million, and $20.7 million.

Management’s Discussion and Analysis

Federal Funds Sold

Federal funds represent the most liquid portion of the Bank’s invested funds and generally the lowest yielding portion of earning assets. However, because of the flat yield curve and the need to maintain liquidity, management maintained a significant amount of Federal funds during the past three years. Average Federal funds sold totaled $2.5 million, $8.3 million, and $7.4 million in 2004, 2003, and 2002, respectively. Year-end Federal funds sold were $4.5 million and $10.1 million at December 31, 2004 and 2003, respectively.

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

Average total deposits were $169.2 million during 2004. This is an increase of 14.6% over 2003. Average total deposits were $147.7 million for the year ended December 31, 2003. This was an increase of $21.9 million or 17.4% over 2002. Substantially all of those deposits were core deposits. The percentage of the Bank’s average deposits that were interest bearing in 2004 was 88.9% and 90.2% during 2003 and 89.2% during 2002. Average demand deposits which earn no interest were $18.7 million, $14.5 million and $13.6 million for the periods ended December 31, 2004, 2003 and 2002, respectively.

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

Management’s Discussion and Analysis

Average deposits and related average rates paid for the periods ended December 31, 2004, 2003, and 2002 are summarized in the following table.

Average Deposit Mix (thousands)

	2004		2003		2002
	Amount	Rate	Amount	Rate	Amount	Rate
Interest bearing deposits:
Demand accounts	$14,177	0.51%	$12,901	0.48%	$10,652	0.32%
Money market	25,422	1.35	16,999	1.35	14,788	1.98
Savings	5,886	0.55	5,299	0.55	4,945	0.85
Time deposit	104,973	2.43	97,923	3.04	81,701	4.06

Total interest bearing deposits	150,458	2.00	133,122	2.48	112,086	3.28

Noninterest bearing demand deposits	18,704		14,541		13,640

Total deposits	$169,162		$147,663		$125,726

The following table provides maturity information relating to time deposits of $100,000 or more at December 31, 2004.

Large Time Deposit Maturities, (thousands)

Remaining maturity of three months or less	$13,503
Remaining maturity over three through twelve months	28,487
Remaining maturity over twelve months	22,587

Total time deposits of $100,000 or more	$64,577

Short-Term Debt

Other borrowed funds consisting of securities sold under agreements to repurchase and Federal funds purchased were $3.3 million, $3.7 million, and $6.1 million at December 31, 2004, 2003 and 2002, respectively. Average short-term debt was $7.0 million, $4.5 million, and $5.5 million during 2004, 2003 and 2002, respectively. The related interest expense was $40,978, $29,082, and $59,200 during 2004, 2003, and 2002, respectively.

Long-Term Debt

As a member of the Federal Home Loan Bank of Atlanta, the Bank has the ability to borrow up to 10% of total assets in the form of FHLB advances. At December 31, 2004 and 2003 advances of $18.5 million and $8.5 million, respectively were outstanding. The average amount outstanding during 2004 and 2003 was $14.0 million and $8.5 million, respectively. Approximately $27,000,000 in 1-4 family residential loans were pledged as collateral for the FHLB advances at December 31, 2004.

Maturity Date	Advance	Rate
02/10/10	$2,500,000	Fixed at 5.85%	Convertible quarterly
05/29/12	2,000,000	Fixed at 3.95%	Convertible quarterly
05/09/05	4,000,000	3 mo LIBOR + 1%
04/05/06	2,000,000	3 mo LIBOR + .14%
10/20/06	5,000,000	1 mo LIBOR + 5%
05/10/06	3,000,000	3 mo LIBOR + .14%

	$18,500,000

Management’s Discussion and Analysis

Capital Adequacy

Stockholders’ equity was $19.9 million at December 31, 2004. This was a 17.3% increase over the $17.0 million at the end of 2003. Average stockholders’ equity as a percentage of average total assets was 8.3%, 8.8% and 8.9% for 2004, 2003, and 2002, respectively.

The Company completed its first issuance of Trust Preferred securities in December 2003 in the amount of $8 million. These capital issuances will be utilized to capitalize the continued growth of the Company and the Bank.

The Trust Preferred securities are accounted for as long-term debt in the accompanying financial statements, however, for regulatory capital purposes, the majority of this issuance is considered Tier I capital with the remainder qualifying as Tier II capital. The following tables illustrate the Company’s and the Bank’s respective capital position and ratios along with minimum regulatory ratios at December 31, 2004.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. For the Company, risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2004, the Company’s Tier 1 risk-weighted capital ratio and total capital ratio were 10.6% and 13.8%, respectively.

The Bank also has capital ratio constraints with which to comply. These ratios are slightly different than those required at the parent company level. At December 31, 2004, the Bank’s capital ratios were as follows: Tier I leverage ratio, 9.1%, Tier I risk-based capital ratio, 10.1% and total risk-based ratio, 11.5%. These capital ratios were sufficient at December 31, 2004 to classify the Bank as “well capitalized” in accordance with the FDIC’s regulatory capital rules. The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.

Capital Requirements (thousands)

Waccamaw Bankshares, Inc.

			Risk-based Capital
	Leverage Capital		Tier I Capital		Total Capital
	Amount	Percentage(1)	Amount	Percentage(2)	Amount	Percentage(2)
Actual	$22,668	9.44%	$22,668	10.53%	$29,360	13.64%
Required	9,609	4.00%	8,610	4.00%	17,220	8.00%

Waccamaw Bank
			Risk-based Capital
	Leverage Capital		Tier I Capital		Total Capital
	Amount	Percentage(1)	Amount	Percentage(2)	Amount	Percentage(2)
Actual	$21,334	9.07%	$21,334	10.15%	$23,962	11.40%
Required	9,410	4.00%	8,409	4.00%	16,817	8.00%

(1)	Percentage of total adjusted average assets. The FRB minimum leverage ratio requirement is 3 percent to 5 percent, depending on the institution’s composite rating as determined by its regulators. The FRB has not advised the Company of any specific requirements applicable to it.
(2)	Percentage of risk-weighted assets.

Management’s Discussion and Analysis

Common Stock Outstanding

During 2001, Waccamaw Bankshares, Inc. acquired all the outstanding shares of Waccamaw Bank. In addition, the Company declared a 20% stock dividend. Total shares outstanding (after adjusting for the stock dividend) at December 31, 2001, was 1,505,730. During 2002, the Company sold 12,575 shares of stock and stock options were exercised for 9,805 shares. At December 31, 2002 the Bank had 1,528,110 shares of common stock outstanding. During 2003, Waccamaw Bankshares, Inc. declared a 20% stock dividend. Total shares outstanding (after adjusting for the stock dividend) at December 31, 2003, was 1,859,772. During 2004, Waccamaw Bankshares, Inc. declared a 20% stock dividend and a 100% stock dividend. Total shares outstanding (after adjusting for the stock dividends) at December 31, 2004, was 4,530,402. These shares are held by approximately 1,900 shareholders of record. All share and per share data have been restated to reflect stock splits.

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

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in the following table.

Management’s Discussion and Analysis

Allowance for Loan Losses (thousands)

	2004	2003	2002	2001	2000
	(Dollars in thousands)
Balance at beginning of period	$2,218	$1,854	$1,422	$977	$514

Charge-offs:
Construction loans	—	—	—	—	—
Commercial and industrial loans	(63)	(14)	(15)	—	—
Consumer and other	(210)	(378)	(373)	(208)	(113)

Total charge-offs	(273)	(392)	(388)	(208)	(113)

Recoveries:
Construction loans	—	—	—	—	—
Commercial and industrial loans	17	—	—	—	—
Consumer and other	10	26	26	41	28

Total recoveries	27	26	26	41	28

Net charge-offs	(246)	(366)	(362)	(167)	(85)

Allowance allocated to purchased loans	—	—	—	—	200

Provision for loan losses	819	730	794	612	348

Balance at the end of the year	$2,791	$2,218	$1,854	$1,422	$977

Total loans outstanding at year-end	$209,827	$144,813	$127,716	$102,465	$67,506

Average loans outstanding for the year	$168,757	$137,403	$114,823	$84,209	$53,965

Allowance for loan losses to loans outstanding	1.33%	1.53%	1.45%	1.39%	1.45%

Ratio of net loan charge-offs to average loans outstanding	0.15%	0.27%	0.32%	0.20%	0.16%

The following table sets forth information about the Bank’s allowance for loan losses by asset category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

Allowance for Loan Losses by Category (thousands)

	2004		2003		2002		2001		2000
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%_
Construction and development	$253	8.31	$351	16.15	$346	18.55	$151	10.82	$60	6.54
Farmland	28	1.01	30	1.48	22	1.02	16	1.08	9	0.94
1-4 family residential	702	27.87	575	26.48	451	25.23	433	29.94	331	34.76
Multifamily residential	39	1.72	23	1.31	22	1.16	9	0.75	—	—
Nonfarm, nonresidential	358	13.12	299	15.28	92	5.01	48	3.77	27	3.37

Total real estate	1,380	52.03	1,278	60.70	933	50.97	657	46.36	427	45.61
Agricultural	28	0.94	52	2.24	52	2.52	21	1.51	8	0.87
Commercial and industrial	1,241	42.25	711	29.74	676	36.51	537	37.38	332	32.33
Consumer	124	4.08	149	6.06	167	8.69	200	14.16	207	20.82
Other	18	0.70	28	1.26	26	1.31	7	0.59	3	_0.37

Total	$2,791	100.00	$2,218	100.00,	$1,854	100.00	$1,422	100.00	$977	100.00

Management’s Discussion and Analysis

Management realizes that general economic trends greatly affect loan losses and no assurances can be made about future losses. Management does, however consider the allowance for loan losses to be adequate at December 31, 2004, 2003 and 2002.

The following table sets forth information about the Bank’s nonperforming assets.

Nonperforming Assets (in thousands)

	2004	2003	2002	2001	2000
Nonaccrual loans	$1,723	$701	$1,800	$—	$—
Loans past due 90 days or more and still accruing interest	628	486	173	—	—

Total nonperforming loans	2,351	1,187	1,973	—	—

Other real estate and repossessed personal property	82	164	140	42	62

Total nonperforming assets	$2,433	$1,351	$2,113	$42	$62

Nonperforming assets as a percentage of:
Total assets	.94%	.70%	1.31%	.03%	.06%
Total loans	1.16%	.93%	1.65%	.04%	.09%

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

At December 31, 2004, the Bank was cumulatively asset-sensitive (earning assets subject to interest rate changes exceeded interest-bearing liabilities subject to changes in interest rates). Demand, savings and money market accounts repricing within three months were $51.5 million, which historically are not as rate sensitive as other types of interest-bearing deposits. The Bank is asset sensitive in the three month or less time period, with the four to twelve months time period being liability-sensitive, the thirteen to sixty months time period being asset-sensitive and the over sixty months time period being asset-sensitive.

Management’s Discussion and Analysis

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

Interest Rate Sensitivity

	December 31, 2004 Maturities/Repricing
	1-3 Months	4-12 Months	13-60 Months	Over 60 Months	Total
Earning assets:
Loans	$137,492	$6,203	$40,748	$25,384	$209,827
Investments	280	253	2,551	27,148	30,232
Federal funds sold	4,529	—	—	—	4,529
Deposits with banks	689	285	—	—	974

Total	142,990	6,741	43,299	52,532	245,562

Interest-bearing liabilities:
Demand accounts	15,936	—	—	—	15,936
Savings and money market	35,581	—	—	—	35,581
Time deposits	31,557	68,223	24,571	12,707	137,058
Repurchase agreements and purchased funds	3,268	—	—	—	3,268
Long-term debt	—	4,000	10,000	4,500	18,500
Junior subordinated debentures	8,248	—	—	—	8,248

Total	94,590	72,223	34,571	17,207	218,591

Interest rate gap	$48,400	$(65,482)	$8,728	$35,325	$26,971

Cumulative interest sensitivity gap	$48,400	$(17,082)	$(8,354)	$26,971

Ratio of sensitivity gap to total earnings assets	19.71%	(26.67)%	3.55%	14.39%	10.98%
Cumulative ratio of sensitivity gap to total earnings assets	19.71%	(6.96)%	(3.40)%	10.98%

Effects of Inflation

Interest rates are affected by inflation, but the timing and magnitude of the changes may not coincide with changes in the consumer price index. Management actively monitors the Bank’s interest rate sensitivity in order to minimize the effects of inflationary trends on the Bank’s operations. Other areas of non-interest expense may be more directly affected by inflation.

Management’s Discussion and Analysis

Financial Ratios

The following table summarizes ratios considered to be significant indicators of the Bank’s operating results and financial condition for the periods indicated.

Key Financial Ratios

	2004	2003	2002
Return on average assets	1.11%	1.13%	1.02%
Return on average equity	13.46%	12.84%	11.46%
Average equity to average assets	8.27%	8.80%	8.92%

Board of Directors and Officers

Board of Directors

M. B. “Bo” Biggs	K. M. Biggs, Inc.

Dr. Maudie M. Davis	Principal, South Columbus High School

E. Autry Dawsey, Sr.	Premiere Enterprises of Whiteville, L.L.C.

Monroe Enzor III	Monroe Enzor Farms

James G. Graham	President and Chief Executive Officer, Waccamaw Bank

James E. Hill, Jr.	Hill & High, L.L.P.

Michael K. Jones	Jones Stores, Inc. and Related Companies

Alan W. Thompson	Thompson, Price, Scott, Adams & Co., P.A.

Dale Ward	J. D. Wright Roofing Co., Inc.

J. Densil Worthington	Worthington Funeral Home, Inc.

Directors Emeritus

Dewey L. Hill	Hillcrest Corp.

Lucian P. Stephens	Blockade Runner Motor Inn, Inc.

Bank Executive Officers

James G. Graham	President and Chief Executive Officer

Perry B. Dawson	Senior Vice President and Chief Banking Officer

Freda H. Gore	Vice President and Chief Operations Officer

David A. Godwin	Vice President and Chief Financial Officer

Richard C. Norris	Vice President and Senior Credit Officer

Bank Employees

Main Office

Geoffrey R. Hopkins	VP & City Executive
Timothy J. Reilly	VP & Commercial Lender
Kathy Brown	Administrative Assistant
Lisa Leggett	Administrative Assistant
Amy Howell	Branch Officer
Michelle Brown	Loan Officer
Brad Leggett	Management Trainee
Kelly Bass	Customer Service Representative
Bobbie Lewis	Customer Service Representative
Jenny Hinson	Head Teller
Laura Garrell	Teller
Rosario G. Mincey	Teller
Altanese McCellon	Teller
Pam Ray	Part Time Teller
Hilda W. Branch	Receptionist

Tabor City Office

Gayle N. Watson	Assistant VP & Branch Manager
Tammy C. Simmons	Customer Service
Representative/Loan Assistant
Sarah W. Currie	Head Teller
M. Pearl Lewis	Teller

Chadbourn Office

Mark Madden	Assistant VP & Branch Manager
Misty Hardwick	Financial Services Representative
Lou Ellen Williamson	Loan Officer
Hilda F. Bullard	Customer Service Representative
Pamela M. Thornton	Head Teller
Rita Spivey	Teller
Lori C. Williams	Teller
Wanda F. Rozier	Teller
Kimberly Young	Teller

Shallotte Office

Dianne F. McRainey	VP & City Executive
Vernon L. Parker	VP & Branch Manager
Linwood Johnston	Loan Administrative Assistant
Courtney Waddell	Customer Service Representative
Penny S. McKeithan	Head Teller
Barbara Evans	Teller
Sonja Milligan	Teller
Letha Yow	Teller
Ericka King	Part Time Teller

Holden Beach Office

Rob Fircetz	VP & Branch Manager
Melissa A. King	CSR/Loan Officer
Elizabeth A. Evans	Head Teller
Cynthia P. Elliott	Teller

Wilmington Office

Jonathan Krieps	City Executive
Janie Grainger	Branch Manager
Melissa Phillippi	Customer Service
Representative/Head Teller
Johnnie Fink	Customer Service Representative
Heather Harriett	Teller/CSR
Michele Winters	Teller/CSR
Rebecca Spiewak	Part Time Teller/CSR

Mortgage Lending

Columbus County
Jami H. Hinson	Mortgage Banker

Brunswick County
Judy Seaboldt	Mortgage Banker

New Hanover/Brunswick County
Tony Perez	Mortgage Banker

Waccamaw Financial Services, Inc.

John Hensley	Vice President & Investments and Insurance Advisor

Credit Administration

Cindy B. Ross	Vice President & Credit Officer
George Benton	Assistant Credit Manager
Janet Smith	Loan Review
Debbie Edwards	Loan Assistant
Ella Scarborough	Loan Assistant
Roy Thompson	Loan Assistant
Amanda Williams	Loan Assistant

Operations & Accounting

Gracie B. McClary	Operations, Security
& Compliance Officer
Deanna Nichols	Assistant Operations Officer
Emily Bullard	Operations Assistant
Heath Spivey	Operations Assistant
Jennifer Noble	Operations Assistant
Valerie W. Register	Accounting Manager
Barbara P. Lanier	Accounting Assistant

Human Resources

Mary W. Duncan	Personnel Director

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held Thursday, April 21, 2005 at 7:00 p.m. at the Waccamaw Bank and Corporate Center, 110 North J. K. Powell Boulevard, Whiteville, North Carolina.

Requests for Information

Requests for information should be directed to Mr. James G. Graham, President, at Waccamaw Bankshares, Inc., Post Office Box 2009, Whiteville, North Carolina, 28472; telephone (910) 641-0044.

Independent Auditors	Stock Transfer Agent	Legal Counsel
Larrowe & Company, PLC	First Citizens Bank	Gaeta & Eveson, P.A.
Certified Public Accountants	& Trust Company	8305 Falls of Neuse Road
Post Office Box 760	Post Office Box 29522	Suite 203
Galax, Virginia 24333	Raleigh, North Carolina 27626-0522	Raleigh, North Carolina 27615

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Banking Offices

110 North J. K. Powell Boulevard	105 Hickman Road	111 Strawberry Boulevard
Whiteville, North Carolina	Tabor City, North Carolina	Chadbourn, North Carolina
(910) 641-0044	(910) 653-3202	(910) 654-1005

4949 West Main Street	3178 Holden Beach Road SW	23 South Kerr Ave.
Shallotte, NC 28470	Supply, North Carolina 28462	Wilmington, NC 28403
(910) 754-8499	(910) 842-7760	(910) 763-4010