Form 10-K, Exhibit 13
period 2005-12-31
WACCAMAW BANKSHARES INC
filed 2006-03-30
CIK 1144686

Exhibit 13

2005 Annual Report

2005 Annual Report

Table of Contents

Letter to Stockholders	1

Historical Timeline	2

Significant Trends	3

Financial Highlights Summary	4

Consolidated Balance Sheets	5

Consolidated Statements of Income	6

Consolidated Statements of Changes in Stockholders’ Equity	7

Consolidated Statements of Cash Flows	8

Notes to Consolidated Financial Statements	9

Independent Auditor’s Report	30

Management’s Discussion and Analysis	31

Mission Statement	49

Board of Directors and Officers	50

Bank Employees	51

Stockholder Information	53

Office Locations	54

Letter to Stockholders

March 3, 2006

To our Stockholders, Friends and Neighbors:

No doubt the cover of our 2005 Annual Report will attract your attention! We believe the cover says it all with regard to our company’s potential. While 2005 was an outstanding year for the bank, we believe great opportunities lie ahead; or as the cover reflects, ‘The Sky Is The Limit’! The pages of this report illustrate the basis of our enthusiasm as we celebrate a banner year and begin working hard for an even more profitable 2006.

Take a look at the timeline accompanying this letter. We feel it reflects a history of growth that positively reinforces the value of your investment in our bank.

The directors, management, and staff of Waccamaw Bankshares, Inc. are delighted to report record profits for the year 2005. Net earnings for the year ending December 31, 2005 were $3,035,000 a 25.7% increase over the $2,414,319 earned in 2004. Waccamaw Bankshares assets crossed the $300 million threshold and ended the year at $322,792,000 which is equal to a 25% increase for the year.

We are equally pleased to report several significant events that should positively impact our company’s future. In July, we opened an office in the heart of downtown Southport, North Carolina. The opening of this office brought our plans of entering the robust Southport area market to reality. In the closing days of the year, we opened our eighth office in Elizabethtown, North Carolina; establishing a presence in our fourth county in the Southeastern corner of North Carolina. The Bladen County market has been significant to us over the years and we are delighted to have the opportunity to serve this community. In December we announced what could be considered the bank’s most significant event of the year as we announced the pending acquisition of the Bank of Heath Springs located in Lancaster County, South Carolina. The Bank of Heath Springs is a fine institution with high quality management. Through this acquisition, Waccamaw Bank will expand its financial center network into contiguous areas of South Carolina.

The year was full of growth and exciting expansion. Our staff has never been more capable. For the hard work and dedication they put into our bank every day, we remain deeply thankful. We continue to strengthen not only the financial results of the company but the quality and depth of service levels provided to our ever faithful customers. As we look forward to 2006 with tremendous optimism, we will seek to build upon expansion opportunities and look forward to communicating our progress. The purpose of this expansion is twofold: to provide increased customer convenience and more importantly, to provide an even greater return to our devoted shareholder base.

Thank you for banking with Waccamaw Bank. Your continued support through your banking business is invaluable to the success of our company. We appreciate your loyalty and friendship. As always, we encourage you to share your comments, ideas or questions any time.

Sincerely,

James G. Graham	Alan W. Thompson

President/CEO	Chairman of the Board

Growing Coastal Carolinas Strong

1997
8.28	Waccamaw Bank receives approval from NC Banking Commission
9.2	First Waccamaw Bank office opens for business
9.8	Tabor City Office opens
9.22	First Chadbourn Office opens
12.31	Assets total $20,530,222 ($531,000) profits

1998
2.5	Chadbourn Office moves to 633 N. Brown Street
12.31	Assets total $40,484,998 ($988,000) profits

1999
1.1	James G. Graham hired as President, Chief Executive Officer
5.1	Tabor City Office relocates to 105 Hickman Road
12.31	Assets total $57,340,000; an increase of 42% $392,000 profits; an increase of 97%

2000
3.1	Bank assets reach milestone of $100 million. Stock split declared (6-5)
3.1	Shallotte Office opens
3.15	Chadbourn Office relocates to permanent facility at 111 Strawberry Boulevard
6.1	Construction begins on corporate office at 110 J.K. Powell Boulevard in Whiteville
12.1	Holden Beach Office opens
12.31	Assets total $101,442,144; a 77% increase $652,654 profits; a 66% increase

2001
5.11	New Corporate Office opens at 110 North J. K. Powell Boulevard
6.30	Waccamaw Bankshares created Stock split declared (6-5)
12.31	Assets total $132,000,000; 30% increase $1,024,354 profits; 54% increase

2002
4.1	Waccamaw Financial Services introduced
12.31	Assets total $161,315,000; 22% increase $1,550,000 profits; 52% increase

2003
3.26	Waccamaw Bankshares listed on NASCAW SmallCap Markets
12.31	Assets total $193,206,943; 20% increase $2,006,783 profits; 29% increase

2004
6.9	Stock split declared (6-5) Wilmington Office opens
6.15	Waccamaw Bankshares listed in North Carolina’s Top 100 Companies Stock split declared (2-1)
12.31	Assets total $258,164,000; 33.6% increase $2,414,319 profits; 20.3% increase

2005
7.12	Waccamaw Bankshares named Top 200 Publicly Traded companies in NC
7.28	Business North Carolina names Waccamaw Bankshares in Top 75 Public NC Companies
8.28	Southport Office opens
12.13	New Operations and Training Center to be created in downtown Whiteville
12.19	Waccamaw Bank and Bank of Heath Springs announce definite merger agreement
12.28	Elizabethtown Office opens
12.31	Assets total $322,790,000; 25% increase $3,035,000 profits; 25.7% increase

Significant Trends

Financial Highlights Summary1

	2005	2004	2003	2002	2001
Summary of Operations

Interest income	$18,228	$11,450	$9,957	$9,594	$8,789
Interest expense	7,536	3,766	3,627	3,978	4,518

Net interest income	10,692	7,684	6,330	5,616	4,271
Provision for loan losses	1,370	819	730	794	612
Other income	2,269	2,445	2,053	1,370	1,243
Other expense	6,967	5,687	4,436	3,893	3,890
Income tax (expense) benefit	(1,589)	(1,209)	(1,210)	(740)	12

Net income	$3,035	$2,414	$2,007	$1,559	$1,024

Per Share Data[2]

Basic earnings per share	$.67	$.54	$.45	$.36	$.24
Diluted earnings per share	.64	.52	.43	.34	.23
Book value	4.93	4.39	3.80	3.32	2.97

Average Balance Sheet Summary

Loans, net	$238,579	$168,757	$137,403	$114,823	$84,209
Securities	31,257	29,068	19,663	18,309	18,577
Total assets	302,381	217,035	177,563	152,559	120,646
Deposits	252,994	169,162	147,663	125,725	100,220
Shareholders’ equity	20,254	17,941	15,633	13,611	12,247

Selected Ratios

Average equity to average assets	6.70%	8.27%	8.80%	8.92%	10.15%
Return on average assets	1.00%	1.11%	1.13%	1.02%	0.85%
Return on average equity	14.98%	13.46%	12.84%	11.46%	8.36%

[1]	In thousands of dollars, except per share data.
[2]	Adjusted for the effects of 6 for 5 stock splits in 2001, 2003 and 2004 and 2 for 1 stock split in 2004.

Consolidated Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets
Cash and due from banks	$6,954,425	$3,751,318
Interest-bearing deposits with banks	707,708	974,469
Federal funds sold	8,281,000	4,529,000
Investment securities, available for sale	33,208,250	28,599,527
Restricted equity securities	2,005,906	1,632,605
Loans, net of allowance for loan losses of $3,939,002 in 2005 and $2,791,008 in 2004	257,574,925	206,666,022
Property and equipment, net	3,380,179	3,301,220
Intangible assets, net	877,736	1,104,916
Accrued income	1,604,477	1,137,359
Bank owned life insurance	5,208,929	5,030,074
Other assets	2,988,464	1,685,931

Total assets	$322,791,999	$258,412,441

Liabilities and Stockholders’ Equity

Liabilities
Noninterest-bearing deposits	$25,348,916	$19,065,902
Interest-bearing deposits	245,686,552	188,575,792

Total deposits	271,035,468	207,641,694
Securities sold under agreements to repurchase	2,736,000	3,268,000
Short-term borrowings	10,000,000	—
Long-term debt	6,500,000	18,500,000
Guaranteed preferred beneficial interest in the company’s junior subordinated debentures	8,248,000	8,248,000
Accrued interest payable	1,065,996	594,989
Other liabilities	707,891	261,201

Total liabilities	300,293,355	238,513,884

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, no par value; 1,000,000 shares authorized; none outstanding	—	—
Common stock, no par; 25,000,000 shares authorized; 4,564,587 shares issued in 2005; 4,530,402 shares issued in 2004	13,256,961	13,142,612
Retained earnings	9,564,875	6,529,502
Accumulated other comprehensive (loss) income	(323,192)	226,443

Total stockholders’ equity	22,498,644	19,898,557

Total liabilities and stockholders’ equity	$322,791,999	$258,412,441

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

Years ended December 31, 2005, 2004, and 2003

	2005	2004	2003
Interest income
Loans and fees on loans	$16,330,154	$10,137,520	$8,968,847
Money market investments	436,147	33,007	88,882
Investment securities, taxable	1,365,852	1,179,519	831,482
Investment securities, nontaxable	95,806	100,430	67,937

Total interest income	18,227,959	11,450,476	9,957,148

Interest expense
Deposits	6,313,174	3,004,161	3,304,587
Federal funds purchased and securities sold under agreements to repurchase	76,247	40,978	29,082
Other borrowed funds	1,146,161	720,841	293,882

Total interest expense	7,535,582	3,765,980	3,627,551

Net interest income	10,692,377	7,684,496	6,329,597

Provision for loan losses	1,370,000	819,500	730,000

Net interest income after provision for loan losses	9,322,377	6,864,996	5,599,597

Noninterest income
Service charges on deposit accounts	1,094,649	991,701	989,517
Mortgage origination income	270,321	195,679	284,620
Other operating income	674,351	585,740	446,282
Income from mortgage banking investee	—	296,633	249,254
Earnings on bank owned life insurance	193,639	227,160	18,930
Net realized (losses) gains on sale or maturity of investment securities	(1,062)	14,388	64,802
Net realized gains on sale of investment in mortgage banking investee	36,848	134,025	—

Total noninterest income	2,268,746	2,445,326	2,053,405

Noninterest expense
Salaries and employee benefits	3,733,723	3,003,019	2,273,418
Occupancy and equipment	805,095	692,298	640,473
Data processing	629,080	431,415	340,913
Amortization expense	252,712	252,036	227,181
Foreclosed assets expense, net	—	35,060	—
Other expense	1,545,972	1,273,294	954,483

Total noninterest expense	6,966,582	5,687,122	4,436,468

Income before income taxes	4,624,541	3,623,200	3,216,534

Income tax expense	(1,589,168)	(1,208,881)	(1,209,751)

Net income	$3,035,373	$2,414,319	$2,006,783

Basic earnings per share	$.67	$.54	$.45

Diluted earnings per share	$.64	$.52	$.43

Weighted average shares outstanding	4,543,386	4,507,523	4,430,974

Weighted average dilutive shares outstanding	4,766,013	4,595,501	4,664,662

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders’ Equity

Years ended December 31, 2005, 2004 and 2003

	Shares	Common Stock	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
December 31, 2002	1,528,110	$12,445,385	$2,108,400	$39,875	$14,593,660
Comprehensive income
Net income	—	—	2,006,783	—	2,006,783
Net change in unrealized appreciation on investment securities available for sale, net of income taxes of $46,546	—	—	—	90,354	90,354
Reclassification adjustment, net of income taxes of ($22,033)	—	—	—	(42,769)	(42,769)

Total comprehensive income					2,054,368

Issuance of common stock	5,589	125,529	—	—	125,529
Exercise of stock options	18,598	206,590	—	—	206,590
Stock split	307,475	—	—	—	—
Stock issuance costs	—	(17,174)	—	—	(17,174)

December 31, 2003	1,859,772	12,760,330	4,115,183	87,460	16,962,973

Comprehensive income
Net income	—	—	2,414,319	—	2,414,319
Net change in unrealized appreciation on investment securities available for sale, net of income taxes of $76,489	—	—	—	148,479	148,479
Reclassification adjustment, net of income taxes of ($4,892)	—	—	—	(9,496)	(9,496)

Total comprehensive income					2,553,302

Issuance of common stock	4,720	127,100	—	—	127,100
Exercise of stock options	36,336	278,630	—	—	278,630
Stock split	2,630,336	—	—	—	—
Redemption of fractional shares	(762)	(23,448)	—	—	(23,448)

December 31, 2004	4,530,402	13,142,612	6,529,502	226,443	19,898,557

Comprehensive income
Net income	—	—	3,035,373	—	3,035,373
Net change in unrealized appreciation on investment securities available for sale, net of income taxes of ($283,507)	—	—	—	(550,336)	(550,336)
Reclassification adjustment, net of income taxes of $361	—	—	—	701	701

Total comprehensive income					2,485,738

Exercise of stock options	34,185	114,349	—	—	114,349

December 31, 2005	4,564,587	$13,256,961	$9,564,875	$(323,192)	$22,498,644

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from operating activities
Net income	$3,035,373	$2,414,319	$2,006,783
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	522,383	492,479	474,689
Provision for loan losses	1,370,000	819,500	730,000
Accretion of discount on securities, net of amortization of premiums	87,726	72,515	141,632
(Gain) loss on sale of investment securities	1,062	(14,388)	(64,802)
Gain on sale of investment in mortgage banking investee	(36,848)	(134,025)	—
Income from bank owned life insurance	(178,855)	(212,376)	(17,698)
Deferred taxes	(456,679)	(147,704)	(121,998)
Benefit of non qualified stock option exercise	—	116,729	65,590
Changes in assets and liabilities:
Accrued income	(467,118)	(264,650)	189,256
Other assets	(500,798)	(208,215)	(65,798)
Accrued interest payable	471,007	68,113	(260,076)
Other liabilities	446,690	(378,864)	352,733

Net cash provided by operating activities	4,293,943	2,623,433	3,430,311

Cash flows from investing activities
Net (increase) decrease in federal funds sold	(3,752,000)	5,587,000	(7,408,000)
Net increase (decrease) in securities sold under agreements to repurchase	(532,000)	(386,000)	(2,417,000)
Purchases of investment securities	(14,430,495)	(14,725,560)	(19,331,048)
Maturities of investment securities	7,058,846	7,715,390	10,941,773
Net increase in loans	(52,310,314)	(65,143,092)	(17,403,099)
Proceeds from sales of investment securities	1,468,057	1,117,880	5,002,965
Investment in bank owned life insurance	—	—	(4,800,000)
Purchases of property and equipment	(367,814)	(410,799)	(15,429)

Net cash used in investing activities	(62,865,720)	(66,245,181)	(35,429,838)

Cash flows from financing activities
Net increase in noninterest-bearing deposits	6,283,014	2,696,402	3,176,702
Net increase in interest-bearing deposits	57,110,760	50,149,363	20,895,791
Net increase in junior subordinated debentures	—	—	8,248,000
Net proceeds from long-term debt	(2,000,000)	10,000,000	(100,000)
Proceeds from issuance of common stock	114,349	161,901	141,000
Stock issuance costs and redemption of fractional shares	—	(23,448)	(17,174)

Net cash provided by financing activities	61,508,123	62,984,218	32,344,319

Increase (decrease) in cash and cash equivalents	2,936,346	(637,530)	344,792
Cash and cash equivalents, beginning	4,725,787	5,363,317	5,018,525

Cash and cash equivalents, ending	$7,662,133	$4,725,787	$5,363,317

Supplemental disclosure of cash flow information
Interest paid	$7,064,575	$3,697,867	$3,887,627

Taxes paid	$2,068,880	$1,614,361	$1,145,811

Supplemental disclosure of noncash activities
Common stock issued as payment of directors fees	$—	$127,100	$125,529

Stock received for equity in mortgage banking investee	$—	$131,378	$—

Real estate acquired in settlement of loans	$31,411	$—	$—

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Waccamaw Bank (Bank) was organized and incorporated under the laws of the State of North Carolina on August 28, 1997 and commenced operations on September 2, 1997. The Bank currently serves Columbus County, North Carolina and surrounding areas through three banking offices, Brunswick County through three banking offices, Bladen County through one banking office, and New Hanover County through one banking office. As a state chartered bank which is a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Reserve.

During 2001, Waccamaw Bankshares, Inc. (Company), a financial holding company chartered in North Carolina was formed. On June 30, 2001, Waccamaw Bankshares, Inc. acquired all the outstanding shares of Waccamaw Bank in a tax-free exchange.

Waccamaw Financial Services, Inc. is a wholly owned subsidiary of Waccamaw Bank in which the primary business activity is investment and insurance services.

The accounting and reporting policies of the Company, the Bank, and Waccamaw Financial Services follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical Accounting Policies

The notes to our audited consolidated financial statements for the year ended December 31, 2005 contain a summary of our significant accounting policies. We believe our policies, with respect to the methodology for our determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and our Board of Directors.

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

Stock-based Compensation

The Company accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company is not required to adopt the fair value based recognition provisions prescribed under Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock Based Compensation (issued in October 1995), but complies with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income as if the fair value based method of accounting had been applied.

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

Advertising Expense

The Company expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 2005, 2004, and 2003 was approximately $187,000, $161,000 and $98,000, respectively.

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

Financial Instruments

Derivatives that are used as part of the asset/liability management process are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. In addition, forwards and option contracts must reduce the risk attributed to a particular exposure, and for hedges of anticipatory transactions, the significant terms and characteristics of the transaction must be identified and the transactions must be probable of occurring. All derivative financial instruments held or issued by the Company are held or issued for purposes other than trading. There were no derivatives for the years presented in this report.

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

Recent Accounting Pronouncements

On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments” (SAB 105). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments (IRLC), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, “Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133.” Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The Company adopted the provisions of SAB 105 effective April 1, 2004. Since the provisions of SAB 105 affect only the timing of the recognition of mortgage banking income, the adoption of SAB 105 did not have a material adverse effect on either the Company’s consolidated financial position or consolidated results of operations.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123(R) (SFAS No. 123(R)), “Share-Based Payment”, which is a revision of FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. SFAS No. 123(R) requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees over the period during which an employee is required to provide service in exchange for the award, which will often be the shorter of the vesting period or the period the employee will be retirement eligible

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

SFAS No. 123(R) sets accounting requirements for “share-based” compensation to employees, including employee-stock purchase plans (ESPPs). Awards to most nonemployee directors will be accounted for as employee awards. This Statement was to be effective for public companies that do not file as small business issuers as of the beginning of interim or annual reporting periods beginning after June 15, 2005. In April 2005, the Securities and Exchange Commission (SEC) issued Release No. 2005-57, which defers the effective date of SFAS No. 123(R) for many registrants. Registrants that do not file as small business users must adopt SFAS No. 123(R) as of the beginning of their first annual period beginning after June 15, 2005. Accordingly, the Company adopted SFAS No. 123(R) on January 1, 2006, and believes it will not have a material effect on the consolidated financial statements.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107), which contains guidance on applying the requirements in SFAS No. 123(R). SAB 107 provides guidance on valuation techniques, development of assumptions used in valuing employee share options and related MD&A disclosures. SAB 107 is effective for the period in which SFAS No. 123(R) is adopted. The Company adopted SAB 107 on January 1, 2006, and believes it will not have a material effect on the consolidated financial statements.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154 (SFAS No. 154), “Accounting Changes and Error Corrections”, which replaces APB Opinion No. 20 “Accounting Changes” and FASB Statement No. 3 “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in an accounting principle. SFAS No. 154 requires retrospective application for voluntary changes in an accounting principle unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The Company adopted SFAS No. 154 on January 1, 2006 with no expected material effect on its consolidated financial statements.

Note 2. Restrictions on Cash

To comply with banking regulation, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $1,030,000 and $810,000 for the period including December 31, 2005 and 2004, respectively.

Note 3. Securities

Debt and equity securities have been classified in the balance sheet according to management’s intent. The amortized cost of securities (all available for sale) and their approximate fair values follow:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2005:
Mortgage backed securities	$17,663,191	$13,575	$208,221	$17,468,545
Corporate securities	11,916,478	399,838	649,793	11,666,523
Municipal Securities	4,110,546	15,283	52,647	4,073,182
Restricted equity securities	2,005,906	—	—	2,005,906

	$35,696,121	$428,696	$910,661	$35,214,156

2004:
U.S. Government agency securities	$500,000	$3,155	$—	$503,155
Mortgage backed securities	14,750,287	41,553	95,843	14,695,997
Corporate securities	10,677,594	470,759	76,266	11,072,087
Municipal Securities	2,318,868	16,566	7,146	2,328,288
Restricted equity securities	1,632,605	—	—	1,632,605

	$29,879,354	$532,033	$179,255	$30,232,132

Notes to Consolidated Financial Statements

Note 3. Securities, continued

Restricted equity securities are carried at cost and consist of investments in stock of the Federal Home Loan Bank of Atlanta (FHLB), The Bankers Bank and The Federal Reserve Bank of Richmond (Federal Reserve). All of those entities are correspondents of the Bank. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow from it. The Bank is required to hold that stock so long as it borrows from the FHLB. The Federal Reserve requires banks to purchase stock as a condition of membership in the Federal Reserve system. The Bank’s stock in The Bankers Bank is restricted only in the fact that the stock may only be repurchased by the respective company.

Investment securities with market values of $11,291,803 and $13,767,323 at December 31, 2005 and 2004, respectively were pledged as collateral on public deposits and for other banking purposes as required or permitted by law. Gross realized gains and losses for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Realized gains	$—	$149,255	$65,637
Realized losses	(1,062)	(842)	(835)

	$(1,062)	$148,413	$64,802

The scheduled contractual maturities of securities (all available for sale) at December 31, 2005 are as follows:

	Amortized Cost	Fair Value
Due in one year or less	$131,378	$277,760
Due in one through five years	2,372,966	2,232,568
Due in five through ten years	3,956,350	3,409,101
Due after ten years	27,229,521	27,288,821
Restricted equity securities	2,005,906	2,005,906

	$35,696,121	$35,214,156

The following tables detail unrealized losses and related fair values in the Bank’s held to maturity and available for sale investment securities portfolios. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2005 and December 31, 2004.

	Less Than 12 Months		12 Months or More		Total
December 31, 2005	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage backed securities	$9,010,162	$(90,010)	$4,900,246	$(118,221)	$13,910,408	$(208,221)
Corporate securities	894,652	(93,723)	3,958,648	(556,070)	4,853,300	(649,793)
Municipal securities	3,095,231	(45,065)	249,819	(7,582)	3,345,050	(52,647)
Restricted equity securities	—	—	—	—	—	—

Total temporarily impaired securities	$13,000,045	$(228,798)	$9,108,713	$(681,863)	$22,108,758	$(910,661)

	Less Than 12 Months		12 Months or More		Total
December 31, 2004	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage backed securities	$5,409,714	$(46,092)	$2,249,727	$(49,752)	$7,659,441	$(95,844)
Corporate securities	3,939,001	(76,266)	—	—	3,939,001	(76,266)
Municipal securities	1,226,117	(1,986)	356,055	(5,159)	1,582,172	(7,145)
Restricted equity securities	—	—	—	—	—	—

Total temporarily impaired securities	$10,574,832	$(124,344)	$2,605,782	$(54,911)	$13,180,614	$(179,255)

Notes to Consolidated Financial Statements

Note 3. Securities, continued

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

Note 4. Loans Receivable

The major components of loans in the balance sheets at December 31 are as follows:

	In Thousands
	2005	2004
Commercial	$29,036	$30,928
Real estate:
Construction and land development	83,575	37,529
Residential, 1-4 families	62,796	58,484
Residential, 5 or more families	4,495	3,600
Farmland	2,545	2,119
Nonfarm, nonresidential	67,199	65,156
Agricultural	388	1,976
Consumer	10,544	8,564
Other	1,327	1,471

	261,905	209,827

Deferred loan fees, net of costs	(391)	(370)
Allowance for loan losses	(3,939)	(2,791)

	$257,575	$206,666

Approximately $24,000,000 in 1-4 family residential loans were pledged as collateral securing Federal Home Loan Bank advances included in long-term debt at December 31, 2005.

Note 5. Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

	2005	2004	2003
Balance, beginning	$2,791,008	$2,218,053	$1,854,194

Provision charged to expense	1,370,000	819,500	730,000
Recoveries of amounts charged off	47,685	26,673	26,461
Amounts charged off	(269,691)	(273,218)	(392,602)

Balance, ending	$3,939,002	$2,791,008	$2,218,053

	2005	2004
Impaired loans without a valuation allowance	$1,795,417	$1,881,157
Impaired loans with a valuation allowance	—	—

Total impaired loans	$1,795,417	$1,881,157

Valuation allowance related to impaired loans	$—	$—

Total nonaccrual loans	$1,711,000	$1,723,000

Total loans past due ninety days or more and still accruing interest	$250,000	$628,000

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the last three years (all approximate) is summarized below:

	2005	2004	2003
Average investment in impaired loans	$1,172,568	$1,536,732	$494,189

Interest income recognized on impaired loans	$134,546	$325,089	$51,513

Interest income recognized on a cash basis on impaired loans	$98,622	$325,089	$51,513

No additional funds are committed to be advanced in connection with impaired loans.

Note 6. Property and Equipment

Components of Property and Equipment

Components of property and equipment and total accumulated depreciation are as follows:

	2005	2004
Land	$325,444	$324,000
Buildings	2,157,442	1,970,772
Leasehold improvements	556,992	550,516
Furniture and equipment	1,720,149	1,546,925

	4,760,027	4,392,213

Less accumulated depreciation	1,379,848	1,090,993

	$3,380,179	$3,301,220

Depreciation expense reported in net income was approximately $295,000, $265,000, and $248,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Leases

The Bank leases nine banking facilities under agreements accounted for as operating leases. Rent expense was approximately $178,000, $130,000, and $113,000 in 2005, 2004, and 2003, respectively. Future minimum lease payments under non-cancelable commitments are as follows.

2006	211,042
2007	217,205
2008	219,823
2009	172,244
2010	67,074
Thereafter	33,600

$920,988

Notes to Consolidated Financial Statements

Note 7. Intangible Assets

The book value of purchased intangible assets at December 31, 2005 and 2004 was $877,736 and $1,104,916, respectively. Details are as follows:

	As of December 31, 2005		As of December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Deposit premium	$2,139,919	$1,348,850	$2,139,919	$1,141,669
Other	200,000	113,333	200,000	93,334

Total	$2,339,919	$1,462,183	$2,339,919	$1,235,003

Amortization expense is calculated on a straight-line basis over a period of ten years and was approximately $227,000 in 2005, 2004 and 2003. Management expects amortization expense to be approximately $227,000 in each of the next four years.

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2005 and 2004 was approximately $84,827,000 and $64,577,000, respectively. At December 31, 2005, the scheduled maturities of time deposits (in thousands) are as follows:

Three months or less	$37,672
Four months to one year	99,818
Two to three years	18,329
Over three years	7,738

$163,557

Note 9. Borrowed Funds

Securities sold under agreements to repurchase and federal funds purchased

Securities sold under agreements to repurchase and federal funds purchased generally mature within one to seven days from the transaction date. Additional information is summarized below:

	2005	2004
Outstanding balance at December 31	$2,736,000	$3,268,000

Year-end weighted average rate	3.13%	1.09%

Daily average outstanding during the period	$3,618,334	$6,975,593

Average rate for the year	2.11%	.59%

Maximum outstanding at any month-end during the period	$5,394,000	$13,865,000

Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities.

The Bank has established credit facilities to provide additional liquidity if and as needed. These consist of unsecured lines of credit with correspondent banks for $13,000,000 and a secured line of credit with a correspondent bank for $15,000,000. In addition, the Bank has the ability to borrow up to ten percent of total bank assets from the Federal Home Loan Bank of Atlanta, subject to the pledging of specific bank assets as collateral. At December 31, 2005 and 2004 there were no amounts outstanding under these credit facilities.

Notes to Consolidated Financial Statements

Note 9. Borrowed Funds, continued

Short-term borrowings

Short-term borrowings consisted of three variable rate FHLB advances of $2,000,000, $3,000,000 and $5,000,000 at December 31, 2005. There were no short-term borrowings at December 31, 2004.

Long-term debt

At December 31, 2005 and 2004, $6,500,000 and $18,500,000, respectively were outstanding under Federal Home Loan Bank advances. Approximately $24,000,000 in 1-4 family residential loans and $743,000 in FHLB stock were pledged as collateral for the FHLB advances at December 31, 2005.

Maturity Date	Advance	Rate
02/10/10	$2,500,000	Fixed at 5.85%	Convertible quarterly
09/29/15	4,000,000	Fixed at 4.06%	Convertible 9/29/09
	$6,500,000

Note 10. Fair Value of Financial Instruments

The estimated fair values of the Bank’s financial instruments are as follows (dollars in thousands):

	December 31, 2005		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash and due from banks	$6,954	$6,954	$3,751	$3,751
Interest-bearing deposits with banks	708	708	974	974
Federal funds sold	8,281	8,281	4,529	4,529
Investment securities	33,208	33,208	28,600	28,600
Restricted equity securities	2,006	2,006	1,633	1,633
Loans, net of allowance for loan losses	257,575	256,445	206,666	205,369

Financial Liabilities
Deposits	271,035	271,719	207,642	209,284
Securities sold under agreements to repurchase and federal funds purchased	2,736	2,736	3,268	3,268
Short-term borrowings	10,000	10,000	—	—
Long-term debt	6,500	6,493	18,500	18,636
Junior subordinated debentures	8,248	7,999	8,248	8,315

Off-Balance-Sheet Assets (Liabilities)
Commitments to extend credit and standby letters of credit	—	—	—	—

Notes to Consolidated Financial Statements

Note 11. Earnings per Share

The following table details the computation of basic and diluted earnings per share:

	2005	2004	2003
Net income (income available to common shareholders)	$3,035,373	$2,414,319	$2,006,783

Weighted average common shares outstanding	4,543,386	4,507,523	4,430,974
Effect of dilutive securities, options	222,627	87,978	233,688

Weighted average common shares outstanding, diluted	4,766,013	4,595,501	4,664,662

Basic earnings per share	$.67	$.54	$.45

Diluted earnings per share	$.64	$.52	$.43

Note 12. Guaranteed Preferred Beneficial Interests in the Company’s Junior Subordinated Debentures

Waccamaw Statutory Trust I, a statutory business trust (the “Trust”), was created by the Company on December 17, 2003, at which time the Trust issued $8,000,000 in aggregate liquidation amount of preferred capital trust securities which mature December 17, 2033. Distributions are payable on the securities at a floating rate indexed to the 3-month London Interbank Offered Rate (“LIBOR”), and the securities may be prepaid at par by the Trust at any time after December 17, 2008. The principal assets of the Trust are $8.2 million of the Company’s junior subordinated debentures which mature on December 17, 2033, and bear interest at a floating rate indexed to the 3-month LIBOR, and which are callable by the Company after December 17, 2008. All $248 thousand in aggregate liquidation amount of the Trust’s common securities are held by the Company.

The Trust’s preferred securities and common securities may be included in the Company’s Tier I capital for regulatory capital adequacy purposes to the extent that they do not exceed 33.3% of the Company’s total Tier I capital excluding these securities. Amounts in excess of this ratio will not be considered Tier I capital but may be included in the calculation of the Company’s total risk-based capital ratio. The Company’s obligations with respect to the issuance of the Trust’s preferred securities and common securities constitute a full and unconditional guarantee by the Company of the Trust’s obligations with respect to the preferred securities and common securities. Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on its junior subordinated debentures, which would result in a deferral of distribution payments on the Trust’s preferred trust securities and common securities. As a result of the Company’s adoption of Financial Interpretation Number (FIN) 46, the Trust’s common securities have been presented as a component of other assets.

Note 13. Employee Benefit Plans

Defined Contribution Plan

The Bank maintains a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees at least 21 years of age who have completed at least twelve months of service. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. The bank contributes up to 3% of an employee’s compensation which vests over a five-year period. The Bank’s aggregate contribution was $42,603, $32,713 and $31,361 for the years ended December 31, 2005, 2004 and 2003, respectively.

Notes to Consolidated Financial Statements

Note 13. Employee Benefit Plans, continued

Stock Option Plans

The Company maintains Incentive and Nonstatutory Stock Option Plans which reserve 458,257 shares each for issuance. Options granted under both plans expire no more than 10 years from date of grant. Option exercise price, under both plans shall be set by the Board of Directors at the date of grant, but shall not be less than 100% of fair market value of the related stock at the date of the grant. Under both plans, vesting is determined by the specific option agreements.

Activity under the plans during the years ended December 31, 2005 and 2004 (adjusted for stock splits) is summarized below:

	Incentive Plan		Non-statutory Plan
	Available for Grant	Granted	Available for Grant	Granted
Balance December 31, 2003	28,761	86,765	13,490	62,849

Stock split	40,247	121,488	18,826	87,979
Forfeited	1,108	(1,108)	—	—
Granted	(11,400)	11,400	(15,000)	15,000
Exercised	—	(24,040)	—	(33,076)

Balance December 31, 2004	58,716	194,505	17,316	132,752

Plan adopted amended	138,136	—	138,136	—
Forfeited	—	—	—	—
Granted	(146,000)	146,000	(81,000)	81,000
Exercised	—	(22,281)	—	(11,904)

Balance December 31, 2005	50,852	318,224	74,452	201,848

Notes to Consolidated Financial Statements

Note 13. Employee Benefit Plans, continued

Additional information, adjusted for stock splits, relating to the plan is listed below:

	2005	2004	2003
Outstanding options at December 31:
Weighted average exercise price:
Beginning of the year	$4.97	$3.76	$3.00
End of the year	$10.60	$4.97	$3.76
Range of exercise prices:
From	$2.65	$2.65	$2.65
To	$19.75	$19.75	$10.90
Weighted average remaining contractual life in months	79	62	67
Exercisable options	449,048	246,757	264,530
Weighted average exercise price of exercisable options	$10.20	$3.06	$2.64

Weighted average exercise price of options:
Granted during the year	$17.71	$16.74	$10.78
Exercised during the year	$3.35	$2.86	$2.92
Forfeited during the year	$—	$4.61	$2.65
Expired during the year	$—	$—	$—

Grant-date fair value:
Options granted during the year	$1,349,340	$121,680	$86,888

Significant assumptions used in determining fair value:
Risk-free interest rate	5.25%	3.25%	2.00%
Expected life in years	10	10	10
Expected dividends	0.0%	0.0%	0.0%
Expected volatility	.17%	.44%	.17%

Results of operations:
Compensation cost recognized in income for all stock-based compensation awards	$—	$—	$—

Pro forma net income, based on SFAS No. 123	$2,241,301	$2,360,035	$1,897,484

Pro forma earnings per common share, based on SFAS No. 123	$.49	$.52	$.43

Pro forma earnings per fully dilutive common share, based on SFAS No. 123	$.47	$.51	$.41

Notes to Consolidated Financial Statements

Note 14. Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense are as follows:

	2005	2004	2003
Current	$2,045,847	$1,356,585	$1,331,749
Deferred	(456,679)	(147,704)	(121,998)

Income tax expense (benefit)	$1,589,168	$1,208,881	$1,209,751

Rate Reconciliation

A reconciliation of income tax expense (benefit) computed at the statutory federal and state income tax rate included in the statement of income follows:

	2005	2004	2003
Tax at statutory federal rate	$1,572,344	$1,231,888	$1,093,621
Tax exempt interest	(38,040)	(40,533)	(31,784)
Tax exempt income from bank owned life insurance	(65,836)	(77,234)	(6,436)
State income tax, net of federal benefit	218,173	137,359	132,079
Other	(97,473)	(42,599)	22,271

Income tax expense (benefit)	$1,589,168	$1,208,881	$1,209,751

Deferred Income Tax Analysis

The components of net deferred federal and state tax assets are summarized as follows:

	2005	2004
Deferred tax assets
Allowance for loan losses	$1,359,364	$927,386
Pre-opening expenses	426	1,707
Accrued expenses	20,838	45,378
Deposit premium amortization	208,312	173,977
Deferred loan fees	150,788	142,599
Allowance for other real estate owned	13,494	13,494
Unrealized loss on securities available for sale	188,793	—

Deferred tax assets	1,942,015	1,304,541

Deferred tax liabilities
Unrealized gain on securities available for sale	—	(132,276)
Depreciation	(328,280)	(337,608)
Accretion of bond discount	(17,880)	(16,550)

Deferred tax liabilities	(346,160)	(486,434)

Net deferred tax asset	$1,595,855	$818,107

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

Notes to Consolidated Financial Statements

Note 15. Commitments and Contingencies, continued

Financial Instruments with Off-Balance-Sheet Risk

To meet the financing needs of its customers, the Bank is party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheet.

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

	2005	2004
Commitments to extend credit	$52,574,000	$47,127,000
Stand-by letters of credit	1,325,000	371,000

	$53,899,000	$47,498,000

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

Concentrations of Credit Risk

Substantially all of the Bank’s loans and commitments to extend credit have been granted to customers in the Bank’s market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank’s primary focus is toward commercial, consumer and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $3,000,000.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2005 and 2004, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2005 and 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank’s category.

The Company’s and Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		Minimum Capital Required		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2005
Total capital to risk- weighted assets
Consolidated	$33,420	12.36%	$21,629	8.0%	$	n/a	n/a
Bank	$32,116	11.94%	$21,509	8.0%		$26,886	10.0%

Tier 1 capital to risk- weighted assets
Consolidated	$30,042	11.11%	$10,813	4.0%	$	n/a	n/a
Bank	$28,738	10.69%	$10,755	4.0%		$16,132	6.0%

Tier 1 capital to average assets
Consolidated	$30,042	9.37%	$12,828	4.0%	$	n/a	n/a
Bank	$28,738	9.00%	$12,777	4.0%		$15,971	5.0%

Notes to Consolidated Financial Statements

Note 16. Regulatory Restrictions, continued

	Actual		Minimum Capital Required		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2004
Total capital to risk- weighted assets
Consolidated	$29,360	13.64%	$17,220	8.0%	$	n/a	n/a
Bank	$23,962	11.40%	$16,817	8.0%		$21,021	10.0%

Tier 1 capital to risk- weighted assets
Consolidated	$22,668	10.53%	$8,610	4.0%	$	n/a	n/a
Bank	$21,334	10.15%	$8,409	4.0%		$12,613	6.0%

Tier 1 capital to average assets
Consolidated	$22,668	9.44%	$9,609	4.0%	$	n/a	n/a
Bank	$21,334	9.07%	$9,410	4.0%		$11,762	5.0%

Inter-company transactions

Legal lending limits on loans by the Bank to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $2,200,000 at December 31, 2005. No 23A transactions existed at December 31, 2005 or 2004.

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

	2005	2004
Balance, beginning	$1,183,661	$1,605,082
Change in relationships	—	(135,304)
New loans and advances	330,153	293,255
Repayments	(530,171)	(579,372)

Balance, ending	$983,643	$1,183,661

Notes to Consolidated Financial Statements

Note 18. Parent Company Financial Information

Condensed financial information of Waccamaw Bankshares, Inc. is presented as follows:

Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets
Cash and due from banks	$127,943	$168,625
Investment in subsidiary bank at equity	29,194,584	22,565,414
Investment securities, available for sale	381,864	1,387,832
Loans	382,696	3,546,241
Other assets	731,867	566,519

Total assets	$30,818,954	$28,234,631

Liabilities
Long-term debt	$—	$—
Junior subordinated debt	8,248,000	8,248,000
Other liabilities	72,310	88,074

Total liabilities	8,320,310	8,336,074

Stockholders’ equity
Common stock	13,256,961	13,142,612
Retained earnings	9,564,875	6,529,502
Unrealized appreciation on subsidiary’s investment securities available for sale	(323,192)	226,443

Total stockholders’ equity	22,498,644	19,898,557

Total liabilities and stockholders’ equity	$30,818,954	$28,234,631

Statements of Operations

Years ended December 31, 2005 and 2004

	2005	2004
Income
Loans and fees on loans	$144,750	$214,541
Investment securities, taxable	45,149	55,904
Investment securities, non-taxable	5,000	2,375
Income from mortgage banking investee	—	296,633
Net realized gains on sale or maturity of investment securities	36,848	134,025

Total income	231,747	703,478

Expenses
Professional fees	7,108	6,897
Franchise tax	20,229	14,142
Interest expense	513,806	352,666
Management fees	25,531	24,855
Other expenses	39,507	45,094

Total expenses	606,181	443,654

Income (loss) before tax expense and equity in undistributed income of subsidiary	(374,434)	259,824

Notes to Consolidated Financial Statements

Note 18. Parent Company Financial Information, continued

Statements of Operations, continued

Federal income tax (expense) benefit	193,939	(20,003)
State income tax (expense)	39,992	(20,408)

Total income tax (expense) benefit	233,931	(40,411)

Income before equity in undistributed income of subsidiary	(140,503)	219,413
Equity in undistributed income of subsidiary	3,175,876	2,194,906

Net income	$3,035,373	$2,414,319

Statements of Cash Flows

Years ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities
Net income	$3,035,373	$2,414,319
Adjustments:
Amortization	24,000	24,000
Accretion of discount on securities, net of amortization of premiums	1,530	855
Gain on sale of investment in mortgage banking investee	—	(134,025)
Deferred taxes	8,316	42,418
Benefit of nonqualified stock option exercise	—	116,729
Increase in equity in undistributed income of subsidiary	(3,175,876)	(2,194,906)
(Increase) decrease in other assets	(197,664)	(166,425)
Increase (decrease) in other liabilities	(14,255)	74,675

Net cash provided (used) by operating activities	(318,576)	177,640

Cash flows from investing activities
Issuance of long-term debt to subsidiary	(4,000,000)	—
Purchases of investment securities	—	(1,104,555)
Sales of investment securities	1,000,000	—
Sales of equity in mortgage banking investee	—	265,427
Net decrease (increase) in loans	3,163,545	(3,546,241)

Net cash provided (used) by investing activities	163,545	(4,385,369)

Cash flows from financing activities
Issuance of common stock	114,349	138,453

Net cash provided (used) by financing activities	114,349	138,453

Increase (decrease) in cash and due from banks	(40,682)	(4,069,276)
Cash and cash equivalents, beginning	168,625	4,237,901

Cash and cash equivalents, ending	$127,943	$168,625

Independent Auditor’s Report

Board of Directors and Stockholders

Waccamaw Bankshares, Inc.

Whiteville, North Carolina

We have audited the consolidated balance sheets of Waccamaw Bankshares, Inc. as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Waccamaw Bankshares, Inc. at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Larrowe & Company, P.L.C.

Galax, Virginia

February 27, 2006

Management’s Discussion and Analysis

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presents management’s discussion and analysis of the financial condition and results of operations of the Company as of December 31, 2005 and 2004 and the years then ended. This discussion should be read in conjunction with the Company’s Financial Statements and the Notes thereto.

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

The Company’s total assets were $322.8 million at December 31, 2005 as compared to $258.4 million at December 31, 2004. Virtually all of this asset growth was funded by new deposits. Total deposits at December 31, 2005 increased 30.5% to $271.0 million. Total deposits were $207.6 million at December 31, 2004. The Bank used these resources primarily to fund new loans and purchase investment securities. The Bank’s net loans increased to $257.6 million at the end of 2005, an increase of $50.9 million over the 2004 amount of $206.7 million. Investment securities were $35.2 million and $30.2 million at December 31, 2005 and 2004, respectively.

Critical Accounting Policies

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 contain a summary of its significant accounting policies. Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses and asset impairment judgments, such as the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, the Company considers the policies related to those areas as critical.

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

Management’s Discussion and Analysis

Net Interest Income and Average Balances (thousands)

	Periods Ended December 31,
	2005			2004			2003
	Interest			Interest			Interest
	Average Balance	Income/ Expenses	Yield/ Cost	Average Balance	Income/ Expenses	Yield/ Cost	Average Balances	Income/ Expenses	Yield/ Cost
Interest-earning assets:
Investment securities	$31,257	$1,435	4.59%	$29,068	$1,270	4.37%	$19,663	$894	4.55%
Federal funds sold	13,595	436	3.21%	2,543	33	1.30%	8,333	89	1.07%
Deposits with banks	889	27	3.03%	614	9	1.47%	448	5	1.12%
Loans, net[1,2]	238,579	16,330	6.84%	168,757	10,138	6.01%	137,403	8,969	6.53%

Total interest-earning assets	284,320	18,228		200,982	11,450		165,847	9,957

Yield on average interest- earning assets			6.41%			5.70%			6.00%

Non-interest-earning assets:
Cash	5,704			4,545			4,923
Premises and equipment	3,397			3,211			3,341
Interest receivable and other	8,960			8,297			3,452

Total noninterest-earning assets	18,061			16,053			11,716

Total assets	$302,381			$217,035			$177,563

Interest-bearing liabilities:
Demand deposits	$17,803	130.73%		$14,177	72.51%		$12,901	61.48%
Savings deposits	52,562	1,091	2.08%	31,308	378	1.21%	22,298	265	1.19%
Time deposits	158,227	5,093	3.22%	104,973	2,554	2.43%	97,923	2,978	3.04%
Short-term borrowings	3,618	76	2.11%	6,976	41.59%		4,510	29.64%
Long-term borrowings	24,282	1,146	4.72%	22,262	721	3.24%	8,806	294	3.34%

Total interest-bearing liabilities	256,492	7,536		179,696	3,766		146,438	3,627

Cost of average interest-bearing liabilities			2.94%			2.10%			2.48%

Non-interest-bearing liabilities:
Demand deposits	24,402			18,704			14,541
Interest payable and other	1,233			694			951

Total noninterest- bearing liabilities	25,635			19,398			15,492

Total liabilities	282,127			199,094			161,930
Stockholders’ equity	20,254			17,941			15,633

Total liabilities and stockholders’ equity	$302,381			$217,035			$177,563

Net interest income		$10,692			$7,684			$6,330

Net yield on interest-earning assets			3.76%			3.82%			3.82%

[1]	Average loan balances include nonaccrual loans.
[2]	Deferred loan fees are included in interest income.

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

Interest income during 2005 was $18.2 million, an increase of 59.2% over the 2004 total of $11.5 million. Interest income for 2003 was $10.0 million. These increases are due to the increase in the level of average earning assets in the past three years. Average earning assets were $284.3 million during 2005, an increase of 41.5%. Average earning assets increased 21.2% to $201.0 million during 2004 over the 2003 balance of $165.8 million. Yields on interest-earning assets during 2005, 2004, and 2003 were 6.4%, 5.7%, and 6.0%, respectively.

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 6.8%, 6.0% and 6.5% during 2005, 2004, and 2003, respectively. Yield on loans increased in 2005 due to the rising interest rate environment and decreased in 2004 primarily as a result of the falling interest rate environment.

Interest expense was $7.5 million during 2005, an increase of 100.1%. Interest expense in 2004 was $3.8 million, an increase of 3.8% over 2003. The increase in 2005 is a result of the rising rate environment and growth in certificates of deposit. The average rate paid on interest-bearing liabilities during 2005, 2004, and 2003 was 2.9%, 2.1%, and 2.5%, respectively.

Net interest income was $10.7 million during 2005, an increase of 39.1% over 2004. During 2004 net interest income increased to $7.7 million. Net interest income was $6.3 million in 2003. These increases are due to increased levels of average earning assets and liabilities, while yields and costs of funds increased in 2005. Net interest margin was 3.8% for all three years ended 2005, 2004, and 2003.

Management’s Discussion and Analysis

The effects of changes in volumes and rates on net interest income for 2005, 2004 and 2003 are shown in the table below.

Rate/Volume Variance Analysis (thousands)

	2005 Compared to 2004			2004 Compared to 2003
	Interest			Interest
	Income/ Expense Variance	Variance Attributable to		Income/ Expense Variance	Variance Attributable to
		Rate	Volume		Rate	Volume
Interest-earning assets:
Loans	$6,192	$1,560	$4,632	$1,169	$(714)	$1,883
Investment securities	165	66	99	376	(34)	410
Deposits with banks	18	13	5	4	2	2
Federal funds sold	403	102	301	(56)	19	(75)

Total	6,778	1,741	5,037	1,493	(727)	2,220

Interest-bearing liabilities:
Demand deposits	58	37	21	11	5	6
Savings deposits	713	367	346	113	4	109
Time deposits	2,539	987	1,552	(424)	(595)	171
Short-term borrowings	35	43	(8)	12	(2)	14
Long-term debt	425	354	71	427	(5)	432

Total	3,770	1,788	1,982	139	(593)	732

Net interest income	$3,008	$(47)	$3,055	$1,354	$(134)	$1,488

1.	The variance in interest attributable to both volume and rate has been allocated to variance attributed to volume and variance attributed to rate in proportion to the absolute value of the change in each.
2.	Balances of nonaccrual loans have been included for computational purposes.

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

The provision for loan loss expense was $1,370,000, $819,500, and $730,000 during 2005, 2004, and 2003 respectively. The Bank’s allowance for loan losses as a percentage of gross loans was 1.5%, 1.3% and 1.5% at the end of 2005, 2004, and 2003, respectively. Additional information regarding loan loss provisions is discussed in “Nonperforming and Problem Assets.”

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

Noninterest income totaled $2.3 million, $2.4 million, and $2.1 million during 2005, 2004, and 2003, respectively. Noninterest income decreased in 2005 primarily due to the loss of mortgage income from Sidus, LLC which was sold in the fourth quarter of 2004. The majority of the noninterest income is from service charges on deposit accounts. This will most likely increase as the number of deposit accounts grow. This is also true of ATM and check cashing fees. The Bank’s fee structure is reviewed annually to determine if adjustments to fees are warranted.

Mortgage origination fees increased 37.8% to $270,000 from 2004 to 2005 due to strong housing demand in the existing market areas. These fees decreased $89,000 from 2003 to 2004 due to decreased demand as a result of rising interest rates. The Bank purchased life insurance for certain of its key employees in December, 2004 providing $193,000, $227,000 and $19,000 of noninterest income for the years ended December 31, 2005, 2004 and 2003, respectively.

The sources of noninterest income for the past three years are summarized in the following table.

Sources of Noninterest Income (thousands)

	2005	2004	2003
Service charges on deposit accounts	$1,095	$992	$990
Check sales	(15)	(8)	(1)
ATM and check cashing fees	468	347	256
Gain on sale of investment securities	(1)	14	65
Gain on sale of investment in mortgage banking investee	—	134	—
Mortgage origination	270	196	285
Investment fee income	87	85	94
Insurance commission	44	103	37
Income from mortgage banking investee	37	297	249
Earnings on bank owned life insurance	193	227	19
Other	91	58	59

Total noninterest income	$2,269	$2,445	$2,053

Noninterest Expense

Noninterest expense for 2005, 2004, and 2003 was $7.0 million, $5.7 million and $4.4 million, respectively. The majority of the increase in noninterest expense for 2005 was attributed to personnel expense and the expenses related to the full year expenses related to the branch in Wilmington, NC along with new branch expenses related to the openings of Southport, NC and Elizabethtown, NC. The overhead ratio of noninterest expense to adjusted total revenues (net interest income plus noninterest income excluding securities transactions) was 54%, 56% and 53% in 2005, 2004, and 2003, respectively. Management expects the overhead ratio to continue to improve as the Company grows.

Management’s Discussion and Analysis

Total personnel expenses, the largest component of noninterest expense, was $3.7 million, $3.0 million and $2.3 million during 2005, 2004 and 2003, respectively. Personnel expenses increased 24.3% during 2005 and 32.1% during 2004. This was due to Bank growth and the addition of senior management. Management expects these costs to continue to increase as the Company grows.

Combined occupancy and furniture and equipment expense was $805,000, $692,000 and $640,000, or 11.6%, 12.2% and 14.4% of noninterest expense during 2005, 2004 and 2003, respectively. Professional services expense, fees paid to attorneys, independent auditors, consultants and state examiners was $192,000, $195,000, $67,000 in 2005, 2004 and 2003, respectively. The majority of the $128,000 increase in 2004 was due to the preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Advertising and public relations expense increased to $187,000 in 2005 from $161,000 in 2004. The Company began aggressively marketing loan and deposit products in 2005 with the additional marketing expenses related to the new branch openings in Southport, NC and Elizabethtown, NC. Data processing and credit card processing fees were $629,000, $431,000 and $341,000 during 2005, 2004 and 2003, respectively. These fees relate directly to the number of accounts serviced and transactions processed.

Total noninterest expense will most likely continue to increase as the Company grows. However, as the Company becomes more mature, growth in net interest income should outpace growth in noninterest expense. Accordingly, management believes the Company’s overhead ratio will continue to improve. The primary elements of noninterest expense for the past three years are summarized in the following table.

Sources of Noninterest Expense (thousands)

	2005	2004	2003
Salaries and wages	$3,125	$2,455	$1,807
Employee benefits	608	548	466

Total personnel expense	3,733	3,003	2,273
Occupancy expense	555	472	448
Furniture and equipment	250	220	192
Printing and supplies	101	90	76
Professional services	192	195	67
Postage and office supplies	84	71	67
Telephone	73	65	58
Dues and subscriptions	30	28	23
Education and seminars	35	28	9
Foreclosed assets expense	—	35	—
Franchise and local taxes	56	45	42
Advertising and public relations	187	161	98
Director fees	119	118	127
Data processing services	629	431	341
Amortization of deposit premium	253	252	227
Other operating expense	670	473	388

Total other expenses	$6,967	$5,687	$4,436

Management’s Discussion and Analysis

Income Taxes

Income tax expense is based on amounts reported in the statements of income (after adjustments for non-taxable income and non-deductible expenses) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. The deferred tax assets and liabilities represent the future Federal and state income tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Income tax expense was $1,589,000, $1,209,000 and $1,210,000 for 2005, 2004 and 2003, respectively. Net deferred income tax benefits of approximately $1,596,000 and $818,000 at December 31, 2005 and 2004, respectively, were included in other assets. At December 31, 2005, $189,000 of the total deferred tax asset is applicable to unrealized depreciation on investment securities available for sale.

The Bank’s deferred income tax benefits and liabilities are the result of temporary differences in provisions for loan losses, depreciation, amortization of deposit premiums, deferred income, and investment security discount accretion.

Earning Assets

Average earning assets were $284.3 million during 2005, an increase of 41.5% over 2004. Average earning assets were $201.0 million in 2004, an increase of 21.2% over the $165.8 million balance for 2003. Total average earning assets represented 94.0%, 92.6%, and 93.4% of total average assets during the years ended December 31, 2005, 2004 and 2003, respectively. A summary of average assets is shown in the following table.

Average Asset Mix (thousands)

	2005		2004		2003
	Average Balance	Percent	Average Balance	Percent	Average Balance	Percent
Earnings assets:
Loans, net	$238,579	78.90%	$168,757	77.76%	$137,403	77.38%
Investment securities	31,257	10.34	29,068	13.39	19,663	11.08
Federal funds sold	13,595	4.50	2,543	1.17	8,333	4.69
Deposits with banks	889.29		614.28		448.25

Total earning assets	284,320	94.03	200,982	92.60	165,847	93.40

Nonearning assets:
Cash and due from banks	5,704	1.89	4,545	2.09	4,923	2.77
Premises and equipment	3,397	1.12	3,211	1.48	3,341	1.88
Other assets	8,960	2.96	8,297	3.83	3,452	1.95

Total nonearning assets	18,061	5.97	16,053	7.40	11,716	6.60

Total assets	$302,381	100.00%	$217,035	100.00%	$177,563	100.00%

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

Management’s Discussion and Analysis

A significant portion of the loan portfolio is made up of loans secured by various types of real estate. Real estate loans represented 84.2%, 79.5%, and 60.7% of total loans at December 31, 2005, 2004, and 2003, respectively. Total loans secured by one-to-four family residential properties represented 24.0%, 27.9%, and 26.5% of total loans at the end of 2005, 2004 and 2003, respectively. Loans for commercial and business purposes were $29.0 million, $30.9 million and $43.1 million, or 11.1%, 14.7% and 29.7% of total loans outstanding at December 31, 2005, 2004 and 2003, respectively.

The amounts of gross loans outstanding by type at December 31, 2005 through December 31, 2001 are shown in the following table.

Loan Portfolio Summary (thousands)

	2005	2004	2003	2002	2001
Construction and development	$83,575	$37,529	$23,389	$23,690	$11,083
Farmland	2,545	2,119	2,141	1,297	1,111
1-4 family residential	62,796	58,484	38,354	32,224	30,675
Multifamily residential	4,495	3,600	1,899	1,487	772
Nonfarm, nonresidential	67,199	65,156	22,130	6,400	3,860

Total real estate	220,610	166,888	87,913	65,098	47,501
Agricultural	388	1,976	3,238	3,223	1,547
Commercial and industrial	29,036	30,928	43,068	46,625	38,305
Consumer	10,544	8,564	8,775	11,109	14,512
Other	1,327	1,471	1,819	1,661	600

Total	$261,905	$209,827	$144,813	$127,716	$102,465

The maturity/repricing distribution of loans as of December 31, 2005 are set forth in the following table.

Maturity Schedule of Loans (thousands)

	Commercial and Industrial	Construction and Development	Others	Total Amount	%
Three months or less	$16,662	$49,338	$93,315	$159,315	60.83
Over three months to twelve months	1,431	4,120	7,359	12,910	4.93
Over one year to five years	7,379	21,300	33,370	62,049	23.69
Over five years	3,564	8,817	15,250	27,631	10.55

Total loans	$29,036	$83,575	$149,294	$261,905	100.00

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

Management’s Discussion and Analysis

Management of the investment portfolio is conservative with virtually all investments taking the form of purchases of Corporate securities, municipal securities, and mortgage-backed securities. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, management may sell certain securities prior to their maturity.

The following table presents the investment portfolio by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the contractual maturity.

Investment Securities (thousands)

	December 31, 2005
	Amortized Cost Due				Equity Securities	Total	Fair Value
	In One Yr. Or Less	In One Through Five Years	After One Through Ten Years	After Five After Ten Years
Investment securities
US Government agencies	$—	$—	$—	$—	$—	$—	$—
Municipal securities	—	258	875	2,978	—	4,111	4,073
Corporate securities	131	1,988	2,000	7,797	—	11,916	11,666
Mortgage-backed securities	—	127	1,081	16,455	—	17,663	17,469
Equity securities	—	—	—	—	2,006	2,006	2,006

Total	$131	$2,373	$3,956	$27,230	$2,006	$35,696	$35,214

Weighted average yields
U.S. Government agencies	—%	—%	—%	—%	—%		—%
Municipal securities	—%	2.70%	4.00%	4.17%	—%		3.90%
Corporate securities	6.10%	4.73%	5.58%	7.39%	—%		6.88%
Mortgage-backed securities	—%	6.27%	3.80%	3.78%	—%		3.80%

Consolidated	6.10%	4.59%	4.74%	4.86%	—%		4.89%

	2004
	Book Value	Fair Value
Investment securities
US Government agencies	$500	$503
Municipal securities	2,319	2,328
Corporate securities	10,677	11,072
Mortgage-backed securities	14,750	14,696
Equity securities	1,633	1,633

Total	$29,879	$30,232

The interest rate environment and the need for liquidity resulted in an annualized average yield on the investment portfolio of 4.6%, 4.4%, and 4.6% during 2005, 2004 and 2003, respectively. At December 31, 2005, 2004 and 2003, the market value of the investment portfolio was $35.2 million, $30.2 million, and $24.1 million, respectively. Amortized cost was $35.7 million, $29.9 million, and $23.9 million.

Management’s Discussion and Analysis

Federal Funds Sold

Federal funds represent the most liquid portion of the Bank’s invested funds and generally the lowest yielding portion of earning assets. However, because of the flat yield curve and the need to maintain liquidity, management maintained a significant amount of Federal funds during the past three years. Average Federal funds sold totaled $13.6 million, $2.5 million, and $8.3 million in 2005, 2004, and 2003, respectively. Year-end Federal funds sold were $8.3 million and $4.5 million at December 31, 2005 and 2004, respectively.

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

Average total deposits were $253.0 million during 2005. This is an increase of 49.6% over 2004. Average total deposits were $169.2 million for the year ended December 31, 2004, an increase of 14.6% over 2003. Substantially all of those deposits were core deposits. The percentage of the Bank’s average deposits that were interest bearing in 2005 was 90.4% and 88.9% during 2004 and 90.2% during 2003. Average demand deposits which earn no interest were $24.4 million, $18.7 million and $14.5 million for the periods ended December 31, 2005, 2004 and 2003, respectively.

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

Management’s Discussion and Analysis

Average deposits and related average rates paid for the periods ended December 31, 2005, 2004, and 2003 are summarized in the following table.

Average Deposit Mix (thousands)

	2005		2004		2003
	Amount	Rate	Amount	Rate	Amount	Rate
Interest bearing deposits:
Demand accounts	$17,803.73%		$14,177	0.51%	$12,901	0.48%
Money market	45,980	2.25	25,422	1.35	16,999	1.35
Savings	6,582.85		5,886	0.55	5,299	0.55
Time deposit	158,227	3.22	104,973	2.43	97,923	3.04

Total interest bearing deposits	228,592	2.76	150,458	2.00	133,122	2.48
Noninterest bearing demand deposits	24,402		18,704		14,541

Total deposits	$252,994		$169,162		$147,663

The following table provides maturity information relating to time deposits of $100,000 or more at December 31, 2005.

Large Time Deposit Maturities, (thousands)

Remaining maturity of three months or less	$15,796
Remaining maturity over three through twelve months	51,696
Remaining maturity over twelve months	17,335

Total time deposits of $100,000 or more	$84,827

Short-Term Debt

Other borrowed funds consisting of securities sold under agreements to repurchase and Federal funds purchased were $2.7 million, $3.3 million, and $3.7 million at December 31, 2005, 2004 and 2003, respectively. Average short-term debt was $3.6 million, $7.0 million, and $4.5 million during 2005, 2004 and 2003, respectively. The related interest expense was $76,247, $40,978, and $29,082 during 2005, 2004, and 2003, respectively.

Long-Term Debt

As a member of the Federal Home Loan Bank of Atlanta, the Bank has the ability to borrow up to 10% of total assets in the form of FHLB advances. At December 31, 2005 and 2004 advances of $6.5 million and $18.5 million, respectively were outstanding. The average amount outstanding during 2005 and 2004 was $16.0 million and $14.0 million, respectively. Approximately $24,000,000 in 1-4 family residential loans were pledged as collateral for the FHLB advances at December 31, 2005.

Maturity Date	Advance	Rate
02/10/10	$2,500,000	Fixed at 5.85%	Convertible quarterly
09/29/15	4,000,000	Fixed at 4.06%	Convertible 9/29/09

	$6,500,000

Management’s Discussion and Analysis

Capital Adequacy

Stockholders’ equity was $22.5 million at December 31, 2005. This was a 13.1% increase over the $19.9 million at the end of 2004. Average stockholders’ equity as a percentage of average total assets was 6.7%, 8.3% and 8.8% for 2005, 2004, and 2003, respectively.

The Company completed its first issuance of Trust Preferred securities in December 2003 in the amount of $8 million. These capital issuances will be utilized to capitalize the continued growth of the Company and the Bank.

The Trust Preferred securities are accounted for as long-term debt in the accompanying financial statements, however, for regulatory capital purposes, the majority of this issuance is considered Tier I capital with the remainder qualifying as Tier II capital. The following tables illustrate the Company’s and the Bank’s respective capital position and ratios along with minimum regulatory ratios at December 31, 2005.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. For the Company, risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2005, the Company’s Tier 1 risk-weighted capital ratio and total capital ratio were 11.1% and 12.4%, respectively.

The Bank also has capital ratio constraints with which to comply. These ratios are slightly different than those required at the parent company level. At December 31, 2005, the Bank’s capital ratios were as follows: Tier I leverage ratio, 9.0%, Tier I risk-based capital ratio, 10.7% and total risk-based ratio, 11.9%. These capital ratios were sufficient at December 31, 2005 to classify the Bank as “well capitalized” in accordance with the FDIC’s regulatory capital rules. The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.

Capital Requirements (thousands)

Waccamaw Bankshares, Inc.

			Risk-based Capital
	Leverage Capital		Tier I Capital		Total Capital
	Amount	Percentage(1)	Amount	Percentage(2)	Amount	Percentage(2)
Actual	$30,042	9.37%	$30,042	11.11%	$33,420	12.36%
Required	12,828	4.00%	10,813	4.00%	21,629	8.00%

Waccamaw Bank

			Risk-based Capital
	Leverage Capital		Tier I Capital		Total Capital
	Amount	Percentage(1)	Amount	Percentage(2)	Amount	Percentage(2)
Actual	$28,738	9.00%	$28,738	10.69%	$32,116	11.94%
Required	12,777	4.00%	10,755	4.00%	21,509	8.00%

(1)	Percentage of total adjusted average assets. The FRB minimum leverage ratio requirement is 3 percent to 5 percent, depending on the institution’s composite rating as determined by its regulators. The FRB has not advised the Company of any specific requirements applicable to it.
(2)	Percentage of risk-weighted assets.

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

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in the following table.

Management’s Discussion and Analysis

Allowance for Loan Losses (thousands)

	2005	2004	2003	2002	2001
	(Dollars in thousands)
Balance at beginning of period	$2,791	$2,218	$1,854	$1,422	$977

Charge-offs:
Construction loans	—	—	—	—	—
Commercial and industrial loans	(86)	(63)	(14)	(15)	—
Consumer and other	(184)	(210)	(378)	(373)	(208)

Total charge-offs	(270)	(273)	(392)	(388)	(208)

Recoveries:
Construction loans	—	—	—	—	—
Commercial and industrial loans	34	17	—	—	—
Consumer and other	14	10	26	26	41

Total recoveries	48	27	26	26	41

Net charge-offs	(222)	(246)	(366)	(362)	(167)

Allowance allocated to purchased loans	—	—	—	—	—

Provision for loan losses	1,370	819	730	794	612

Balance at the end of the year	$3,939	$2,791	$2,218	$1,854	$1,422

Total loans outstanding at year-end	$261,905	$209,827	$144,813	$127,716	$102,465

Average net loans outstanding for the year	$238,579	$168,757	$137,403	$114,823	$84,209

Allowance for loan losses to loans outstanding	1.50%	1.33%	1.53%	1.45%	1.39%

Ratio of net loan charge-offs to average loans outstanding	0.09%	0.15%	0.27%	0.32%	0.20%

The following table sets forth information about the Bank’s allowance for loan losses by asset category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

Allowance for Loan Losses by Category (thousands)

	2005		2004		2003		2002		2001
	Amount	%(1)	Amount	%(1)	Amount	%(1)	Amount	%(1)	Amount	%(1)_
Construction and development	$1,320	31.91	$253	17.89	$351	16.15	$346	18.55	$151	10.82
Farmland	33	0.97	28	1.01	30	1.48	22	1.02	16	1.08
1-4 family residential	911	23.98	702	27.87	575	26.48	451	25.23	433	29.94
Multifamily residential	49	1.71	39	1.72	23	1.31	22	1.16	9	0.75
Nonfarm, nonresidential	1,048	25.66	358	31.05	299	15.28	92	5.01	48	3.77

Total real estate	3,361	84.23	1,380	79.54	1,278	60.70	933	50.97	657	46.36

Agricultural	5	0.14	28	0.94	52	2.24	52	2.52	21	1.51
Commercial and industrial	389	11.09	1,241	14.74	711	29.74	676	36.51	537	37.38
Consumer	168	4.03	124	4.08	149	6.06	167	8.69	200	14.16
Other	16	0.51	18	0.70	28	1.26	26	1.31	7	0.59

Total	$3,939	100.00	$2,791	100.00	$2,218	100.00	$1,854	100.00	$1,422	100.00

(1)	Represents the percentage of loans in each category to total loans outstanding.

Management realizes that general economic trends greatly affect loan losses and no assurances can be made about future losses. Management does, however consider the allowance for loan losses to be adequate at December 31, 2005.

Management’s Discussion and Analysis

The following table sets forth information about the Bank’s nonperforming assets.

Nonperforming Assets (in thousands)

	2005	2004	2003	2002	2001
Nonaccrual loans	$1,711	$1,723	$701	$1,800	$—
Loans past due 90 days or more and still accruing interest	250	628	486	173	—

Total nonperforming loans	1,961	2,351	1,187	1,973	—
Other real estate and repossessed personal property	140	82	164	140	42

Total nonperforming assets	$2,101	$2,433	$1,351	$2,113	$42

Nonperforming assets as a percentage of:
Total assets	.65%	.94%	.70%	1.31%	.03%
Total loans	.80%	1.16%	.93%	1.65%	.04%

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

At December 31, 2005, the Bank was cumulatively asset-sensitive (earning assets subject to interest rate changes exceeded interest-bearing liabilities subject to changes in interest rates). Demand, savings and money market accounts repricing within three months was $82.1 million. Historically, these short-term deposits are not as rate sensitive as other types of interest-bearing deposits. The Bank is asset sensitive in the three month or less time period, with the four to twelve months time period being liability-sensitive, the thirteen to sixty months time period being asset-sensitive and the over sixty months time period being asset-sensitive.

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

The table below shows the sensitivity of the Bank’s balance sheet at the dates indicated but is not necessarily indicative of the position on other dates.

Interest Rate Sensitivity

	December 31, 2005 Maturities/Repricing
	1-3 Months	4-12 Months	13-60 Months	Over 60 Months	Total
Earning assets:
Loans	$159,315	$12,910	$62,049	$27,631	$261,905
Investments	278	—	2,232	32,704	35,214
Federal funds sold	8,281	—	—	—	8,281
Deposits with banks	708	—	—	—	708

Total	168,582	12,910	64,281	60,335	306,108

Interest-bearing liabilities:
Demand accounts	20,062	—	—	—	20,062
Savings and money market	62,067	—	—	—	62,067
Time deposits	37,528	99,961	18,330	7,738	163,557
Repurchase agreements and purchased funds	2,736	—	—	—	2,736
Short-term borrowings	—	10,000	—	—	10,000
Long-term debt	—	—	—	6,500	6,500
Junior subordinated debentures	8,248	—	—	—	8,248

Total	130,641	109,961	18,330	14,238	273,170

Interest rate gap	$37,941	$(97,051)	$45,951	$46,097	$32,938

Cumulative interest sensitivity gap	$37,941	$(59,110)	$(13,159)	$32,938
Ratio of sensitivity gap to total earnings assets	12.39%	(31.70)%	15.01%	15.06%	10.76%
Cumulative ratio of sensitivity gap to total earnings assets	12.39%	(19.31)%	(4.30)%	10.76%

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

Key Financial Ratios

	2005	2004	2003
Average equity to average assets	6.70%	8.27%	8.80%
Return on average assets	1.00%	1.11%	1.13%
Return on average equity	14.98%	13.46%	12.84%

Mission Statement

Statement of Mission

Waccamaw Bank serves a principled mission:

•	to be the strongest independent bank in the coastal Carolina region;

•	to offer fairly priced products and services that meet the financial needs of our community;

•	to operate in an efficient manner designed for customer convenience;

•	to be a good corporate neighbor within our communities;

•	to maintain safety, soundness and profitability;

•	to care for a quality staff that supports this mission.

WACCAMAW BANK

Growing Coastal Carolina Strong

Board of Directors and Officers

Board of Directors

M. B. “Bo” Biggs	K. M. Biggs, Inc.

Dr. Maudie M. Davis	Principal, South Columbus High School

E. Autry Dawsey, Sr.	Premiere Enterprises of Whiteville, L.L.C.

Monroe Enzor III	Broker, Coldwell Banker Sloane Realty

James G. Graham	President and Chief Executive Officer, Waccamaw Bank and Waccamaw Bankshares, Inc.

James E. Hill, Jr.	Hill & High, L.L.P.

Alan W. Thompson	Thompson, Price, Scott, Adams & Co., P.A.

Dale Ward	J. D. Wright Roofing Co., Inc.

J. Densil Worthington	Worthington Funeral Home, Inc.

Directors Emeritus

Michael K. Jones	Jones Stores, Inc. and Related Companies

Dewey L. Hill	Hillcrest Corp.

Lucian P. Stephens	Blockade Runner Motor Inn, Inc.

Bank Executive Officers

James G. Graham	President and Chief Executive Officer

Freda H. Gore	Vice President and Chief Operations Officer

David A. Godwin	Vice President and Chief Financial Officer

Richard C. Norris	Vice President and Senior Credit Officer

Kim T. Hutchens	Vice President and Human Resources/Marketing Officer

Bank Employees

Main Office

Geoffrey R. Hopkins	VP & City Executive
Timothy J. Reilly	VP & Commercial Lender
Michelle Ward	Administrative Assistant
April Wilson	Administrative Assistant
Amy Howell	Branch Officer
Michelle Brown	Loan Officer
Kathy Brown	Loan Administrative Assistant
Kelly Bass	Customer Service Representative
Tori Wilson	Customer Service Representative
Misty Hardwick	Teller Supervisor
Rosario G. Mincey	Teller
Altanese McCellon	Teller
Brandy Barnhill	Teller
Denise Williamson	Teller
C.W. Singletary, Jr.	Floating CSR/Teller
Hilda W. Branch	Receptionist

Tabor City Office

Ned Hughes	VP & City Executive
Gayle N. Watson	Assistant VP & Branch Manager
Tammy C. Simmons	Customer Service
Representative/Loan Assistant
Sarah W. Currie	Head Teller
M. Pearl Lewis	Teller
Jennifer Russ	CSR/Teller

Chadbourn Office

Mark Madden	Assistant VP & Branch Manager
Lou Ellen Williamson	Loan Officer
Lori Williams	Customer Service Representative
Wanda F. Rozier	Teller Supervisor
Pamela M. Thornton	Teller
Rita Spivey	Teller
Wesley Reaves	Teller
Kimberly Graham	Teller
Christy Ward	Part Time Teller

Shallotte Office

Dianne F. McRainey	VP & City Executive
Vernon L. Parker	VP & Branch Manager
Linwood Johnston	Loan Administrative Assistant
Judy Seaboldt	Loan Administrative Assistant
Courtney Waddell	Loan Officer/CSR
Penny McKeithan	Teller/Operations
Sonja Milligan	Customer Service Representative
Barbara Evans	Teller Supervisor
Letha Yow	Teller
Ericka King	Teller

Holden Beach Office

Rob Fircetz	VP & Branch Manager
Melissa A. King	Loan Officer/CSR
Elizabeth A. Evans	Teller Supervisor
Cynthia P. Elliott	Teller
Tiffany Johnson	Teller

Wilmington Office

Jonathan Krieps	VP & City Executive
Janie Grainger	Assistant VP & Branch Manager
Susie Smythe	Loan Officer Assistant
Melissa Phillippi	Customer Service
Representative/Teller Supervisor
Johnnie Fink	Customer Service Representative
Rebecca Spiewak	CSR/Teller
Robbie Holly	Teller
Shamekia Cogdell	Part Time Teller

Southport Office

Russ Thompson	VP & Market Executive
Grace Wong-Heck	Loan Administrative Assistant/CSR
Carolyn Stringer	Mortgage Loan Processor
Courtney Aderhold	CSR/Teller

Elizabethtown Office

Hayes Petteway	VP & City Executive
Debbie Earl	CSR/Teller
Amanda Ray	CSR/Teller
Kimberly Kannon	Teller

Mortgage Lending

Columbus County
Robert Bell	Mortgage Banker

Brunswick County
Pat Garrell	Mortgage Banker

Brunswick County
Kim Neisler	Mortgage Banker

Bank Employees

Credit Administration

Janet Smith	Credit Review
Cindy Ross	Vice President/Credit Officer
George Benton	Assistant Credit Manager
Donna Briley	Administrative Assistant
Ella Scarborough	Loan Assistant
Roy Thompson	Loan Assistant
Amanda Williams	Loan Assistant
Brad Bullard	Loan Assistant
Gary Vereen	Loan Assistant

Operations & Accounting

Gracie B. McClary	Vice President & Compliance Officer
Mike Lewis	Assistant VP/Security/Operations Officer
Deanna Nichols	Training Officer
Jennifer Noble	Operations Assistant
Heath Spivey	Tech Support Operations
Emily Bullard	Operations Assistant
Judy Harritan	Operations Assistant
Ann Jernigan	Operations Assistant
Judyth Richardson	Staff Accountant
Barbara P. Lanier	Accounting Assistant

Waccamaw Financial Services, Inc.

John Hensley	Vice President & Investments/
Insurance Advisor

Audit

Craig Brock	Internal Auditor

Human Resources

Mary W. Duncan	Personnel Director

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held Thursday, April 20, 2006 at 7:00 p.m. at the Vineland Station Train Depot, Whiteville, North Carolina.

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

Office Locations

Whiteville	Holden Beach	Elizabethtown
110 North J. K. Powell Blvd.	3178 Holden Beach Road	306 South Poplar Street
Whiteville, NC 28472	Holden Beach, NC 28462	Elizabethtown, NC 28337
910.641.0044	910.842.7760	910.862.3450

Tabor City	Wilmington	Bank of Heath Springs
105 Hickman Road	29 S. Kerr Avenue	202 N. Main Street
Tabor City, NC 28463	Wilmington, NC 28403	Heath Springs, SC 29058
910.653.3202	910.763.4010	803.273.2015

Chadbourn	Southport
111 Strawberry Boulevard	701 N. Howe Street
Chadbourn, NC 28431	Southport, NC 28461
910.654.1005	910.457.6999

Shallotte	Southport
4949 West Main Street	(under construction)
Shallotte, NC 28459	4945 Southport-Supply Road
910.754.8499	Southport, NC 28461