Form 10-K, Exhibit 13
period 2006-12-31
WACCAMAW BANKSHARES INC
filed 2007-03-30
CIK 1144686

Exhibit 13

2006 was our first step in truly fulfilling our tagline as it states, “Growing Coastal Carolina Strong”. Many might suggest that we change our tagline to “Carolinas” as we outstretched our footprint into South Carolina with two new offices in Heath Springs and Conway. With our shareholders, customers and friends in mind, we will continue to strengthen our current markets in Southeastern North Carolina and further develop the initial foray into the Grand Strand area of South Carolina.

Our 2006 Annual Report depicts the overall growth we have had in our bank; from both the capital and human resource investments.

2006 TABLE OF CONTENTS

Introduction	1

Statement of Mission	2

Stock Performance	2

Financial Highlights	3

Significant Trends	3

Shareholder Letter	4

Board of Directors	6

Directors Emeritus	6

A Dedication to Autry Dawsey	6

Executive Management Team	7

Opening New Doors	8

Office Locations	9

Leadership	10

Bank Employees	12

Consolidated Balance Sheets	14

Consolidated Statements of Income	15

Consolidated Statements of Changes in Stockholders’ Equity	16

Consolidated Statements of Cash Flows	17

Notes to Consolidated Financial Statements	19

Independent Auditor’s Report	46

Management’s Discussion and Analysis	47

Stockholder Information	63

Committed to Performance
STATEMENT OF MISSION

Waccamaw Bank serves a principled mission:
•	to be the strongest independent bank in the coastal Carolina region;
•	to offer fairly priced products and services that meet the financial needs of our community;
•	to operate in an efficient manner designed for customer convenience;
•	to be a good corporate neighbor within our communities;
•	to maintain safety, soundness and profitability;
•	to care for a quality staff that supports this mission.

STOCK PERFORMANCE
Waccamaw Bankshares, Inc.

Split-Adjusted Stock Prices

	Period Ending

Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06

Waccamaw Bankshares, Inc.	100.00	112.41	204.14	323.74	319.24	294.42
NASDAQ Composite	100.00	68.76	103.67	113.16	115.57	127.58
SNL Southeast Bank Index	100.00	110.46	138.72	164.50	168.39	197.45

Note: Prices for 12/31/01 through 12/31/02 supplied by company.

☐	Since February 1997, Waccamaw Bankshares has significantly outperformed the major stock indexes(1)

	–	WBNK: 517.7%

	–	Dow Jones: 82.9%

	–	S&P 500: 80.4%

	–	NASDAQ Bank Index: 154.4%

(1) Stock price information as of December 31, 2006.
(2) The price of WBNK’s common stock is as of December 31st for each year shown.
Data Source: SNL Financial; FactSet

Financial Highlights Summary1

	2006	2005	2004	2003	2002

Summary of Operations
Interest income	$25,379	$18,228	$11,450	$9,957	$9,594
Interest expense	(11,226)	(7,536)	(3,766)	(3,627)	(3,978)

Net interest income	14,153	10,692	7,684	6,330	5,616
Provision for loan losses	(1,450)	(1,370)	(819)	(730)	(794)
Other income	2,581	2,269	2,445	2,053	1,370
Other expense	(9,422)	(6,967)	(5,687)	(4,436)	(3,893)
Income tax expense	(2,210)	(1,589)	(1,209)	(1,210)	(740)

Net income	$3,652	$3,035	$2,414	$2,007	$1,559

Per Share Data[2]
Basic earnings per share	$.78	$.67	$.54	$.45	$.36
Diluted earnings per share	.76	.64	.52	.43	.34
Book value	6.35	4.93	4.39	3.80	3.32
Average Balance Sheet Summary
Loans, net	$279,625	$238,579	$168,757	$137,403	$114,823
Securities	46,561	31,257	29,068	19,663	18,309
Total assets	356,675	302,381	217,035	177,563	152,559
Deposits	298,324	252,994	169,162	147,663	125,725
Shareholders’ equity	25,945	20,254	17,941	15,633	13,611
Selected Ratios
Average equity to average assets	7.27%	6.70%	8.27%	8.80%	8.92%
Return on average assets	1.02%	1.00%	1.11%	1.13%	1.02%
Return on average equity	14.07%	14.98%	13.46%	12.84%	11.46%

[1]	In thousands of dollars, except per share data.
[2]	Adjusted for the effects of 6 for 5 stock splits in 2003 and 2004 and a 2 for 1 stock split in 2004.

SIGNIFICANT TRENDS

A Letter to Our Shareholders

To our Shareholders, Customers and Friends:

          We are pleased to report that 2006 proved to be another landmark year for Waccamaw Bankshares, Inc. It would be an understatement to say your bank expanded and grew in 2006! As you will read in this report, we were able to achieve record earnings and create countless growth opportunities for our future as well as adding substantial new strength to our management team in many areas. This report reflects our continuing optimism for our company’s growth, profitability, and future in growing Coastal Carolina strong.

It is with a great deal of pride that the Directors, management and staff of Waccamaw Bankshares, Inc. again report record profits for 2006. Net earnings for the year ending December 31, 2006 were $3,652,016; a 20.3% increase over the $3,035,373 earned in 2005. Waccamaw Bankshares, Inc.’s assets grew to $399,581,293; a 23.7% increase for 2006. Our progress throughout the bank’s history is reflected in our stock price having provided a 517% return to our initial shareholders which is equal to over 69% per year during our nine full years in operation.

In addition to our record earnings for 2006, our most significant achievement was our entry into the South Carolina market. With our acquisition and conversion of the Bank of Heath Springs (located in Lancaster County, South Carolina) in May, we created the opportunity for expansion and further growth into South Carolina. In August, we opened our second office in the Palmetto State with the addition of an office in Conway.

Having completed the construction of our beautiful new Southport Office located on Southport-Supply Road in Brunswick County, we were able to open our eleventh office in late December. The new office provided our fourth financial center in Brunswick County. This office, pictured on the following pages, will become our bank’s prototype as we build new banking facilities.

While not operating as a “financial center”, we successfully transitioned our Training, Technology, Operations and Credit departments to a separate facility in downtown Whiteville in February. We had a huge turnout from the downtown merchants, Chamber of Commerce, and other supporters for our open house! Our celebration flowed over into the downtown streets. The facility is now home to over twenty staff. We are still expanding in many of these areas in order to support our front line staff in the eleven offices we operate. Another addition to our Operations Center was our new “Imaging” Department. As the name states, this new department has the responsibility of electronically imaging our bank’s documents for safe-keeping without the cost or space associated with paper.

Our company faced many challenges during the year with the expansion and growth activities. We are proud of the manner our staff rose to each challenge and responded with spirit and enthusiasm. With the addition of new management

Photo
Alan W. Thompson
Chairman of the Board
Waccamaw Bankshares, Inc.

James G. Graham
President & Chief Executive Officer
Waccamaw Bank

A Letter to Our Shareholders Continued

in our loan department, operations department, our first internal auditor, and controller, we concentrated on the required internal strength for our bank’s continued prosperity. Additionally, we were able to recruit some outstanding commercial bankers to open new markets for our bank. You will see photographs of these individuals in our new Heath Springs, Conway and Southport Offices on the following pages. We are extremely pleased and excited about these individuals as they make invaluable contributions to our organization.

Another extremely bright spot for our organization in 2006 were the efforts of our mortgage and financial services groups. Under the leadership of Vice President, Kim Neisler, our mortgage services group increased income 38% from 2005. John Hensley in our financial investment services group increased fee income over 232% from a year ago; truly an amazing and much appreciated feat. Both divisions continue to be on track for continued growth in 2007.

We are appreciative of the shareholders who participated in the rights and the preferred stock offering during 2006. Waccamaw Bankshares, Inc. issued 210,707 shares of additional common stock and 59,192 shares of preferred stock with these offerings. These stock offerings allowed our bank to increase capital in order to support our growth and continued expansion.

As we begin our tenth year in 2007, plans are being made for a year of anniversary events with highlights of our bank’s first ten years of achievements. You will receive information on these events as the year progresses. We are proud of all individuals involved in the efforts that have made our first ten years possible and profitable.

In closing, we thank you for your confidence and support. Whether you are a new shareholder or one of our founding shareholders, we would like to say, thank you. Each and every relationship associated with our company is valued. We would also like to thank our Waccamaw Bank family for the value they add every day.

Review and examine this report and feel free to contact us with your comments. We pledge and renew our commitment to you and the company. Thank you for banking with Waccamaw Bank.

Signature
James G. Graham
President & Chief Executive Officer

Signature
Alan W. Thompson
Chairman of the Board

Board of Directors

Photo
Board of Directors: Back left to right—James E. Hill, Jr., James G. Graham, Monroe Enzor III, E. Autry Dawsey, Sr., M.B. “Bo” Biggs, Densil Worthington, Alan W. Thompson. Front left to right—Dr. Maudie M. Davis, Dale Ward.

M.B. “Bo” Biggs	Monroe Enzor III	Alan W. Thompson
K.M. Biggs, Inc.	Broker,	Thompson, Price, Scott,
	Coldwell Banker Sloane Realty	Adams & Co., P.A.

Dr. Maudie M. Davis	James G. Graham	Dale Ward
Principal,	President and Chief Executive Officer	J.D. Wright Roofing Co., Inc.
South Columbus High School	Waccamaw Bank and Waccamaw Bankshares, Inc.

E. Autry Dawsey, Sr.	James E. Hill, Jr.	J. Densil Worthington
Premiere Enterprises of Whiteville, L.L.C.	Hill & High, L.L.P.	Worthington Funeral Home, Inc.

Directors Emeritus

Michael K. Jones
Jones Stores, Inc. and Related Companies

Dewey L. Hill
Hillcrest Corp.

Lucian P. Stephens
Blockade Runner Motor Inn, Inc.

A Dedication to Autry Dawsey

Photo

The Board of Directors, Officers and employees of Waccamaw Bankshares, Inc. and Waccamaw Bank would like to express our overwhelming gratitude and thanks to Autry Dawsey for his service over the past ten years. As an original investor and member of the Board of Directors, Mr. Dawsey’s contributions have been a major force behind our successes. We are pleased to dedicate this report to Mr. Dawsey. We look forward to his continued friendship, advice and counsel as a Director Emeriti.

EXECUTIVE Management Team

Photo
Executive Management Team:
Back left to right—David A. Godwin, James G. Graham, Richard C. Norris.
Front left to right—Kim T. Hutchens, Freda H. Gore.
Headed by President and CEO, Jim Graham, Waccamaw Bank’s Executive Management Team guides and directs the bank’s path. Members include:

James G. Graham
President and
Chief Executive Officer

Freda H. Gore
Senior Vice President and Chief Operations Officer

David A. Godwin
Senior Vice President and Chief Financial Officer

Richard C. Norris
Senior Vice President and Chief Credit Officer

Kim T. Hutchens
Senior Vice President and
Chief Administrative Officer

A Decade of Growth

Our first decade has been a whirlwind of excitement, new experiences and expansion. We have shown steady annual growth in both capital assets, bricks and mortar and valued employees. The timeline that follows in these pages is evidence of our dedication to Growing Coastal Carolina Strong.

Timeline
1997
8.28	Waccamaw Bank receives approval from
NC Banking Commission
9.02	First Waccamaw Bank office in Whiteville, NC
9.08	Tabor City, NC office opens
9.22	First Chadbourn, NC office opens
12.31	Assets total $20,530,222 ($531,000) profits

Opening New Doors

Photo
Heath Springs Office
From left to right: Jane Blackmon, Mark Bridges, Dwight Bridges,
Danny Edwards

Our bank and its employees are committed not only to strengthening and developing our bank’s resources but to enhancing life in the communities we serve. Our people are involved in virtually every civic, community and non-profit organization in these areas: health, education, community development and cultural enrichment. Growing Coastal Carolina Strong is a total commitment of our time, talents and resources.

Photo

Photo
Conway Staff (above)
From left to right: Tracey Love, Robin Crawford, Richard Causey,
Jennifer Richardson, Cindy Harrelson and Lynn Dyson.

Photo
Southport staff (above)
From left to right: Katy Culberson, Kim Felts, Russ Thompson,
Pam McGorry, Katrina Batchelor and Cassie Huffman.

Southport Office (left)
The design of our new office in Southport is the prototype for new construction as we move forward.

Timeline
1998
12.31	Assets total $40,484,998 ($988,000) profits

1999
1.01	James G. Graham hired as President, CEO
2.05	Chadbourn, NC office moves to 633 N. Brown Street
5.17	Tabor City, NC office relocates to 105 Hickman Road
12.31	Assets total $57,340,000, an increase of 42%; $392,000 profits

OFFICE LOCATIONS

Conway	Shallotte	Whiteville
1230 16th Avenue	4949 Main Street	110 North J.K. Powell Boulevard
Conway, SC 29526	Shallotte, NC 28470	Whiteville, NC 28472
(843) 488-9222	(910) 754-8499	(910) 641-0044

Chadbourn	Southport 1	Wilmington
111 Strawberry Boulevard	701 North Howe Street	29 South Kerr Avenue
Chadbourn, NC 28431	Towngate Crossing Suite 3	Wilmington, NC 28403
(910) 654-1005	Southport, NC 28461	(910) 763-4010
(910) 457-6999

Elizabethtown
306 South Poplar Street	Southport 2	Little River*
Elizabethtown, NC 28337	4945 Southport-Supply Road, SE	1180 Highway 17
(910) 862-3450	Southport, NC 28461	Little River, SC 29566
(910) 457-5635

Heath Springs		Sunset Commons*
202 North Main Street	Tabor City	925-5 Seaside Rd., SW
Heath Springs, SC 29058	105 Hickman Road	Ocean Isle Beach, NC 28469
(803) 273-2015	Tabor City, NC 28463	(910) 579-1756
(910) 653-3202

Holden Beach		*Under construction
3178 Holden Beach Road, SW
Holden Beach, NC 28462
(910) 842-7760

Timeline
2000
1.31	Bank assets reach milestone of $100 million. Stock split declared (6-5)
3.22	Shallotte, NC office opens
4.28	Chadbourn, NC office moves to 111 Strawberry Boulevard
11.20	Holden Beach, NC office opens
12.31	Assets total $101,442,144, an increase of 77%; $652,654 profits; an increase of 66%

2001
4.30	New Corporate office opens at 110 North J.K. Powell Boulevard
6.30	Waccamaw Bankshares created
6.30	Stock split (6-5)
12.31	Assets total $132,000,000, an increase of 30%; $1,024,354 profits; an increase of 54%

Strong Leadership Combines Fresh,

Photo
AREA EXECUTIVES

Back left to right—Jonathan Krieps-Vice President, New Hanover County; Geoff Hopkins-Vice President, Bladen and Columbus Counties. Front left to right—Richard Causey-Vice President, Horry County and South Carolina; Dianne McRainey-Vice President, Southern Brunswick County; Russ Thompson-Vice President, Northern Brunswick County.

Photo
NEW OFFICERS

Back left to right—Lori Church-Controller; Craig Brock-Internal Auditor; Kim Felts-Assistant Vice President, Manager, Southport; Anthony Henry-Assistant Vice President, Credit Officer; Lynn Dyson-Assistant Vice President, Commercial Banking Officer. Front left to right—Susan Limbaugh-Assistant Vice President, Manager-Wilmington; Derek Ezzell-Vice President, Commercial Banking Officer.

Shareholder and customer satisfaction is not just our employees’ goal; it is a daily exercise in fulfillment of the Statement of Mission printed in this report. A key element in this exercise is our bank’s leadership.

In 2006 we were able to recognize many of our employees for the contributions they have provided to our bank and fellow employees. Additionally, our recruiting efforts were successful in adding new talents to our leadership team. Identifying, recognizing and promoting employees is a measure of our company’s overall achievements. We are proud to give due recognition to our staff who were promoted in 2006 and those who joined our team this year.

A reorganization of our bank’s leadership resulted in the development of a team of Area Executives (pictured above left). The Area Executives will provide overall leadership to specific geographic locations of our bank’s footprint. This team has over 80 years of collective banking experience.

Additionally, our bank is extremely proud of the results provided by our Mortgage and Investment Services group in 2006. With the promotion of Kim Neisler as Vice President of our Mortgage Services group, record profits were achieved. Likewise, John Hensley of our Financial Investment Services put together a year unlike anything we ever imagined. For his efforts, John was recognized by Capital Investments as the top salesperson for 2006. We congratulate John for his hard work and successes!

Timeline
2002
2.05	Chadbourn, NC office moves to 633 North Brown Street
12.31	Assets total $161,315,000; $1,550,000 profits

2003
3.24	Waccamaw Bankshares listed on NASDAQ SmallCap Markets
8.15	Stock split (6-5)
12.31	Assets total $193,206,943, an increase of 20%; $2,006,783 profits, an increase of 29%

New Talent with Proven Experience

Photo
PROMOTIONS

Back left to right—Jennifer Noble-Area Operations Officer; Michelle Brown-Assistant Vice President, Whiteville Manager; Janet Smith-Assistant Vice President, Credit Review. Seated—George Benton-Assistant Vice President, Credit Department Manager. Not Pictured:

Kim Neisler-Vice President, Manager of Waccamaw Mortgage Services.

Photo
MORTGAGE DEPARTMENT AND INVESTMENT SERVICES

Back left to right—Kim Neisler-Vice President, Manager of Waccamaw Mortgage Services; John Hensley-Vice President, Investments; Carolyn Stringer. Front left to right—Pat Garrell, Robert Bell, Mortgage Services.

Timeline
2004
5.14	Stock split (6-5)
6.15	Waccamaw Bankshares listed in North Carolina’s Top 100 Companies
7.12	Wilmington, NC office opens
9.30	Stock split (2-1)
12.31	Assets total $258,164,000, an increase of 33.6%; $2,414,319 profits, an increase of 20.3%

2005
7.28	Business North Carolina names Waccamaw Bankshares in Top 75 Public NC Companies
7.27	Southport, NC office opens
12.29	Elizabethtown, NC office opens
12.31	Assets total $322,790,000, an increase of 25%; $3,035,000 profits, an increase of 25.7%

Bank Employees
Main Office	Amy Hardin	Pamela M. Thornton	Megan Bryant
	Columbus County	Teller	Brunswick County
Geoffrey R. Hopkins	Summer Teller		Summer Teller
Vice President		Rita Gore
Area Executive	Tabor City Office	Teller	Holden Beach Office

Michelle Ward	Ned Hughes	Sinda Arruda	Rob Fircetz
Administrative Assistant	Vice President	Teller	Vice President
	City Executive		Branch Manager
April Wilson
Administrative Assistant	Gayle N. Watson	Kimberly Graham
	Assistant Vice President	Teller	Melissa A. King
Michelle Brown	Branch Manager		Loan Officer
Assistant Vice President		Shallotte Office	Customer Service
Branch Manager	Jennifer Russ	Dianne F. McRainey	Representative
	Customer Service	Vice President
Amy Howell	Representative	Area Executive	Elizabeth A. Evans
Retail Banking Officer	Teller Supervisor		Teller Supervisor
Vernon L. Parker
Kathy Brown	Michelle Dudney	Vice President	Cynthia P. Elliott
Loan Administrative	Customer Service	Branch Manager	Teller
Assistant	Representative
	Teller	Linwood Johnston	Wilmington
Kelly Bass		Loan Administrative	Office
Customer Service Representative	M. Pearl Lewis	Assistant	Jonathan Krieps
	Teller		Vice President
Tori Wilson		Judy Seaboldt	Area Executive
Customer Service Representative	Sandy Strickland	Loan Administrative
	Teller	Assistant	Susan Limbaugh
Altanese McCellon			Assistant Vice President
Teller	Chadbourn Office	Sonja Milligan	Branch Manager
	Mark Madden	Loan Administrative
Amanda Anderson	Assistant Vice President	Assistant	Susie Smythe
Teller	Branch Manager		Loan Administrative
		Barbara Evans	Assistant
Tiffany Insley	Lou Ellen Williamson	Customer Service
Teller	Loan Officer	Representative	Wesley Reaves
Loan Assistant
Dori Baugh	Lori Williams	Tiffany Johnson
Teller	Customer Service	Head Teller	Matthew Morgan
	Representative		Customer Service
Selena McNair		Penny McKeithan	Representative
Roving Teller	Tammie Collins	Teller Supervisor
	Customer Service		Karen Haag
	Representative	Mindy Hall	Head Teller
Teller
	Wanda F. Rozier		Joanna Krohn
	Teller Supervisor	Letha Yow	Teller
Teller

Timeline
2006
2.21	Training and Operations Center opens in downtown Whiteville, NC	5.01	Heath Springs, SC office opens (9th Waccamaw office)
3.23	Ribbon cutting ceremony for new Training and Operations Center	8.18	Conway, SC office opens (10th Waccamaw office)
4.12	All Day Banking is implemented bankwide	12.28	Southport-Supply, NC office opens (11th Waccamaw office)
4.28	Acquisition of Bank of Heath Springs, SC finalized.	12.31	Assets total $399,581,293, an increase of 23.8%; $3,652,016 profits, an increase of 20%

Bank Employees continued
Southport	Nettie Horton	Robert Bell	Deanna Nichols
Howe Street	Teller	Columbus County	Training Officer
Office		Mortgage Banker
Grace Wong-Heck	Heath Springs		Jennifer Noble
Loan Administrative Assistant	Office	Pat Garrell	Area Operations Officer
Customer Service Representative	Mark Bridges	Brunswick County
	Vice President	Mortgage Banker	Kathy Welch
Jessie Osborne	City Executive		Assistant Operations Officer
Customer Service		Carolyn Stringer
Representative	Jane Blackmon	Loan Processor	Emily Bullard
Teller	Vice President		Operations Assistant
	Loan Officer	Credit
Kim Tulino		Administration	Barbara Lanier
Teller	Dwight Bridges	Anthony Henry	Operations Assistant
	Vice President	Assistant Vice President
Southport		Credit Officer	Accounting
Supply Road	Danny Edwards		Lori Church
Office	Teller	Janet Smith	Controller
Assistant Vice President
Russ Thompson	Conway Office	Credit Review	Judyth Richardson
Vice President	Richard Causey		Staff Accountant
Area Executive	Vice President	George Benton
	Area Executive	Assistant Vice President	Cheryl Lewis
Kim Felts		Credit Department Manager	Accounting Assistant
Assistant Vice President	Lynn Dyson
Branch Manager	Assistant Vice President	Judy Harritan	Imaging
	Commercial Loan Officer	Administrative Assistant	Department
Cassie Huffman			Carol McDevitt
Customer Service	Robin Crawford	Ella Scarborough	Supervisor
Representative	Loan Administrative	Loan Assistant
	Assistant		Maria Butler
Katy Culberson		Ann Jernigan	Imaging Clerk
Teller	Cindy Harrelson	Loan Assistant
	Branch Manager		Jennifer Floyd
Katrina Batchelor	Customer Service	Roy Thompson	Imaging Clerk
Teller	Representative	Loan Assistant
Hilda W. Branch
Pam McGorry	Jennifer Richardson	Lena Cartrette	Receptionist
Teller	Teller Supervisor	Loan Assistant
Waccamaw
Elizabethtown	Tracey Love	Amanda Williams	Financial
Office	Teller	Loan Assistant	Services, Inc.
John Hensley
Hayes Petteway	Sunset Commons	Sherry Walton	Vice President
Vice President	Office	Loan Assistant	Investments/Insurance
	Derek Ezzell		Advisor
City Executive	Vice President	Gary Vereen
	Commercial Loan Officer	Loan Assistant	Audit
Debbie Earl			Craig Brock
Customer Service	Mortgage	Operations	Internal Auditor
Representative	Lending	Gracie B. McClary
Teller	Kim Neisler	Vice President	Human Resources
	Mortgage Services Manger	Compliance Officer	Mary Duncan
Amanda Ray			Personnel Director
Customer Service		Mike Lewis
Representative		Assistant Vice President
Teller		Security/Operations Officer

Consolidated Balance Sheets
December 31, 2006, and 2005

	2006	2005

Assets
Cash and due from banks	$9,183,383	$6,954,425
Interest-bearing deposits with banks	790,360	707,708

Total cash and cash equivalents	9,973,743	7,662,133
Federal funds sold	2,598,000	8,281,000
Investment securities, available for sale	50,529,163	33,208,250
Restricted equity securities	2,457,206	2,005,906
Loans, net of allowance for loan losses of $4,885,992 in 2006 and $3,939,002 in 2005	312,253,190	257,574,925
Property and equipment, net	6,671,773	3,380,179
Goodwill	2,665,602	—
Intangible assets, net	930,555	877,736
Accrued income	2,627,020	1,604,477
Bank owned life insurance	5,419,130	5,208,929
Other assets	3,455,911	2,988,464

Total assets	$399,581,293	$322,791,999

Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing deposits	$49,163,297	$25,348,916
Interest-bearing deposits	278,188,470	245,686,552

Total deposits	327,351,767	271,035,468
Securities sold under agreements to repurchase	5,410,000	2,736,000
Short-term borrowings	—	10,000,000
Long-term debt	23,500,000	6,500,000
Guaranteed preferred beneficial interest in the company’s junior subordinated debentures	8,248,000	8,248,000
Accrued interest payable	1,412,300	1,065,996
Other liabilities	1,956,596	707,891

Total liabilities	367,878,663	300,293,355

Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock, Series A, non-cumulative, non-voting, no par value; 1,000,000 shares authorized; 59,192 issued in 2006; none outstanding in 2005	993,112	—
Common stock, no par; 25,000,000 shares authorized; 4,837,666 shares issued in 2006; 4,564,587 shares issued in 2005	17,338,231	13,256,961
Retained earnings	13,216,891	9,564,875
Accumulated other comprehensive (loss) income	154,396	(323,192)

Total stockholders’ equity	31,702,630	22,498,644

Total liabilities and stockholders’ equity	$399,581,293	$322,791,999

Consolidated Statements of Income
Years ended December 31, 2006, 2005, and 2004

	2006	2005	2004

Interest income
Loans and fees on loans	$22,584,611	$16,330,154	$10,137,520
Investment securities, taxable	2,195,843	1,338,903	1,170,722
Investment securities, nontaxable	330,656	95,806	100,430
Federal funds sold	226,152	436,147	33,007
Deposits with banks	42,205	26,949	8,797

Total interest income	25,379,467	18,227,959	11,450,476

Interest expense
Deposits	9,488,101	6,313,174	3,004,161
Federal funds purchased and securities sold under agreements to repurchase	225,725	76,247	40,978
Other borrowed funds	1,512,314	1,146,161	720,841

Total interest expense	11,226,140	7,535,582	3,765,980

Net interest income	14,153,327	10,692,377	7,684,496
Provision for loan losses	1,450,000	1,370,000	819,500

Net interest income after provision for loan losses	12,703,327	9,322,377	6,864,996

Noninterest income
Service charges on deposit accounts	1,100,378	1,094,649	991,701
Mortgage origination income	373,726	270,321	195,679
Income from mortgage banking investee	—	—	296,633
Income from financial services	289,958	87,084	85,217
Earnings on bank owned life insurance	239,998	193,639	227,160
Net realized (losses) gains on sale or maturity of investment securities	(890)	(1,062)	14,388
Net realized gains on sale of interest in mortgage banking investee	44,094	36,848	134,025
Other operating income	533,906	587,267	500,523

Total noninterest income	2,581,170	2,268,746	2,445,326

Noninterest expense
Salaries and employee benefits	5,274,052	3,733,723	3,003,019
Occupancy and equipment	1,105,461	805,095	692,298
Data processing	809,187	629,080	431,415
Amortization expense	272,712	252,712	252,036
Foreclosed assets expense, net	—	—	35,060
Other expense	1,960,683	1,545,972	1,273,294

Total noninterest expense	9,422,095	6,966,582	5,687,122

Income before income taxes	5,862,402	4,624,541	3,623,200
Income tax expense	2,210,386	1,589,168	1,208,881

Net income	$3,652,016	$3,035,373	$2,414,319

Basic earnings per share	$.78	$.67	$.54

Diluted earnings per share	$.76	$.64	$.52

Weighted average shares outstanding	4,661,706	4,543,386	4,507,523

Weighted average dilutive shares outstanding	4,836,576	4,766,013	4,595,501

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders' Equity
Years ended December 31, 2006, 2005 and 2004

	Preferred Stock	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

December 31, 2003	$—	$12,760,330	$4,115,183	$87,460	$16,962,973
Comprehensive income
Net income	—	—	2,414,319	—	2,414,319
Net change in unrealized appreciation on investment securities available for sale, net of income taxes of $76,489	—	—	—	148,479	148,479
Reclassification adjustment, net of income taxes of ($4,892)	—	—	—	(9,496)	(9,496)

Total comprehensive income					2,553,302
Issuance of common stock	—	127,100	—	—	127,100
Exercise of stock options	—	161,901	—	—	161,901
Excess tax benefits from stock-based compensation	—	116,729	—	—	116,729
Redemption of fractional shares	—	(23,448)	—	—	(23,448)

December 31, 2004	—	13,142,612	6,529,502	226,443	19,898,557
Comprehensive income
Net income	—	—	3,035,373	—	3,035,373
Net change in unrealized appreciation on investment securities available for sale, net of income taxes of ($283,507)	—	—	—	(550,336)	(550,336)
Reclassification adjustment, net of income taxes of $361	—	—	—	701	701

Total comprehensive income					2,485,738
Exercise of stock options	—	114,349	—	—	114,349

December 31, 2005	—	13,256,961	9,564,875	(323,192)	22,498,644
Comprehensive income
Net income	—	—	3,652,016	—	3,652,016
Net change in unrealized appreciation on investment securities available for sale, net of income taxes of $245,728	—	—	—	477,001	477,001
Reclassification adjustment, net of income taxes of $303	—	—	—	587	587

Total comprehensive income					4,129,604
Issuance of common stock	—	3,582,019	—	—	3,582,019
Issuance of preferred stock	1,006,264	—	—	—	1,006,264
Stock based compensation	—	88,063	—	—	88,063
Exercise of stock options	—	255,654	—	—	255,654
Excess tax benefits from stock-based compensation	—	201,151	—	—	201,151
Stock issuance costs	(13,152)	(45,617)	—	—	(58,769)

December 31, 2006	$993,112	$17,338,231	$13,216,891	$154,396	$31,702,630

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows
For the years ended December 31, 2006, 2005 and 2004

	2006	2005	2004

Cash flows from operating activities
Net income	$3,652,016	$3,035,373	$2,414,319
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	630,247	522,383	492,479
Stock-based compensation	88,063	—	—
Provision for loan losses	1,450,000	1,370,000	819,500
Accretion of discount on securities, net of amortization of premiums	72,027	87,726	72,515
(Gain)loss on sale of investment securities	890	1,062	(14,388)
Gain on sale of investment in mortgage banking investee	(44,094)	(36,848)	(134,025)
Income from bank owned life insurance	(239,998)	(193,639)	(227,160)
Deferred taxes	(307,088)	(456,679)	(147,704)
Benefit of non-qualified stock option exercise	201,151	—	116,729
Changes in assets and liabilities:
Accrued income	(984,604)	(467,118)	(264,650)
Other assets	(552,167)	(857,207)	(216,683)
Accrued interest payable	331,924	471,007	68,113
Other liabilities	1,278,502	446,690	(378,864)

Net cash provided by operating activities	5,576,869	3,922,750	2,600,181

Cash flows from investing activities
Net (increase) decrease in federal funds sold	5,683,000	(3,752,000)	5,587,000
Net increase (decrease) in securities sold under agreements to repurchase	2,674,000	(532,000)	(386,000)
Purchases of investment securities	(15,946,980)	(14,430,495)	(14,725,560)
Maturities of investment securities	5,877,244	7,058,846	7,715,390
Net increase in loans	(51,516,853)	(52,310,314)	(65,143,092)
Proceeds from sales of investment securities	1,155,000	1,468,057	1,117,880
Purchases of property and equipment	(3,359,954)	(367,814)	(410,799)
Proceeds from sale of other real estate	82,475	371,193	23,252
Acquisition of The Bank of Heath Springs	(1,627,132)	—	—

Net cash used in investing activities	(56,979,200)	(62,494,527)	(66,221,929)

Cash flows from financing activities
Net increase in noninterest-bearing deposits	19,792,936	6,283,014	2,696,402
Net increase in interest-bearing deposits	22,135,837	57,110,760	50,149,363
Net proceeds from short-term borrowings	(10,000,000)	—	—
Net proceeds from long-term debt	17,000,000	(2,000,000)	10,000,000
Proceeds from issuance of common stock	3,837,673	114,349	161,901
Proceeds from issuance of preferred stock	1,006,264	—	—
Stock issuance costs and redemption of fractional shares	(58,769)	—	(23,448)

Net cash provided by financing activities	53,713,941	61,508,123	62,984,218

Increase (decrease) in cash and cash equivalents	2,311,610	2,936,346	(637,530)
Cash and cash equivalents, beginning	7,662,133	4,725,787	5,363,317

Cash and cash equivalents, ending	$9,973,743	$7,662,133	$4,725,787

Supplemental disclosure of cash flow information
Interest paid	$10,879,836	$7,064,575	$3,697,867

Taxes paid	$2,505,414	$2,068,880	$1,614,361

Supplemental disclosure of noncash activities
Stock received for equity in mortgage banking investee	$—	$—	$131,378

Real estate acquired in settlement of loans	$68,146	$31,411	$—

Consolidated Statements of Cash Flows
For the years ended December 31, 2006, 2005 and 2004

Schedule of noncash investing transactions related to acquisition

	2006	2005	2004

Acquisition of The Bank of Heath Springs
Assets acquired
Investment securities	$8,206,775	$—	$—
Loans, net of allowance for loan losses $45,942	4,516,371	—	—
Property and equipment, net	302,351	—	—
Other assets	37,939	—	—
Goodwill	2,665,602	—	—
Core deposit intangible	300,000	—	—

	16,029,038	—	—

Liabilities assumed
Deposits	14,387,526	—	—
Other liabilities	14,380	—	—

	14,401,906	—	—

Net noncash assets acquired	$1,627,132	$—	$—

Payment for net assets acquired
Cash paid at closing	$8,000,000	$—	$—
Less cash acquired at closing	6,372,868	—	—

Net cash paid	1,627,132	—	—
Notes issued to stockholders of acquired corporation	—	—	—
Stock issued to stockholders of acquired corporation	—	—	—

	$1,627,132	$—	$—

Notes to Consolidated Financial Statements

Note 1.  Organization and Summary of Significant Accounting Policies

Organization

Waccamaw Bank (Bank) was organized and incorporated under the laws of the State of North Carolina on August 28, 1997 and commenced operations on September 2, 1997.  The Bank currently serves Columbus, Brunswick, Bladen and New Hanover counties in North Carolina and Lancaster and Horry counties in South Carolina and surrounding areas through eleven full service banking branches.  As a state chartered bank which is a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Reserve.

During 2001, Waccamaw Bankshares, Inc. (Company), a financial holding company chartered in North Carolina was formed.  On June 30, 2001, Waccamaw Bankshares, Inc. acquired all the outstanding shares of Waccamaw Bank in a tax-free exchange.  Waccamaw Financial Services, Inc. is a wholly owned subsidiary of Waccamaw Bank, the primary business activity of which is investment and insurance services.

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

Principles of Consolidation

Our consolidated financial statements include the accounts of the Company and the Bank.  All significant intercompany transactions and balances have been eliminated in consolidation.

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

The Bank’s loan portfolio consists primarily of loans in its market area.  Accordingly, the ultimate collectibility of a substantial portion of the Bank’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.  Management believes the economic outlook is positive.

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

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.  In determining whether other-than-temporary impairment exists, management considers many factors including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

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

Interest is accrued and credited to income based on the principal amount outstanding.  The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due.  When interest accrual is discontinued, all unpaid accrued interest is reversed.  Interest income is subsequently recognized on the cash-basis or cost-recovery method, as appropriate.  When facts and circumstances indicate the borrower has regained the ability to meet required payments, the loan is returned to accrual status.  Past due status of loans is determined based on contractual terms.

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

The allowance consists of specific, general and unallocated components.  The specific component relates to loans that are classified as impaired.  For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

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

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment.

Notes to Consolidated Financial Statements

Note 1.  Organization and Summary of Significant Accounting Policies, continued

Property and Equipment

Land is carried at cost.  Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Years

Leasehold improvements	5-30
Automobile	5
Furniture and equipment	3-10
Banking house	10-40

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired.  Goodwill is assessed at least annually for impairment.  No impairment charges were necessary for the years presented.

Intangible Assets

Intangible assets consist primarily of purchased core deposit intangible assets and are accounted for in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 112, Goodwill and Other Intangible Assets.  The Company evaluates the remaining useful life of each intangible asset that is being amortized to determine whether events and circumstances warrant a revision to the remaining period of amortization.  Intangible assets are currently being amortized over estimated useful lives of 10 years.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.  Foreclosed assets are included in other assets on the balance sheet.

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

Notes to Consolidated Financial Statements

Note 1.  Organization and Summary of Significant Accounting Policies, continued

Stock Compensation Plans

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), Share-Based Payment. SFAS No. 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including stock options, re-stricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No. 123(R) is a replacement of SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance. The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. SFAS No. 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.

The Company elected to adopt SFAS No. 123(R) on January 1, 2006 under the modified prospective method. Compensation cost has been measured using the fair value of an award on the grant date and is recognized over the service period, which is usually the vesting period. Compensation cost related to the non-vested portion of awards outstanding as of that date was based on the grant-date fair value of those awards as calculated under the original provisions of SFAS No. 123; that is, the Company was not required to re-measure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date of SFAS No. 123(R).

The Company had applied APB 25 and related Interpretations in accounting for the stock option plan prior to January 1, 2006.  Under APB 25, stock options issued under the Company’s stock option plan have no intrinsic value at the grant date, and therefore, no compensation cost is recognized for them.

Advertising Expense

The Company expenses advertising costs as they are incurred.  Advertising expense for the years ended December 31, 2006, 2005, and 2004 was approximately $308,000, $187,000 and $161,000, respectively.

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

Comprehensive Income

Annual comprehensive income reflects the change in the Company’s equity during the year arising from transactions and events other than investments by and distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are currently reported as separate components of stockholders’ equity rather than as income or expense.

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

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.  SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.  Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and due from banks:  The carrying amounts reported in the balance sheet for cash and due from banks approximate their fair values.

Interest-bearing deposits with banks: The carrying amounts of interest-bearing deposits that mature in ninety days approximate their fair value.Fair values of other interest-bearing deposits are estimated using a discounted cash flow analysis that applies interest rates currently offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Available for sale and held to maturity investment securities:  Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available.  If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.  The carrying values of restricted equity securities approximate fair values.

Notes to Consolidated Financial Statements

Note 1.  Organization and Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments, continued

Loans:  For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts.  The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.  Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for non-performing loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.  The carrying amount of accrued interest receivable approximates its fair value.

Bank owned life insurance:  The carrying amount of bank owned life insurance, net of accumulated earnings, reflects fair value.

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

Short-term borrowings and securities sold under agreements to repurchase:  The carrying amounts of short-term borrowings approximate their fair values.

Long-term debt and junior subordinated debentures:  The fair values of the Company’s long-term debt and junior subordinated debentures are estimated using discounted cash flow analysis based on the Bank’s current incremental borrowing rates for similar types of borrowings.

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year.  Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Recent Accounting Pronouncements

The following is a summary of recent authoritative pronouncements that could impact the accounting, reporting, and/or disclosure of financial information by the Company.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.  This Statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in SFAS No. 133 Implementation Issue No. Dl, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. SFAS No. 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest only-strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.  The Company adopted SFAS No. 155 on January 1, 2007 with no material impact on its financial position, results of operations and cash flows.

Notes to Consolidated Financial Statements

Note 1.  Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.  This Statement amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract; requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; permits an entity to choose its subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities; at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under SFAS No. 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value; and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt SFAS No. 156 as of the beginning of its first fiscal year that begins after September 15, 2006.  The adoption of SFAS No. 156 will have no material impact on financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprises’ financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006.  The Company adopted FIN 48 on January 1, 2007 which will have no affect on its financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard does not require any new fair value measurements, but rather eliminates inconsistencies found in various prior pronouncements. SFAS No. 157 is effective for the Company on January 1, 2008 and is not expected to have a significant impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which amends SFAS No. 87 and SFASNo. 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS No. 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS No. 87 and SFAS No. 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date — the date at which the benefit obligation and plan assets are measured — is required to be the company’s fiscal year end. SFAS No. 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008.   The statement will have no affect on financial statements.

Notes to Consolidated Financial Statements

Note 1.  Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In September, 2006, the FASB ratified the consensuses reached by the FASB’s Emerging Issues Task Force (“EITF”) relating to EITF 06-4 Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. EITF 06-4 states that an employer accounting for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, or Accounting Principles Board (“APB”) Opinion No. 12, “Omnibus Opinion—1967”. EITF 06-4 is effective for fiscal years beginning after December 15, 2007.  Entities should recognize the effects of applying this issue through either (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods. The Company is currently analyzing the effect of the adoption of EITF 06-4 on its financial position, results of operations and cash flows.

In September 2006, the FASB ratified the consensus reached related to EITF 06-5, Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance.  EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Company adopted EITF 06-5 on January 1, 2007 with no effecton its financial position, results of operations and cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) 108.  SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, companies might evaluate the materiality of financial statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Company has adopted SAB 108 with no impact on the reported results of operations or financial conditions.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Notes to Consolidated Financial Statements

Note 2.  Business Combinations

On April 28, 2006, the Company acquired The Bank of Heath Springs, paying $8,000,000 in exchange for all the outstanding shares of common stock of The Bank of Heath Springs. In conjunction with the acquisition, The Bank of Heath Springs was merged with and into the Company’s subsidiary, Waccamaw Bank.

The acquisition was accounted for as a purchase transaction and accordingly the results of operations attributable to the acquired company is included in our consolidated financial statements only from the date of acquisition.  The excess of purchase price over fair value of net tangible and identified intangible assets acquired will be evaluated annually for impairment and written down as those values become impaired.  Identified intangible assets will be amortized over their expected useful life.  The acquisition is summarized as follows:

The Bank of Heath Springs

Purchase price	$8,000,000

Loans, net	4,516,371
Investment securities	8,206,775
Cash	6,372,868
Identified intangible assets	300,000
Other assets	340,290
Deposits	(14,387,526)
Other liabilities	(14,380)

Net tangible and identified intangible assets acquired (at fair market value)	5,334,398

Excess of purchase price over net tangible and identified intangible assets acquired (at fair market value)	$2,665,602

Note 3.  Restrictions on Cash

To comply with banking regulation, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $2,967,000 and $1,030,000 for the period including December 31, 2006 and 2005, respectively.

Note 4.  Investment Securities

Debt and equity securities have been classified in the balance sheet according to management’s intent.  The amortized cost of securities (all available for sale) and their approximate fair values follow:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

2006
Government sponsored enterprises (FHLB, FHLMC and FFCB)	$8,629,498	$19,578	$1,892	$8,647,184
Mortgage backed securities	13,488,543	15,615	123,380	13,380,778
Corporate securities	18,397,532	526,714	190,649	18,733,597
Municipal securities	9,779,656	25,018	37,070	9,767,604

	$50,295,229	$586,925	$352,991	$50,529,163

Notes to Consolidated Financial Statements

Note 4.  Securities, continued

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

2005
Mortgage backed securities	$17,663,191	$13,575	$208,221	$17,468,545
Corporate securities	11,916,478	399,838	649,793	11,666,523
Municipal securities	4,110,546	15,283	52,647	4,073,182

	$33,690,215	$428,696	$910,661	$33,208,250

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

Investment securities with market values of $18,187,501 and $11,291,803 at December 31, 2006 and 2005, respectively were pledged as collateral on public deposits and for other banking purposes as required or permitted by law.  Gross realized gains and losses for the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004

Realized gains	$—	$—	$15,230
Realized losses	(890)	(1,062)	(842)

	$(890)	$(1,062)	$14,388

The scheduled contractual maturities of securities (all available for sale) at December 31, 2006 are as follows:

	Amortized Cost	Fair Value

Due in one year or less	$4,278,518	$4,502,144
Due in one through five years	8,668,184	8,572,271
Due in five through ten years	2,846,179	2,790,994
Due after ten years	34,502,348	34,663,754

	$50,295,229	$50,529,163

The following tables detail unrealized losses and related fair values in the Bank’s held to maturity and available for sale investment securities portfolios. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2006 and December 31, 2005.

	Less Than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

December 31, 2006
Government sponsored enterprises	$2,959,872	$(1,892)	$—	$—	$2,959,872	$(1,892)
Mortgage backed securities	1,174,969	(1,637)	8,721,318	(121,743)	9,896,287	(123,380)
Corporate securities	2,000,000	(5,319)	7,321,050	(185,330)	9,321,050	(190,649)
Municipal securities	3,707,348	(16,238)	1,015,865	(20,832)	4,723,213	(37,070)

Total temporarily impaired securities	$9,842,189	$(25,086)	$17,058,233	$(327,905)	$26,900,422	$(352,991)

Notes to Consolidated Financial Statements

Note 4.  Securities, continued

	Less Than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

December 31, 2005
Mortgage backed securities	$9,010,162	$(90,010)	$4,900,246	$(118,211)	$13,910,408	$(208,221)
Corporate securities	894,652	(93,723)	3,958,648	(556,070)	4,853,300	(649,793)
Municipal securities	3,095,231	(45,065)	249,819	(7,582)	3,345,050	(52,647)

Total temporarily impaired securities	$13,000,045	$(228,798)	$9,108,713	$(681,863)	$22,108,758	$(910,661)

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

Note 5.  Loans Receivable

The major components of loans in the balance sheets at December 31 are as follows:

	2006	2005

	In thousands
Commercial	$48,858	$29,036
Real estate:
Construction and land development	109,036	83,575
Residential, 1-4 families	64,475	62,796
Residential, 5 or more families	3,650	4,495
Farmland	2,412	2,545
Nonfarm, non-residential	73,529	67,199
Agricultural	675	388
Consumer	13,172	10,544
Other	1,783	1,327

	317,590	261,905
Deferred loan fees, net of costs	(451)	(391)
Allowance for loan losses	(4,886)	(3,939)

	$312,253	$257,575

Approximately $21,000,000 in 1-4 family residential loans and $19,000,000 in commercial real estate loans were pledged as collateral securing Federal Home Loan Bank advances included in long-term debt at December 31, 2006.

Note 6.  Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

	2006	2005	2004

Balance, beginning	$3,939,002	$2,791,008	$2,218,053
Provision charged to expense	1,450,000	1,370,000	819,500
Allowance acquired in purchase transaction	45,942	—	—
Recoveries of amounts charged off	36,247	47,685	26,673
Amounts charged off	(585,199)	(269,691)	(273,218)

Balance, ending	$4,885,992	$3,939,002	$2,791,008

Notes to Consolidated Financial Statements

Note 6.  Allowance for Loan Losses, continued

	2006	2005

Impaired loans without a valuation allowance	$1,135,984	$1,795,417
Impaired loans with a valuation allowance	—	—

Total impaired loans	$1,135,984	$1,795,417

Valuation allowance related to impaired loans	$—	$—

Total nonaccrual loans	$1,181,000	$1,711,000

Total loans past due ninety days or more and still accruing interest	$340,000	$250,000

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the last three years (all approximate) is summarized below:

	2006	2005	2004

Average investment in impaired loans	$1,016,932	$1,172,568	$1,536,732

Interest income recognized on impaired loans	$236,913	$134,546	$325,089

Interest income recognized on a cash basis on impaired loans	$40,384	$98,622	$325,089

No additional funds are committed to be advanced in connection with impaired loans.

Note 7.  Property and Equipment

Components of Property and Equipment

Property and equipment and total accumulated depreciation consisted of the following at December 31:

	2006	2005

Land	$1,308,698	$325,444
Buildings	3,735,432	2,157,442
Construction in progress	22,660	—
Leasehold improvements	766,810	556,992
Automobiles	24,018	—
Furniture and equipment	2,564,232	1,720,149

	8,421,850	4,760,027
Less accumulated depreciation	1,750,077	1,379,848

	$6,671,773	$3,380,179

Depreciation expense reported in net income was approximately $383,000, $295,000, and $265,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Notes to Consolidated Financial Statements

Note 7.  Property and Equipment, continued

Leases

The Bank leases several banking facilities and its operations center under agreements accounted for as operating leases.  Rent expense was approximately $260,000, $178,000, and $130,000 in 2006, 2005, and 2004, respectively.  Future minimum lease payments under non-cancelable commitments are as follows.

2007	$262,075
2008	255,243
2009	208,664
2010	118,835
2011	35,880
Thereafter	16,800

$897,497

Note 8.  Intangible Assets

The book value of purchased intangible assets at December 31, 2006 and 2005 was $930,555 and $877,736, respectively.  Details are as follows:

	As of December 31, 2006			As of December 31, 2005

	Gross Carrying Amount	Accumulated Amortization		Gross Carrying Amount	Accumulated Amortization

Amortized intangible assets
Deposit premium	$2,439,919		$1,576,030	$2,139,919		$1,348,850
Other	200,000		133,334	200,000		113,333

Total	$2,639,919		$1,709,364	$2,339,919		$1,462,183

Unamortized intangible assets Goodwill from The Bank of Heath Springs merger	$2,665,602	$	n/a	$—	$	n/a

Amortization expense is calculated on a straight-line basis over a period of ten years and was approximately $247,000 in 2006 and 227,000 in 2005 and 2004.  Management expects amortization expense to be approximately $257,000 in each of the next three years.

Note 9.  Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2006 and 2005 was approximately $101,499,000 and $84,827,000, respectively.  At December 31, 2006, the scheduled maturities of time deposits (in thousands) are as follows:

Three months or less	$39,264
Four months to one year	118,761
Two to three years	21,328
Over three years	3,992

$183,345

Notes to Consolidated Financial Statements

Note 10.  Borrowed Funds

Securities sold under agreements to repurchase and federal funds purchased

Securities sold under agreements to repurchase and federal funds purchased generally mature within one to seven days from the transaction date.  Additional information is summarized below:

	2006	2005

Outstanding balance at December 31	$5,410,000	$2,736,000

Year-end weighted average rate	4.59%	3.13%

Daily average outstanding during the period	$5,142,348	$3,618,334

Average rate for the year	4.39%	2.11%

Maximum outstanding at any month-end during the period	$6,644,000	$5,394,000

Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction.  The Company may be required to provide additional collateral based on the fair value of the underlying securities.

Unused lines of credit

The Bank has established credit facilities to provide additional liquidity if and as needed.  These consist of unsecured lines of credit with correspondent banks for $8,500,000 and a secured line of credit with a correspondent bank for $40,000,000.  In addition, the Bank has the ability to borrow up to ten percent of total bank assets from the Federal Home Loan Bank of Atlanta, subject to the pledging of specific bank assets as collateral. At December 31, 2006 and 2005 there were no amounts outstanding under these credit facilities.

Short-term borrowings

There were no short-term borrowings at December 31, 2006 and three variable rate FHLB advances of $2,000,000, $3,000,000 and $5,000,000 at December 31, 2005.

Long-term debt

At December 31, 2006 and 2005, $23,500,000 and $6,500,000, respectively were outstanding under Federal Home Loan Bank advances.  Approximately $38,000,000 in 1-4 family residential loans, $27,000,000 in commercial real estate loans  and  FHLB stock of  $1,058,000 were pledged as collateral for the FHLB advances at December 31, 2006.

Maturity Date	Advance	Rate

05/28/08	$2,000,000	3 Month LIBOR - .04%
10/20/08	5,000,000	1 Month LIBOR +.01%
02/10/10	2,500,000	Fixed at 5.85%	Convertible quarterly
04/22/19	5,000,000	3 Month LIBOR - .50%	Convertible 4/22/09
12/02/13	5,000,000	3 Month LIBOR - .50%
09/29/15	4,000,000	Fixed at 4.06%	Convertible 9/29/09

	$23,500,000

Notes to Consolidated Financial Statements

Note 11.  Fair Value of Financial Instruments

The estimated fair values of the Bank’s financial instruments are as follows (dollars in thousands):

	December 31, 2006		December 31, 2005

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial Assets
Cash and due from banks	$9,183	$9,183	$6,954	$6,954
Interest-bearing deposits with banks	790	790	708	708
Federal funds sold	2,598	2,598	8,281	8,281
Investment securities	50,529	50,529	33,208	33,208
Restricted equity securities	2,457	2,457	2,006	2,006
Loans, net of allowance for loan losses	312,253	316,540	257,575	256,445
Financial Liabilities
Deposits	327,352	327,724	271,035	271,719
Securities sold under agreements to repurchase and federal funds purchased	5,410	5,410	2,736	2,736
Short-term borrowings	—	—	10,000	10,000
Long-term debt	23,500	23,509	6,500	6,493
Junior subordinated debentures	8,248	8,000	8,248	7,999

Note 12.  Earnings per Share

The following table details the computation of basic and diluted earnings per share:

	2006	2005	2004

Net income (income available to common shareholders)	$3,652,016	$3,035,373	$2,414,319

Weighted average common shares outstanding	4,661,706	4,543,386	4,507,523
Effect of dilutive securities, options	115,678	222,627	87,978
Effect of dilutive securities, preferred stock	59,192	—	—

Weighted average common shares outstanding, diluted	4,836,576	4,766,013	4,595,501

Basic earnings per share	$.78	$.67	$.54

Diluted earnings per share	$.76	$.64	$.52

At December 31, 2006, 269,899 warrants were outstanding with a $24.00 per share exercise price.  These warrants may be used to purchase one share of the Company’s common stock at any time until September 30, 2009.  Exercise of these warrants and 224,500 options are not assumed in computing 2006 diluted earnings per share as their exercise price was below market value at December 31, 2006.

Note 13.	Guaranteed Preferred Beneficial Interests in the Company’s Junior Subordinated Debentures

Waccamaw Statutory Trust I, a statutory business trust (the Trust), was created by the Company on December 17, 2003, at which time the Trust issued $8,000,000 in aggregate liquidation amount of preferred capital trust securities which mature December 17, 2033.  Distributions are payable on the securities at a floating rate indexed to the 3-month London Interbank Offered Rate (“LIBOR”), and the securities may be prepaid at par by the Trust at any time after December 17, 2008.  The principal assets of the Trust are $8.2 million of the Company’s junior subordinated debentures which mature on December 17, 2033, and bear interest at a floating rate indexed to the 3-month LIBOR, and which are callable by the Company after December 17, 2008.  All $248 thousand in aggregate liquidation amount of the Trust’s common securities are held by the Company.

Notes to Consolidated Financial Statements

Note 13.	Guaranteed Preferred Beneficial Interests in the Company’s Junior Subordinated Debentures, continued

The Trust’s preferred securities may be included in the Company’s Tier I capital for regulatory capital adequacy purposes to the extent that they do not exceed 33.3% of the Company’s total Tier I capital excluding these securities.  Amounts in excess of this ratio will not be considered Tier I capital but may be included in the calculation of the Company’s total risk-based capital ratio.  The Company’s obligations with respect to the issuance of the Trust’s preferred securities and common securities constitute a full and unconditional guarantee by the Company of the Trust’s obligations with respect to the preferred securities and common securities.  Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on its junior subordinated debentures, which would result in a deferral of distribution payments on the Trust’s preferred trust securities and common securities.

In 2004, the Company adopted FIN 46(R), Consolidation of Variable Interest Entities (as amended), which resulted in the assets and liabilities, as well as the related income and expenses of the Trust being excluded from our consolidated financial statements.  However, the subordinated debentures issued by the Company and purchased by the Trust remain on our balance sheet.  In addition, the related interest expense continues to be included on our income statement.

Note 14.	Benefit Plans

Defined Contribution Plan

The Bank maintains a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code.  The plan covers substantially all employees at least 21 years of age who have completed at least one month of service.  Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code.  The bank contributes up to 3% of an employee’s compensation who have completed at least twelve months of service which vests over a five-year period.  The Bank’s aggregate contribution was $48,750, $42,603 and $32,713 for the years ended December 31, 2006, 2005 and 2004, respectively.

Stock Option Plans

The Company’s Board of Directors has adopted both the 1998 Incentive Stock Option Plan (Incentive Plan) and the 1998 Nonstatutory Stock Option Plan (Nonstatutory Plan).  Under each plan up to 458,258 shares may be issued for a total of 916,516 shares (adjusted for stock dividends).  Options granted under both plans expire no more than 10 years from date of grant. Option exercise price under both plans must be set by the Board of Directors at the date of grant and cannot be less than 100% of fair market value of the related stock at the date of the grant.  Under both plans, vesting is determined by the specific option agreements.  It is the Company’s policy to issue new shares to satisfy option exercises.

As described in Note 1, effective January 1, 2006, the Company adopted SFAS No. 123(R) using the modified prospective application.  Under this application, the Company is required to record compensation expense for all rewards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption.  Compensation cost charged to income was approximately $88,000 for the year ended December 31, 2006.  No income tax benefit was recognized from share-based compensation.

Prior to the adoption of SFAS No. 123(R), the Company used the intrinsic value method as prescribed by APB No. 25 and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant.

Notes to Consolidated Financial Statements

Note 14.  Employee Benefit Plans, continued

Stock Option Plans, continued

Prior to the adoption of SFAS No. 123(R), the Company used the intrinsic value method as prescribed by APB No. 25 and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant.

The weighted average fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants for the year ended December 31, 2006: expected volatility of 9.1%; risk-free interest rate of 6.25%; and expected lives of 10 years. The weighted average fair value of stock options granted during the 2006 was $9.28.

Cash received from option exercises under the plans for the year ended December 31, 2006 was $255,656.  The total intrinsic value of options exercised during year ended December 31, 2006 was $773,746.

Activity under the plans during the years ended December 31, 2006 and 2005 (adjusted for stock splits) is summarized below:

	Incentive Plan		Non statutory Plan

	Available for Grant	Granted	Available for Grant	Granted

Balance December 31, 2004	58,716	194,505	17,316	132,752
Plan adopted amended	138,136	—	138,136	—
Forfeited	—	—	—	—
Granted	(146,000)	146,000	(81,000)	81,000
Exercised	—	(22,281)	—	(11,904)

Balance December 31, 2005	50,852	318,224	74,452	201,848
Forfeited	34,900	(34,900)	—	—
Granted	(7,500)	7,500	—	—
Exercised	—	(39,148)	—	(23,224)

Balance December 31, 2006	78,252	251,676	74,452	178,624

A summary of option activity under the plans as of and changes during the year ended December 31, 2006 is presented below:

	Options Outstanding	Weighted Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at December 31, 2005	520,072	$10.60
Granted	7,500	$16.85
Forfeited	(34,900)	$14.72
Exercised	(62,372)	$4.10

Outstanding at December 31, 2006	430,300	$11.32	6.5 years	$2,173,014

Exercisable at December 31, 2006	384,201	$10.70	5.5 years	$2,178,420

Notes to Consolidated Financial Statements

Note 14.  Employee Benefit Plans, continued

Stock Option Plans, continued

The total fair value of options vesting during 2006 was $88,063.  Total unrecognized compensation cost related to outstanding non-vested stock options will be recognized over the following periods:

2007	$81,152
2008	80,632
2009	63,256
2010	21,451
2011	3,597

Total	$250,088

The adoption of SFAS No. 123(R) and its fair value compensation cost recognition provisions had the following effect (increase/ (decrease)) on our financial statements:

2006

Cash flows from operating activities	$88,063

Income before income taxes	$(88,063)

Net income	$(88,063)

Net income per share - basic	$(.02)

Net income per share - diluted	$(.02)

The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123 for the years ended December 31, 2005 and 2004:

	2005	2004

Net income	$3,035,373	$2,414,319
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effects	(794,072)	(54,284)

Proforma net income	$2,241,301	$2,360,035

Earnings per share
Basic	$.67	$.54

Basic – proforma	$.49	$.52

Diluted	$.64	$.52

Diluted – proforma	$.47	$.51

Note 15.  Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense are as follows:

	2006	2005	2004

Current	$2,517,474	$2,045,847	$1,356,585
Deferred	(307,088)	(456,679)	(147,704)

Income tax expense (benefit)	$2,210,386	$1,589,168	$1,208,881

Notes to Consolidated Financial Statements

Note 15.  Income Taxes, continued

Rate Reconciliation

A reconciliation of income tax expense computed at the statutory federal income tax rate included in the statement of income follows:

	2006	2005	2004

Tax at statutory federal rate	$1,993,217	$1,572,344	$1,231,888
Tax exempt interest	(123,480)	(38,040)	(40,533)
Tax exempt income from bank owned life insurance	(81,599)	(65,836)	(77,234)
State income tax, net of federal benefit	276,276	218,173	137,359
Other	145,972	(97,473)	(42,599)

Income tax expense (benefit)	$2,210,386	$1,589,168	$1,208,881

Deferred Income Tax Analysis

The components of net deferred federal and state tax assets (included in other assets on the balance sheet) are summarized as follows:

	2006	2005

Deferred tax assets
Allowance for loan losses	$1,690,064	$1,359,364
Pre-opening expenses	—	426
Accrued expenses	—	50,858
Deposit premium amortization	245,216	208,312
Deferred loan fees	173,763	150,788
Allowance for other real estate owned	—	13,494
Unrealized loss on securities available for sale	—	158,773

Deferred tax assets	2,109,043	1,942,015

Deferred tax liabilities
Depreciation	(312,661)	(328,280)
Accretion of bond discount	(52,212)	(17,880)
Unrealized gain on securities available for sale	(79,538)	—

Deferred tax liabilities	(444,411)	(346,160)

Net deferred tax asset	$1,664,632	$1,595,855

The Company does not maintain a valuation allowance.  Based on historical and current earnings, management believes it is more likely than not the Company will realize the benefits of its deferred tax asset.

Note 16.  Commitments and Contingencies

Litigation

In the normal course of business the Bank is involved in various legal proceedings.  After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

Notes to Consolidated Financial Statements

Note 16.  Commitments and Contingencies, continued

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

	2006	2005

Commitments to extend credit	$68,610,000	$52,574,000
Stand-by letters of credit	1,825,000	1,325,000

	$70,435,000	$53,899,000

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

Concentrations of Credit Risk

Substantially all of the Bank’s loans and commitments to extend credit have been granted to customers in the Bank’s market area and such customers are generally depositors of the Bank.  The concentrations of credit by type of loan are set forth in Note 5.  The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank’s primary focus is toward commercial, consumer and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $3,500,000.

The Bank from time to time has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

Note 17.  Regulatory Restrictions

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

Note 17.  Regulatory Restrictions, continued

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations.  Management believes, as of December 31, 2006 and 2005, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2006 and 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since the notification that management believes have changed the Bank’s category.

The Company’s and Bank’s actual capital amounts and ratios are also presented in the table (dollars in thousands).

	Actual		Minimum Capital		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount		Ratio

December 31, 2006
Total capital to risk- weighted assets
Consolidated	$40,396	11.82%	$27,332	8.00%	$	n/a	n/a
Bank	$39,082	11.41%	$27,399	8.00%		$34,248	10.00%
Tier 1 capital to risk- weighted assets
Consolidated	$36,108	10.57%	$13,666	4.00%	$	n/a	n/a
Bank	$34,796	10.16%	$13,699	4.00%		$20,549	6.00%
Tier 1 capital to average assets
Consolidated	$36,108	9.61%	$15,022	4.00%	$	n/a	n/a
Bank	$34,796	9.30%	$14,974	4.00%		$18,717	5.00%

Notes to Consolidated Financial Statements

Note 17.  Regulatory Restrictions, continued

	Actual		Minimum Capital Required		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount		Ratio

December 31, 2005
Total capital to risk- weighted assets
Consolidated	$33,420	12.36%	$21,629	8.00%	$	n/a	n/a
Bank	$32,116	11.94%	$21,509	8.00%		$26,886	10.00%
Tier 1 capital to risk- weighted assets
Consolidated	$30,042	11.11%	$10,813	4.00%	$	n/a	n/a
Bank	$28,738	10.69%	$10,755	4.00%		$16,132	6.00%
Tier 1 capital to risk- weighted assets
Consolidated	$30,042	9.37%	$12,828	4.00%	$	n/a	n/a
Bank	$28,738	9.00%	$12,777	4.00%		$15,971	5.00%

Inter-company transactions

Restrictions on loans by the Bank to the Company are imposed by Federal Reserve Act Sections 23A and 23B, and differ from legal lending limits on loans to external customers.  Generally, a bank may lend up to 10% of its capital and surplus to its parent or other affiliate, if the loan is secured and so long as certain safety and soundness requirements and market terms requirements are met.  If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan.  If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of loan amount do not apply.  Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $2,500,000 at December 31, 2006.  No 23A transactions existed at December 31, 2006 or 2005.

Notes to Consolidated Financial Statements

Note 18.  Transactions with Related Parties

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

	2006	2005

Balance, beginning	$983,643	$1,183,661
Change in relationships	(249,352)	—
New loans and advances	423,127	330,153
Repayments	(406,611)	(530,171)

Balance, ending	$750,807	$983,643

Note 19.  Parent Company Financial Information

Condensed financial information of Waccamaw Bankshares, Inc. is presented as follows:

Balance Sheets
December 31, 2006 and 2005

	2006	2005

Assets
Cash and due from banks	$128,735	$127,943
Investment in subsidiary bank at equity	38,391,412	29,194,584
Investment securities, available for sale	467,581	381,864
Loans	—	382,696
Other assets	1,069,448	731,867

Total assets	$40,057,176	$30,818,954

Liabilities
Long-term debt	$—	$—
Junior subordinated debt	8,248,000	8,248,000
Other liabilities	106,546	72,310

Total liabilities	8,354,546	8,320,310

Stockholders’ equity
Preferred stock	993,112	—
Common stock	17,338,231	13,256,961
Retained earnings	13,216,891	9,564,875
Accumulated other comprehensive income (loss)	154,396	(323,192)

Total stockholders’ equity	31,702,630	22,498,644

Total liabilities and stockholders’ equity	$40,057,176	$30,818,954

Notes to Consolidated Financial Statements

Note 19.  Parent Company Financial Information, continued

Statements of Operations
Years ended December 31, 2006 and 2005

	2006	2005

Income
Loans and fees on loans	$17,698	$144,750
Investment securities, taxable	38,665	45,149
Investment securities, non-taxable	5,000	5,000
Net realized gains on sale of investment in mortgage banking subsidiary	44,094	36,848

Total income	105,457	231,747
Expenses
Salaries and employee benefits	88,063	—
Professional fees	490	7,108
Franchise tax	33,478	20,229
Interest expense	663,746	513,806
Amortization expense	25,531	25,531
Other expenses	18,535	39,507

Total expenses	829,843	606,181

Income (loss) before tax expense and equity in undistributed income of subsidiary	(724,386)	(374,434)

Federal income tax (expense) benefit	129,093	193,939
State income tax (expense)	—	39,992

Total income tax (expense) benefit	129,093	233,931

Income before equity in undistributed income of subsidiary	(595,293)	(140,503)
Equity in undistributed income of subsidiary	4,247,309	3,175,876

Net income	$3,652,016	$3,035,373

Notes to Consolidated Financial Statements

Note 19.  Parent Company Financial Information, continued

Statements of Cash Flows
Years ended December 31, 2006 and 2005

	2006	2005

Cash flows from operating activities
Net income	$3,652,016	$3,035,373
Adjustments:
Amortization	24,000	24,000
Stock-based compensation	88,063	—
Benefit of non-qualified stock option exercise	82,038	—
Accretion of discount on securities, net of amortization of premiums	1,531	1,530
Deferred taxes	427	42,418
Increase in equity in undistributed income of subsidiary	(4,247,309)	(3,175,876)
(Increase) decrease in other assets	(362,008)	(197,664)
Increase (decrease) in other liabilities	4,571	(14,255)

Net cash provided (used) by operating activities	(756,671)	(318,576)

Cash flows from investing activities
Investment in subsidiary	(4,529,514)	—
Issuance of long-term debt to subsidiary	—	(4,000,000)
Sales of investment securities	—	1,000,000
Net decrease (increase) in loans	382,696	3,163,545

Net cash provided (used) by investing activities	(4,146,818)	163,545

Cash flows from financing activities
Issuance of common stock	4,904,281	114,349

Net cash provided (used) by financing activities	4,904,281	114,349

Increase (decrease) in cash and due from banks	792	(40,682)
Cash and cash equivalents, beginning	127,943	168,625

Cash and cash equivalents, ending	$128,735	$127,943

Notes to Consolidated Financial Statements

Note 20.  Quarterly Data

	Years Ended December 31,

	2006				2005

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest income	$7,031	$6,718	$6,116	$5,514	$5,233	$4,926	$4,310	$3,758
Interest expense	(3,246)	(2,943)	(2,625)	(2,412)	(2,273)	(2,008)	(1,781)	(1,473)

Net interest income	3,785	3,775	3,491	3,102	2,960	2,918	2,529	2,285
Provision for loan losses	(360)	(470)	(515)	(105)	(190)	(700)	(255)	(225)

Net interest income, after provision for loan losses	3,425	3,305	2,976	2,997	2,770	2,218	2,274	2,060
Non interest income	654	677	602	648	576	590	568	534
Non interest expenses	(2,539)	(2,550)	(2,210)	(2,123)	(1,920)	(1,781)	(1,696)	(1,569)

Income before income taxes	1,540	1,432	1,368	1,522	1,426	1,027	1,146	1,025
Income tax expense	(549)	(504)	(480)	(677)	(519)	(282)	(419)	(369)

Net income	$991	$928	$888	$845	$907	$745	$727	$656

Earnings per common share:
Basic earnings per share	$.21	$.20	$.19	$.18	$.21	$.16	$.16	$.14

Diluted earnings per share	$.19	$.20	$.19	$.18	$.19	$.16	$.15	$.14

Independent Auditor’s Report

Board of Directors and Stockholders
Waccamaw Bankshares, Inc.
Whiteville, North Carolina

We have audited the consolidated balance sheets of Waccamaw Bankshares, Inc. as of December 31, 2006 and 2005 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Waccamaw Bankshares, Inc. at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Galax, Virginia
February 27, 2007

Management’s Discussion and Analysis

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presents management’s discussion and analysis of the financial condition and results of operations of the Company as of December 31, 2006 and 2005 and the years then ended.  This discussion should be read in conjunction with the Company’s Financial Statements and the Notes thereto.

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

Overview

Waccamaw Bank (the Bank) began operations on September 2, 1997.  The Bank operates by attracting deposits from the general public and using such deposit funds to make commercial, consumer, and residential construction and permanent mortgage real estate loans.  Revenues are derived principally from interest on loans and investments. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, determine changes in net interest income.  Waccamaw Bankshares, Inc. (the Company) was formed during 2001 and acquired all the outstanding shares of the Bank on June 30, 2001.

The Company’s total assets were $399.6 million at December 31, 2006 as compared to $322.8 million at December 31, 2005. Total deposits at December 31, 2006 increased 20.8% to $327.4 million.  Total deposits were $271.0 million at December 31, 2005. The Bank used these resources primarily to fund new loans and purchase investment securities. The Bank’s net loans increased to $312.3 million at the end of 2006, an increase of $54.7 million over the 2005 amount of $257.6 million. Investment securities were $50.5 million and $33.2 million at December 31, 2006 and 2005, respectively.

In April 2006, the Company acquired The Bank of Heath Springs in Lancaster County, South Carolina.  Through this merger, the Bank was able to enter the South Carolina market.  The Bank also opened offices in Conway, South Carolina and in Southport, North Carolina during 2006.

The Company also completed a unit offering and a private offering during the year which provided an additional $4.5 million in capital.

Critical Accounting Policies

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP).  The notes to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 contain a summary of its significant accounting policies.  Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses and asset impairment judgments, such as the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters.  Accordingly, the Company considers the policies related to those areas to be critical.

The allowance for loan losses is an estimate of the losses that may be sustained in the Company’s loan portfolio.  The allowance is based on two basic principles of accounting: (i) Statement of Financial Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimable, and (ii) SFAS No. 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the loan balance.

Management’s Discussion and Analysis

The allowance consists of specific, general and unallocated components.  The specific component relates to loans that are classified as impaired.  For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

Accounting for intangible assets is as prescribed by SFAS No. 142, Goodwill and Other Intangible Assets.  The Company accounts for recognized intangible assets based on their estimated useful lives.  Intangible assets with finite useful lives are amortized while intangible assets with an indefinite useful life are not amortized.  Currently, the Company’s recognized intangible assets consist primarily of purchased core deposit intangible assets, having estimated useful lives of 10 years, and are being amortized.  The useful life is the period over which the assets are expected to contribute directly or indirectly to future cash flows.  Estimated useful lives of intangible assets are based on an analysis of pertinent factors, including (as applicable):

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

The Company evaluates the remaining useful life of each intangible asset that is being amortized each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization.  If the estimate of the intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset shall be amortized prospectively over that revised remaining useful life.

If an intangible asset that is being amortized is subsequently determined to have an indefinite useful life, the asset will be tested for impairment.  That intangible asset will no longer be amortized and will be accounted for in the same manner as intangible assets that are not subject to amortization.

Intangible assets that are not subject to amortization are reviewed for impairment in accordance with SFAS No. 121 and tested annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired.  The impairment test consists of a comparison of the fair value of the intangible asset with its carrying amount.  If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.  After an impairment loss is recognized, the adjusted carrying amount of the intangible asset becomes its new accounting basis.  Subsequent reversal of a previously recognized impairment loss is not allowed. Based on the aforementioned testing, the Company has determined that its recorded intangible assets are not impaired.

Management’s Discussion and Analysis

Net Interest Income and Average Balances (thousands)

	Periods Ended December 31,

	2006			2005			2004

	Average Balance	Interest Income/ Expenses	Yield/ Cost	Average Balance	Interest Income/ Expenses	Yield/ Cost	Average Balances	Interest Income/ Expenses	Yield/ Cost

Interest-earning assets:
Investment securities	$46,561	$2,526	5.43%	$31,257	$1,435	4.59%	$29,068	$1,270	4.37%
Federal funds sold	4,630	226	4.88%	13,595	436	3.21%	2,543	33	1.30%
Deposits with banks	897	42	4.68%	889	27	3.03%	614	9	1.47%
Loans, net[1,2]	279,625	22,585	8.08%	238,579	16,330	6.84%	168,757	10,138	6.01%

Total interest-earning assets	331,713	25,379		284,320	18,228		200,982	11,450

Yield on average interest- earning assets			7.65%			6.41%			5.70%
Noninterest-earning assets:
Cash	6,687			5,704			4,545
Premises and equipment	5,395			3,397			3,211
Interest receivable and other	12,880			8,960			8,297

Total noninterest-earning assets	24,962			18,061			16,053

Total assets	$356,675			$302,381			$217,035

Interest-bearing liabilities:
Demand deposits	$27,404	206.75%		$17,803	130.73%		$14,177	72.51%
Savings deposits	69,129	2,093	3.03%	52,562	1,091	2.08%	31,308	378	1.21%
Time deposits	168,532	7,189	4.27%	158,227	5,093	3.22%	104,973	2,554	2.43%
Short-term borrowings	5,142	226	4.40%	3,618	76	2.11%	6,976	41.59%
Long-term debt	25,389	1,512	5.96%	24,282	1,146	4.72%	22,262	721	3.24%

Total interest-bearing liabilities	295,596	11,226		256,492	7,536		179,696	3,766

Cost of average interest- bearing liabilities			3.80%			2.94%			2.10%
Noninterest-bearing liabilities:
Demand deposits	33,259			24,402			18,704
Interest payable and other	1,875			1,233			694

Total noninterest- bearing liabilities	35,134			25,635			19,398

Total liabilities	330,730			282,127			199,094
Stockholders’ equity	25,945			20,254			17,941

Total liabilities and stockholders’ equity	$356,675			$302,381			$217,035

Net interest income		$14,153			$10,692			$7,684

Net yield on interest-earning assets			4.27%			3.76%			3.82%

[1]	Average loan balances include nonaccrual loans.
[2]	Deferred loan fees are included in interest income.

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

Interest income during 2006 was $25.4 million, an increase of 39.2% over the 2005 total of $18.2 million.  Interest income for 2004 was $11.5 million.  These increases are due to the increase in the level of average earning assets in the past three years.  Average earning assets were $331.7 million during 2006, an increase of 16.7% over 2005.  Average earning assets increased 41.5% to $284.3 million during 2005 over the 2004 balance of $201.0 million.  Yields on interest-earning assets during 2006, 2005, and 2004 were 7.7%, 6.4%, and 5.7%, respectively.

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan.  Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates.  On average, loans yielded 8.1%, 6.8% and 6.0% during 2006, 2005, and 2004, respectively.  Yields on loans increased in 2006 and 2005 primarily as a result of the rising rate environment.

Interest expense was $11.2 million during 2006, an increase of 49.0% over 2005.  Interest expense in 2005 was $7.5 million, an increase of 100.1% over 2004. The increase in 2006 and 2005 is a result of the rising rate environment. The average rate paid on interest-bearing liabilities during 2006, 2005, and 2004 was 3.8%, 2.9%, and 2.1%, respectively.

Net interest income was $14.2 million during 2006, an increase of 32.4% over 2005.  During 2005 net interest income increased to $10.7 million.  Net interest income was $7.7 million in 2004. These increases are due to increased levels of average earning assets and liabilities complemented by increased yields and rates.  Net interest margin during 2006, 2005, and 2004 was 4.3%, 3.8%, and 3.8%, respectively.

Management’s Discussion and Analysis

The effects of changes in volumes and rates on net interest income for 2006, 2005 and 2004 are shown in the table below.

Rate/Volume Variance Analysis (thousands)

	2006 Compared to 2005			2005 Compared to 2004

	Interest Income/ Expense Variance	Variance Attributable to		Interest Income/ Expense Variance	Variance Attributable to

		Rate	Volume		Rate	Volume

Interest-earning assets:
Loans	$6,255	$3,198	$3,057	$6,192	$1,560	$4,632
Investment securities	1,091	306	785	165	66	99
Deposits with banks	15	15	—	18	13	5
Federal funds sold	(210)	794	(1,004)	403	102	301

Total	7,151	4,313	2,838	6,778	1,741	5,037

Interest-bearing liabilities:
Demand deposits	76	5	71	58	37	21
Savings deposits	1,002	715	287	713	367	346
Time deposits	2,096	1,820	276	2,539	987	1,552
Short-term borrowings	150	135	15	35	43	(8)
Long-term debt	366	327	39	425	354	71

Total	3,690	3,002	688	3,770	1,788	1,982

Net interest income	$3,461	$1,311	$2,150	$3,008	$(47)	$3,055

1.

The variance in interest attributable to both volume and rate has been allocated to variance attributed to volume and variance attributed to rate in proportion to the absolute value of the change in each.

2.	Balances of nonaccrual loans have been included for computational purposes.

Provision for Loan Losses

The provision for loan losses is charged to income in an amount necessary to maintain an allowance for loan losses adequate to provide for expected losses in the Bank’s loan portfolio.  The allowance consists of specific, general and unallocated components.  The specific component relates to loans that are classified as impaired.  For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

The provision for loan loss expense was $1,450,000, $1,370,000, and $819,500 during 2006, 2005, and 2004 respectively. The Bank’s allowance for loan losses as a percentage of gross loans was 1.5%, 1.5% and 1.3% at the end of 2006, 2005, and 2004, respectively.  Additional information regarding loan loss provisions is discussed in “Nonperforming and Problem Assets.”

Management’s Discussion and Analysis

Noninterest Income

Noninterest income consists of revenues generated from a variety of financial services and activities.  The majority of noninterest income is a result of service charges on deposit accounts including charges for insufficient funds and fees charged for nondeposit services.  Noninterest income also includes fees charged for various bank services such as safe deposit box rental fees and letter of credit fees.  A portion of noninterest income can be from gain on the sale of investment securities.  Although the Bank generally follows a buy and hold philosophy with respect to investment securities, occasionally the need to sell some investment securities is created by changes in market rate conditions or by efforts to restructure the portfolio to improve the Bank’s liquidity or interest rate risk positions.

Noninterest income totaled $2.6 million, $2.3 million, and $2.4 million for the years ended December 31, 2006, 2005, and 2004, respectively. Noninterest income increased in 2006 primarily due to the increases in both mortgage origination and financial services fee income.  Service charges on deposit accounts was 42.6% of total noninterest income for 2006.  Service charges will most likely increase as the number of deposit accounts grow.  The Bank’s fee structure is reviewed annually to determine if adjustments to fees are warranted.

Mortgage origination fees increased 38.4% to $374,000 from 2006 to 2005 due to strong housing demand in the existing market areas. The Bank purchased life insurance for certain of its key employees in December, 2004 providing $240,000, $193,000 and $227,000 of noninterest income for the years ended December 31, 2006, 2005 and 2004, respectively.  Financial services fee income from Waccamaw Financial Services, Inc. increased 23.3% to $290,000 from 2006 to 2005 due to the hiring of an investment and insurance advisor in 2005 which resulted in a full year of investment fee income from this individual in 2006.

The sources of noninterest income for the past three years are summarized in the following table.

Sources of Noninterest Income (thousands)

	2006	2005	2004

Service charges on deposit accounts	$1,100	$1,095	$992
ATM and check cashing fees	439	468	347
Gain on sale of investment securities	(1)	(1)	14
Gain on sale of investment in mortgage banking investee	44	37	134
Mortgage origination	374	270	196
Insurance commission	17	44	103
Income from mortgage banking investee	—	—	297
Income from financial services	290	87	85
Earnings on bank owned life insurance	240	193	227
Other	78	76	50

Total noninterest income	$2,581	$2,269	$2,445

Noninterest Expense

Noninterest expense for 2006, 2005, and 2004 was $9.4 million, $7.0 million and $5.7 million, respectively.  The majority of the increase in noninterest expense for 2006 can be attributed to personnel and occupancy costs related to two new branches, The Bank of Heath Springs merger, and full year expenses for branches opened in 2005.  The Bank opened branches in Conway, South Carolina and Southport, North Carolina during 2006.

Management’s Discussion and Analysis

Total personnel expenses, the largest component of noninterest expense, were $5.3 million, $3.7 million and $3.0 million during 2006, 2005 and 2004, respectively.  Personnel expenses increased 41.3% during 2006 and 24.3% during 2005.  This was due to Bank growth and the addition of senior management.  Management expects these costs to continue to increase as the Company grows.

Combined occupancy and furniture and equipment expense was $1.1 million, $805,000 and $692,000, or 11.7%, 11.6% and 12.2% of noninterest expense during 2006, 2005 and 2004, respectively.  Professional services expense, fees paid to attorneys, independent auditors, consultants and state examiners was $293,000, $192,000, and $195,000 in 2006, 2005 and 2004, respectively. The increase in 2006 can be mostly attributed to legal fees related to collection of a loan.

Advertising and public relations expense increased to $308,000 in 2006 from $187,000 in 2005 as these expenses will continue to increase with Bank growth.  Data processing and credit card processing fees were $809,000, $629,000 and $431,000 during 2006, 2005 and 2004, respectively. These fees relate directly to the number of accounts serviced and transactions processed.

The overhead ratio of noninterest expense to adjusted total revenues (net interest income plus noninterest income excluding securities transactions) was 56%, 54% and 56% in 2006, 2005, and 2004, respectively.  Total noninterest expense will most likely continue to increase as the Company grows.  However, as the Company becomes more mature, growth in net interest income should outpace growth in noninterest expense resulting in improved overhead ratios.  The primary elements of noninterest expense for the past three years are summarized in the following table.

Sources of Noninterest Expense (thousands)

	2006	2005	2004

Salaries and wages	$4,440	$3,125	$2,455
Employee benefits	834	608	548

Total personnel expense	5,274	3,733	3,003
Occupancy expense	776	555	472
Furniture and equipment	329	250	220
Printing and supplies	129	101	90
Professional services	293	192	195
Postage and office supplies	98	84	71
Telephone	106	73	65
Dues and subscriptions	39	30	28
Education and seminars	47	35	28
Foreclosed assets expense	—	—	35
Franchise and local taxes	83	56	45
Advertising and public relations	308	187	161
Director fees	156	119	118
Data processing services	809	629	431
Amortization of deposit premium	273	253	252
Other operating expense	702	670	473

Total other expenses	$9,422	$6,967	$5,687

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

Income tax expense was $2,210,000, $1,589,000 and $1,209,000 for 2006, 2005 and 2004, respectively.  Net deferred income tax benefits of approximately $1,654,000 and $1,596,000 at December 31, 2006 and 2005, respectively, were included in other assets.  At December 31, 2006, $90,000 of the total deferred tax asset is applicable to unrealized appreciation on investment securities available for sale.

The Bank’s deferred income tax benefits and liabilities are the result of temporary differences in provisions for loan losses, depreciation, amortization of deposit premiums, deferred income, and investment security discount accretion.

Earning Assets

Average earning assets were $331.7 million during 2006, an increase of 16.7% over 2005.  Average earning assets were $284.3 million in 2005, an increase of 41.5% over the $201.0 million balance for 2004.  Total average earning assets represented 93.0%, 94.0%, and 92.6% of total average assets during the years ended December 31, 2006, 2005 and 2004, respectively.  A summary of average assets is shown in the following table.

Average Asset Mix (dollars in thousands)

	2006		2005		2004

	Average Balance	Percent	Average Balance	Percent	Average Balance	Percent

Earnings assets:
Loans, net	$279,625	78.40%	$238,579	78.90%	$168,757	77.76%
Investment securities	46,561	13.05%	31,257	10.34%	29,068	13.39%
Federal funds sold	4,630	1.30%	13,595	4.50%	2,543	1.17%
Deposits with banks	897.25%		889.29%		614.28%

Total earning assets	331,713	93.00%	284,320	94.03%	200,982	92.60%
Nonearning assets:
Cash and due from banks	6,687	1.88%	5,704	1.89%	4,545	2.09%
Premises and equipment	5,395	1.51%	3,397	1.12%	3,211	1.48%
Other assets	12,880	3.61%	8,960	2.96%	8,297	3.83%

Total nonearning assets	24,962	7.00%	18,061	5.97%	16,053	7.40%

Total assets	$356,675	100.00%	$302,381	100.00%	$217,035	100.00%

Loans

The Bank makes both consumer and commercial loans to borrowers in all neighborhoods within its market area, including low- and moderate-income areas.  The Bank’s market area is generally defined to be all of Columbus, Brunswick, Bladen and New Hanover counties of North Carolina and Lancaster and Horry counties of South Carolina, which management feels helps diversify market risk. The Bank emphasizes consumer based installment loans, commercial loans to small and medium sized businesses and real estate loans.

Management’s Discussion and Analysis

A significant portion of the loan portfolio is made up of loans secured by various types of real estate.  Real estate loans represented 79.7%, 84.2%, and 79.5% of total loans at December 31, 2006, 2005, and 2004, respectively.  Total loans secured by one-to-four family residential properties represented 20.3%, 24.0%, and 27.9% of total loans at the end of 2006, 2005 and 2004, respectively.  Loans for commercial and business purposes were $48.9 million, $29.0 million and $30.9 million, or 15.4%, 11.1% and 14.7% of total loans outstanding at December 31, 2006, 2005 and 2004, respectively.

The amounts of gross loans outstanding by type at December 31, 2006 through December 31, 2002 are shown in the following table.

Loan Portfolio Summary (thousands)

	2006	2005	2004	2003	2002

Construction and development	$109,036	$83,575	$37,529	$23,389	$23,690
Farmland	2,412	2,545	2,119	2,141	1,297
1-4 family residential	64,475	62,796	58,484	38,354	32,224
Multifamily residential	3,650	4,495	3,600	1,899	1,487
Nonfarm, nonresidential	73,529	67,199	65,156	22,130	6,400

Total real estate	253,102	220,610	166,888	87,913	65,098
Agricultural	675	388	1,976	3,238	3,223
Commercial and industrial	48,858	29,036	30,928	43,068	46,625
Consumer	13,172	10,544	8,564	8,775	11,109
Other	1,783	1,327	1,471	1,819	1,661

Total	$317,590	$261,905	$209,827	$144,813	$127,716

The maturity/repricing distribution of loans as of December 31, 2006 are set forth in the following table.

Maturity Schedule of Loans (dollars in thousands)

	Commercial and Industrial	Construction and Development	Others	Total Amount	Percent

Three months or less	$35,064	$78,251	$77,461	$190,776	60.07%
Over three months to twelve months	3,292	7,346	10,276	20,914	6.58%
Over one year to five years	9,532	21,274	43,816	74,622	23.50%
Over five years	970	2,165	28,143	31,278	9.85%

Total loans	$48,858	$109,036	$159,696	$317,590	100.00%

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

Management of the investment portfolio is conservative with virtually all investments taking the form of purchases of Government sponsored enterprises, Corporate securities, municipal securities, and mortgage-backed securities.  Management views the investment portfolio as a source of income, and purchases securities with that in mind.  However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk.  Therefore, management may sell certain securities prior to their maturity.

The following table presents the investment portfolio by major types of investments and maturity ranges.  Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date.  Maturities on all other securities are based on the contractual maturity.

Investment Securities (dollars in thousands)

	December 31, 2006

	Amortized Cost Due

	In One Yr. Or Less	After One Through Five Years	After Five Through Ten Years	After Ten Years	Total	Fair Value

Investment securities
Government sponsored enterprises (FHLB, FHLMC and FFCB)	$2,272	$5,860	$—	$498	$8,630	$8,647
Municipal securities	—	257	780	8,743	9,780	9,768
Corporate securities	2,006	2,493	1,003	12,895	18,397	18,733
Mortgage-backed Securities	—	59	1,063	12,366	13,488	13,381

Total	$4,278	$8,669	$2,846	$34,502	$50,295	$50,529

Weighted average yields
Government sponsored enterprises (FHLB, FHLMC and FFCB)	5.27%	5.22%	—%	6.07%		5.28%
Municipal securities	—%	2.71%	4.00%	4.30%		4.24%
Corporate securities	6.00%	6.75%	6.74%	6.28%		6.35%
Mortgage-backed Securities	—%	6.26%	3.79%	4.54%		4.49%

Consolidated	5.56%	5.59%	4.89%	5.15%		5.19%

	2005

	Book Value	Fair Value

Investment securities
Municipal securities	$4,111	$4,073
Corporate securities	11,916	11,666
Mortgage-backed securities	17,663	17,469

Total	$33,690	$33,208

Management’s Discussion and Analysis

The interest rate environment and the need for liquidity resulted in an annualized average yield on the investment portfolio of 5.4%, 4.6%, and 4.4% during 2006, 2005 and 2004, respectively.  At December 31, 2006, 2005 and 2004, the market value of the investment portfolio was $50.5 million, $33.2 million, and $28.6 million, respectively. Amortized cost was $50.3 million, $33.7 million, and $28.2 million.

Federal Funds Sold

Federal funds represent the most liquid portion of the Bank’s invested funds and generally the lowest yielding portion of earning assets. However, because of the flat yield curve and the need to maintain liquidity, management maintained a significant amount of Federal funds during the past three years.  Average Federal funds sold totaled $4.6 million, $13.6 million, and $2.5 million in 2006, 2005, and 2004, respectively.  Year-end Federal funds sold were $2.6 million and $8.3 million at December 31, 2006 and 2005, respectively.  The decrease from 2005 to 2006 was a result of management allocating funds to higher-yielding assets.

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

Average total deposits were $298.3 million during 2006.  This is an increase of 17.9% over 2005.  Average total deposits were $253.0 million for the year ended December 31, 2005, an increase of 49.6% over 2004.  Substantially all of those deposits were core deposits. The percentage of the Bank’s average deposits that were interest bearing in 2006 was 88.9% and 90.4% during 2005 and 80.9% during 2004.  Average demand deposits which earn no interest were $33.3 million, $24.4 million and $18.7 million for the periods ended December 31, 2006, 2005 and 2004, respectively.

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

Management’s Discussion and Analysis

Average deposits and related average rates paid for the periods ended December 31, 2006, 2005, and 2004 are summarized in the following table.

Average Deposit Mix (dollars in thousands)

	2006		2005		2004

	Amount	Rate	Amount	Rate	Amount	Rate

Interest bearing deposits:
Demand accounts	$27,404.75%		$17,803.73%		$14,177	0.51%
Money market	62,472	2.37	45,980	2.25	25,422	1.35
Savings	6,657.67		6,582.85		5,886	0.55
Time deposit	168,532	4.27	158,227	3.22	104,973	2.43

Total interest bearing deposits	265,065	3.58	228,592	2.76	150,458	2.00
Noninterest bearing demand deposits	33,259		24,402		18,704

Total deposits	$298,324		$252,994		$169,162

The following table provides maturity information relating to time deposits of $100,000 or more at December 31, 2006.

Large Time Deposit Maturities, (thousands)

Remaining maturity of three months or less	$20,440
Remaining maturity over three through twelve months	64,340
Remaining maturity over twelve months	16,719

Total time deposits of $100,000 or more	$101,499

Securities Sold Under Agreements to Repurchase

Other borrowed funds consisting of securities sold under agreements to repurchase and Federal funds purchased were $5.4 million, $2.7 million, and $3.3 million at December 31, 2006, 2005 and 2004, respectively.  Average short-term debt was $5.1 million, $3.6 million, and $7.0 million during 2006, 2005 and 2004, respectively.  The related interest expense was $225,725, $76,247, and $40,978 during 2006, 2005, and 2004, respectively.

Short-term Borrowings

There were no short-term borrowings at December 31, 2006 and three variable rate FHLB advances of $2,000,000, $3,000,000 and $5,000,000 at December 31, 2005.

Long-term Debt

As a member of the Federal Home Loan Bank of Atlanta, the Bank has the ability to borrow up to 10% of total assets in the form of FHLB advances.  At December 31, 2006 and 2005 advances of $23.5 million and $6.5 million, respectively were outstanding.  The average amount outstanding during 2006 and 2005 was $17.1 million and $16.0 million, respectively.  Approximately $38,000,000 in 1-4 family residential loans, $27,000,000 in commercial real estate loans and FHLB stock of $1,058,000 were pledged as collateral for the FHLB advances at December 31, 2006.

Maturity Date	Advance	Rate

05/28/08	$2,000,000	3 Month LIBOR - .04%
10/20/08	5,000,000	1 Month LIBOR +.01%
02/10/10	2,500,000	Fixed at 5.85%	Convertible quarterly
04/22/19	5,000,000	3 Month LIBOR - .50%	Convertible 4/22/09
12/02/13	5,000,000	3 Month LIBOR - .50%
09/29/15	4,000,000	Fixed at 4.06%	Convertible 9/29/09

	$23,500,000

Management’s Discussion and Analysis

Capital Adequacy

Stockholders’ equity was $31.7 million at December 31, 2006.  This was a 40.9% increase over the $22.5 million at the end of 2005.  Average stockholders’ equity as a percentage of average total assets was 7.3%, 6.7% and 8.3% for 2006, 2005, and 2004, respectively.

The Company completed a unit offering on August 31, 2006 consisting of one share of common stock and one warrant to purchase a share of the Company’s common stock at a price per share of $24.00 at any time until September 30, 2009. The units were offered for sale to the holders of record of the Company’s common stock at the close of business on July 12, 2006. The offering raised $3,582,000 less expenses of $46,000 of additional capital through the sale of 210,707 units.

The Company also completed a private offering on October 31, 2006 consisting of one share of Series A convertible preferred stock and one detachable warrant to purchase one share of the Company’s common stock at a price per share of $24.00 at any time until September 30, 2009. The private offering raised $1,006,000 less expenses of $13,000 of additional capital through the sale of 59,192 units. Each share of preferred stock may be converted at the election of its holder to one share of common stock after November 1, 2007.

The Company completed its first issuance of Trust Preferred securities in December 2003 in the amount of $8 million.  The Trust Preferred securities are accounted for as long-term debt in the accompanying financial statements, however, for regulatory capital purposes, the majority of this issuance is considered Tier 1 capital with the remainder qualifying as Tier 2 capital.

These capital transactions are being utilized to capitalize the continued growth of the Company and the Bank.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. For the Company, risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2006, the Company’s Tier 1 risk-weighted capital ratio and total capital ratio were 10.6% and 11.8%, respectively.

The Bank also has capital ratio constraints with which to comply.  These ratios are slightly different than those required at the parent company level.  At December 31, 2006, the Bank’s capital ratios were as follows:  Tier 1 leverage ratio, 9.3%, Tier 1 risk-based capital ratio, 10.2% and total risk-based ratio, 11.4%.  These capital ratios were sufficient at December 31, 2006 to classify the Bank as “well capitalized” in accordance with the FDIC’s regulatory capital rules.  The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.

Management’s Discussion and Analysis

Capital Requirements (dollars in thousands)

Waccamaw Bankshares, Inc.

			Risk-based Capital

	Leverage Capital		Tier I Capital		Total Capital

	Amount	Percentage(1)	Amount	Percentage(2)	Amount	Percentage(2)

Actual	$36,108	9.61%	$36,108	10.57%	$40,396	11.82%
Required	15,022	4.00%	13,666	4.00%	27,332	8.00%

Waccamaw Bank

			Risk-based Capital

	Leverage Capital		Tier I Capital		Total Capital

	Amount	Percentage(1)	Amount	Percentage(2)	Amount	Percentage(2)

Actual	$34,796	9.30%	$34,796	10.16%	$39,082	11.41%
Required	14,974	4.00%	13,699	4.00%	27,399	8.00%

(1)

Percentage of total adjusted average assets. The Federal Reserve Board (“FRB”) minimum leverage ratio requirement is 3 percent to 5 percent, depending on the institution’s composite rating as determined by its regulators. The FRB has not advised the Company of any specific requirements applicable to it.

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

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in the following table.

Management’s Discussion and Analysis

Allowance for Loan Losses (dollars in thousands)

	2006	2005	2004	2003	2002

Balance at beginning of period	$3,939	$2,791	$2,218	$1,854	$1,422

Charge-offs:
Construction loans	—	—	—	—	—
Commercial and industrial loans	(500)	(86)	(63)	(14)	(15)
Consumer and other	(85)	(184)	(210)	(378)	(373)

Total charge-offs	(585)	(270)	(273)	(392)	(388)

Recoveries:
Construction loans	—	—	—	—	—
Commercial and industrial loans	—	34	17	—	—
Consumer and other	36	14	10	26	26

Total recoveries	36	48	27	26	26

Net charge-offs	(549)	(222)	(246)	(366)	(362)

Allowance purchased from The Bank of Heath Springs	46	—	—	—	—

Provision for loan losses	1,450	1,370	819	730	794

Balance at the end of the year	$4,886	$3,939	$2,791	$2,218	$1,854

Total loans outstanding at year-end	$317,590	$261,905	$209,827	$144,813	$127,716
Average net loans outstanding for the year	$279,625	$238,579	$168,757	$137,403	$114,823
Allowance for loan losses to loans outstanding	1.54%	1.50%	1.33%	1.53%	1.45%
Ratio of net loan charge-offs to average loans outstanding	0.20%	0.09%	0.15%	0.27%	0.32%

The following table sets forth information about the Bank’s allowance for loan losses by asset category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

Allowance for Loan Losses by Category (dollars in thousands)

	2006		2005		2004		2003		2002

	Amount	%(1)	Amount	%(1)	Amount	%(1)	Amount	%(1)	Amount	%(1)

Construction and development	$1,766	34.33	$1,320	31.91	$253	17.89	$351	16.15	$346	18.55
Farmland	39.76		33	0.97	28	1.01	30	1.48	22	1.02
1-4 family residential	954	20.30	911	23.98	702	27.87	575	26.48	451	25.23
Multifamily residential	42	1.15	49	1.71	39	1.72	23	1.31	22	1.16
Nonfarm, nonresidential	1,176	23.15	1,048	25.66	358	31.05	299	15.28	92	5.01

Total real estate	3,977	79.69	3,361	84.23	1,380	79.54	1,278	60.70	933	50.97
Agricultural	10.22		5	0.14	28	0.94	52	2.24	52	2.52
Commercial and industrial	664	15.38	389	11.09	1,241	14.74	711	29.74	676	36.51
Consumer	212	4.15	168	4.03	124	4.08	149	6.06	167	8.69
Other	23.56		16	0.51	18	0.70	28	1.26	26	1.31

Total	$4,886	100.00	$3,939	100.00	$2,791	100.00	$2,218	100.00	$1,854	100.00

(1)	Represents the percentage of loans in each category to total loans outstanding.

Management realizes that general economic trends greatly affect loan losses and no assurances can be made about future losses.  Management does, however consider the allowance for loan losses to be adequate at December 31, 2006.

Management’s Discussion and Analysis

The following table sets forth information about the Bank’s nonperforming assets.

Nonperforming Assets (dollars in thousands)

	2006	2005	2004	2003	2002

Nonaccrual loans	$1,181	$1,711	$1,723	$701	$1,800
Loans past due 90 days or more and still accruing interest	340	250	628	486	173

Total nonperforming loans	1,521	1,961	2,351	1,187	1,973
Other real estate and repossessed personal property	32	140	82	164	140

Total nonperforming assets	$1,553	$2,101	$2,433	$1,351	$2,113

Nonperforming assets as a percentage of:
Total assets	.39%	.65%	.94%	.70%	1.31%
Total loans	.49%	.80%	1.16%	.93%	1.65%

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

Management must ensure that adequate funds are available at all times to meet the needs of its customers.  On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity.  On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates of deposit, Federal funds lines from correspondent banks, borrowings from the Federal Home Loan Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

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

At December 31, 2006, the Bank was cumulatively asset-sensitive (earning assets subject to interest rate changes exceeded interest-bearing liabilities subject to changes in interest rates).  Demand, savings and money market accounts repricing within three months totaled $94.8 million. Historically, these short-term deposits are not as rate sensitive as other types of interest-bearing deposits.  The Bank is asset sensitive in the three month or less time period, with the four to twelve months time period being liability-sensitive, the thirteen to sixty months time period being asset-sensitive and the over sixty months time period being asset-sensitive.

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

Interest Rate Sensitivity (dollars in thousands)

	December 31, 2006 Maturities/Repricing

	1-3 Months	4-12 Months	13-60 Months	Over 60 Months	Total

Earning assets:
Loans	$190,776	$20,914	$74,622	$31,278	$317,590
Investments	740	3,762	8,572	39,912	52,986
Federal funds sold	2,598	—	—	—	2,598
Deposits with banks	1,181	—	—	—	1,181

Total	195,295	24,676	83,194	71,190	374,355

Interest-bearing liabilities:
Demand accounts	29,045	—	—	—	29,045
Savings and money market	65,798	—	—	—	65,798
Time deposits	39,264	118,761	21,328	3,992	183,345
Repurchase agreements and purchased funds	5,410	—	—	—	5,410
Long-term debt	—	—	9,500	14,000	23,500
Junior subordinated debentures	8,248	—	—	—	8,248

Total	147,765	118,761	30,828	17,992	315,346

Interest rate gap	$47,530	$(94,085)	$52,366	$53,198	$59,009

Cumulative interest sensitivity gap	$47,530	$(46,555)	$(5,811)	$59,009
Ratio of sensitivity gap to total earnings assets	12.70%	(25.13)%	13.99%	14.21%	15.76%
Cumulative ratio of sensitivity gap to total earnings assets	12.70%	(12.43)%	(1.55)%	15.76%

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

Key Financial Ratios

	2006	2005	2004

Average equity to average assets	7.27%	6.70%	8.27%
Return on average assets	1.02%	1.00%	1.11%
Return on average equity	14.07%	14.98%	13.46%